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As filed with the Securities and Exchange Commission on August 18, 2006

Registration No. 333-135712

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Plains All American Pipeline, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4610 (Primary Standard Industrial Classification Code Number)	76-0582150 (I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Tim Moore
Vice President and General Counsel
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Alan Beck David P. Oelman Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin Street Houston, Texas 77002-6760 (713) 758-2222	Irvin Toole, Jr. President and Chief Executive Officer Pacific Energy Management LLC 5900 Cherry Avenue Long Beach, California 90805-4408 (562) 728-2800	Kelly B. Rose Baker Botts L.L.P. 910 Louisiana One Shell Plaza Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed joint proxy statement/prospectus.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. This joint proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION dated August 18, 2006

Dear Unitholders:

        On June 11, 2006, the board of directors of Plains All American GP LLC, which is the general partner of Plains AAP, L.P., the general partner of Plains All American Pipeline, L.P. ("Plains"), and the board of directors of Pacific Energy Management LLC, which is the general partner of Pacific Energy GP, LP, the general partner of Pacific Energy Partners, L.P. ("Pacific"), agreed to combine the businesses of Plains and Pacific by merging. As a result of the merger, the outstanding general partner and limited partner interests in Pacific will be extinguished, Pacific will be merged into Plains, and the Pacific operating subsidiaries will be directly or indirectly owned by Plains. Plains' management team and board of directors will continue in their current roles and manage the combined company. In the merger, each Pacific common unitholder (other than LB Pacific, LP, the owner of Pacific's general partner) will receive 0.77 common units of Plains for each Pacific common unit that the Pacific unitholder owns. It is generally expected that neither the Plains common unitholders nor the Pacific common unitholders who receive Plains common units in exchange for their Pacific common units will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

        The approval and adoption of the merger agreement and the merger and the issuance of Plains common units pursuant to the merger agreement requires the approval of a majority of Plains' outstanding common units. In addition, the merger agreement and the merger must be approved and adopted by a majority of Pacific's outstanding common units (other than Pacific common units held by LB Pacific, LP) and a majority of Pacific's outstanding subordinated units, each voting separately as a class. All of Pacific's outstanding subordinated units are owned by LB Pacific, LP. Plains and Pacific have each scheduled special meetings of their unitholders to vote on these matters on                        , 2006. Regardless of the number of units you own or whether you plan to attend the meeting or meetings in which you would have an interest, it is important that your units be represented and voted at the meeting. Voting instructions are set forth inside this joint proxy statement/prospectus. Abstentions and broker non-votes will have the same effect as a vote against the transactions described in this joint proxy statement/prospectus.

        The board of directors of Plains All American GP LLC (the "Plains board") has unanimously approved and adopted the merger agreement, has determined that it is advisable and in the best interest of Plains and Plains' unitholders, and has approved the issuance of Plains common units pursuant to the merger agreement. Accordingly, the Plains board recommends that Plains' common unitholders vote to approve and adopt the merger agreement and the merger and vote to approve the issuance of Plains common units pursuant to the merger agreement.

        The conflicts committee of the board of directors of Pacific Energy Management LLC (the "Pacific conflicts committee") has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's unitholders (other than LB Pacific, LP). The board of directors of Pacific Energy Management LLC (the "Pacific board") has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's equityholders. Accordingly, the Pacific conflicts committee and the Pacific board recommend that Pacific's unitholders vote to approve and adopt the merger agreement and the merger.

        This joint proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. Plains and Pacific both encourage you to read the entire document carefully. In particular, please read "Risk Factors" beginning on page 24 of this joint proxy statement/prospectus for a discussion of risks relevant to the merger and the combined company.

        Plains' common units are listed on the NYSE under the symbol "PAA," and Pacific's common units are listed on the NYSE under the symbol "PPX."

Chairman and Chief Executive Officer, Plains All American GP LLC	President and Chief Executive Officer, Pacific Energy Management LLC

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

        This document is dated            , 2006, and was first mailed to unitholders on or about            , 2006.

        This document incorporates by reference important business and financial information about both Plains and Pacific that is not included in or delivered with this document. Please read "Where You Can Find More Information."

        You can obtain any of the documents incorporated by reference into this document from Plains or Pacific, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Plains and Pacific without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

Plains All American Pipeline, L.P. 333 Clay Street, Suite 1600 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 646-4100	Pacific Energy Partners, L.P. 5900 Cherry Avenue Attention: Investor Relations Long Beach, California 90805 Telephone: (562) 728-2871

        You should request the documents incorporated by reference no later than                        , 2006 to obtain timely delivery. Please be sure to include your complete name and address in your request. If you request any documents, Plains or Pacific will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        All information in this document concerning Plains has been furnished by Plains. All information in this document concerning Pacific has been furnished by Pacific. Plains has represented to Pacific, and Pacific has represented to Plains, that the information furnished by and concerning one another is true and correct.

Houston, Texas
, 2006

Notice of Special Meeting of Common Unitholders

To the Common Unitholders of Plains All American Pipeline, L.P.:

        A special meeting of holders of common units of Plains All American Pipeline, L.P. ("Plains") will be held on            , 2006 at 10:00 a.m., local time, at            , Houston, Texas, for the following purposes:

  •
  To consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of June 11, 2006, by and among Plains, Plains AAP, L.P., Plains All American GP LLC, Pacific Energy Partners, L.P., Pacific Energy Management LLC and Pacific Energy GP, LP, as it may be amended from time to time (the "Merger Agreement"), and the merger contemplated by the Merger Agreement;

  •
  To consider and vote upon the approval of the issuance of common units of Plains to the common unitholders of Pacific Energy Partners, L.P. (other than LB Pacific, LP), as provided in the Merger Agreement; and

  •
  To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

        The board of directors of Plains All American GP LLC (the "Plains board") has unanimously approved and adopted the Merger Agreement, has determined that it is advisable and in the best interest of Plains and Plains' common unitholders, and has approved the issuance of Plains common units pursuant to the Merger Agreement. Accordingly, the Plains board recommends that Plains' common unitholders vote to approve and adopt the Merger Agreement and the merger and vote to approve the issuance of Plains common units pursuant to the Merger Agreement.

        The proposals described above require the affirmative vote of a majority of Plains' outstanding common units. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposals.

        Only common unitholders of record at the close of business on            , 2006 are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Plains will keep at its offices in Houston, Texas, a list of common unitholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

  •
  use the toll-free telephone number shown on the proxy card;

  •
  use the internet website shown on the proxy card; or

  •
  mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

By order of the Board of Directors of Plains All American GP LLC, as general partner of Plains AAP, L.P., the general partner of Plains All American Pipeline, L.P.
Secretary Plains All American GP LLC

Long Beach, California
, 2006

Notice of Special Meeting of Unitholders

To the Unitholders of Pacific Energy Partners, L.P.:

        A special meeting of holders of common units and subordinated units of Pacific Energy Partners, L.P. ("Pacific") will be held on            , 2006 at 8:00 a.m., local time, at 5900 Cherry Avenue, Long Beach, California, for the following purposes:

  •
  To consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of June 11, 2006, by and among Plains All American Pipeline, L.P., Plains AAP, L.P., Plains All American GP LLC, Pacific, Pacific Energy Management LLC and Pacific Energy GP, LP, as it may be amended from time to time (the "Merger Agreement"), and the merger contemplated by the Merger Agreement; and

  •
  To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

        The conflicts committee of the board of directors of Pacific Energy Management LLC (the "Pacific conflicts committee") has unanimously approved and adopted the Merger Agreement and determined that it is advisable and in the best interests of Pacific and Pacific's common unitholders (other than LB Pacific, LP). The full board of directors of Pacific Energy Management LLC (the "Pacific board") has unanimously approved and adopted the Merger Agreement and determined that it is advisable and in the best interests of Pacific and Pacific's equityholders. Accordingly, the Pacific conflicts committee and the Pacific board recommend that Pacific's unitholders vote to approve and adopt the Merger Agreement and the merger.

        The proposals described above require the affirmative vote of a majority of Pacific's outstanding common units (other than Pacific common units held by LB Pacific, LP) and a majority of Pacific's outstanding subordinated units, each voting separately as a class. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal. All of Pacific's outstanding subordinated units are owned by LB Pacific, LP.

        Only unitholders of record at the close of business on            , 2006 are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Pacific will keep at its offices in Long Beach, California, a list of unitholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

  •
  use the toll-free telephone number shown on the proxy card;

  •
  use the internet website shown on the proxy card; or

  •
  mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

By order of the Board of Directors of Pacific Energy Management LLC, as the general partner of Pacific Energy GP, LP, the general partner of Pacific Energy Partners, L.P.
Senior Vice President, General Counsel and Secretary Pacific Energy Management LLC

JOINT PROXY STATEMENT/PROSPECTUS

TABLE OF CONTENTS

Questions and Answers about the Merger	1
Summary	5
The Merger Parties	5
The Merger	5
Transactions Related to the Merger	6
Directors and Management of Plains Following the Merger	6
Market Prices of Plains and Pacific Common Units Prior to Announcing the Proposed Merger	6
The Special Unitholder Meetings	6
Recommendations to Unitholders	7
Pacific's Reasons for the Merger	8
Plains' Reasons for the Merger	9
Opinions of Financial Advisors	10
Interests of Certain Persons in the Merger; Conflicts of Interest	11
The Merger Agreement	11
U.S. Federal Income Tax Consequences	14
Other Information Related to the Merger	14
Summary of Risk Factors	15
Summary Historical and Pro Forma Financial and Operating Information	17
Summary Historical and Pro Forma Financial and Operating Information of Plains	18
Summary Historical Financial and Operating Information of Pacific	20
Comparative Per Unit Information	22
Market Prices and Distribution Information	23
Risk Factors	24
Risks Related to the Merger and the Related Transactions	24
Risks Related to the Combined Company's Business	27
Risks Related to Plains' Common Units and Risks Resulting from Its Partnership Structure	35
Tax Risks Related to the Merger and to Owning Plains Common Units	38
The Special Unitholder Meetings	41
The Merger	47
Background of the Merger	47
Recommendation of the Board of Directors and Conflicts Committee of Pacific's General Partner and Reasons for the Merger	56
Recommendation of the Board of Directors of Plains' General Partner and Reasons for the Merger	60
Additional Financial Considerations of the Parties	62
Opinions of Financial Advisors	69
Interests of Certain Persons in the Merger	92
No Appraisal Rights	97
Regulatory Matters	98
Listing of Common Units to be Issued in the Merger	98
Accounting Treatment	98
Pending Litigation	98
The Merger Agreement	100
Transactions Related to the Merger	100
Structure of the Merger	100
When the Merger Becomes Effective	101
Effect of Merger on Outstanding Pacific Units	101

i

Exchange of Units; Fractional Units	101
Conditions to the Merger	103
Representations and Warranties	104
Covenants and Other Agreements	106
Employee Matters	109
Non-Solicitation	109
Termination	110
Termination Fees and Expenses	111
Amendment; Extension and Waiver	112
The Merger Parties' Businesses	113
Pacific's Business	113
Plains' Business	116
Selected Financial Information of Plains and Pacific	122
Directors and Officers of the Combined Company	125
Directors and Executive Officers	125
Comparison of the Rights of Plains and Pacific Common Unitholders	130
Purpose and Term of Existence	130
Distributions Of Available Cash	130
Operating Surplus and Capital Surplus	131
Subordination Period	133
Incentive Distributions	134
Distributions of Available Cash from Operating Surplus	135
Distributions of Available Cash from Capital Surplus	136
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels	137
Distributions of Cash Upon Liquidation	138
Merger/Consolidation	141
Disposal of Assets	142
Transfer of General Partner Interest	142
Withdrawal of General Partner	143
Removal of General Partner	144
Limited Call Rights	145
Limited Preemptive Rights	145
Amendment of Partnership Agreement	146
Dissolution of The Partnership	148
Liquidation	149
Management	150
Change Of Management Provisions	150
Meetings, Voting	151
Transfer of Units; Status as a Limited Partner or Assignee	152
Conflicts of Interest	153
Description of Plains' Common Units	155
Status as Limited Partner or Assignee	155
Limited Liability	155
Reports and Records	155
Material Federal Income Tax Consequences	157
The Merger	157
Tax Consequences of Owning Plains Common Units	159
Partnership Status	160
Limited Partner Status	161
Tax Consequences of Plains Common Unit Ownership	162
Tax Treatment of Operations	167

ii

Disposition of Plains Common Units	168
Uniformity of Plains Common Units	170
Tax-Exempt Organizations and Other Investors	170
Administrative Matters	171
Foreign, State, Local and Other Tax Considerations	173
Submission of Unitholder Proposals	175
Legal Matters	175
Experts	175
Where You Can Find More Information	175
Plains' Filings	176
Pacific's Filings	177
Information Regarding Forward-Looking Statements	178
Index to Unaudited Pro Forma Condensed Combined Financial Statements	F-1
ANNEX A—Merger Agreement and First Amendment	A-1
ANNEX B—Lehman Brothers Inc. Fairness Opinion to the Board of Directors of Pacific's General Partner	B-1
ANNEX C—Petrie Parkman & Co. Fairness Opinion to the Conflicts Committee of Pacific's General Partner	C-1
ANNEX D—Simmons & Company International Fairness Opinion to the Board of Directors of Plains' General Partner	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why am I receiving these materials?

A:
Plains and Pacific have agreed to combine their businesses by merging Pacific with and into Plains. The merger cannot be completed without the approval of the unitholders of both Plains and Pacific.

Q:
What will happen to Pacific as a result of the merger?

A:
As a result of the merger, the general partner and limited partner interests of Pacific will be extinguished, Pacific will be merged with and into Plains, and the Pacific operating subsidiaries will be directly or indirectly owned by Plains. Plains' management team and board of directors will continue in their current roles and manage the combined company.

Q:
What will Pacific common unitholders receive in the merger?

A:
Each Pacific common unitholder (other than LB Pacific, LP, the owner of Pacific's general partner) will receive 0.77 Plains common units in exchange for each Pacific common unit that the unitholder owns at the effective time of the merger. If the exchange ratio would result in a Pacific common unitholder being entitled to receive a fraction of a Plains common unit, that unitholder will receive in lieu of such fractional interest cash from Plains in an amount equal to the amount of such fractional interest multiplied by the average closing price of Plains common units on the NYSE during the five trading days ending on the third business day prior to the consummation of the merger.

Q:
What will the owner of Pacific's general partner receive in the merger?

A:
LB Pacific, LP, the owner of Pacific's general partner, will receive cash and will not receive Plains common units in the merger. LB Pacific and Plains have entered into a purchase agreement in connection with the execution of the merger agreement, pursuant to which Plains has agreed, subject to the terms and conditions of the purchase agreement, to purchase from LB Pacific immediately prior to the merger (i) all of the issued and outstanding limited partner interests in Pacific Energy GP, LP, the general partner of Pacific, (ii) the sole member interest in Pacific Energy Management LLC, the general partner of Pacific Energy GP, LP, (iii) 2,616,250 Pacific common units and (iv) 7,848,750 Pacific subordinated units for an aggregate purchase price of $700 million in cash. The purchase agreement may be terminated by LB Pacific or Plains if the merger agreement is terminated, and is subject to customary closing conditions, including satisfaction of all conditions specified in the merger agreement.

Q:
What will Plains common unitholders receive in the merger?

A:
Plains common unitholders will simply retain the Plains common units they currently own. They will not receive any additional Plains units in the merger.

Q:
What happens to my future distributions?

A:
Once the merger is completed, Pacific common unitholders (other than LB Pacific) will own Plains common units and, when distributions are approved and declared by the general partner of Plains, will receive distributions on their Plains common units in accordance with Plains' partnership agreement. Current Plains common unitholders will continue to receive distributions on their common units. Distributions are made in accordance with Plains' partnership agreement and at the discretion of the Plains board. Plains' management intends to recommend that the Plains board increase Plains' quarterly distribution from the current $0.725 per unit ($2.90 annualized) to $0.80 per unit ($3.20 annualized) following the closing of the merger. On a comparative basis, assuming a $3.20 annualized Plains distribution rate and giving effect to the exchange ratio, a Pacific unitholder's quarterly distribution would increase 8.5% from the current $0.5675 per existing Pacific common unit ($2.27 annualized) to $0.616 per existing Pacific common unit ($2.464 annualized) following the closing of the merger. For a description of the distribution provisions of Plains' partnership agreement, please read "Comparison of the Rights of Plains and Pacific Common Unitholders."

Q:
Has Plains' general partner agreed to reduce the incentive distributions it would otherwise receive following the merger?

A:
Yes. Plains' general partner, in support of the transaction, has agreed to reduce the incentive distributions it would otherwise have received by $65 million in the aggregate over five four-quarter periods following the merger, beginning on the earlier to occur of (i) the first quarterly distribution declared and paid after the closing of the merger that equals or exceeds $0.80 per unit or (ii) the second quarterly distribution declared and paid after the closing of the merger. The date on which the event described in clause (i) or (ii) above first occurs is referred to in this joint proxy statement/prospectus as the "initial date." The reduction will be equal to $20 million in the aggregate for the first four quarters after and including the initial date, $15 million in the aggregate for the second four quarters, $15 million in the aggregate for the third four quarters, $10 million in the aggregate for the fourth four quarters, and $5 million in the aggregate for the fifth four quarters.

Q:
Should Pacific unitholders send in their certificates representing Pacific common units now?

A:
No. After the merger is completed, Pacific common unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing Pacific common units. Please do not send in your certificates representing Pacific common units with your proxy card.

Q:
What unitholder approvals are needed to complete the merger?

A:
The following unitholder approvals are needed to complete the merger:

•
the affirmative vote of the holders of at least a majority of Pacific's outstanding common units (excluding common units held by LB Pacific) and at least a majority of Pacific's outstanding subordinated units, each voting as a separate class; and

•
the affirmative vote of the holders of at least a majority of Plains' outstanding common units.

As of the record date of the Pacific special meeting, directors and executive officers of Pacific and their affiliates had the right to vote            Pacific common units, or approximately    % of Pacific's outstanding common units, excluding common units held by LB Pacific. Pacific currently expects that all of the directors and executive officers of Pacific will vote their common units in favor of the merger agreement and the merger, although none of them has entered into any agreement obligating them to do so. In addition, LB Pacific owns all of Pacific's outstanding subordinated units. Pacific currently expects that LB Pacific will vote its subordinated units in favor of the merger agreement and the merger. Pursuant to the purchase agreement, LB Pacific has agreed to use its commercially reasonable efforts to take all appropriate action necessary or advisable to consummate and make effective the transactions contemplated by, and to satisfy the closing conditions of, the purchase agreement and the merger agreement as promptly as practicable.

As of the record date of the Plains special meeting, directors and executive officers of Plains and their affiliates had the right to vote            Plains common units, or approximately    % of Plains' outstanding common units. Plains currently expects that all of the directors and executive officers of Plains and their affiliates will vote their common units in favor of the merger, although none of them has entered into any agreement obligating them to do so.

Q:
When do you expect the merger to be completed?

A:
Plains and Pacific are working to complete the merger as soon as possible. A number of conditions must be satisfied before Plains and Pacific can complete the merger, including approval by the unitholders of both Plains and Pacific, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which waiting period expired on July 31, 2006) and the approval of certain state regulatory bodies. Although we cannot be sure when all of the conditions to the merger will be satisfied, Plains and Pacific expect to complete the merger in the fourth quarter of 2006. Please read "The Merger Agreement—Conditions to the Merger."

Q:
What are the tax consequences to common unitholders of the transaction?

A:
It is expected that neither the Plains common unitholders nor the Pacific common unitholders who receive Plains common units in exchange for their Pacific common units will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except with respect to cash received in lieu of fractional Plains common units and with respect to a net decrease in a unitholder's share of nonrecourse liabilities. A net decrease in a unitholder's share of nonrecourse liabilities is not expected to occur as a result of the merger. For a description of the expected material federal income tax consequences of the merger and the holding of Plains common units after the merger, please read the information set forth in "Material Federal Income Tax Consequences."

Q:
What taxes will unitholders of the combined company be subject to?

A:
In addition to federal income taxes, unitholders of the combined company will be subject to other taxes, such as Canadian federal and provincial taxes, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Plains does business or owns property but in which such unitholders may not reside.

Q:
What do I need to do now?

A:
You should read this joint proxy statement/prospectus carefully. Then, if you choose to vote by proxy, you should do so as soon as possible by following the instructions listed on your proxy card.

Q:
What if I do not vote?

A:
If you do not return your proxy or if you abstain from voting, it will have the same effect as a vote against the proposals. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q:
If my units are held in "street name" by my broker, will my broker vote my units for me?

A:
Your broker cannot vote your units for or against approval and adoption of the merger agreement and the merger or the issuance of Plains common units pursuant to the merger agreement unless you tell the broker how you wish to vote. To tell your broker how to vote, you should follow the directions that your broker provides to you. A non-vote by your broker will have the same effect as a vote against the proposals described in this document.

Q:
If I am planning on attending a meeting in person, should I still vote by proxy?

A:
Yes. Whether or not you plan to attend a meeting, you should vote by proxy indicated on your proxy card. Your units will not be voted if you do not vote your proxy or if you do not vote in person at the scheduled special meetings of the unitholders of Pacific and the unitholders of Plains to be held on                        , 2006. This would have the same effect as a vote against the proposals.

Q:
Can I change my vote after I have voted by proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the meeting by following the procedures set forth in "The Special Unitholder Meetings—Voting Procedures—Revocation."

Q:
Whom do I call if I have further questions about voting, the meetings or the merger?

A:
Plains unitholders may call Plains' Investor Relations department at (713) 646-4100. If you would like additional copies, without charge, of Plains' proxy statement or if you have questions about the merger, including the procedures for voting your units, you should contact Morrow & Co., Inc., which is assisting Plains in the solicitation of proxies, as follows:

Morrow & Co., Inc.

470 West Avenue—3rd Floor
Stamford, CT 06902

paalp.info@morrowco.com

Banks and Brokerage Firms, please call (203) 658-9400

All others, please call (800) 607-0088

  Pacific unitholders may call Pacific's Investor Relations department at (562) 728-2871. If you would like additional copies, without charge, of Pacific's proxy statement or if you have questions about the merger, including the procedures for voting your units, you should contact D.F. King & Co., Inc., which is assisting Pacific in the solicitation of proxies, as follows:

D.F. King & Co., Inc.

48 Wall Street
New York, NY 10005

PPX.info@DFKing.com

Banks and Brokerage Firms, please call (212) 269-5550

All others, please call (800) 769-4414

SUMMARY

        This summary highlights some of the information in this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference and the full text of the merger agreement included as Annex A to this document. Please also read "Where You Can Find More Information."

The Merger Parties (page 113)

Pacific Energy Partners, L.P.

        Pacific is a publicly traded Delaware limited partnership engaged principally in the business of gathering, transporting, storing, and distributing crude oil, refined products and other related products. It generates revenue primarily by transporting such commodities on its pipelines, by leasing capacity in its storage tanks, and by providing other terminalling services. Pacific also buys and sells crude oil, activities that are generally complementary to its other crude oil operations. Pacific conducts its business through two business units, the West Coast Business Unit, incorporating activities in California and the Philadelphia, Pennsylvania area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and the province of Alberta, Canada.

        Pacific's principal executive offices are located at 5900 Cherry Avenue, Long Beach, California 90805, and its phone number is (562) 728-2800.

Plains All American Pipeline, L.P.

        Plains is a publicly traded Delaware limited partnership engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other natural gas related petroleum products. In addition, through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC ("PAA/Vulcan"), Plains is engaged in the development and operation of natural gas storage facilities.

        Plains is one of the largest midstream crude oil companies in North America. As of June 30, 2006, Plains owned approximately 15,000 miles of active crude oil pipelines, approximately 39 million barrels of active terminalling and storage capacity and over 500 transport trucks. Currently, Plains handles an average of over 3 million barrels per day of physical crude oil through its extensive network of assets located in major oil producing regions of the United States and Canada.

        Plains' principal executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002, and its phone number is (713) 646-4100.

The Merger (page 47)

        Pursuant to the merger agreement, at the effective time of the merger, Pacific will merge with and into Plains, and the outstanding common units of Pacific (other than the common units owned by LB Pacific) will be converted into the right to receive Plains common units. Pacific will cease to exist following the merger. Each Pacific common unitholder (other than LB Pacific) will receive 0.77 Plains common units in exchange for each Pacific common unit that the unitholder owns at the effective time of the merger. If the exchange ratio would result in a Pacific common unitholder being entitled to receive a fraction of a Plains common unit, that unitholder will receive in lieu of such fractional interest cash from Plains in an amount equal to the amount of such fractional interest multiplied by the average closing price of Plains common units on the NYSE during the five trading days ending on the third business day prior to the consummation of the merger.

        Once the merger is completed, Pacific common unitholders (other than LB Pacific) will own Plains common units in lieu of their Pacific common units and, when distributions are declared by Plains' general partner and paid by Plains, they will receive distributions on their Plains common units in accordance with Plains' partnership agreement. Plains' management intends to recommend that the Plains board increase Plains' quarterly distribution from the current $0.725 per unit ($2.90 annualized) to $0.80 per unit ($3.20 annualized) following the closing of the merger. Additionally, Plains' general partner, in support of the transaction, has agreed to reduce the incentive distributions it would otherwise receive by $65 million in the aggregate over five four-quarter periods following the merger, beginning on the earlier to occur of (i) the first quarterly distribution declared and paid after the closing of the merger that equals or exceeds $0.80 per unit or (ii) the second quarterly distribution declared and paid after the closing of the merger. The reduction will be equal to $20 million in the aggregate for the first four quarters after and including the initial date, $15 million in the aggregate for the second four quarters, $15 million in the aggregate for the third four quarters, $10 million in the aggregate for the fourth four quarters, and $5 million in the aggregate for the fifth four quarters. For a description of the distribution provisions of Plains' partnership agreement, please read "Comparison of the Rights of Plains and Pacific Common Unitholders."

Transactions Related to the Merger (page 100)

        In connection with the execution of the merger agreement, Plains entered into a purchase agreement with LB Pacific as of June 11, 2006, pursuant to which Plains has agreed, subject to the terms and conditions set forth in the purchase agreement, to purchase from LB Pacific immediately prior to the merger (i) all of the issued and outstanding limited partner interests in Pacific Energy GP, LP, the general partner of Pacific, (ii) the sole member interest in Pacific Energy Management LLC, the general partner of Pacific Energy GP, LP, (iii) 2,616,250 Pacific common units and (iv) 7,848,750 Pacific subordinated units, for an aggregate purchase price of $700 million in cash. The purchase agreement may be terminated by LB Pacific or Plains if the merger agreement is terminated, and is subject to customary closing conditions, including satisfaction of all conditions specified in the merger agreement.

Directors and Management of Plains Following the Merger (page 125)

        Plains' management team and board of directors will continue in their current roles and will manage the combined company.

Market Prices of Plains and Pacific Common Units Prior to Announcing the Proposed Merger

        Plains' common units are traded on the NYSE under the symbol "PAA." Pacific common units are traded on the NYSE under the symbol "PPX." The following table shows the closing unit prices of Plains and Pacific common units on June 9, 2006 (the last full trading day before Plains and Pacific announced the proposed merger) and the average closing unit price of Plains and Pacific common units during the 20-day trading period prior to and including June 9, 2006.

Date/Period	Plains Common Units	Pacific Common Units
June 9, 2006	$46.10	$32.09
20-day average	46.23	31.14

The Special Unitholder Meetings (page 41)

Pacific Special Unitholder Meeting

        Where and when:    The Pacific special unitholder meeting will take place at 5900 Cherry Avenue, Long Beach, California, on                         , 2006 at 8:00 a.m., local time.

        What you are being asked to vote on:    At the Pacific meeting, Pacific common unitholders (other than LB Pacific) and the Pacific subordinated unitholder will separately vote on the approval and adoption of the merger agreement and the merger. Pacific unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, Pacific knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

        Who may vote:    You may vote at the Pacific meeting if you owned Pacific common units (excluding LB Pacific) or Pacific subordinated units at the close of business on the record date,                        , 2006. On that date, there were                        Pacific common units (excluding common units held by LB Pacific) and                         Pacific subordinated units outstanding. You may cast one vote for each outstanding Pacific common unit or Pacific subordinated unit, as applicable, that you owned on the record date. All of the outstanding Pacific subordinated units are owned by LB Pacific.

        What vote is needed:    The affirmative vote of at least a majority of Pacific's outstanding common units (excluding common units held by LB Pacific) and the affirmative vote of at least a majority of Pacific's outstanding subordinated units, each voting as a separate class, is required to approve and adopt the merger agreement and the merger.

Plains Special Unitholder Meeting

        Where and when:    The Plains special unitholder meeting will take place at                        , Houston, Texas, on            , 2006, at 10:00 a.m., local time.

        What you are being asked to vote on:    At the Plains meeting, Plains unitholders will vote on the approval and adoption of the merger agreement and the merger. Additionally, the Plains unitholders will vote on the approval of the issuance of Plains common units pursuant to the merger agreement, which Plains currently estimates to be approximately 22.3 million Plains common units. Plains unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, Plains knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

        Who may vote:    You may vote at the Plains meeting if you owned Plains common units at the close of business on the record date,            , 2006. On that date, there were                        Plains common units outstanding. You may cast one vote for each Plains common unit that you owned on the record date.

        What vote is needed:    The affirmative vote of at least a majority of Plains' outstanding common units is required to approve and adopt the merger agreement and the merger and to approve the issuance of Plains common units pursuant to the merger agreement.

Recommendations to Unitholders

To Pacific Unitholders (page 56):

        The conflicts committee (the "Pacific conflicts committee") of the board of directors (the "Pacific board") of Pacific Energy Management LLC, the general partner of Pacific Energy GP, LP, the general partner of Pacific (unless the context requires otherwise, Pacific Energy Management LLC and Pacific Energy GP, LP are collectively referred to as "Pacific's general partner"), comprised of directors who are deemed to be independent of the interests of Pacific's general partner, has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's common unitholders (other than LB Pacific). Accordingly, the Pacific conflicts committee recommends that Pacific unitholders vote to approve and adopt the merger agreement and the merger.

        The Pacific board has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's equityholders. Accordingly, the Pacific board recommends that Pacific unitholders vote to approve and adopt the merger agreement and the merger.

        Pacific's unitholders are urged to review carefully the background and reasons for the merger described under "The Merger" and the risks associated with the merger described under "Risk Factors."

To Plains Unitholders (page 60):

        The entire board of directors of Plains All American GP, LLC (the "Plains board"), the general partner of Plains AAP, L.P., the general partner of Plains (unless the context requires otherwise, Plains All American GP LLC and Plains AAP, L.P. are collectively referred to as "Plains' general partner"), including those directors who are independent of the general partner interest, has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement, has determined that it is advisable and in the best interest of Plains and Plains' common unitholders, and has approved the issuance of Plains common units pursuant to the merger agreement. Accordingly, the Plains board recommends that Plains' common unitholders vote to approve and adopt the merger agreement and the merger and vote to approve the issuance of Plains common units pursuant to the merger agreement.

        Plains' common unitholders are urged to review carefully the background and reasons for the merger described under "The Merger" and the risks associated with the merger described under "Risk Factors."

Pacific's Reasons for the Merger (page 56)

        The Pacific board and the Pacific conflicts committee consulted with management and legal and financial advisors and considered many factors in approving and adopting the merger agreement and the merger, including the following expected benefits of the merger to Pacific and its unitholders:

  •
  that the holders of Pacific's common units (other than LB Pacific) will be entitled to receive 0.77 Plains common units for each Pacific common unit, an exchange ratio that the Pacific conflicts committee and the Pacific board viewed as attractive in light of Pacific's historic and current trading price, and which represented an implied premium of 14.3% over the average closing unit price during the 20 trading days prior to and including June 9, 2006 (the last day of trading prior to the committee's and the board's respective determinations) and 10.6% over the closing unit price on June 9, 2006;

  •
  that the merger is expected to be accretive on the basis of distributable cash flow per common unit of Pacific;

  •
  that Plains' management intends to recommend that the Plains board increase Plains' quarterly per unit distribution and that Pacific unitholders would receive such increased distribution following the merger, and that the increase in per unit distribution may ultimately result in the appreciation of Plains' unit price in the market, making the exchange ratio even more favorable to Pacific's unitholders;

  •
  that the incentive distributions that would otherwise have been payable to Plains' general partner will be reduced by $65.0 million in the aggregate over five four-quarter periods following the merger, making additional cash available for general partnership purposes, which may include, as deemed appropriate by Plains' general partner, future distributions, capital investment or reduction of debt;

  •
  that the merger will result in potential operating, general and administrative and interest cost savings;

  •
  that Pacific unitholders will benefit from the application of Plains' commercial expertise to Pacific's current assets;

  •
  that the combined business of Plains and Pacific following the merger will have complementary growth opportunities;

  •
  that the combined company will represent a substantially larger business than Pacific on a stand-alone basis, mitigating execution risk associated with Pacific's Pier 400 project and other projects;

  •
  that the merger will result in significant business and geographic diversification;

  •
  that the combined company is expected to have investment grade credit ratings; and

  •
  that, as unitholders of Plains following the merger, Pacific unitholders will have greater liquidity for their units.

        The Pacific board and the Pacific conflicts committee also considered a number of risks associated with the merger, including the following:

  •
  that Plains is currently at the 50% incentive distribution level for its general partner, as compared to Pacific, which is at the 15% incentive distribution level for its general partner, which increases the cost of equity capital for future growth;

  •
  that Plains' investment grade credit rating might be reduced as a result of the transaction;

  •
  the possibility that Plains' unit price could diminish prior to closing, reducing the premium available to Pacific's common unitholders (other than LB Pacific);

  •
  that regulatory approvals must be obtained to complete the merger; and

  •
  that the merger might not be completed in a timely manner, or at all, which could result in significant costs and disruption to Pacific's normal business.

Plains' Reasons for the Merger (page 60)

        The Plains board consulted with management and legal and financial advisors and considered many factors in approving and adopting the purchase agreement and the merger agreement and approving the issuance of Plains' common units in the merger, including the following expected benefits of the merger to Plains, its unitholders and the combined company:

  •
  the significant potential cost savings and operating synergies derived by combining two public entities and eliminating duplicative costs;

  •
  the complementary asset bases of Plains and Pacific in California, the Rocky Mountains and Canada, with minimal asset overlap but attractive potential vertical integration opportunities;

  •
  the opportunity to generate incremental value by applying Plains' commercial business model to Pacific's assets and organic growth opportunities;

  •
  the combination of Plains' in-progress organic growth projects, for which substantial equity capital has been raised and/or debt capital arranged, with Pacific's longer lead-time organic growth projects, which are anticipated to extend growth visibility for several years regardless of future acquisitions;

  •
  the opportunity to augment Plains' existing organization with talent from Pacific and expand the breadth and depth of its organization;

  •
  the expanded inventory of internal growth projects helping to mitigate the adverse impacts of potential delays associated with any one project, such as those caused by permitting, weather, availability of materials or other factors;

  •
  the positive impact that Pacific's tariff and fee-based activities should have on Plains' credit rating;

  •
  the acceleration of Plains' expansion into the refined products infrastructure business afforded by Pacific's products terminals on the West Coast and in the Northeast and its products pipeline in the Rockies;

  •
  the ability to capitalize on increasing domestic demand for refined products provided by Pacific's refined products assets; and

  •
  the combination of Plains' tariff-based pipeline business and commercial and fee-based gathering, marketing, terminalling and storage business with Pacific's predominately tariff- and fee-based pipeline and terminalling businesses, resulting in a stronger, more diversified and more resilient business profile for the combined company.

        In addition to considering the foregoing, the Plains board consulted with its management and Plains' legal and financial advisors, and considered a variety of other factors, including:

  •
  information regarding the business, operations, financial condition, liabilities, earnings, prospects and potential strategic opportunities of Plains and Pacific;

  •
  near-term dilution, offset by anticipated long-term accretion, of distributable cash flow per unit;

  •
  the visibility of future distribution increases and long-term value of Plains' common units;

  •
  the abilities of the parties to complete the merger and other transactions contemplated by the purchase agreement and the merger agreement;

  •
  the risks associated with integrating Pacific's assets, operations and business activities into Plains' assets, operations and business activities;

  •
  the risks associated with financing certain components of the purchase price as well as the ongoing capital requirements of the combined company;

  •
  the risks associated with delay in development, or non-development, of key internal growth projects; and

  •
  the risks associated with the merger, including those described under "Risk Factors—Risks Related to the Merger and the Related Transactions."

Opinions of Financial Advisors (page 69)

        The opinions of the Pacific board's financial advisor, the Pacific conflicts committee's financial advisor and the Plains board's financial advisor are attached to this joint proxy statement/prospectus as Annexes B, C and D, respectively. You are encouraged to read those opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based set forth under "The Merger—Opinions of Financial Advisors." Each opinion is directed to the board of directors or conflicts committee of the applicable general partner, and does not constitute a recommendation to any unitholder as to any matter relating to the merger.

Opinion of Financial Advisor to Pacific

        Lehman Brothers Inc., financial advisor to Pacific, delivered its opinion to the Pacific board on June 11, 2006 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, from a financial point of view, the aggregate consideration to be offered to all of the holders of the partnership interests in Pacific in the proposed transaction is fair to such holders. Pacific's general partner is deemed to be an affiliate of Lehman Brothers Inc. through a 59% ownership interest in Pacific's general partner held by certain entities controlled by Lehman Brothers Holdings Inc., the parent entity of Lehman Brothers Inc.

Opinion of Financial Advisor to the Conflicts Committee of Pacific

        Petrie Parkman & Co., financial advisor to the Pacific conflicts committee, delivered its opinion to the Pacific conflicts committee on June 11, 2006 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 0.77 Plains common units for each Pacific common unit in the merger is fair, from a financial point of view, to Pacific's common unitholders, other than LB Pacific and its affiliates.

Opinion of Financial Advisor to Plains

        Simmons & Company International, financial advisor to Plains, delivered its opinion to the Plains board on June 11, 2006 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the aggregate consideration to be paid by Plains as set forth in the merger agreement and in the purchase agreement with LB Pacific is fair, from a financial point of view, to Plains and Plains' common unitholders (other than those unitholders holding a direct or indirect interest in Plains' general partner).

Interests of Certain Persons in the Merger; Conflicts of Interest (page 92)

        In considering the recommendations of the Pacific board, the Pacific conflicts committee and the Plains board with respect to the merger, unitholders of both partnerships should be aware that some of the executive officers and directors of the general partners have interests in the transaction that may differ from, or may be in addition to, the interests of unitholders generally. For example, the owners of Pacific's general partner will receive cash in the transaction, a portion of which will be distributed to certain members of the Pacific board.

        In addition, owners of Plains' general partner have interests that differ materially from owners of Plains' limited partner interests. Even giving effect to the reduction in incentive distribution payments otherwise payable to Plains' general partner, the merger is expected to be accretive to Plains' general partner on a distributable cash flow basis beginning in 2007. Based on Plains' projected results, the effect of the merger is not expected to be accretive on a distributable cash flow per unit basis to Plains' existing limited partners until 2008.

The Merger Agreement (page 100)

        The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

What Needs to be Done to Complete the Merger

        Plains and Pacific will complete the merger only if the conditions set forth in the merger agreement and the purchase agreement are satisfied or, in some cases, waived. The obligations of Plains and Pacific to complete the merger are subject to the following conditions:

  •
  the adoption and approval of the merger agreement and the merger by the requisite vote of the Pacific common unitholders (not including LB Pacific) and the Pacific subordinated unitholder (which is LB Pacific);

  •
  the adoption and approval of the merger agreement and the merger by the requisite vote of the Plains common unitholders, and the approval of the issuance of Plains common units pursuant to the merger agreement by the requisite vote of the Plains common unitholders;

  •
  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which waiting period expired on July 31, 2006;

  •
  the approval of the Public Utilities Commission of the State of California and the Public Service Commission of the State of Wyoming (and in the case of Wyoming, any protest period subsequent to such approval having lapsed without a protest or, if a protest has been filed, such protest having been resolved to the reasonable satisfaction of the parties);

  •
  the consent of the Federal Communications Commission, or FCC, to effect transfers of certain licenses;

  •
  satisfaction of requirements under the Competition Act, R.S.C. 1985, c. C-34 of Canada, or Competition Act, which requirements have been satisfied;

  •
  approval of the merger and sale transactions under the Investment Canada Act, R.S.C. 1985, c. 28 (1st Suppl.), or Investment Canada Act, or notice that approval of the merger and sale transactions is not required under the Investment Canada Act;

  •
  receipt of all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on Pacific or Plains;

  •
  the continued effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  the approval for listing on the NYSE of the Plains common units to be issued in the merger, subject to official notice of issuance; and

  •
  the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful.

        Plains' obligation to complete the merger is further subject to the following conditions:

  •
  the representations and warranties of Pacific set forth in the merger agreement being true and correct (without regard to materiality requirements in the merger agreement) as of the closing, other than such failures to be true and correct that would not in the aggregate result in a material adverse effect, and Pacific having performed all of its obligations under the merger agreement in all material respects;

  •
  each of the directors of Pacific Energy Management LLC having tendered his resignation effective as of the effective time of the merger; and

  •
  Plains having received an opinion of Vinson & Elkins L.L.P. as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters.

        Pacific's obligation to complete the merger is further subject to the following conditions:

  •
  the representations and warranties of Plains set forth in the merger agreement being true and correct (without regard to materiality requirements in the merger agreement) as of the closing, other than such failures to be true and correct that would not in the aggregate result in a material adverse effect, and Plains having performed all of its obligations under the merger agreement in all material respects; and

  •
  Pacific having received an opinion of Baker Botts L.L.P. as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters.

        Either Plains or Pacific may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approvals have been obtained and the law allows it to do so.

No Solicitation

        Pacific and Pacific's general partner have agreed that they and Pacific's subsidiaries will not, directly or indirectly, and will direct and use their reasonable best efforts to cause such parties' representatives not to, initiate or continue any discussions with any other person with respect to a business combination while the merger is pending or to engage in any of those discussions unless the failure to do so would be reasonably likely to constitute a violation of their fiduciary obligations under applicable law.

Termination of the Merger Agreement

        Plains and Pacific can agree to terminate the merger agreement at any time without completing the merger, even after unitholder approvals have been obtained. In addition, either party may terminate the merger agreement on its own without completing the merger if:

  •
  the merger is not completed by November 30, 2006 (which is referred to as the outside date), other than due to a breach of the merger agreement by the terminating party; but, if the merger is not completed by the outside date solely because regulatory approvals have not been obtained, then the outside date will automatically be extended to February 28, 2007;

  •
  any legal prohibition to completing the merger has become final and non-appealable;

  •
  the necessary unitholder approvals are not obtained at the respective unitholder meetings; or

  •
  any condition to the closing of the merger cannot be satisfied.

Termination Fees

        Pacific will pay Plains a fee of $40 million if:

  •
  the merger agreement is terminated because the Pacific board or Pacific conflicts committee changes its recommendation regarding the transaction or fails to reaffirm its recommendation of the transaction, or recommends, adopts or approves (or proposes publicly to do so) any other takeover proposal;

  •
  the Pacific conflicts committee terminates the merger agreement to accept a superior transaction; or

  •
  a termination occurs pursuant to the outside date provision after a competing proposal to acquire Pacific has been made, and Pacific consummates another acquisition transaction pursuant to which Pacific is acquired within twelve months of such termination.

        Additionally, if Pacific's unitholders vote not to approve and adopt the merger agreement and the merger, Pacific will pay Plains a fee of $10 million. If the negative vote occurs after a competing proposal to acquire Pacific has been made, Pacific will pay Plains an additional fee of $30 million if Pacific consummates another acquisition transaction pursuant to which Pacific is acquired within twelve months of the negative vote.

        Plains will pay Pacific a fee of $40 million if:

  •
  the merger agreement is terminated because the Plains board changes its recommendation regarding the transaction; or

  •
  a termination occurs pursuant to the outside date provision after a competing proposal to acquire Plains has been made, and Plains consummates another acquisition transaction pursuant to which Plains is acquired within twelve months of such termination.

        Additionally, if Plains' unitholders vote not to approve and adopt the merger agreement and the merger, Plains will pay Pacific a fee of $10 million. If the negative vote occurs after a competing proposal to acquire Plains has been made, Plains will pay Pacific an additional fee of $30 million if Plains consummates another acquisition transaction pursuant to which Plains is acquired within twelve months of the negative vote.

U.S. Federal Income Tax Consequences (page 157)

        Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. You are urged to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

        For U.S. federal income tax purposes, except with respect to cash received in lieu of fractional Plains common units and as described below with respect to a net decrease in a unitholder's share of nonrecourse liabilities, no gain or loss will be recognized by a Pacific unitholder or a Plains unitholder as a result of the merger. The merger will, however, result in the recalculation of each Plains and Pacific unitholder's share of nonrecourse liabilities. Each Plains unitholder and Pacific unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of the unitholder's share of the nonrecourse liabilities immediately before the merger over the unitholder's share of the nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a Pacific unitholder or Plains unitholder exceeds such unitholder's basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess.

        The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. While there can be no assurance, Plains and Pacific do not anticipate that there will be a material decrease in the amount of nonrecourse liabilities allocable to a Pacific unitholder or a Plains unitholder as a result of the merger.

Other Information Related to the Merger

No Appraisal Rights (page 97)

        Neither Plains unitholders nor Pacific unitholders have appraisal rights under applicable law or contractual appraisal rights under their respective partnership agreements or the merger agreement.

Antitrust and Regulatory Clearance (page 98)

        The merger is subject to both state and federal antitrust laws. Plains and Pacific made the required filings with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, relating to the merger on June 30, 2006, and the applicable waiting period expired on July 31, 2006. Plains and Pacific have made required filings with Canadian regulatory authorities, and with the Public Utilities Commission of the State of California and the Public Service Commission of the State of Wyoming, the approval of which are conditions to the merger (and in the case of Wyoming, any protest period subsequent to such approval shall have lapsed without a protest or, if a protest has been filed, such protest shall have been resolved to the reasonable satisfaction of the parties). Plains or Pacific may receive requests for information concerning the proposed merger and related transactions from the FTC or individual states.

Listing of Common Units to be Issued in the Merger (page 98)

        Plains expects to obtain approval to list on the NYSE the common units to be issued pursuant to the merger agreement, which approval is a condition to the merger.

Accounting Treatment (page 98)

        Plains will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate consideration that Plains pays for Pacific will be allocated to Pacific's assets and liabilities based on their fair values, with any excess being treated as goodwill. Plains currently expects to record approximately $784 million of goodwill upon completion of the merger, but that estimate is subject to change.

Comparison of the Rights of Pacific and Plains Common Unitholders (page 130)

        Pacific common unitholders (other than LB Pacific) will own Plains common units following the completion of the merger, and their rights associated with the Plains common units will be governed by, in addition to Delaware law, Plains' partnership agreement, which differs in a number of respects from Pacific's partnership agreement.

Pending Litigation (page 98)

        On June 15, 2006, a lawsuit was filed against Pacific and certain of the officers and directors of Pacific's general partner. The lawsuit seeks class action status, and asserts claims of self-dealing and breach of fiduciary duty in connection with the merger and related transactions. Pacific believes that the lawsuit is without merit and intends to defend against it vigorously. There can be no assurance that additional claims will not be made or additional lawsuits filed, the substance of which may be similar to the allegations described above or that otherwise might arise from, or in connection with, the merger agreement and the transactions it contemplates.

Summary of Risk Factors

        You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, the combined company's business, Plains' common units and risks resulting from its partnership structure are described under the caption "Risk Factors" beginning on page 24 of this joint proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

  •
  Plains may not be able to successfully integrate Pacific's operations with its operations;

  •
  Pacific unitholders cannot be sure of the market value of the Plains common units that they will receive;

  •
  The transactions contemplated by the merger agreement may not be consummated even if unitholder approvals for the merger are obtained;

  •
  While the merger agreement is in effect, Plains and Pacific may be limited in their ability to pursue other attractive business opportunities;

  •
  Regulatory agencies may delay approval of the merger;

  •
  The closing of the merger may trigger a repurchase obligation with respect to Pacific's outstanding senior notes and will effectively require the amendment or refinancing of Pacific's credit facility;

  •
  Some of the directors and executive officers of Plains' and Pacific's general partner have interests that differ from those of Plains' and Pacific's unitholders;

  •
  No ruling has been requested or obtained with respect to the tax consequences of the merger;

  •
  The merger may result in income recognition by Pacific and Plains unitholders;

  •
  The intended tax consequences of the merger are dependent upon each of Plains and Pacific being treated as a partnership for tax purposes; and

  •
  Unitholders of the combined company will be subject to foreign, state and local taxes and return filing requirements in jurisdictions where they do not live.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION

        The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for Plains and Pacific and summary pro forma financial information for Plains after giving effect to the proposed merger with Pacific. The summary historical income statement and balance sheet data for each of the three years in the period ended December 31, 2005 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes for such periods incorporated by reference into this joint proxy statement/prospectus. The summary historical income statement data for the six-month periods ended June 30, 2005 and 2006 and balance sheet data at June 30, 2006 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes for such periods incorporated by reference into this joint proxy statement/prospectus.

        The summary pro forma financial statements of Plains show the pro forma effect of Plains' proposed merger with Pacific. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page F-1 of this document.

        Plains' unaudited pro forma condensed statements of combined operations for the year ended December 31, 2005 and for the six months ended June 30, 2006 assume the transactions occurred on January 1, 2005. Plains' unaudited pro forma condensed combined balance sheet shows the financial effects of the transactions as if they had occurred on June 30, 2006.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL
AND OPERATING INFORMATION OF PLAINS

	Plains Consolidated Historical					Plains Pro Forma
	For the Year Ended December 31,			For the Six Months Ended June 30,		For the Year Ended December 31,	For the Six Months Ended June 30,
	2003	2004	2005	2005	2006	2005	2006
	(In millions, except per unit amounts)
Statement of operations data:
Total revenues(1)	$12,589.9	$20,975.5	$31,177.3	$13,799.2	$13,527.8	$31,389.0	$13,661.8
Purchases and related costs(1)	(12,232.5)	(20,424.6)	(30,442.5)	(13,457.9)	(13,087.4)	(30,431.3)	(13,073.0)
Field operating costs(2)	(139.9)	(219.5)	(272.5)	(131.6)	(168.9)	(375.5)	(233.1)
General and administrative expenses(2)	(73.1)	(82.7)	(103.2)	(48.3)	(59.2)	(128.6)	(71.8)
Depreciation and amortization	(46.2)	(68.7)	(83.5)	(38.1)	(42.9)	(129.8)	(66.3)
Merger costs	—	—	—	—	—	—	(3.4)

Total costs and expenses	(12,491.7)	(20,795.5)	(30,901.7)	(13,675.9)	(13,358.4)	(31,065.2)	(13,447.6)

Other, net	—	—	—	—	—	(0.5)	—
Operating income	98.2	180.0	275.6	123.3	169.4	323.3	214.2
Equity earnings (loss) in unconsolidated affiliates	—	—	1.0	—	0.9	2.8	1.8
Interest expense	(35.2)	(46.7)	(59.4)	(28.8)	(33.3)	(127.7)	(72.5)
Interest income and other, net	(3.6)	(0.2)	0.6	0.6	0.4	1.7	1.2
Income tax expense	—	—	—	—	—	(1.2)	2.7

Income before cumulative effect of change in accounting principle(7)	$59.4	$133.1	$217.8	$95.1	$137.4	$198.9	$147.4

Basic net income per limited partner unit before cumulative effect of change in accounting principle	$1.01	$1.94	$2.77	$1.27	$1.47	$2.07	$1.32

Diluted net income per limited partner unit before cumulative effect of change in accounting principle	$1.00	$1.94	$2.72	$1.26	$1.45	$2.04	$1.31

Basic weighted average number of limited partner units outstanding	52.7	63.3	69.3	67.7	75.5	91.6	97.8
Diluted weighted average number of limited partner units outstanding	53.4	63.3	70.5	68.7	76.3	92.8	98.6
Balance sheet data (at end of period):
Total assets	$2,095.6	$3,160.4	$4,120.3	$4,134.5	$6,018.3		$8,677.6
Total long-term debt	$519.0	$949.0	$951.7	$953.2	$1,255.1		$2,632.5
Total debt	$646.3	$1,124.5	$1,330.1	$1,773.9	$2,443.6		$3,821.0
Partners' capital	$746.7	$1,070.2	$1,330.7	$1,000.0	$1,526.1		$2,548.7
Other Data:
Maintenance capital expenditures	$7.6	$11.3	$14.0	$8.0	$9.1
Net cash provided by (used in) operating activities(3)	$115.3	$104.0	$24.1	$(453.4)	$(642.7)
Net cash provided by (used in) investing activities(3)	$(272.1)	$(651.2)	$(297.2)	$(97.4)	$(492.7)
Net cash provided by (used in) financing activities	$157.2	$554.5	$270.6	$576.6	$1,141.0
Distributions per limited partner unit(4)	$2.2125	$2.3525	$2.6500	$1.2875	$1.4325

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL
AND OPERATING INFORMATION OF PLAINS (Continued)

	Plains Consolidated Historical
	For the Year Ended December 31,			For the Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(Volumes in thousands of barrels per day)
Operating Data(5):
Pipeline segment:
Tariff activities
All American	59	54	51	52	48
Basin	263	265	290	280	322
Capline	N/A	123	132	152	132
Cushing to Broome	N/A	N/A	66	54	75
North Dakota/Trenton	N/A	39	77	67	85
West Texas/New Mexico Area Systems(6)	189	338	428	418	460
Canada	203	263	255	258	246
Other	110	330	426	415	452
Pipeline margin activities	78	74	74	71	88

Total	902	1,486	1,799	1,767	1,908

Gathering, marketing, terminalling and storage segment:
Crude oil lease gathered	437	589	610	625	637
LPG sales and third party processing	38	48	56	55	66
Waterborne foreign crude imported	—	12	58	57	50

Total	475	649	724	737	753

(1)
Includes buy/sell transactions. See Note 2 to Plains' Consolidated Financial Statements in Plains' Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference herein.

(2)
Includes compensation expense related to Plains' 1998 Long-Term Incentive Plan and Plains' 2005 Long-Term Incentive Plan. See Item 11, "Executive Compensation—Long-Term Incentive Plans" in Plains' Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference herein.

(3)
In conjunction with the change in accounting principle Plains adopted as of January 1, 2004, Plains has reclassified cash flows for 2003 and prior years associated with purchases and sales of linefill on assets that Plains owns as cash flows from investing activities instead of the historical classification as cash flows from operating activities.

(4)
Distributions represent those declared with respect to the period and paid in the following period. Plains' general partner is entitled to receive 2% proportional distributions and also incentive distributions if the amount Plains distributes with respect to any quarter exceeds levels specified in Plains' partnership agreement. See Note 5 to Plains' Consolidated Financial Statements in Plains' Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference herein.

(5)
Volumes associated with acquisitions represent total volumes transported for the number of days Plains actually owned the assets divided by the number of days in the period.

(6)
The aggregate of multiple systems in the West Texas/New Mexico area.

(7)
The Plains pro forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 includes, as required, the following pro forma adjustments related to the acquisition of the Valero assets that Pacific acquired effective September 30, 2005: (i) depreciation expense for the entire year of approximately $11 million associated with Plains' estimated purchase price allocated to the Valero assets; and (ii) interest expense of approximately $11 million for the entire year on the $175 million of 6 1/4% senior notes issued to fund the asset acquisition. However, since the Valero transaction was an asset acquisition, the Plains pro forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 does not include revenues and related operating expenses for the period prior to the asset acquisition by Pacific. In addition, the Plains pro forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 and the six months ended June 30, 2006 does not include any synergies that Plains expects to achieve as a result of the merger with Pacific. For further discussion of potential business combination synergies, see the section captioned "The Merger—Additional Financial Considerations of the Parties."

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION OF PACIFIC

        Certain prior year balances in the accompanying condensed consolidated financial statements have been reclassified to conform to current year presentation.

	Pacific Consolidated Historical
	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(In millions, except per unit amounts)
Consolidated Statements of Income:
Revenue:
Pipeline transportation(1)	$101.8	$108.4	$116.6	$55.8	$68.7
Storage and terminalling(2)	12.7	37.6	52.0	21.2	42.0
Pipeline buy/sell transportation(3)	—	18.6	35.7	17.2	21.1
Crude oil sales, net of purchases(4)	21.3	16.8	20.0	7.8	17.5

Total revenue before expenses	135.8	181.4	224.3	102.0	149.3

Expenses:
Operating	61.0	85.3	104.4	47.1	65.1
General and administrative	13.7	15.4	18.5	8.9	12.6
Merger costs(5)	—	—	—	—	3.4
Accelerated long-term incentive plan compensation expense(6)	—	—	3.1	3.1	—
Line 63 oil release costs(7)	—	—	2.0	2.0	—
Transaction costs(8)	—	—	1.8	1.8	—
Depreciation and amortization	18.9	24.2	29.4	13.1	20.3

Total expenses	93.6	124.9	159.2	76.0	101.4

Share of net income (loss) of Frontier	(0.2)	1.3	1.8	0.8	0.9

Write-down of idle property(9)	—	(0.8)	(0.5)	—	—

Operating income	42.0	57.0	66.4	26.8	48.8
Interest and other income	0.5	1.0	1.1	0.9	0.8
Write-off of deferred financing cost and interest rate swap termination expense	—	(2.9)	—	—	—
Interest expense	(17.5)	(19.2)	(26.7)	(11.4)	(19.2)

Income before income taxes	25.0	35.9	40.8	16.3	30.4

Income tax (expense) benefit:
Current	—	(0.2)	(1.3)	(0.5)	(1.8)
Deferred	—	—	0.1	(0.2)	4.5

	—	(0.2)	(1.2)	(0.7)	2.7

Net income	$25.0	$35.7	$39.6	$15.6	$33.1

Basic net income per limited partner unit	$1.10	$1.23	$1.25	$0.58	$0.83
Diluted net income per limited partner unit	$1.09	$1.23	$1.25	$0.58	$0.83
Weighted average limited partner units outstanding:
Basic	22.3	28.4	32.4	29.7	39.3
Diluted	22.5	28.5	32.4	29.7	39.3
Other Financial Data:
Net cash provided by operating activities	$42.7	$57.2	$76.1	$46.1	$42.1
Net cash used in investing activities	$(180.3)	$(156.0)	$(512.8)	$(10.0)	$(61.1)
Net cash provided by (used in) financing activities	$123.4	$112.4	$431.3	$(27.5)	$23.7
Capital expenditures:
Sustaining	$2.1	$1.9	$6.1	$0.8	$2.6
Transition	0.4	1.9	11.4	3.2	4.9
Expansion	8.4	12.7	34.2	5.9	35.0

Total capital expenditures	$10.9	$16.5	$51.7	$9.9	$42.5

Balance Sheet Data (at period end):
Property and equipment, net	$568.0	$718.6	$1,185.5	$713.1	$1,237.8
Total assets	$650.2	$869.9	$1,476.5	$884.3	$1,588.0
Total debt, including current portion	$298.0	$357.2	$565.6	$359.2	$635.4
Net partners' capital	$295.1	$422.5	$698.2	$408.2	$692.0
Limited partner units outstanding	$24.9	$29.6	$39.3	$29.7	$39.3
Operating Data (volumes in thousands of barrels per day):
West Coast Business Unit:
Pipeline throughput(10)	151.0	141.2	119.6	120.0	108.2
Rocky Mountain Business Unit—throughput(10):
Rangeland system(3):
Sundre—North	—	21.0	21.0	23.1	21.5
Sundre—South	—	48.1	47.1	39.7	44.2
Western Corridor system	16.7	20.2	24.7	22.2	27.9
Salt Lake City Core system	107.5	115.1	119.6	124.4	125.2
Rocky Mountain Products Pipeline(1)	—	—	60.2	—	60.1
Frontier pipeline(11)	41.7	47.4	47.3	51.3	45.2

(1)
Includes Pacific's ownership of the Rocky Mountain Products Pipeline acquired on September 30, 2005.

(2)
Includes Pacific's ownership of the Pacific Terminals storage and distribution system from July 31, 2003 and its ownership of Pacific Atlantic Terminals from September 30, 2005.

(3)
Includes Pacific's ownership of the Rangeland system, which Pacific acquired on May 11, 2004 and June 30, 2004.

(4)
The above amounts are net of purchases of $358.5 million, $402.3 million, and $623.1 million for the years ended 2003, 2004 and 2005, respectively and $236.8 million and $609.9 million for the six months ended June 30, 2005 and 2006, respectively.

(5)
As a result of the proposed merger, Pacific incurred $3.4 million in costs directly related to the merger for investment banking fees, legal fees, and other transaction costs.

(6)
In March 2005, in connection with the change in control of Pacific's general partner, all restricted units outstanding under Pacific's long-term incentive plan immediately vested. As a result, Pacific recognized $3.1 million in compensation expense in the first quarter of 2005. Accelerated long-term incentive plan compensation expense includes $0.6 million of operating expense and $2.5 million of general and administrative expense.

(7)
As a result of the March 23, 2005 release of crude oil from Pacific's Line 63, Pacific recorded $2.0 million of net oil release costs in the first quarter of 2005, consisting of what Pacific estimated to be $25.5 million of accrued costs relating to the release, net of insurance recovery of $17.7 million and accrued insurance receipts of $5.8 million as of June 30, 2006.

(8)
Pursuant to an ancillary agreement, Pacific's general partner reimbursed it $2.4 million for costs incurred in connection with a consent solicitation prepared and delivered to the holders of Pacific's 7 1/8% senior notes to approve certain amendments to the governing indenture and for severance and other costs incurred in connection with the sale of Pacific's general partner. In accordance with generally accepted accounting principles, Pacific recorded $0.6 million as capitalized deferred financing costs and $1.8 million as an expense, both in the first quarter of 2005. The reimbursements were recorded as a general partner's capital contribution.

(9)
These amounts represent write-downs to fair market value of idle Pacific Terminals property that has been or is expected to be sold.

(10)
Throughput is the total number of barrels per day transported on a pipeline system. Pacific recognizes throughput at the time a barrel of crude oil is delivered to its ultimate delivery point. Throughput is presented in thousands of barrels per day.

(11)
Represents 100% of the throughput on the Frontier pipeline.

COMPARATIVE PER UNIT INFORMATION

        The following table presents: (1) historical per unit information for Plains; (2) pro forma per unit information of the combined company after giving effect to the merger and the transactions related to the merger; and (3) historical and equivalent pro forma per unit information for Pacific.

        The combined company pro forma per unit information was derived by combining information from the historical consolidated financial statements of Plains and Pacific using the purchase method of accounting for the merger. You should read this table together with the historical consolidated financial statements of Plains and Pacific that are filed with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus. Please read the "Where You Can Find More Information" section of this document. You should not rely on the pro forma per unit information as being necessarily indicative of actual results had the merger occurred on January 1, 2005 or June 30, 2006.

	Year Ended December 31, 2005
	Plains		Pacific
	Historical	Combined Company Pro Forma(1)	Historical	Equivalent Pro Forma(2)
Net income per limited partner unit before cumulative effect of change in accounting principle:
Basic	$2.77	$2.10	$1.25	$1.62
Diluted	$2.72	$2.07	$1.25	$1.59
Cash distributions per unit(3)	$2.6500	N/A	$2.0925	N/A
Book value per common unit	$17.54	N/A	$20.90	N/A
	Six Months Ended June 30, 2006
	Plains		Pacific
	Historical	Combined Company Pro Forma(1)	Historical	Equivalent Pro Forma(2)
Net income per limited partner unit before cumulative effect of change in accounting principle:
Basic	$1.47	$1.32	$0.83	$1.02
Diluted	$1.45	$1.31	$0.83	$1.01
Cash distributions per unit(3)	$1.4325	N/A	$1.1350	N/A
Book value per common unit	$19.22	$24.98	$20.74	$19.23

(1)
The combined company's pro forma information includes the effect of the merger on the basis described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this joint proxy statement/prospectus.

(2)
Pacific's equivalent pro forma earnings and book value amounts have been calculated by multiplying the combined company's related pro forma per unit amounts by the 0.77 exchange ratio.

(3)
Represents cash distributions per common unit declared with respect to the period and paid in the following period.

MARKET PRICES AND DISTRIBUTION INFORMATION

        Plains common units are traded on the NYSE under the symbol "PAA," and Pacific common units are traded on the NYSE under the symbol "PPX." The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for Plains common units and Pacific common units, on the NYSE composite tape, as well as information concerning quarterly cash distributions paid on those units. The sales prices are as reported in published financial sources.

	Plains Common Units			Pacific Common Units
	High	Low	Distributions(1)	High	Low	Distributions(1)
2004
First Quarter	$35.23	$31.18	$0.5625	$30.39	$27.10	$0.4875
Second Quarter	$36.13	$27.25	$0.5775	$28.55	$21.96	$0.4875
Third Quarter	$35.98	$31.63	$0.6000	$28.64	$25.89	$0.4875
Fourth Quarter	$37.99	$34.51	$0.6125	$29.47	$26.48	$0.5000
2005
First Quarter	$40.98	$36.50	$0.6375	$33.65	$28.00	$0.5125
Second Quarter	$45.08	$38.00	$0.6500	$32.40	$29.10	$0.5125
Third Quarter	$48.20	$42.01	$0.6750	$35.69	$31.07	$0.5125
Fourth Quarter	$42.82	$38.51	$0.6875	$32.00	$28.10	$0.5550
2006
First Quarter	$47.00	$39.81	$0.7075	$32.10	$29.50	$0.5675
Second Quarter	$48.92	$42.81	$0.7250	$35.06	$29.80	$0.5675
Third Quarter (through August 15, 2006)	$47.35	$43.21	$(2)	$35.36	$32.46	$(2)

(1)
Represents cash distributions per common unit declared with respect to the quarter and paid in the following quarter.

(2)
Cash distributions in respect of quarters subsequent to the first half of 2006 have not been declared or paid.

        As of the record date for the special meeting, Plains had    outstanding common units, beneficially held by approximately    holders. Plains' partnership agreement requires it to distribute all of its "available cash," as defined in its partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by Plains in the future, therefore, will depend on the amount of "available cash" on hand at the end of each quarter.

        As of the record date for the special meeting, Pacific had                  outstanding common units, beneficially held by approximately                  holders, and                   subordinated units, all held by LB Pacific. Pacific's partnership agreement requires it to distribute all of its "available cash," as defined in its partnership agreement, within 45 days after the end of each quarter, less reserves established by its general partner. If the merger is not completed, the payment of quarterly cash distributions by Pacific in the future will depend on the amount of "available cash" on hand at the end of each quarter.

        Plains' management intends to recommend that the Plains board increase Plains' quarterly distribution from the current $0.725 per unit to $0.80 per unit following the closing of the merger. Plains' general partner, in support of the transaction, has agreed to reduce the incentive distributions otherwise payable to it by $65 million in the aggregate over five four-quarter periods following the merger, beginning on the earlier to occur of (i) the first quarterly distribution declared and paid after the closing of the merger that equals or exceeds $0.80 per unit or (ii) the second quarterly distribution declared and paid after the closing of the merger. The reduction will be equal to $20 million in the aggregate for the first four quarters after and including the initial date, $15 million in the aggregate for the second four quarters, $15 million in the aggregate for the third four quarters, $10 million in the aggregate for the fourth four quarters, and $5 million in the aggregate for the fifth four quarters. For a description of the distribution provisions of Plains' partnership agreement, please read "Comparison of the Rights of Plains and Pacific Common Unitholders."

RISK FACTORS

        You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this joint proxy statement/prospectus before deciding how to vote. This document also contains forward-looking statements that involve risks and uncertainties. Please read "Information Regarding Forward-Looking Statements."

Risks Related to the Merger and the Related Transactions

  Plains may not be able to timely and successfully integrate Pacific's operations with its operations, and thus may fail to realize all of the anticipated benefits of the transaction.

        Integration of the two previously independent companies will be a complex, time consuming and costly process. Failure to timely and successfully integrate these companies may have a material adverse effect on the combined company's business, financial condition and results of operations. The difficulties of combining the companies will present challenges to the combined company's management, including:

  •
  combining companies with diverse backgrounds and organizational cultures;

  •
  experiencing operational interruptions or the loss of key employees, customers or suppliers;

  •
  operating a significantly larger combined company with operations in geographic areas and business lines in which Plains has not previously operated; and

  •
  consolidating corporate and administrative functions.

        The combined company will also be exposed to other risks that are commonly associated with transactions similar to the merger, such as unanticipated liabilities and costs, some of which may be material, and diversion of management's attention. As a result, the anticipated benefits of the merger, including anticipated synergies, may not be fully realized, if at all.

  At the effective time of the merger, the market value of the consideration to Pacific unitholders will be determined by the price of Plains common units, which market value will decrease if the market value of Plains common units decreases, and Pacific unitholders cannot be sure of the market value of Plains common units that will be issued.

        At the effective time of the merger, the market value of the consideration that Pacific unitholders will receive in the merger will depend on the trading price of Plains common units. The 0.77 exchange ratio that determines the number of Plains common units that Pacific unitholders will receive in the merger is fixed. This means that there is no "price protection" mechanism contained in the merger agreement that would adjust the number of Plains common units that Pacific unitholders will receive based on any decreases in the trading price of Plains common units. Because the parties will be required to obtain certain federal and state regulatory approvals in order to consummate the merger, the period of time between the date of the Pacific special meeting and the closing date could be substantial, thereby increasing the risk that the value of Plains common units could decrease. If Plains' common unit price decreases, the market value of the consideration received by Pacific common unitholders will also decrease. Consider the following example:

        Example:    Based on the closing trading price of Plains common units on August 15, 2006 of $46.50 per unit, and based on the fixed 0.77 exchange ratio, the market value of the consideration to be received by Pacific's common unitholders would be $35.81 per unit, or $46.50 multiplied by 0.77. If the trading price for Plains' common units decreased 10% from $46.50 to $41.85 per unit, then, based on the 0.77 fixed exchange ratio, the market value of the consideration to be received by Pacific's common unitholders would decrease from $35.81 to $32.22 per unit, or $41.85 multiplied by 0.77.

        For historical and current market prices of Plains common units and Pacific common units, please read the "Market Prices and Distribution Information" section of this joint proxy statement/prospectus.

  The transactions contemplated by the merger agreement may not be consummated even if unitholder approvals for the merger are obtained.

        The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Plains' unitholders and Pacific's unitholders may have voted in favor of the merger agreement and related matters. In addition, Pacific and Plains can agree not to consummate the merger even if all unitholder approvals have been received. The closing conditions to the merger may not be satisfied, and any unsatisfied conditions may not be waived, which may cause the merger not to occur.

  While the merger agreement is in effect, Pacific may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and both Plains and Pacific may be limited in their ability to pursue other attractive business opportunities.

        While the merger agreement is in effect, Pacific is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal to acquire Pacific, or offer to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to fiduciary obligations under applicable law. As a result of these provisions in the merger agreement, Pacific may lose opportunities to enter into more favorable transactions.

        Moreover, the merger agreement provides for the payment of up to $40 million in termination fees under specified circumstances, which fees are intended to provide a financial incentive for each of Plains and Pacific to seek to complete the proposed merger rather than to explore alternative transactions that potentially could be more favorable to its unitholders. For a detailed discussion of these termination fees, please read "The Merger Agreement—Termination Fees and Expenses."

        Both Plains and Pacific have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the no-solicitation provisions (described in more detail in "The Merger Agreement") could be in effect for an extended period of time if completion of the merger is delayed.

        In addition to the economic costs associated with pursuing a merger, each of Plains' and Pacific's management is devoting substantial time and other human resources to the proposed transaction and related matters, which could limit Plains' and Pacific's ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Plains or Pacific is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

  Regulatory agencies may delay approval of the merger, which may diminish the anticipated benefits of the merger.

        Completion of the merger is conditioned upon the receipt of required governmental consents, approvals, orders and authorizations. Although Plains and Pacific intend to pursue vigorously all required governmental approvals, the requirement to receive these approvals before the merger could delay the completion of the merger, possibly for a significant period of time after Plains' and Pacific's unitholders have approved the merger. Any delay in the completion of the merger could diminish anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the partnerships to complete the merger could make it more difficult for them to retain key employees or to pursue business strategies. In addition, until the merger is completed, the attention of management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the transaction, such as obtaining regulatory approvals.

  The completion of the merger will effectively require the amendment or refinancing of Pacific's credit facility.

        The completion of the merger will result in an event of default under Pacific's credit facility. To avoid a default, the credit facility must be amended or refinanced at or before the completion of the merger. Plains currently intends to refinance this credit facility in connection with the completion of the merger. If Pacific's credit facility is not amended or refinanced prior to the completion of the merger, the resulting default could have a material adverse effect on the combined company.

  The closing of the merger may trigger a repurchase obligation with respect to Pacific's outstanding senior notes.

        The closing of the merger will constitute a "change of control" under Pacific's indentures for its senior notes. If the change of control results in a ratings downgrade of the Pacific senior notes by either Moody's Investors Service or Standard & Poor's within 90 days after the change of control has occurred, the combined company will be obligated to offer to repurchase each holder's senior notes at 101% of their aggregate principal amount, plus accrued interest. Pacific has $425 million aggregate principal amount of senior notes outstanding.

        If the combined company makes an offer to repurchase the notes, it is possible that holders of a large amount of Pacific's notes may exercise their repurchase right, in which case the combined company would be required to raise significant capital in the short term to fulfill the repurchase obligations. If the combined company were for any reason unable to satisfy the repurchase obligations, it would result in an event of default under Pacific's indentures, which could have a material adverse effect on the combined company.

  Some of the directors and executive officers of Plains' and Pacific's general partners have interests that differ in several respects from Plains' and Pacific's unitholders.

        In considering the recommendation of the board of directors of each of Plains' and Pacific's general partner to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of Plains' and Pacific's general partners have interests that differ from, or are in addition to, their interests as Plains and Pacific unitholders generally. These interests include:

  •
  severance amounts that accrue to certain of Pacific's executive officers in the event of termination of employment or those officers' resignations as a result of certain changes in the terms of their employment;

  •
  accelerated vesting of Pacific's equity incentive awards;

  •
  ownership by Pacific's executive officers of equity interests in LB Pacific, which will vest on consummation of the merger;

  •
  ownership by certain of Plains' executive officers and directors of Pacific's common units;

  •
  certain members of the Pacific board being officers and members of the board of directors of LB Pacific's general partner; and

  •
  indirect ownership by certain of Plains' executive officers and directors of Plains' general partner.

        In addition, the owners of Pacific's general partner have interests that differ from owners of Pacific's limited partner interests and the owners of Plains' general partner have interests that differ from the owners of Plains' limited partner interests. The owners of Pacific's general partner will receive cash in the transaction, a portion of which will be distributed to certain members of the Pacific board. For a detailed discussion of the interests of the directors and executive officers of Plains' and Pacific's general partners, please read "The Merger—Interests of Certain Persons in the Merger."

Risks Related to the Combined Company's Business

  The combined company's future financial and operating flexibility may be adversely affected by restrictions in its debt agreements and by its leverage.

        Following the completion of the merger, the combined company will have a substantially increased level of consolidated debt. On a pro forma basis and excluding any debt incurred in connection with acquisitions after June 30, 2006, the combined company's consolidated long-term debt as of June 30, 2006 is estimated to be approximately $2.6 billion immediately following the completion of the merger. Among other things, this increased leverage may be viewed negatively by credit rating agencies. Pacific's indentures for its senior notes contain non-investment grade, or high-yield, financial covenants and other restrictions. These indentures restrict, among other things, Pacific's ability to pay distributions, incur debt, sell assets, enter into affiliate transactions or create liens on its assets. In the event that the combined company maintains Plains' current investment grade credit ratings, the high-yield covenants contained in Pacific's senior note indentures will fall away, effectively resulting in indentures with investment grade covenants. In the event that the combined company does not maintain Plains' investment grade credit ratings following the merger, the combined company will be subject to the high-yield covenants currently contained in Pacific's senior note indentures. Accordingly, the combined company would be required to comply with these restrictive covenants on an enterprise-wide basis and could be subject to increased capital costs.

        Debt service obligations, restrictive covenants in its revolving credit facility and the indentures governing its outstanding senior notes and maturities resulting from this leverage may adversely affect the combined company's ability to finance future operations, pursue acquisitions and fund other capital needs and the combined company's ability to pay cash distributions to unitholders, and may make the combined company's results of operations more susceptible to adverse economic or operating conditions. During an event of default under any of its debt agreements, the combined company would be prohibited from making cash distributions to its unitholders.

  The combined company's trading policies cannot eliminate all price risks. In addition, any non-compliance with the combined company's trading policies could result in significant financial losses.

        Generally, it will be the combined company's policy that it establish a margin for crude oil purchased by selling crude oil for physical delivery to third party users, such as independent refiners or major oil companies, or by entering into a future delivery obligation under futures contracts on the NYMEX, the Intercontinental Exchange and over-the-counter. Through these transactions, the combined company will seek to maintain a position that is substantially balanced between purchases, on the one hand, and sales or future delivery obligations, on the other hand. Plains expects that the combined company's policy generally will be not to acquire and hold crude oil, futures contracts or derivative products for the purpose of speculating on price changes. These policies and practices cannot, however, eliminate all price risks. For example, any event that disrupts the combined company's anticipated physical supply of crude oil could expose it to risk of loss resulting from price changes. The combined company will also be exposed to basis risk when crude oil is purchased against one pricing index and sold against a different index. Moreover, the combined company will be exposed to some risks that are not hedged, including price risks on certain of its inventory, such as pipeline linefill, which must be maintained in order to transport crude oil on its pipelines. In addition, the combined company will engage in a controlled trading program for up to an aggregate of 500,000 barrels of crude oil. Although this activity will be monitored independently by the combined company's risk management function, it exposes the combined company to price risks within predefined limits and authorizations.

        In addition, the combined company's trading operations may involve the risk of non-compliance with its trading policies. For example, Plains discovered in November 1999 that its trading policy was violated by one of its former employees, which resulted in aggregate losses of approximately $181.0 million. Plains has taken steps within its organization to enhance its processes and procedures to detect unauthorized trading. There is no assurance, however, that these steps will detect and prevent all violations of the combined company's trading policies and procedures, particularly if deception or other intentional misconduct is involved.

  The nature of the combined company's business and assets will expose it to significant compliance costs and liabilities.

        The combined company's operations involving the storage, treatment, processing, and transportation of liquid hydrocarbons will be subject to stringent federal, state, and local laws and regulations governing the discharge of materials into the environment. The combined company's segment operations also will be subject to laws and regulations relating to protection of the environment, operational safety and related matters. Compliance with all of these laws and regulations will increase the combined company's overall cost of doing business, including its capital costs to construct, maintain and upgrade equipment and facilities. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of investigatory and remedial liabilities, the issuance of injunctions that may restrict, inhibit or prohibit the combined company's operations, or claims of damages to property or persons.

        Pro forma for the merger, the combined company would own more than three times the miles of pipeline Plains owned three years ago. As Plains has expanded its pipeline assets, it has experienced a corresponding increase in the number of releases of crude oil to the environment. The combined company will be exposed to potentially substantial expense, including clean-up and remediation costs, fines and penalties, and third party claims for personal injury or property damage related to past or future releases. Some of these expenses could increase by amounts disproportionately higher than the relative increase in pipeline mileage and the increase in revenues associated therewith. The incurrence of such expenses not covered by insurance, indemnity or reserves could materially adversely affect the combined company's results of operations.

        Plains and Pacific each currently spend substantial amounts to comply with DOT-mandated pipeline integrity rules. The U.S. Department of Transportation ("DOT") is currently in the process of expanding the scope of its pipeline regulation to include the establishment of additional pipeline integrity management programs for certain gathering pipeline systems that are not currently subject to regulation. Neither Plains nor Pacific currently knows what, if any, impact this will have on the combined company's operating expenses.

        During 2006, Plains is expanding an internal review process started in 2004 in which it is reviewing various aspects of its pipeline and gathering systems that are not subject to the DOT pipeline integrity management rules. The purpose of this process is to review the surrounding environment, condition and operating history of these pipeline and gathering assets to determine if such assets warrant additional investment or replacement. Accordingly, the combined company could be required (as a result of additional DOT regulation), or it may elect (as a result of its own internal initiatives), to spend substantial sums to ensure the integrity of and upgrade its pipeline systems to maintain environmental compliance, and in some cases, the combined company may take pipelines out of service if it believes the cost of upgrades will exceed the value of the pipelines. Neither Plains nor Pacific can provide any assurance as to the ultimate amount or timing of future pipeline integrity expenditures for environmental compliance.

  Loss of credit rating or the ability to receive open credit could negatively affect the combined company's ability to capitalize on a volatile market.

        Plains and Pacific believe that, because of the combined company's strategic asset base and complementary business models, the combined company will continue to benefit from swings in market prices and shifts in market structure during periods of volatility in the crude oil market. The combined company's ability to capture that benefit, however, will be subject to numerous risks and uncertainties, including its maintaining an attractive credit rating and continuing to receive open credit from its suppliers and trade counter-parties.

  A significant portion of the combined company's segment profit will be dependent upon an adequate supply of crude oil from fields located offshore and onshore in California. Production from these fields has experienced substantial production declines.

        A significant portion of the combined company's segment profit will be derived from pipeline transportation margins associated with the Santa Ynez and Point Arguello fields located offshore California and the onshore fields in the San Joaquin Valley. Plains expects that there will continue to be natural production declines from each of these fields as the underlying reservoirs are depleted. Plains estimates that a 5,000 barrel per day decline in volumes shipped from the outer continental shelf fields would result in a decrease in annual pipeline segment profit of the combined company of approximately $6.1 million ($3.6 million from Plains' operations and $2.5 million from Pacific's operations). A similar decline in volumes shipped from the San Joaquin Valley would result in an estimated $3.2 million decrease in annual pipeline segment profit of the combined company, the majority of which would be related to the Pacific business. In addition to natural production declines, any significant production disruption from the outer continental shelf fields and the San Joaquin Valley due to production problems, transportation problems or other reasons could also have a similar effect on the combined company's business.

  The profitability of the combined company's pipeline transportation and gathering, marketing, terminalling and storage operations will depend on the volume of crude oil shipped, purchased and gathered.

        Third party shippers generally do not have long-term contractual commitments to ship crude oil on Plains' or Pacific's pipelines. A decision by a shipper to substantially reduce or cease to ship volumes of crude oil on the combined company's pipelines could cause a significant decline in its revenues. For example, Plains estimates that an average 20,000 barrel per day variance in the Basin Pipeline System within the current operating window, equivalent to an approximate 6% volume variance on that system, would change annualized segment profit by approximately $1.4 million. In addition, Plains estimates that an average 10,000 barrel per day variance on the Capline Pipeline System, equivalent to an approximate 6% volume variance on that system, would change annualized segment profit by approximately $1.3 million.

        To maintain the volumes of crude oil the combined company purchases in connection with its gathering, marketing, terminalling and storage operations, the combined company will need to continue to contract for new supplies of domestic crude oil or increase its foreign activities in order to offset volumes lost because of natural declines in domestic crude oil production from depleting wells or volumes lost to competitors. Replacement of lost volumes of crude oil is particularly difficult in an environment where production is low and competition to gather available production is intense. Generally, because producers experience inconveniences in switching crude oil purchasers, such as delays in receipt of proceeds while awaiting the preparation of new division orders, producers typically do not change purchasers on the basis of minor variations in price. Thus, the combined company may experience difficulty acquiring crude oil at the wellhead in areas where relationships already exist between producers and other gatherers and purchasers of crude oil. Plains estimates that a 15,000 barrel per day decrease in barrels gathered by the combined company would have an approximate

$5.0 million per year negative impact on segment profit. This impact assumes a reasonable margin throughout various market conditions. Actual margins vary based on the location of the crude oil, the strength or weakness of the market and the grade or quality of crude oil. Plains estimates that a $0.01 variance in the average segment profit per barrel would have an approximate $2.9 million annual effect on segment profit of the combined company.

  Fluctuations in demand could negatively affect the combined company's operating results.

        Demand for crude oil is dependent upon the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce demand. Demand also depends on the ability and willingness of shippers having access to the combined company's transportation assets to satisfy their demand by deliveries through those assets.

        Fluctuations in demand for crude oil, such as those caused by refinery downtime or shutdown, could have a negative effect on the combined company's operating results. Specifically, reduced demand in an area serviced by the combined company's transmission systems will negatively affect the throughput on such systems. Although the negative impact may be mitigated or overcome by the combined company's ability to capture differentials created by demand fluctuations, this ability is dependent on location and grade of crude oil, and thus is unpredictable.

  The combined company's pipeline systems will be dependent upon its interconnections with other crude oil pipelines to reach end markets.

        In many cases, the crude oil carried on the combined company's pipeline system will need to be routed onto third party pipelines to reach the refinery or other end market. Reduced throughput on these interconnecting pipelines as a result of testing, line repair, reduced operating pressures or other causes could result in reduced throughput on the combined company's pipeline systems that would adversely affect its profitability.

  The combined company will face competition in its pipeline and gathering, marketing, terminalling and storage activities.

        The combined company's competitors will include other crude oil pipelines, the major integrated oil companies, their marketing affiliates, and independent gatherers, brokers and marketers and local distribution companies of widely varying sizes, financial resources and experience. Some of these competitors have capital resources many times greater than those of the combined company and control greater supplies of crude oil.

  The combined company may not be able to fully capitalize upon planned growth projects.

        The combined company will have a number of significant organic growth projects that require the expenditure of significant amounts of capital, including Pacific's Pier 400 project, Salt Lake City expansion and Cheyenne pipeline projects, and Plains' Pine Prairie joint venture and St. James terminal projects. Many of these projects involve numerous regulatory, environmental, weather-related, political and legal uncertainties that will be beyond the control of the combined company. As these projects are undertaken, required approvals may not be obtained, may be delayed or may be obtained with conditions that materially alter the expected return associated with the underlying projects. These projects may require significant outlays of capital. Moreover, revenues associated with these organic growth projects will not increase immediately upon the expenditures of funds with respect to a particular project and these projects may be completed behind schedule or over budgeted cost. Because of continuing increased demand for materials, equipment and services, there could be shortages and cost increases associated with construction projects. The combined company may construct pipelines, facilities or other assets in anticipation of market demand that dissipates or market growth that never materializes. As a result of these uncertainties, the anticipated benefits associated with the combined company's capital projects may not be achieved.

  Plains has limited history in developing or operating natural gas storage facilities, and there are other risks associated with developing this business.

        Plains entered into the natural gas storage business in September 2005 in connection with PAA/Vulcan's acquisition of Energy Center Investments LLC. Although many aspects of the natural gas storage industry are similar in many respects to Plains' crude oil gathering, marketing, terminalling and storage operations, Plains' current management has little experience in developing and operating natural gas storage facilities. There are significant risks and costs inherent in Plains' efforts to engage in natural gas storage operations, including the risk that the new line of business may not be profitable and that the combined company might not be able to operate the natural gas storage business or implement its operating policies and strategies successfully.

        Plains' natural gas storage operations are conducted through PAA/Vulcan, a 50% joint venture. The board of directors of PAA/Vulcan, which includes an equal number of representatives from Plains and Vulcan Gas Storage, is responsible for providing strategic direction and policy making, and Plains is responsible for the day-to-day operations. As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn Plains' business and operations.

        The devotion of capital, management time and other resources to natural gas storage operations could adversely affect the combined company's existing business. Entering into the natural gas storage industry may require substantial changes, including acquisition costs, capital development expenditures, and adding management and employees who possess the skills needed to operate a natural gas storage business. For example, Pine Prairie is currently under development and there is no guarantee that it will be fully developed in the expected time frame or at the expected cost or generate the expected returns. Participation in the natural gas storage industry will require an investment in personnel and assets and the assumption of risks that may be greater than Plains previously assumed.

  If the combined company does not make acquisitions on economically acceptable terms its future growth may be limited.

        The combined company's ability to grow will depend in part on its ability to make acquisitions that result in an increase in available cash per unit. If the combined company is unable to complete such accretive acquisitions either because it is (i) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (ii) unable to raise financing for such acquisitions on economically acceptable terms, or (iii) outbid by competitors, its future growth will be limited. In particular, competition for midstream assets and businesses has intensified substantially and as a consequence such assets and businesses have become more costly. As a result, the combined company may not be able to complete the number or size of acquisitions that it targets internally or to continue to grow as quickly as Plains has historically.

  The combined company's acquisition strategy will require access to new capital. Tightened capital markets or other factors that increase the combined company's cost of capital could impair its ability to grow.

        The combined company will continuously consider and enter into discussions regarding potential acquisitions. These transactions can be effected quickly, may occur at any time and may be significant in size relative to the combined company's existing assets and operations. Any material acquisition will require access to capital. Any limitations on the combined company's access to capital or increase in the cost of that capital could significantly impair its ability to execute its acquisition strategy. Assuming all other factors affecting the cost of equity capital are equal, the combined company's cost of equity capital will be higher than that of Pacific on a stand-alone basis as a result of Plains' current payment of incentive distributions to its general partner at a 50% level compared to Pacific's current payment of incentive distributions to its general partner at a 15% level. In addition, the combined company's inability to maintain its targeted credit profile, including maintaining Plains' investment grade credit ratings, could negatively affect its cost of capital as well as its ability to execute its acquisition strategy.

  The combined company's acquisition strategy will involve risks that may adversely affect its business.

        Any acquisition involves potential risks, including:

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  performance from the acquired assets and businesses that is below the forecasts used in evaluating the acquisition;

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  a significant increase in indebtedness and working capital requirements;

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  the inability to timely and effectively integrate the operations of recently acquired businesses or assets;

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  the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets, including liabilities arising from the operation of the acquired businesses or assets prior to the acquisition;

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  risks associated with operating in lines of business that are distinct and separate from historical operations;

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  customer or key employee loss from the acquired businesses; and

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  the diversion of management's attention from other business concerns.

        Any of these factors could adversely affect the combined company's ability to achieve anticipated levels of cash flows from its acquisitions, to realize other anticipated benefits and to pay distributions or meet its debt service requirements.

  The combined company's assets will be subject to federal, state and provincial regulation.

        The combined company's domestic interstate common carrier pipelines will be subject to regulation by the FERC under the Interstate Commerce Act. The Interstate Commerce Act requires that tariff rates for petroleum pipelines be just and reasonable and non-discriminatory. The combined company's natural gas storage operations are subject to regulations by the FERC or the Michigan Public Service Commission. In addition, failure to comply with applicable regulations under the Natural Gas Act, and certain other state laws could result in the imposition of administrative, civil and criminal remedies. The combined company also will be subject to the Pipeline Safety Regulations of the DOT. The combined company's intrastate pipeline transportation activities will be subject to various state laws and regulations as well as orders of regulatory bodies.

        The combined company's Canadian pipelines will be subject to regulation by the National Energy Board ("NEB") or by provincial agencies. Under the National Energy Board Act, the NEB could investigate the tariff rates or the combined company's terms and conditions of service relating to a jurisdictional pipeline on its own initiative or at the urging of a shipper or other interested party and, if it found its rates or terms of service relating to such pipeline unjust or unreasonable or unjustly discriminatory, require the combined company to reduce its rates, provide access to other shippers, or change its terms of service. A provincial agency could, on the application of a shipper or other interested party, investigate the tariff rates or the combined company's terms and conditions of service relating to its provincially regulated proprietary pipelines and, if it found its rates or terms of service unreasonable or unjustly discriminatory, declare the pipelines to be common carrier pipelines and require it to reduce its rates, provide access to other shippers, or otherwise alter its terms of service.

Any reduction in the combined company's tariff rates would most likely result in lower revenue and cash flows.

        The laws and regulations governing pipeline operations are subject to change and interpretation by the relevant governmental agency. Any such change or interpretation adverse to the combined company could have a material adverse effect on its operations, revenues and profitability.

  The combined company's operations will be subject to cross-border regulation.

        The combined company's cross-border activities with its Canadian subsidiaries will subject it to regulatory matters, including export licenses, tariffs, Canadian and U.S. customs and tax issues and toxic substance certifications. Regulations include the Short Supply Controls of the Export Administration Act, the North American Free Trade Agreement and the Toxic Substances Control Act. Violations of these license, tariffs and tax reporting requirements could result in the imposition of significant administrative, civil and criminal penalties.

  Rate regulation or a successful challenge to the rates the combined company charges on its pipeline systems may reduce the amount of cash the combined company generates.

        The Energy Policy Act of 1992 (the "EPAct"), among other things, deems "just and reasonable" within the meaning of the Interstate Commerce Act any oil pipeline rate in effect for the 365-day period ending on the date of the enactment of EPAct if the rate in effect was not subject to protest, investigation, or complaint during such 365-day period (that is, the EPAct "grandfathers" any such rates). The EPAct further protects any rate meeting this requirement from complaint unless the complainant can show that a substantial change occurred after the enactment of EPAct in the economic circumstances of the oil pipeline that were the basis for the rate or in the nature of the services provided which were a basis for the rate. This grandfathering protection does not apply, under certain specified circumstances, when the person filing the complaint was under a contractual prohibition against the filing of a complaint.

        For the combined company's domestic interstate common carrier pipelines subject to FERC regulation under the Interstate Commerce Act, shippers may protest the combined company's pipeline tariff filings, and the FERC may investigate new or changed tariff rates. Further, other than for rates set under market-based rate authority and for rates that remain grandfathered under EPAct, the FERC may order refunds of amounts collected under rates that were in excess of a just and reasonable level when taking into consideration the pipeline system's cost of service. In addition, shippers may challenge the lawfulness of tariff rates that have become final and effective. The FERC may also investigate such rates absent shipper complaint. The FERC's ratemaking methodologies may limit the combined company's ability to set rates based on its true costs or may delay the use of rates that reflect increased costs.

        The potential for a challenge to the status of the combined company's grandfathered rates under EPA (by showing a substantial change in circumstances) or a challenge to its indexed rates creates the risk that the FERC might find some of the combined company's rates to be in excess of a just and reasonable level—that is, a level justified by its cost of service. In such an event, the FERC could order the combined company to reduce any such rates and could require the payment of reparations to complaining shippers for up to two years prior to the complaint.

  The combined company will be exposed to the credit risk of its customers in the ordinary course of its gathering and marketing activities.

        There can be no assurance that the combined company will adequately assess the creditworthiness of its existing or future counterparties or that there will not be an unanticipated deterioration in their creditworthiness, which could have an adverse impact on the combined company.

        In those cases in which the combined company provides division order services for crude oil purchased at the wellhead, it may be responsible for distribution of proceeds to all parties. In other cases, it may pay all of or a portion of the production proceeds to an operator who distributes these proceeds to the various interest owners. These arrangements will expose the combined company to operator credit risk, and there can be no assurance that it will not experience losses in dealings with other parties.

  The combined company may encounter increased costs and lack of availability of insurance.

        Over the last several years, as the scale and scope of Plains' and Pacific's respective businesses activities have expanded, the breadth and depth of available insurance markets have contracted. Some of this may be attributable to the events of September 11, 2001, which adversely impacted the availability and costs of certain types of coverage. Plains and Pacific anticipate that the effects of hurricanes along the Gulf Coast during 2005 may also have an adverse effect on the availability and cost of coverage. You cannot be assured that the combined company will be able to maintain adequate insurance in the future at rates it considers reasonable. The occurrence of a significant event not fully insured could materially and adversely affect the combined company's operations and financial condition.

  Marine transportation of crude oil has inherent operating risks.

        The combined company's gathering and marketing operations will include purchasing crude oil that is carried on third party tankers and barges. The combined company's water borne cargoes of crude oil will be at risk of being damaged or lost because of events such as marine disaster, bad weather, mechanical failures, grounding or collision, fire, explosion, environmental accidents, piracy, terrorism and political instability. Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates and damage to the combined company's reputation and customer relationships generally. While certain of these risks may be covered under its insurance program, any of these circumstances or events could increase the combined company's costs or lower its revenues.

        In instances in which cargoes are purchased FOB (title transfers when the oil is loaded onto a vessel chartered by the purchaser) the contract to purchase is typically made prior to the vessel being chartered. In such circumstances the combined company will take the risk of higher than anticipated charter costs. The combined company will also be exposed to increased transit time and unanticipated demurrage charges, which involve extra payment to the owner of a vessel for delays in offloading, circumstances that the combined company may not control.

  Maritime claimants could arrest the vessels carrying the combined company's cargoes.

        Crew members, suppliers of goods and services to a vessel, other shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of a vessel carrying a cargo of the combined company's oil could substantially delay its shipment.

        In addition, in some jurisdictions, under the "sister ship" theory of liability, a claimant may arrest both the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel carrying the combined company's cargo for claims relating to a vessel with which the combined company has no relation.

  The combined company will be dependent on use of a third-party marine dock for delivery of waterborne crude oil into its storage and distribution facilities in the Los Angeles basin.

        A portion of the combined company's storage and distribution business conducted in the Los Angeles basin will be dependent on its ability to receive waterborne crude oil and other dark products, a major portion of which are presently being received through dock facilities operated by Shell Oil Products in the Port of Long Beach. The agreement that will allow the combined company to utilize these dock facilities expires in October 2006, and there is no guarantee that it will be renewed. If this agreement is not renewed and if other alternative dock access cannot be arranged, the volumes of crude oil and other dark products that Pacific presently receives from its customers in the Los Angeles basin may be reduced, which could result in a reduction of storage and distribution revenue and cash flow.

  Changes in currency exchange rates could adversely affect the combined company's operating results.

        Because the combined company will conduct operations in Canada, it will be exposed to currency fluctuations and exchange rate risks that may adversely affect its results of operations.

  Terrorist attacks aimed at the combined company's facilities could adversely affect its business.

        Since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments will subject the combined company's operations to increased risks. Any future terrorist attack that may target the combined company's facilities, those of its customers and, in some cases, those of other pipelines, could have a material adverse effect on its business.

  An impairment of goodwill could reduce the combined company's earnings.

        Plains had approximately $180 million of goodwill on its consolidated balance sheet as of June 30, 2006. Plains currently expects to record approximately $784 million of goodwill upon completion of the merger with Pacific, but that estimate is subject to change pending the completion of an independent appraisal. Consequently, pro forma for the merger, Plains expects that approximately $964 million, representing approximately 11% of the combined company's consolidated assets at June 30, 2006 on a pro forma basis, may be recorded as goodwill. These estimates are preliminary and may be adjusted pending the completion of independent appraisals. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the acquired tangible and separately measurable intangible net assets. U.S. generally accepted accounting principles, or GAAP, will require the combined company to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. If the combined company were to determine that any of its remaining balance of goodwill was impaired, it would be required to take an immediate charge to earnings with a corresponding reduction of partners' equity and increase in balance sheet leverage as measured by debt to total capitalization.

Risks Related to Plains' Common Units and Risks Resulting from Its Partnership Structure

  Cost reimbursements due to Plains' general partner may be substantial and will reduce Plains' cash available for distribution to unitholders.

        Prior to making any distribution on the common units, Plains will reimburse its general partner and its affiliates, including officers and directors of its general partner, for all expenses incurred on Plains' behalf. The reimbursement of expenses and the payment of fees could adversely affect Plains' ability to make distributions. The general partner has sole discretion to determine the amount of these expenses. In addition, Plains' general partner and its affiliates may provide Plains services for which Plains will be charged reasonable fees as determined by the general partner.

  Cash distributions are not guaranteed and may fluctuate with Plains' performance and the establishment of financial reserves.

        Because distributions on the common units are dependent on the amount of cash Plains generates, distributions may fluctuate based on Plains' performance. The actual amount of cash that is available to be distributed each quarter will depend on numerous factors, some of which are beyond Plains' control and the control of its general partner. Cash distributions are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when Plains records losses and might not be made during periods when Plains records profits.

  Unitholders may not be able to remove Plains' general partner even if they wish to do so.

        Plains' general partner manages and operates Plains. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting Plains' business. Unitholders have no rights to elect the general partner or the directors of the general partner on an annual or other continuing basis.

        Furthermore, if unitholders are dissatisfied with the performance of Plains' general partner, they currently have little practical ability to remove Plains' general partner or otherwise change its management. Plains' general partner may not be removed except upon the vote of the holders of at least 66 2/3% of its outstanding units (including units held by Plains' general partner or its affiliates). Because affiliates of Plains' general partner owned more than    % of Plains' outstanding common units pro forma for the completion of the merger as of the record date, the removal of Plains' general partner is not readily practicable without the consent of both Plains' general partner and its affiliates.

        In addition, the following provisions of Plains' partnership agreement may discourage a person or group from attempting to remove Plains' general partner or otherwise change Plains' management:

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  generally, if a person acquires 20% or more of any class of units then outstanding other than from Plains' general partner or its affiliates, the units owned by such person cannot be voted on any matter; and

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  limitations upon the ability of unitholders to call meetings or to acquire information about Plains' operations, as well as other limitations upon the unitholders' ability to influence the manner or direction of management.

        As a result of these provisions, the price at which Plains' common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

  Plains may issue additional common units without unitholder approval, which would dilute a unitholder's existing ownership interests.

        Plains' general partner may cause Plains to issue an unlimited number of common units without unitholder approval (subject to applicable NYSE rules). Plains may also issue at any time an unlimited number of equity securities ranking junior or senior to the common units without unitholder approval (subject to applicable NYSE rules). The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

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  an existing unitholder's proportionate ownership interest in Plains will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

  Plains' general partner has a limited call right that may require unitholders to sell their units at an undesirable time or price.

        If at any time Plains' general partner and its affiliates own 80% or more of the common units, the general partner will have the right, but not the obligation, which it may assign to any of its affiliates, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price generally equal to the then current market price of the common units. As a result, unitholders may be required to sell their common units at a time when they may not desire to sell them or at a price that is less than the price they would like to receive. They may also incur a tax liability upon a sale of their common units.

  Unitholders may not have limited liability if a court finds that unitholder actions constitute control of Plains' business.

        Under Delaware law, a unitholder could be held liable for Plains' obligations to the same extent as a general partner if a court determined that the right of unitholders to remove Plains' general partner or to take other action under Plains' partnership agreement constituted participation in the "control" of Plains' business.

        Plains' general partner generally has unlimited liability for Plains' obligations, such as Plains' debts and environmental liabilities, except for those contractual obligations that are expressly made without recourse to Plains' general partner.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that under some circumstances, a unitholder may be liable to Plains for the amount of a distribution for a period of three years from the date of the distribution.

  Conflicts of interest could arise among Plains' general partner and Plains or its unitholders.

        These conflicts may include the following:

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  Plains does not have any employees and Plains relies solely on employees of the general partner or, in the case of Plains Marketing Canada, employees of PMC (Nova Scotia) Company;

  •
  under Plains' partnership agreement, Plains reimburses the general partner for the costs of managing and for operating the partnership;

  •
  the amount of cash expenditures, borrowings and reserves in any quarter may affect available cash to pay quarterly distributions to unitholders;

  •
  the general partner tries to avoid being liable for partnership obligations. The general partner is permitted to protect its assets in this manner by Plains' partnership agreement. Under Plains' partnership agreement the general partner would not breach its fiduciary duty by avoiding liability for partnership obligations even if Plains can obtain more favorable terms without limiting the general partner's liability; under Plains' partnership agreement, the general partner may pay its affiliates for any services rendered on terms fair and reasonable to Plains. The general partner may also enter into additional contracts with any of its affiliates on behalf of Plains. Agreements or contracts between Plains and Plains' general partner (and its affiliates) are not necessarily the result of arms length negotiations; and

  •
  the general partner would not breach Plains' partnership agreement by exercising its call rights to purchase limited partnership interests or by assigning its call rights to one of its affiliates or to Plains.

Tax Risks Related to the Merger and to Owning Plains Common Units

        You are urged to read the "Material Federal Income Tax Consequences" section of this joint proxy statement/prospectus for a more complete discussion of the following federal income tax risks related to the merger and owning and disposing of common units received in the merger.

  No ruling has been obtained with respect to the tax consequences of the merger.

        Although it is anticipated that no gain or loss will be recognized by a Plains unitholder or a Pacific unitholder as a result of the merger (except with respect to cash received in lieu of fractional Plains common units and a net decrease in a unitholder's share of nonrecourse liabilities discussed below), no ruling has been or will be requested from the Internal Revenue Service, or IRS, with respect to the tax consequences of the merger. Instead, Plains and Pacific are relying on the opinions of their respective counsel as to the tax consequences of the merger, and counsel's conclusions may not be sustained if challenged by the IRS.

  The merger may result in income recognition by Pacific and Plains unitholders.

        As a result of the merger, each Plains and Pacific unitholder's share of nonrecourse liabilities will be recalculated. Each Plains unitholder and Pacific unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder's share of nonrecourse liabilities immediately before the merger over such unitholder's share of nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a Pacific unitholder or a Plains unitholder exceeds the unitholder's basis in his partnership interest, such unitholder will recognize gain in an amount equal to such excess. The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. There can be no assurance that there will not be a net decrease in the amount of nonrecourse liabilities allocable to a Pacific unitholder or a Plains common unitholder as a result of the merger.

  The merger may further limit the ability of a Pacific common unitholder to utilize suspended passive activity losses.

        Passive loss limitations generally provide that specific taxpayers may only deduct losses from passive activities to the extent of the taxpayer's income from passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. There is no guidance as to whether suspended passive losses related to Pacific common units will be available to offset future passive income from Plains following the merger. Accordingly, a Pacific common unitholder's ability to utilize suspended Pacific passive losses to offset Plains taxable income following the merger may be limited.

  The intended tax consequences of the merger are dependent upon each of Plains and Pacific being treated as a partnership for tax purposes.

        The treatment of the exchange of Pacific common units for Plains common units in the merger as a tax-free exchange is dependent upon each of Plains and Pacific being treated as a partnership for federal income tax purposes. If either Plains or Pacific were treated as a corporation for federal income tax purposes, the exchange would likely be a fully taxable transaction for a Pacific unitholder.

  Plains' tax treatment depends on Plains' status as a partnership for federal income tax purposes, as well as Plains not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat Plains as a corporation or if it becomes subject to a material amount of entity-level taxation for state tax purposes, that would reduce the amount of cash available for distribution to Plains' unitholders.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on Plains being treated as a partnership for federal income tax purposes. Plains has not requested, and does not plan to request, a ruling from the IRS on this or any other matter affecting Plains.

        If Plains were treated as a corporation for federal income tax purposes, Plains would pay federal income tax on Plains' income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to Plains' unitholders would generally be taxed again to them as corporate distributions, and no income, gains, losses, deductions or credits would flow through to them. Treatment of Plains as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of the common units. Moreover, treatment of Plains as a corporation could materially and adversely affect Plains' ability to make cash distributions to Plains' unitholders or to make payments on Plains' debt securities.

        Current law may change so as to cause Plains to be treated as a corporation for federal income tax purposes or otherwise subject Plains to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon Plains as an entity, the cash available for distribution to Plains' unitholders would be reduced. Plains' partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects Plains to taxation as a corporation or otherwise subjects Plains to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be adjusted to reflect the impact of that law on Plains.

  If the IRS contests the federal income tax positions Plains takes, the market for Plains' common units may be adversely impacted and the cost of any IRS contest will reduce Plains' cash available for distribution or debt service.

        Plains has not requested a ruling from the IRS with respect to any matter affecting Plains. The IRS may adopt positions that differ from the conclusions of Plains' counsel or from the positions Plains takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of Plains' counsel's conclusions or the positions Plains takes. A court may not concur with Plains' counsel's conclusions or the positions Plains takes. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by Plains and directly or indirectly by the unitholders and the general partner because the costs will reduce Plains' cash available for distribution or debt service.

  Unitholders of the combined company may be required to pay taxes even if they do not receive any cash distributions from Plains.

        Because unitholders of the combined company will be treated as partners to whom Plains will allocate taxable income which could be different in amount than the cash Plains distributes, they will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of Plains' taxable income even if they do not receive any cash distributions from Plains. Unitholders may not receive cash distributions from Plains equal to their share of Plains' taxable income or even equal to the actual tax liability that results from their share of Plains' taxable income.

  Tax gain or loss on disposition of common units could be different than expected.

        If Plains' unitholders sell their common units, they will recognize gain or loss equal to the difference between the amount realized and their tax basis in those common units. Prior distributions in excess of the total net taxable income allocated to a unitholder for a common unit, which decreased the unitholder's tax basis in that common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price the unitholder receives is less than the unitholder's original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to the unitholder. Should the IRS successfully contest some positions Plains takes, the unitholder could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if a unitholder sells units, the unitholder may incur a tax liability in excess of the amount of cash received from the sale.

  Tax-exempt entities and foreign persons face unique tax issues from owning Plains' common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of Plains' income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of Plains' taxable income.

  Plains treats each purchaser of common units as having the same tax benefits without regard to the actual units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

        Because Plains and Pacific cannot match transferors and transferees of common units and because of other reasons, Plains and Pacific have adopted depreciation and amortization positions that do not conform with all aspects of the Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to Plains' unitholders. It also could affect the timing of these tax benefits or the amount of gain from a unitholder's sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to a unitholder's tax return.

  Unitholders of the combined company will be subject to foreign, state and local taxes and return filing requirements in jurisdictions where they do not live as a result of an investment in Plains' units.

        In addition to federal income taxes, unitholders of the combined company will be subject to other taxes, such as Canadian federal and provincial taxes, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Plains does business or owns property but in which such unitholders may not reside. Plains owns property and conducts business in Canada and in most states in the United States. Unitholders may be required to file tax returns and pay taxes in many or all of the jurisdictions in which Plains does business or owns property. Further, unitholders of the combined company may be subject to penalties for failure to comply with those requirements. It will be the combined company's unitholders' responsibility to file all U.S. federal, foreign, state and local tax returns. Plains' counsel has not rendered an opinion on the foreign, U.S. state or local tax consequences of an investment in Plains common units.

THE SPECIAL UNITHOLDER MEETINGS

	Plains	Pacific
Time, Place and Date	, 2006 10:00 a.m., local time Houston, Texas	, 2006 8:00 a.m., local time 5900 Cherry Avenue Long Beach, California
	The meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.	The meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.
Purposes	• To consider and vote on the approval and adoption of the merger agreement and the merger;	• To consider and vote on the approval and adoption of the merger agreement and the merger; and
	• To consider and vote on the approval of the issuance of Plains common units pursuant to the merger agreement, which Plains currently estimates to be approximately 22.3 million common units; and	• To transact other business as may properly be presented at the meeting or any adjournments of the meeting.
	• To transact other business as may properly be presented at the meeting or any adjournments of the meeting.	At the present time, Pacific knows of no other matters that will be presented for consideration at the meeting.
At the present time, Plains knows of no other matters that will be presented for consideration at the meeting.
Quorum	Presence, in person or by proxy, of holders of a majority of the outstanding Plains common units.
Presence, in person or by proxy, of holders of a majority of the outstanding Pacific common units (excluding common units held by LB Pacific) and a majority of the outstanding Pacific subordinated units.
Record Date	Close of business on , 2006.	Close of business on , 2006.
Units Entitled to Vote	• You may vote at the Plains meeting if you owned Plains common units as of the record date.	• You may vote at the Pacific meeting if you owned Pacific common units or Pacific subordinated units as of the record date.

	•	You may cast one vote for each Plains common unit that you owned on the record date.	•	You may cast one vote for each Pacific common unit and one vote for each Pacific subordinated unit that you owned on the record date.
Recommendations of the Boards of Directors and Pacific's Conflicts Committee
The Plains board has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement, has determined that it is advisable and in the best interest of Plains and Plains' common unitholders, and has approved the issuance of Plains common units pursuant to the merger agreement. Accordingly, the Plains board recommends that Plains' common unitholders vote to approve and adopt the merger agreement and the merger and vote to approve the issuance of Plains common units pursuant to the merger agreement.
The Pacific conflicts committee, comprised of directors who are deemed to be independent of the interests of Pacific's general partner, has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's common unitholders (other than LB Pacific). Accordingly, the Pacific conflicts committee recommends that Pacific unitholders vote to approve and adopt the merger agreement and the merger.

The Pacific board has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's equityholders. Accordingly, the Pacific board recommends that Pacific unitholders vote to approve and adopt the merger agreement and the merger.
Votes Required	•
		The affirmative vote of at least a majority of Plains' outstanding common units is required to approve and adopt the merger agreement and the merger and to approve the issuance of Plains common units pursuant to the merger agreement.	•
The affirmative vote of at least a majority of Pacific's outstanding common units (other than units held by LB Pacific) and at least a majority of Pacific's outstanding subordinated units, voting as separate classes, is required to approve and adopt the merger agreement and the merger.

•
	The failure of a unitholder to vote in person or by proxy will have the effect of a vote against approval and adoption of the merger agreement and the merger and against the approval of the issuance of Plains common units pursuant to the merger agreement.	•	The failure of a unitholder to vote in person or by proxy will have the effect of a vote against approval and adoption of the merger agreement and the merger.
•
	As of the record date of the Plains special meeting, directors and executive officers of Plains and their affiliates had the right to vote Plains common units, or approximately % of Plains' outstanding common units. Plains currently expects that all of the directors and executive officers of Plains and their affiliates will vote their common units in favor of the merger, although none of them has entered into any agreement obligating them to do so.	•
As of the record date of the Pacific special meeting, directors and executive officers of Pacific and their affiliates had the right to vote Pacific common units, or approximately % of Pacific's outstanding common units, excluding common units held by LB Pacific. Pacific currently expects that all of the directors and executive officers of Pacific will vote their common units in favor of the merger, although none of them has entered into any agreement obligating them to do so. In addition, LB Pacific owns all of Pacific's outstanding subordinated units. Pacific currently expects that LB Pacific will vote its subordinated units in favor of the merger. Pursuant to the purchase agreement, LB Pacific has agreed to use its commercially reasonable efforts to take all appropriate action necessary or advisable to consummate and make effective the transactions contemplated by, and to satisfy the closing conditions of, the purchase agreement and the merger agreement as promptly as practicable.

Units Outstanding	As of the record date, there were Plains common units outstanding.		As of the record date, there were Pacific common units outstanding.
Voting Procedures	Voting by Plains Common Unitholders		Voting by Pacific Unitholders
	Plains common unitholders may vote using any of the following methods:		Pacific unitholders may vote using any of the following methods:
	•	phone the toll-free number listed on your proxy card and follow the recorded instructions;	•	phone the toll-free number listed on your proxy card and follow the recorded instructions;
	•	go to the Internet website listed on your proxy card and follow the instructions provided;	•	go to the Internet website listed on your proxy card and follow the instructions provided;
	•	complete, sign and mail your proxy card in the postage-paid envelope; or	•	complete, sign and mail your proxy card in the postage-paid envelope; or
	•	attend the meeting and vote in person.	•	attend the meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval and adoption of the merger agreement and the merger and FOR approval of the issuance of Plains common units pursuant to the merger agreement.

If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against adoption of the merger agreement, the merger and the issuance of Plains common units in connection with the merger will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.
If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval and adoption of the merger agreement and the merger.

If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against adoption of the merger agreement and the merger will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

	Revocation	Revocation
	You may revoke your proxy at any time prior to its exercise by:	You may revoke your proxy at any time prior to its exercise by:
	• giving written notice of revocation to the Secretary of Plains' general partner;	• giving written notice of revocation to the Secretary of Pacific's general partner;
	• appearing and voting in person at the Plains meeting; or	• appearing and voting in person at the Pacific meeting; or
	• properly completing and executing a later dated proxy and delivering it to the Secretary of Plains' general partner at or before the Plains meeting.	• properly completing and executing a later dated proxy and delivering it to the Secretary of Pacific's general partner at or before the Pacific meeting.
	Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.	Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.
	Validity	Validity

The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The board of directors of Plains' general partner has the right to waive any irregularities or conditions as to the manner of voting. Plains may accept your proxy by any form of communication permitted by Delaware law so long as Plains is reasonably assured that the communication is authorized by you.
The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The board of directors of Pacific's general partner has the right to waive any irregularities or conditions as to the manner of voting. Pacific may accept your proxy by any form of communication permitted by Delaware law so long as Pacific is reasonably assured that the communication is authorized by you.
Solicitation of Proxies	The accompanying proxy is being solicited on behalf of the Plains board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Plains.	The accompanying proxy is being solicited on behalf of the Pacific board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Pacific.

Morrow & Co., Inc. has been retained by Plains to aid in the solicitation of proxies for a fee of $7,500 plus expenses and the reimbursement of out-of-pocket expenses. Proxies may be solicited from Plains unitholders by personal interview, telephone and telegram by directors, officers and employees of Plains' general partner, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Plains units held by those persons, and Plains will reimburse them for any reasonable expenses that they incur.
D.F. King & Co., Inc. has been retained by Pacific to aid in the solicitation of proxies for a fee of $7,500 plus expenses and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Pacific unitholders by personal interview, telephone and telegram by directors, officers and employees of Pacific's general partner, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Pacific units held by those persons, and Pacific will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name
If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your units with respect to the approval and adoption of the merger agreement and the merger or, if you are a Plains unitholder, the approval of the issuance of Plains common units pursuant to the merger agreement. The units not voted because brokers lack power to vote them without instructions are also known as "broker non-votes."
Abstentions and broker non-votes will have the same effect as a vote against the proposals.

THE MERGER

Background of the Merger

        In December 2005, representatives of Lehman Brothers Inc. met with Mr. Christopher Manning, the Chairman of the Board of Pacific's general partner and a principal of Lehman Brothers Merchant Banking, to discuss strategic alternatives for Pacific, including a possible initial public offering of Pacific's general partner or a sale of Pacific. After this meeting, Mr. Manning authorized Lehman Brothers Inc. to engage in discussions to determine the level of interest in a possible sale of Pacific. Over approximately the next three months, Lehman Brothers Inc. evaluated the field of potential buyers to acquire Pacific and contacted all twelve of those it identified as logical buyers (including Plains).

        On January 10, 2006, Mr. Manning met in Houston, Texas with Mr. Greg Armstrong, the Chairman of the Board and Chief Executive Officer of Plains' general partner, and Mr. Harry Pefanis, the President and Chief Operating Officer of Plains' general partner, at which time the possibility of a business combination involving Pacific and Plains was informally discussed. In addition, Plains had, since 1999, engaged in informal discussions with the former owner of Pacific's general partner regarding a potential business combination involving Plains and Pacific, which discussions were unrelated to the discussions in 2006 that led to the proposed merger.

        Between March 22, 2006 and April 4, 2006, four potential buyers, referred to herein as Parties A, B, C and D, signed confidentiality agreements and began their respective due diligence reviews by meeting with members of Pacific's management in Long Beach, California. At these meetings, held separately for each of the four potential buyers, Pacific's management gave a presentation and provided information about Pacific and its prospects to the potential buyer's representatives, and answered questions relating to various aspects of Pacific's business and a possible transaction with such party.

        On March 24, 2006, the full board of directors of Pacific's general partner was advised by Mr. Manning that Pacific and its management team had begun meeting with potential buyers of Pacific.

        On April 4, 2006, Parties A, B, C and D were sent letters requesting proposals to acquire LB Pacific or, alternatively, both LB Pacific and Pacific together. In the letter, Lehman Brothers Inc. requested that the bidders provide detail on valuation, the form of consideration, any approvals required to consummate a transaction, financing arrangements and due diligence requirements.

        On April 13, 2006, a representative of Lehman Brothers Inc. contacted a representative of Simmons & Company International, financial advisor to Plains, to invite Plains to participate in the process. On April 17, 2006, Plains signed a confidentiality agreement and members of Pacific's management provided an initial operational and financial presentation to representatives of Plains. Between April 17, 2006 and May 16, 2006, representatives of Plains conducted a due diligence review of certain financial, operational and legal matters related to Pacific.

        On April 18, 2006, Party A and Party B submitted proposals. Party C and Party D did not submit proposals to Lehman Brothers Inc., and no further discussions occurred with these parties. Party A's proposal contemplated a purchase of all of the equity interests in Pacific, including those owned by LB Pacific and the public, by paying cash to LB Pacific for its ownership interests in the Pacific general partner entities as well as its common and subordinated units of Pacific, and issuing equity securities of Party A to Pacific's common unitholders (other than LB Pacific). Party A's proposal was subject to financing conditions and completion of confirmatory due diligence. Party B's proposal contemplated a purchase of LB Pacific for cash. Party B also expressed an interest in exploring alternative transactions, including an acquisition of only the general partner interest in Pacific or a combination of an investment in Pacific's general partner and a contribution of assets by Party B. Party B's proposal did not include a financing condition, but was subject to further operational and environmental due diligence.

        On April 19, 2006, Mr. Armstrong notified the Plains board of management's discussions with representatives of Pacific regarding a potential business combination between Pacific and Plains and indicated that Plains' management intended to submit a non-binding proposal to acquire all of the general partner and limited partner interests of Pacific. Also on April 19, 2006, Messrs. Armstrong and Pefanis and representatives of Simmons & Company and Lehman Brothers Inc. met to discuss Plains' questions regarding the bid process.

        On April 20, 2006, Plains submitted an initial, non-binding proposal contemplating a purchase of all of the equity interests in Pacific, including those owned by LB Pacific and the public, by paying cash to LB Pacific for its ownership interests in the Pacific general partner entities as well as its common and subordinated units of Pacific, and issuing Plains common units to Pacific's common unitholders (other than LB Pacific). Plains' proposal was not subject to a financing condition, but was subject to limited confirmatory due diligence.

        On April 21, 2006, a representative of Lehman Brothers Inc. informed a representative of Simmons & Company that Plains' initial proposal merited further discussions between Plains and Pacific. Lehman Brothers Inc. likewise informed a representative of Party A that its initial proposal merited further discussions. Despite several requests by Lehman Brothers Inc. and a request by Mr. Manning for Party B to clarify certain aspects of its proposal, Party B did not respond. No further contacts with Party B occurred. Also on April 21, 2006, Plains' management provided a copy of Plains' initial proposal to the Plains board along with summary operational and financial information related to Pacific. Also on April 21, 2006, a representative of Simmons & Company submitted on behalf of Plains an initial due diligence request list to LB Pacific and Pacific.

        On April 24, 2006, Pacific provided Plains with access to an online data room to respond to Plains' various document requests and inquiries. Between late April 2006 and May 16, 2006, Plains and Party A conducted due diligence on Pacific both in person and through the online dataroom. Pacific made available to Plains and Party A data regarding the revenues, expenses, capital expenditures, general and administrative expenses, financial performance, facilities, assets and liabilities of Pacific. During this time Pacific made certain of its employees available to Plains and Party A for detailed due diligence discussions. Plains' due diligence review continued through June 11, 2006 and Plains' management was assisted in its due diligence efforts by Simmons & Company, PricewaterhouseCoopers LLP, transaction services advisors to Plains, and Vinson & Elkins L.L.P., primary outside counsel to Plains.

        On April 25, 2006, Plains' management provided the Plains board with a summary overview of Pacific and the merits and risks associated with a potential combination. The management summary addressed, among other things, Pacific's strategic fit with Plains, potential synergies, a brief summary of Pacific's major assets and estimated cash flow contribution and the potential risks and challenges associated with the acquisition of Pacific.

        On April 28, 2006, members of Plains' and Pacific's management teams met in Long Beach, California to discuss certain due diligence matters with respect to Pacific.

        At the end of April 2006, the Pacific conflicts committee was advised by Pacific's management that it was becoming increasingly likely that the conflicts committee would be required to review a possible transaction involving a sale of Pacific or its general partner. The conflicts committee consisted of the four independent directors on the board, Messrs. John C. Linehan (Chairman), David L. Lemmon, Jim E. Shamas and William L. Thacker. Following this notice, the conflicts committee engaged Richards, Layton & Finger, P.A. to act as its legal counsel, and Petrie Parkman & Co. to act as its financial advisor.

        On May 1, 2006, initial drafts of a purchase agreement and merger agreement prepared by Baker Botts L.L.P., counsel to LB Pacific, and Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to LB Pacific, were delivered to Plains' management and to Party A.

        On May 2, 2006, the Pacific conflicts committee met at the Lafayette Park Hotel in Lafayette, California. The committee's advisors, Petrie Parkman and Richards, Layton & Finger, participated in the meeting via telephone. In addition, Mr. Manning and Mr. Irvin Toole, Pacific's President and Chief Executive Officer, were asked to participate in the meeting. Mr. Manning described the background and status of the consideration by LB Pacific of a potential business combination involving Pacific. Following Mr. Manning's presentation, there was a discussion regarding the potential transactions and alternatives. After excusing Messrs. Manning and Toole from the meeting, Richards, Layton & Finger advised the conflicts committee regarding certain legal matters. The conflicts committee also discussed the anticipated next steps in evaluating a potential business combination involving Pacific.

        On May 3, 2006, at a regularly-scheduled meeting of the Pacific board, Mr. Manning updated the Pacific directors as to the status of the proposals that had been received from Plains, Party A and Party B, and informed the directors that final proposals would be requested from Plains and Party A. He also stated that calls to the representatives of Party B to discuss its initial proposal and to assess its interest in submitting a final proposal were not being returned, so it did not appear likely that a final proposal would be received from Party B.

        Also on May 3, 2006, representatives of management of Party A gave a presentation to Pacific's management covering Party A's business, properties, assets, strategies and stand-alone financial and operational projections. Also on May 3, 2006, Plains' management advised the Plains board as to the status of its discussions with Pacific and that final proposals from bidders would be requested to be delivered on May 16, 2006. Also on that date, Plains' management informed the Plains board that it anticipated holding a board meeting on May 15, 2006 to discuss its final proposal prior to submittal.

        On May 8, 2006, representatives of Plains' management gave a presentation to Pacific's management and representatives covering Plains' business, properties, assets, strategies and stand-alone financial and operational projections.

        On May 10, 2006, through its online data room, Pacific provided Plains with unrisked projections, which are referred to as the "upside case" and "Case 2" in the financial analyses of Lehman Brothers Inc. and Petrie Parkman & Co., respectively, summaries of which are included elsewhere in this joint proxy statement/prospectus.

        Between May 10 and May 15, 2006, Plains' management delivered to the Plains board a compilation of materials related to the potential acquisition of Pacific. The information delivered provided an operational and financial overview of Pacific, including an accretion/dilution analysis of the combination and other transaction-related information.

        On May 11, 2006, letters were sent to Plains and Party A requesting that final proposals be submitted by May 16th, together with any proposed revisions to the draft transaction agreements previously provided. The letters requested that bidders provide final proposals as to the form and amount of consideration, required approvals and conditions to closing, financing arrangements and further due diligence requirements.

        Also on May 11, 2006, Mr. Armstrong and Mr. Gary Petersen, a member of the Plains board, participated in a charity golf tournament with a representative of Lehman Brothers Inc. during which the proposed transaction was informally discussed. Mr. Armstrong and the Lehman Brothers Inc. representative were later joined by a representative of Simmons & Company.

        On May 15, 2006, the Plains board convened a special meeting to consider the potential acquisition of Pacific. Following significant discussion and deliberation, the Plains board unanimously approved the submission by Plains' management of a final proposal to acquire LB Pacific's ownership interests in the Pacific general partner entities as well as its common and subordinated units and the common units of Pacific held by persons other than LB Pacific, subject to certain specified financial and exchange ratio limitations.

        On various dates prior to Plains' submittal of a proposal on May 16, 2006, Mr. Armstrong had individual discussions with Messrs. David N. Capobianco, Gary R. Petersen and Robert V. Sinnott, each of whom serve on the Plains board as a designee of one of the owners of the Plains general partner. The discussions involved the possibility that the general partner would reduce the incentive distributions otherwise payable to the general partner for some period of time. The purpose of the potential reduction would be to facilitate the proposed transaction. It was noted in these discussions that a reduction in the incentive distributions would require an amendment to the Plains partnership agreement, which in turn would require approval of at least 66 2/3% of the ownership interest in Plains' general partner. Collectively, affiliates of these three directors and Plains' management own approximately 90% of the ownership interests in Plains' general partner.

        On May 16, 2006, Mr. Armstrong met with representatives of Simmons & Company and Lehman Brothers Inc. to discuss clarification of the bid process and proposal parameters.

        Also on May 16, 2006, Plains and Party A submitted final written proposals. Relative to its initial proposal, Party A's proposal provided for reduced consideration to both LB Pacific and Pacific's public unitholders. The proposal was subject to board approval and resolution of remaining due diligence items. Party A's revisions to the merger agreement included substantial revisions to the nonsolicitation provisions of the document, and proposed a $45 million termination fee. Shortly after submitting its final proposal, Party A was informed that its offer was inferior to other offers received, both in terms of consideration to LB Pacific and consideration to the public unitholders. Party A indicated it was willing to increase the purchase price payable to LB Pacific to a level consistent with its initial proposal. Party A did not indicate that it was willing to increase the consideration to Pacific common unitholders. The parties did not pursue additional discussions with Party A after the May 16th discussion.

        In its final written proposal, Plains offered to pay $725 million in cash to LB Pacific (for its ownership interests in Pacific's general partner entities, as well as its common and subordinated units of Pacific), and 0.75 Plains common units for each Pacific common unit held by the public (other than LB Pacific). In its proposal, Plains also stated that management intended to recommend that the Plains board increase the Plains quarterly distribution rate to $0.80 per unit following the proposed combination from the then current $0.7075 per unit, and that its general partner had indicated a willingness to reduce its incentive distributions by $10 million in 2007 and $5 million in 2008. Plains' proposal was not subject to a financing condition or further due diligence, and had been unanimously approved by the Plains board. Plains' proposal was subject to obtaining the requisite approvals from (i) the owners of Plains All American GP LLC for the merger and any reductions in incentive distribution payments and (ii) Plains' unitholders for the merger and the issuance of Plains common units. Plains' proposed changes to the merger agreement contained substantial revisions to the nonsolicitation and termination fee provisions and proposed a $40 million termination fee ($15 million of which was payable if Pacific's unitholders did not approve the merger agreement).

        On May 17, 2006, Messrs. Armstrong and Pefanis and representatives of Simmons & Company and Lehman Brothers Inc. met in Houston, Texas to discuss and clarify certain aspects of Plains' final written proposal. The conversation was primarily focused on the assumptions that Plains' management had used in its analysis, including synergies, acquisition financing, growth projects and the reduction in Plains' general partner's incentive distributions.

        The Pacific board adopted resolutions effective May 18, 2006 formally authorizing and delegating to the Pacific conflicts committee various responsibilities, including: (i) reviewing, evaluating and negotiating (or delegating the ability to negotiate) any proposed business combination involving Pacific or any alternatives thereto; (ii) evaluating whether any proposed business combination or any alternatives thereto are fair and reasonable to, and in the best interests of, the common unitholders of Pacific, other than LB Pacific; and (iii) making a recommendation to the board as to what action, if any, should by taken by the Pacific board with respect to the proposed business combination or any alternatives thereto. The resolutions further provided that the Pacific board would not recommend a proposed business combination or alternatives thereto for approval by the holders of Pacific units without the prior approval of the Pacific conflicts committee. In addition, the resolutions provided that the chairman of the conflicts committee be paid $50,000 and each of the three other members of the conflicts committee be paid $40,000 for their services.

        On May 18, 2006, the Plains board convened a regularly scheduled meeting. At this meeting, Plains' management updated members of the Plains board as to the ongoing discussions among Plains, Pacific and their respective representatives. Mr. Armstrong also described the potential temporary adjustment to the general partner's incentive distributions to Messrs. Everardo Goyanes, J. Taft Symonds and Arthur L. Smith, members of the Plains board who are not affiliated with the owners of the general partner.

        On May 19, 2006, the Pacific conflicts committee met telephonically with its legal and financial advisors. During this meeting, Petrie Parkman provided a status report on the ongoing negotiations with respect to a potential business combination involving Pacific. Also on May 19, 2006, Baker Botts sent drafts of the transaction agreements, revised to incorporate certain of the comments contained in Plains' May 16th proposal, to Pacific's management, Andrews Kurth LLP, which had been retained by Pacific as its primary outside legal counsel in connection with the potential transaction, and Richards, Layton & Finger. Over the course of the following four days, representatives of LB Pacific, Pacific management, Baker Botts, Richards, Layton & Finger and Andrews Kurth, met telephonically to discuss various issues with respect to the draft transaction agreements, including:

  •
  the amount of the termination fee and the application of the termination fee if Pacific's unitholders did not approve the merger;

  •
  Plains' proposed ability to require the conflicts committee and the board of directors of Pacific to reaffirm their recommendations of the transaction upon request;

  •
  the proposed requirement that Pacific's full board concur with any decision by the conflicts committee to terminate the merger agreement in order to accept a superior proposal; and

  •
  certain employee issues, including Plains' assumption of Pacific's obligations under existing employee plans and agreements.

        On May 23, 2006, Baker Botts sent revised drafts of the transaction agreements to Vinson & Elkins, as well as to Pacific's management, LB Pacific, Lehman Brothers Inc., Richards, Layton & Finger and Andrews Kurth.

        On May 24, 2006, the Pacific conflicts committee, along with its advisors, Petrie Parkman and Richards, Layton & Finger, conducted a series of meetings in Houston, Texas with representatives of Lehman Brothers Inc., Plains' management and Pacific's management. Also present at the meetings were representatives of Andrews Kurth and representatives of Deloitte & Touche LLP, which had been retained by Pacific to conduct accounting due diligence on Plains. Lehman Brothers Inc. provided an overview of the process to date and a preliminary analysis of the proposed offers from Party A and Plains. Plains made a management presentation that discussed its strategy, five-year financial plan and potential benefits of the proposed transaction. Pacific management made a presentation on the status of their business and financial forecasts, including their management case and upside case.

        Between May 25, 2006 and June 9, 2006, Pacific's management and representatives of Lehman Brothers Inc., Petrie Parkman, Andrews Kurth and Deloitte & Touche conducted a due diligence review of certain financial, accounting, operational, corporate and legal materials of Plains. Materials provided included general corporate materials, management reports, litigation summaries, material contracts, title materials, benefits arrangements and summaries and environmental and regulatory information. Pacific's management and its advisors also had a number of due diligence meetings with representatives of Plains' management to discuss various aspects of Plains' business and its prospects, including, specifically, meetings to discuss accounting and finance, tax matters, litigation and legal matters, environmental issues, operations, corporate affairs and property and rights-of way.

        On May 25, 2006, representatives of Baker Botts, Richards Layton & Finger, Vinson & Elkins, and Prickett, Jones & Elliott, P.A., special Delaware counsel to Plains, met telephonically to discuss various issues pertaining to the transaction agreements. The parties discussed, without resolution, Pacific's proposed changes to the definition of what constituted a "material adverse effect" and to the nonsolicitation and termination fee provisions. On May 26, 2006, Vinson & Elkins distributed revised drafts of the transaction agreements to Baker Botts. Over the course of the next five days, representatives of LB Pacific, Pacific management, Baker Botts, Andrews Kurth and Richards, Layton & Finger met telephonically and/or in person to discuss the revised transaction agreements.

        On May 30, 2006, the Pacific conflicts committee met telephonically with its advisors. The conflicts committee and its advisors discussed the status of Pacific's transactional due diligence with respect to Plains. It was decided that one or more members of the conflicts committee and the committee's advisors would meet with Plains' management to discuss certain due diligence information as requested by the conflicts committee. As a result of this meeting, Pacific's representatives were provided access to certain sensitive business information of Plains that Pacific deemed necessary to its due diligence review of Plains.

        On May 31, 2006, representatives of Plains, Pacific, Simmons & Company, Lehman Brothers Inc., Vinson & Elkins and Baker Botts met in Baker Botts's offices in Houston, Texas (with some persons participating telephonically). The parties discussed the outstanding issues on the transaction agreements, including the following:

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  Plains' desire to require that a portion of the termination fee be payable if Pacific's unitholders did not approve the merger, regardless of whether a competing transaction had been proposed;

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  Plains' proposal to require that Pacific's full board concur with any decision by the conflicts committee to terminate the merger agreement in order to accept a superior proposal;

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  Plains' proposals for various thresholds in the covenants governing the parties' conduct of business between the signing of the merger agreement and the closing of the merger; and

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  certain employee issues, including Pacific's proposal for the payment of retention benefits and Pacific's desire for Plains to expressly assume the obligations of Pacific's general partner under existing employee plans and agreements.

        After multiple break-out sessions and resumed discussions, the parties reached mutually agreeable resolutions of most of the outstanding issues, including the following:

  •
  Plains agreed to reduce from $15 million to $10 million the amount of the termination fee payable if Pacific's unitholders did not approve the merger;

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  Plains agreed that Pacific's full board would not be required to concur with the conflicts committee's decision to terminate the agreement in order to accept a superior proposal;

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  Plains and Pacific reached compromises on the various thresholds in the operating covenants; and

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  Plains agreed in principle to Pacific's proposed retention benefit amounts, and agreed to guarantee all obligations of the obligors under Pacific's existing employee plans and agreements.

        That evening, Baker Botts distributed revised drafts of the transaction agreements reflecting the parties' discussions earlier that day. Throughout the course of the following day, Baker Botts and Vinson & Elkins met several times telephonically to make further progress toward resolving the remaining documentation issues. On June 1, 2006, Vinson & Elkins distributed revised drafts of the transaction agreements.

        Also on June 1, 2006, Messrs. John Linehan and William Thacker, two members of the Pacific conflicts committee, and representatives of Petrie Parkman and Richards, Layton & Finger, met in Houston, Texas to review sensitive business information of Plains that had been made available to the Pacific conflicts committee and to meet with members of Plains' senior management. During the meeting with Plains' senior management, there was extensive discussion regarding Plains' business condition and prospects, synergies from the potential business combination, potential additional acquisitions, risks of a reduction in its credit ratings and related issues, integration issues, risk management issues and various other financial issues.

        On June 2, 2006, the Pacific conflicts committee met telephonically with its legal and financial advisors. Members of Pacific's management and Andrews Kurth also participated in this meeting. Messrs. Linehan and Thacker, along with the conflicts committee's advisors, presented a report on the information reviewed and discussions held with Plains' senior management the day before in Houston, Texas. There was discussion regarding due diligence results to date, the status of the due diligence review and any remaining open items, and the engagement of Lehman Brothers Inc. as financial advisor to Pacific and the terms of the engagement. After all persons other than the conflicts committee members and the committee's advisors were dismissed from the meeting, Petrie Parkman made a preliminary presentation analyzing the potential business combination between Pacific and Plains, and the conflicts committee discussed the merits of such a business combination from the perspective of the common unitholders of Pacific, other than LB Pacific. Also on June 2, 2006, Baker Botts distributed revised drafts of the transaction agreements to the working group, including the conflicts committee and its advisors for consideration at their next meeting.

        Also on June 2, 2006, Plains' management updated members of the Plains board as to the status of ongoing discussions among Plains, Pacific and their respective representatives.

        On June 7, 2006, the Pacific conflicts committee met in Houston, Texas, with its financial and legal advisors. One committee member participated by telephone. Also present at the invitation of the conflicts committee were members of Pacific management, Andrews Kurth, Deloitte & Touche and Lehman Brothers Inc. The Pacific management team made a presentation of management's views and assessment of the proposed transaction with Plains. Lehman Brothers Inc. made a presentation regarding the terms and structure of the potential transaction with Plains and an analysis of the potential transaction from a financial point of view to Pacific and all of its equityholders as a whole. There also was discussion regarding the results of due diligence on Plains and the status of the due diligence process. After excusing Lehman Brothers Inc. from the meeting, the conflicts committee and its advisors and Pacific management discussed various aspects of the potential transaction with Plains. Following this discussion, the conflicts committee excused from the meeting all persons other than the committee's advisors. Petrie Parkman made a detailed presentation regarding the potential transaction with Plains, including an analysis of the potential transaction from a financial point of view from the perspective of Pacific's common unitholders other than LB Pacific, and there was extensive discussion regarding the merits of the potential transaction. Richards, Layton & Finger made a presentation regarding various legal matters relating to the potential transaction and the conflicts committee's consideration of the potential transaction. At this point in the meeting, the conflicts committee invited Mr. Manning and Mr. Josh Collins, a member of the Pacific board and a principal of Lehman Brothers Merchant Banking, to join the meeting to discuss the process by which LB Pacific had explored potential business combinations, and the views of Lehman Brothers Merchant Banking as to the prospects of Pacific and the terms of the potential transaction with Plains. After excusing Messrs. Manning and Collins from the meeting, the conflicts committee and its advisors further discussed the merits and risks of the proposed transaction with Plains and the prospects for Pacific as a stand-alone entity. Following this discussion, the conflicts committee determined that a counteroffer should be made and agreed upon the terms of such counteroffer. The conflicts committee then invited representatives of Lehman Brothers Merchant Banking and Pacific senior management to join the meeting, and Mr. Linehan then informed them that the committee would be willing to approve the proposed transaction with Plains if the exchange ratio were increased from 0.75 to 0.82 Plains common units for each Pacific common unit (other than common units owned by LB Pacific). That evening, Andrews Kurth and Richards, Layton & Finger provided Vinson & Elkins and Baker Botts with comments to the merger agreement based on the conflicts committee's discussions earlier that day. The comments reflected the proposed increase to the exchange ratio, as well as revisions to the nonsolicitation provisions and the employee-related covenants, among other things.

        On June 8 and 9, 2006, various discussions took place between and among representatives of Plains, LB Pacific, Lehman Brothers Inc. and Simmons & Company. Such discussions resulted in the revised proposal that representatives of Lehman Brothers Inc. presented to the Pacific conflicts committee on June 10th.

        On June 9, 2006, Vinson & Elkins distributed revised drafts of the transaction agreements, which contained changes responsive to the comments proposed by Andrews Kurth and Richards, Layton & Finger on June 7th. The revised drafts incorporated in large part the proposed changes to the nonsolicitation provisions of the merger agreement, but did not address some of the employee-related comments in the June 7th mark-up.

        On June 10, 2006, the Pacific conflicts committee met telephonically. Representatives of Richards, Layton & Finger, Petrie Parkman, Pacific management, Lehman Brothers Inc., Lehman Brothers Merchant Banking and Baker Botts also attended portions of the meeting. During the meeting, representatives of Lehman Brothers Inc. presented to the conflicts committee a revised proposal to which both Plains and LB Pacific were willing to agree, which decreased the cash consideration to LB Pacific by $25 million, to $700 million, increased the exchange ratio in the merger from 0.75 to 0.77 Plains common units per Pacific common unit (other than common units owned by LB Pacific), and increased the amount by which Plains' general partner would agree to reduce its incentive distributions from $15 million over two years to $65 million over five years. A representative of Lehman Brothers Inc. told the conflicts committee members that he had been advised by Plains and LB Pacific that the proposal represented the best and final offer from both Plains and LB Pacific. After excusing all participants except the conflicts committee members and the committee's advisors, there was discussion regarding whether the revised offer truly represented the best and final offer from Plains and LB Pacific. Mr. Linehan reported that he had received separate calls the day before from Mr. Manning and Mr. Toole, respectively, informing him that this revised offer would be the best and final offer from LB Pacific and Plains. After further discussion, the committee determined that Mr. Linehan should contact Mr. Armstrong to determine whether there was any further room for an increase in the consideration from Plains. The conflicts committee agreed to consider the revised proposal from Plains and LB Pacific further after Petrie Parkman had the opportunity to review the revised proposal in detail, the parties had resolved all remaining documentation issues and Mr. Linehan had his anticipated conversation with Mr. Armstrong. Later that day, Baker Botts sent revised drafts of the transaction agreements to Vinson & Elkins, which drafts reflected the changes to the economic terms and Pacific's response on the remaining outstanding employee-related issues.

        On June 11, 2006, the Plains board met telephonically with its advisors to review the proposed transaction. Plains' senior management advised the members of the board as to the status of the parties' discussions and anticipated timing for executing definitive transaction agreements. Plains' senior management also discussed the projected operating and financial performance of Plains, Pacific and the combined company. Plains' senior management discussed its plan to permanently finance the acquisition as well as liquidity and rating agency matters. Simmons & Company made a detailed presentation analyzing the proposed acquisition. Following the presentation and discussion, Simmons & Company delivered its oral opinion (subsequently confirmed in writing) that, as of June 11, 2006, based upon and subject to the factors and assumptions set forth in its opinion, the aggregate consideration to be paid by Plains as set forth in the transaction agreements was fair, from a financial point of view, to Plains and Plains' common unitholders (other than those unitholders holding a direct or indirect interest in Plains' general partner). Next, Vinson & Elkins reviewed the terms of the transaction as reflected in the forms of the transaction agreements. Vinson & Elkins also advised the board regarding certain legal matters and the board's consideration of the potential transaction. Following extensive discussion regarding the proposed acquisition, the members of the Plains board unanimously approved the purchase agreement, the merger agreement and the merger and related transactions (including the issuance of Plains common units pursuant to the merger agreement). The Plains board also determined to recommend that Plains' unitholders approve and adopt the merger agreement and the merger and approve the issuance of Plains common units pursuant to the merger agreement.

        Following the Plains board's meeting, members of senior management of Plains and Pacific, as well as representatives of Petrie Parkman, Baker Botts, Vinson & Elkins, Richards, Layton & Finger and Andrews Kurth, met telephonically to discuss the remaining issues on the transaction agreements. The parties reached agreement on all issues other than the timing of the reductions to Plains' general partner's incentive distributions, which the parties planned to resolve later that day.

        Later in the day on June 11th, the Pacific conflicts committee met telephonically with its advisors to review the proposed transaction. Mr. Linehan reported that he had spoken with Mr. Armstrong, and during the discussion Mr. Armstrong had stated that the revised proposal was Plains' best and final offer. Petrie Parkman and Richards, Layton & Finger then apprised the conflicts committee members of the status of discussions and reviewed the terms of the transaction as reflected in the forms of the transaction agreements. Next, Petrie Parkman made a detailed presentation analyzing the revised proposal. Following the presentation and discussion, Petrie Parkman stated that it expected to be in a position to provide, at the request of the committee, an oral opinion that the exchange ratio of 0.77 Plains common units for each Pacific common unit was fair from a financial point of view to Pacific's common unitholders other than LB Pacific. Richards, Layton & Finger advised the conflicts committee members regarding certain corporate law matters. Following extensive discussion, the conflicts committee agreed to approve the merger agreement and the merger, subject to satisfactory resolution as to the timing of the reductions to Plains' general partner's incentive distributions. The conflicts committee agreed to meet again later that day after receipt of Plains' proposal on the incentive distribution reductions.

        Also on June 11, representatives of Plains obtained a member's consent of Plains All American GP LLC approving (i) a prospective amendment to Plains' partnership agreement, to become effective upon consummation of the merger, that would reduce the incentive distribution payments as reflected in the merger agreement and (ii) the merger.

        Shortly after receipt of Plains' proposal on the incentive distribution reductions, the Pacific conflicts committee met again telephonically with its advisors. After discussion, the conflicts committee concluded that the terms of Plains' proposal on the incentive distribution reductions was satisfactory. The conflicts committee then requested Petrie Parkman's oral opinion as to the fairness of the financial consideration offered in the proposed merger. Petrie Parkman delivered its oral opinion (subsequently confirmed in writing) to the conflicts committee that, as of June 11, 2006, based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 0.77 Plains common units for each Pacific common unit (other than common units owned by LB Pacific) was fair from a financial point of view to Pacific's common unitholders other than LB Pacific. After further discussion regarding the proposed transaction, the committee members unanimously determined that the terms of the merger agreement and the merger, including the relative consideration to be received by LB Pacific on the one hand, and the common unitholders other than LB Pacific on the other hand, were fair to Pacific's common unitholders (other than LB Pacific). The committee members unanimously approved the merger agreement and the merger. The committee members also determined that the committee's approval of the merger agreement and related transactions constituted "special approval" pursuant to Pacific's partnership agreement. The Pacific conflicts committee also determined to recommend that Pacific's unitholders approve and adopt the merger agreement and the merger.

        Later that evening, the board of directors of Pacific's general partner met telephonically to review the transaction. At the meeting, Pacific's management, together with representatives of Lehman Brothers Inc., Andrews Kurth and Baker Botts, apprised the board of the status of discussions and reviewed the terms of the transaction as reflected in the forms of the transaction agreements. Lehman Brothers Inc. delivered its oral opinion (subsequently confirmed in writing) to the board that, as of June 11, 2006, based upon and subject to the factors and assumptions set forth in its opinion, the aggregate consideration to be offered to all holders of the partnership interests of Pacific was fair, from a financial point of view, to such holders. Andrews Kurth advised the board regarding certain legal matters and the board's consideration of the potential transaction. At the request of Mr. Manning, Mr. Linehan and Richards, Layton & Finger provided a brief report regarding the work of the Pacific conflicts committee and its recommendations to the Pacific board. Following extensive discussion, the Pacific board unanimously approved the merger agreement and the merger. The Pacific board also determined to recommend that Pacific's unitholders approve and adopt the merger agreement and the merger.

        After the meetings, the merger agreement, purchase agreement, disclosure schedules and ancillary documents were finalized, and the transaction agreements were executed by the parties thereto. On June 12, 2006, Plains and Pacific issued a joint press release announcing the execution of the transaction agreements.

        On June 15, 2006, a lawsuit was filed in the Superior Court of California, County of Los Angeles, entitled Kosseff v. Pacific Energy, et al., case no. BC 3544016. The plaintiff alleges that he is a unitholder of Pacific, and he seeks to represent a class comprising all of Pacific's unitholders. The complaint names as defendants Pacific and certain of the officers and directors of Pacific's general partner, and asserts claims of self-dealing and breach of fiduciary duty in connection with the merger and related transactions. The plaintiff seeks injunctive relief against completing the merger or, if the merger is completed, rescission of the merger, other equitable relief, and recovery of the plaintiff's costs and attorneys' fees. On July 12, 2006, the court entered a stay of the proceeding pending an initial status conference, which has been scheduled for September 6, 2006.

Recommendation of the Board of Directors and Conflicts Committee of Pacific's General Partner and Reasons for the Merger

        The Pacific board has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's equityholders. Accordingly, the Pacific board recommends that Pacific unitholders vote to approve and adopt the merger agreement and the merger.

        In addition, the Pacific conflicts committee, comprised of directors who are deemed to be independent of the interests of Pacific's general partner, has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Pacific and Pacific's common unitholders. Accordingly, the Pacific conflicts committee recommends that Pacific unitholders vote to approve and adopt the merger agreement and the merger.

        In considering the recommendation of the Pacific board and the Pacific conflicts committee with respect to the merger, you should be aware that some executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Pacific's common unitholders generally. The Pacific board and the Pacific conflicts committee were aware of these interests in approving the merger agreement and the merger.

        In reaching their respective decisions on the merger, the Pacific board and the Pacific conflicts committee consulted with management and legal and financial advisors and considered a number of factors, including the following potential benefits and other factors:

  •
  that the holders of Pacific's common units (other than LB Pacific) will be entitled to receive 0.77 Plains common units for each Pacific common unit, an exchange ratio that the Pacific conflicts committee and the Pacific board viewed as attractive in light of Pacific's historic and current trading price, and which represented an implied premium of 14.3% over the average closing unit price during the 20 trading days prior to and including June 9, 2006 (the last day of trading prior to the committee's and the board's respective determinations) and 10.6% over the closing unit price on June 9, 2006;

  •
  that the merger is expected to be accretive on the basis of distributable cash flow per common unit of Pacific;

  •
  that Plains' management intends to recommend that the Plains board increase Plains' quarterly per unit distribution and that Pacific unitholders would receive such increased distribution following the merger, and that the increase in per unit distribution may ultimately result in the appreciation of Plains' unit price in the market, making the exchange ratio even more favorable to Pacific's unitholders;

  •
  that the incentive distributions that would otherwise have been payable to Plains' general partner will be reduced by $65.0 million in the aggregate over five four-quarter periods following the merger, making additional cash available for general partnership purposes, which may include, as deemed appropriate by Plains' general partner, future distributions, capital investment or reduction of debt;

  •
  that the merger will result in potential cost savings, including savings arising due to the complementary assets and businesses of the companies, meaningful operating and general and administrative cost savings, and reduced cost of debt;

  •
  that Pacific's unitholders will benefit from the application of Plains' commercial expertise to Pacific's current assets;

  •
  that the combined business of Plains and Pacific following the merger will have complementary growth opportunities, including Plains' near-term projects that are a good match with Pacific's longer term growth projects;

  •
  that the combined company will represent a substantially larger business than Pacific on a stand-alone basis, mitigating execution risk associated with Pacific's Pier 400 project and other projects;

  •
  that the merger will result in significant business and geographic diversification, and that the combined company will have an expanded geographic footprint providing a strong presence in the major U.S. crude oil markets of the Gulf Coast, Rocky Mountains and California;

  •
  that the combined company is expected to have investment grade credit ratings that will better enable capitalization on growth initiatives beyond what is currently available to Pacific;

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  that, as unitholders of Plains following the merger, Pacific unitholders will have greater liquidity for their units;

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  that the merger will provide an opportunity to enhance a proven management team that is well regarded by the investment community;

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  the judgment, advice and analysis of Pacific's senior management, including its favorable recommendation of the merger;

  •
  information obtained through due diligence regarding the businesses, assets, liabilities, results of operations and financial performance of Pacific, Plains and the combined company;

  •
  in the case of the Pacific board, presentations by and discussions with Lehman Brothers Inc., financial advisor to Pacific, regarding the financial terms of the merger, and its opinion described below to the Pacific board on June 11, 2006 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, from a financial point of view, the aggregate consideration to be offered to all of the holders of the partnership interests in Pacific in the proposed transaction is fair to such holders;

  •
  in the case of the Pacific conflicts committee, presentations by and discussions with Petrie Parkman & Co., financial advisor to the conflicts committee, regarding the financial terms of the merger, and its opinion described below to the conflicts committee on June 11, 2006 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 0.77 Plains common units for each Pacific common unit (other than common units owned by LB Pacific) in the merger is fair, from a financial point of view, to Pacific's common unitholders, other than LB Pacific and its affiliates;

  •
  the ability of the parties to complete the merger, including the antitrust requirements applicable to the transaction;

  •
  presentations by and discussions with Pacific's senior management and representatives of Andrews Kurth, Pacific's outside legal counsel, Richards, Layton & Finger, the Pacific conflicts committee's outside legal counsel, and Baker Botts, LB Pacific's outside legal counsel, regarding the terms of the merger agreement; and

  •
  the long-term interests of Pacific and its common unitholders, as well as the effects of the merger on Pacific's customers, creditors and suppliers to the extent those effects relate to the long-term value of Pacific's common units.

        The Pacific board and the Pacific conflicts committee also considered a number of risks associated with the merger, including the following:

  •
  that Plains is currently at the 50% incentive distribution level for its general partner, as compared to Pacific, which is at the 15% incentive distribution level for its general partner, which means that Pacific's unitholders will be receiving a lower percentage of the combined company's cash distributions than they would have as unitholders of Pacific and that this higher incentive distribution percentage for the general partner effectively increases the cost of equity for the combined company going forward;

  •
  that Plains' investment grade credit rating might be reduced as a result of the transaction, thereby adversely affecting Plains' business;

  •
  the possibility that Plains' unit price could diminish prior to closing, reducing the premium available to Pacific's common unitholders (other than LB Pacific);

  •
  that regulatory approvals must be obtained to complete the merger, including approvals under the Hart-Scott-Rodino Act, approvals from the California Public Utilities Commission and other state regulatory bodies, and Canadian approvals; and

  •
  that the merger might not be completed in a timely manner, or at all, including the diversion of management and employee attention and the potential employee attrition, all at significant cost and disruption to Pacific's normal business.

In the view of the Pacific board and the Pacific conflicts committee, these risks did not outweigh the advantages of the merger.

        Finally, the Pacific board and the Pacific conflicts committee considered a number of procedural factors associated with the merger, including the following:

  •
  that because of the possible conflicts of interest between LB Pacific and Pacific's public unitholders (other than LB Pacific), which created possible conflicts for management and certain members of the Pacific board, the Pacific conflicts committee was delegated the power and authority to review, evaluate and make a recommendation to the Pacific board, on behalf of Pacific and the interests of the public unitholders (other than LB Pacific), with respect to the merger and any alternative transaction;

  •
  that the delegation of power to the Pacific conflicts committee included the authority to recommend against any transaction, including the proposed transaction with Plains;

  •
  that the Pacific conflicts committee consists of directors who are not affiliated with Plains or LB Pacific or their respective affiliates, and who are not executive officers of Pacific;

  •
  that the terms and conditions of the proposed merger were determined through negotiations among Pacific, its general partner, the Pacific conflicts committee, and Plains and their respective representatives and advisors;

  •
  that in response to a demand by the conflicts committee, Plains and LB Pacific revised the terms of the merger so that the exchange ratio for the merger was increased, the consideration to be paid to LB Pacific was decreased and the amount of incentive distributions to be given up by Plains' general partner following the merger was increased;

  •
  that LB Pacific stated that it would not agree to any further decrease in the amount of consideration it was to receive in the transactions;

  •
  that Plains stated that the exchange ratio and other financial terms set forth in the merger agreement represented its best and final offer;

  •
  that the merger must be approved by a majority of Pacific's common unitholders, excluding LB Pacific;

  •
  that after engaging in discussions to gauge interest in a possible sale of Pacific, Lehman Brothers Inc. contacted 12 potential buyers in the process of exploring a possible sale transaction;

  •
  that the merger agreement allows Pacific an opportunity to respond to a takeover proposal and to accept a superior proposal, subject to certain limitations including the payment of a termination fee;

  •
  that the Pacific conflicts committee was given complete authority to select and compensate legal, financial and other independent advisors as it deemed appropriate;

  •
  that the Pacific conflicts committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

  •
  that the Pacific conflicts committee retained and was advised by Petrie Parkman, an independent investment banker experienced with publicly traded midstream partnerships, to assist in evaluating the fairness of the transaction;

  •
  that there was a financial, accounting, operational and legal due diligence investigation of Plains conducted by Pacific's management and its financial, accounting and legal advisors;

  •
  that the projected financial cases described below under the caption "—Additional Financial Considerations of the Parties—Pacific" were provided to the Pacific conflicts committee and the Pacific board as described in that section; and

  •
  that the Pacific conflicts committee received the opinion of Petrie Parkman to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 0.77 Plains common units for each Pacific common unit in the merger (other than common units owned by LB Pacific) is fair from a financial point of view to Pacific's common unitholders other than LB Pacific.

        The foregoing discussion of the factors considered by the Pacific board and the Pacific conflicts committee is not intended to be exhaustive, but it does set forth the principal factors considered by the board and the conflicts committee. The Pacific board and the Pacific conflicts committee reached their respective unanimous conclusions to recommend the merger agreement and the merger in light of various factors described above and other factors that each member of the board and the conflicts committee believed were appropriate. In view of the wide variety of factors considered by the Pacific board and the Pacific conflicts committee in connection with their evaluations of the merger and the complexity of these matters, the board and the conflicts committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Pacific board and the Pacific conflicts committee made their recommendations based on the totality of information presented to them and the investigations conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the Board of Directors of Plains' General Partner and Reasons for the Merger

        The Plains board has considered the benefits of the merger as well as the associated risks and has unanimously approved and adopted the merger agreement, has determined that it is advisable and in the best interest of Plains and Plains' common unitholders, and has approved the issuance of Plains common units pursuant to the merger agreement. Accordingly, the Plains board recommends that Plains' common unitholders vote to approve and adopt the merger agreement and the merger and vote to approve the issuance of Plains common units pursuant to the merger agreement. The potential benefits considered by the Plains board included the following:

  •
  the significant potential cost savings and operating synergies derived by combining two public entities and eliminating duplicative costs;

  •
  the complementary asset bases of Plains and Pacific in California, the Rocky Mountains and Canada, with minimal asset overlap but attractive potential vertical integration opportunities;

  •
  the opportunity to generate incremental value by applying Plains' commercial business model to Pacific's assets and organic growth opportunities;

  •
  the combination of Plains' in-progress organic growth projects, for which substantial equity capital has been raised and/or debt capital arranged, with Pacific's longer lead-time organic growth projects, which are anticipated to extend growth visibility for several years regardless of future acquisitions;

  •
  the opportunity to augment Plains' existing organization with talent from Pacific and expand the breadth and depth of its organization;

  •
  the expanded inventory of internal growth projects helping to mitigate the adverse impacts of potential delays associated with any one project, such as those caused by permitting, weather, availability of materials or other factors;

  •
  the positive impact that Pacific's tariff and fee-based activities should have on Plains' credit rating;

  •
  the acceleration of Plains' expansion into the refined products infrastructure business afforded by Pacific's products terminals on the West Coast and in the Northeast and its products pipeline in the Rockies;

  •
  the ability to capitalize on increasing domestic demand for refined products provided by Pacific's refined products assets; and

  •
  the combination of Plains' tariff-based pipeline business and commercial and fee-based gathering, marketing, terminalling and storage business with Pacific's predominately tariff- and fee-based pipeline and terminalling businesses, resulting in a stronger, more diversified and more resilient business profile for the combined company.

        In addition to considering the foregoing, the Plains board consulted with its management and Plains' legal and financial advisors, and considered a variety of other factors, including:

  •
  information regarding the business, operations, financial condition, liabilities, earnings, prospects and potential strategic opportunities of Plains and Pacific, including the information described below under the caption "—Additional Financial Considerations of the Parties—Plains;"

  •
  near-term dilution, offset by anticipated long-term accretion, relative to distributable cash flow per unit;

  •
  the judgment and recommendations of Plains' senior management;

  •
  presentations by and discussions with Simmons & Company International, Plains' financial advisor regarding, among other things, the financial terms of the purchase agreement and the merger agreement;

  •
  the opinion letter delivered by Simmons & Company International to the effect that, as of the date of its opinion and subject to various assumptions made, matters considered and limitations described in the opinion, the aggregate consideration to be paid by Plains in the merger and related transactions is fair, from a financial point of view, to Plains and the Plains common unitholders (excluding the Plains common unitholders who hold a direct or indirect interest in Plains' general partner);

  •
  presentations by and discussions with senior management and Vinson & Elkins L.L.P., Plains' outside legal counsel, regarding, among other things, the terms of the purchase agreement and the merger agreement;

  •
  the visibility of future distribution increases and long-term value of Plains' common units;

  •
  the abilities of the parties to complete the merger and other transactions contemplated by the purchase agreement and the merger agreement;

  •
  the risks associated with integrating Pacific's assets, operations and business activities into Plains' assets, operations and business activities mitigated by the familiarity of Plains' management with Pacific's assets through their participation in historical sales processes involving such assets;

  •
  the risks associated with financing certain components of the purchase price as well as the ongoing capital requirements of the combined company;

  •
  the risks associated with delay in development, or non-development, of key internal growth projects; and

  •
  the risks associated with the merger, including those described under "Risk Factors—Risks Related to the Merger and the Related Transactions."

        The foregoing discussion of the factors considered by the Plains board is not intended to be exhaustive, but it does set forth the principal factors considered by the board. The board reached its unanimous conclusion to recommend the merger agreement and the merger, and the issuance of Plains units in the merger, in light of various factors described above and other factors that each member of the board believed were appropriate. In view of the wide variety of factors considered by the Plains board in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the board made its recommendation based on the totality of information presented to it and the investigations conducted by it. Individual directors may have given different weights to different factors.

        In considering the recommendation of the Plains board with respect to the merger, you should be aware that some executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Plains' common unitholders generally. The Plains board was aware of these interests in approving the merger agreement and the merger.

Additional Financial Considerations of the Parties

  Pacific

        In considering the merits of the proposed merger, the Pacific conflicts committee and the Pacific board reviewed a number of cases for Plains' and Pacific's future financial and operating performance through 2010. Projections were reviewed for Plains and Pacific on a stand-alone basis and on a combined basis giving effect to the proposed merger and estimated synergies associated with the merger. The Pacific conflicts committee and the Pacific board reviewed the projections as a tool to evaluate the relative merits and risks associated with Pacific continuing as a stand-alone entity versus Pacific and Plains as a combined enterprise, recognizing that relatively small variances in the assumptions underlying the projected cases would cause material differences in the results projected as a result of the extended projection period. Given the sensitivity to small variances, the projections were regarded primarily as directional indicators of potential accretion and were just one of several factors considered by the Pacific conflicts committee and the Pacific board in making their respective determinations with respect to the merger and the merger agreement. For additional discussion regarding the factors considered by the Pacific conflicts committee and the Pacific board, please read "The Merger—Recommendation of the Board of Directors and Conflicts Committee of Pacific's General Partner and Reasons for the Merger."

        In developing the projected cases, Pacific made numerous material assumptions with respect to Pacific and Plains, including:

  •
  organic growth opportunities and the amounts and timing of related costs and potential economic returns;

  •
  the availability and cost of capital;

  •
  the cash flow from existing assets and business activities;

  •
  the size, timing and achievability of commercial and operating synergies;

  •
  current and future supply and demand for crude oil and other products with respect to selected assets; and

  •
  other general business, market and financial assumptions.

        All of these assumptions involve variables making them difficult to predict, and most are beyond the control of Pacific. Although Pacific believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

        Although combined company 2006 results were reviewed, the merger was not expected to close before the fourth quarter of 2006. As a result, 2007 and near-term combined company projections were the primary point of focus, and later-year projections were used to gauge the long-term strategic benefits of the merger. The Pacific conflicts committee and the Pacific board placed less importance on the later-year projections given the inherent uncertainties in forecasting results that far into the future.

        Conflicts Committee of the Pacific Board of Directors.    The Pacific conflicts committee primarily relied on two sets of projections for Pacific: Average Research Analyst Estimates and a Management Case. The Average Research Analyst Estimates were derived from average published Wall Street research analyst estimates for 2006 and 2007 earnings before interest, tax, depreciation and amortization ("EBITDA") and distributable cash flow per limited partner unit. The Management Case, which was provided by Pacific management, projected financial results for fiscal years 2006 through 2010. The Management Case represented management's view of the most likely projected results using then-current information. The Pacific conflicts committee also was provided with a projected case assuming full and rapid exploitation of commercial opportunities available to Pacific without any risk adjustments for such things as the size, timing or results of future investments in internal growth projects, or for the timing of permitting and construction. The committee did not give significant weight to this case due to the lack of risk adjustments. In addition to the foregoing, the committee also was provided with and reviewed the projections described below under "—Pacific Board of Directors."

        The Pacific conflicts committee also reviewed three sets of projections for Plains: Average Research Analyst Estimates and two cases, Case 1 and Case 2, based on information provided by, and discussions with, the management of Plains and its advisors, and on public guidance disclosed by Plains in its Current Report on Form 8-K furnished on May 3, 2006 and in a press release issued on May 25, 2006. Average Research Analyst Estimates were derived from average published Wall Street research estimates for 2006 and 2007 EBITDA and distributable cash flow per unit. The information provided by and discussed with Plains management and its advisors included estimates for certain financial metrics such as Adjusted EBITDA, interest expense and maintenance capital expenditures and assumptions (including capital expenditures on growth projects, financing assumptions and expected cash flow impact of those projects) that were used to calculate the remaining projections. The principal difference between Case 1 and Case 2 was the amount of capital expenditures spent on growth projects and/or acquisitions.

        To develop the combined company projections, the Pacific conflicts committee, after review, relied on several assumptions from Plains' management and its advisors, including the financing assumptions for the merger, estimated synergies and future distribution policy. To achieve comparable estimates, projected cases (for both Pacific and Plains on a stand-alone basis and on a combined company basis) were prepared assuming no acquisitions would be completed by either party in the forecast period. Two combined company scenarios were reviewed using: (i) the Pacific Average Research Analyst Estimates and the Plains Average Research Analyst Estimates ("Scenario 1"), and (ii) the Pacific Management Case and Plains Case 1 ("Scenario 2"). Among other assumptions, the Pacific conflicts committee considered the estimated percentage change in the distributable cash flow per Pacific limited partner unit and the distributions per Pacific limited partner unit under both scenarios. Under the two scenarios, the percentage increases in distributions on limited partner units from the distributions estimated each year in the relevant Pacific stand-alone cases are listed below. A positive change represents an improvement to the Pacific stand-alone case. The committee noted the increase in distribution coverage in the projections, which enhances the visibility for future distribution growth.

	Scenario 1		Scenario 2
	2006E	2007E	2006E	2007E
Distributable Cash Flow per Limited Partner Unit	8.3%	6.2%	7.6%	11.6%
Distributions per Limited Partner Unit	1.4%	1.1%	2.4%	5.1%

        Pacific Board of Directors.    The Pacific board primarily relied on two sets of projections for Pacific on a stand-alone basis: a Street Case, and the Management Case described above under "—Conflicts Committee of the Pacific Board of Directors." The Street Case was derived from median published Wall Street research analyst estimates for 2006 and 2007 EBITDA, maintenance capital expenditures and growth capital expenditures, which were assumed to be financed 50% with debt and 50% with equity and to occur at mid-year. The Pacific board was also provided a projected case assuming full and rapid exploitation of commercial opportunities available to Pacific without any risk adjustments. The board did not give significant weight to this case due to the lack of risk adjustments.

        The Pacific board utilized two sets of projections for Plains on a stand-alone basis: a Street Case and a Management Case. The Street Case was derived from median published Wall Street research estimates for 2006 and 2007 EBITDA, maintenance capital expenditures and growth capital expenditures, which were assumed to be financed 50% with debt and 50% with equity and to occur at mid-year. The Management Case was derived from information provided by Plains management and its advisors. This information included estimates for certain financial metrics through 2010 such as Adjusted EBITDA, interest expense and maintenance capital expenditures and assumptions (including capital expenditures on growth projects, financing assumptions and expected cash flow impact of those projects) which were used to calculate the remaining projections.

        To develop the combined company projections, Pacific's management and Pacific's board, after review, relied on several assumptions from Plains' management and its advisors, including the financing assumptions for the merger, estimated synergies and future distribution policy. To achieve comparable estimates, projected cases (for both Pacific and Plains on a stand-alone basis and on a combined company basis) were prepared assuming no acquisitions would be completed by either party in the forecast period. Using the above mentioned merger assumptions, two combined company scenarios were reviewed: (i) Pacific Street Case and Plains Street Case ("Scenario 3"), and (ii) Pacific Management Case and Plains Management Case ("Scenario 4"). An additional scenario was prepared using the non-risk-adjusted Pacific case assuming full and rapid exploitation of commercial opportunities, but this scenario was not given significant weight due to the lack of risk adjustments. Among other assumptions, the Pacific board considered the percentage change in the distributable cash flow per Pacific limited partner unit and the distributions per Pacific limited partner unit under both scenarios. Under the two scenarios, the percentage increases in distributions on limited partner units from the distributions estimated each year in the relevant Pacific stand-alone cases are listed below. A positive change represents an improvement to the Pacific stand-alone case. The board noted the increase in distribution coverage in the projections, which enhances the visibility for future distribution growth.

	Scenario 3		Scenario 4
	2006E	2007E	2006E	2007E	2008E	2009E	2010E
Distributable Cash Flow per Limited Partner Unit	8.5%	11.0%	7.3%	17.2%	10.2%	12.7%	8.3%
Distributions per Limited Partner Unit	2.7%	6.4%	2.8%	3.9%	9.6%	9.2%	8.0%

  Plains

        In considering the merits of the proposed merger, the Plains board reviewed a number of projected cases for Plains' future financial and operating performance through 2012 that were prepared by Plains' management with assistance from its financial advisor. Certain assumptions included in these projected cases prepared by Plains' management and its financial advisor, but not the entirety of the projected cases, were provided to the Pacific board and the Pacific conflicts committee and their advisors during presentations made by Plains' management, which are referred to above and below. Projections were reviewed for Plains on a stand-alone basis and on a combined basis giving effect to the proposed merger and anticipated synergies associated with the merger. Projected cases (both stand-alone and combined) were prepared assuming (i) no acquisitions would be completed in the forecast period, which are referred to below as the "non-acquisition cases" and (ii) the completion of acquisitions during the forecast period, which are referred to below as the "acquisition cases." The Plains board reviewed the projections as a tool to evaluate the relative merits and risks associated with Plains continuing as a stand-alone entity versus Plains and Pacific as a combined enterprise, recognizing that relatively small variances in the assumptions underlying the projected cases would cause material differences in the results projected as a result of the extended projection period. Given the sensitivity to small variances, the projections were regarded primarily as directional indicators of potential accretion and were just one of several factors considered by the Plains board in making its determinations with respect to the merger and the merger agreement. For additional discussion regarding the factors considered by the Plains board, please read "The Merger—Recommendation of the Board of Directors of Plains' General Partner and Reasons for the Merger."

        The projected cases were developed in a manner generally consistent with Plains' historical development of financial and operating guidance. The projected cases were developed without changes to Plains' existing accounting policies, with the exception of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", Statement of Financial Accounting Standards No. 123(R) "Share-Based Payment", and potential gains and losses on foreign currency revaluations as there is no reasonably accurate way to forecast the potential gains and losses on these items as they are dependent upon market conditions that are outside of Plains' control.

        In developing the projected cases, Plains' management made numerous material assumptions with respect to Plains and Pacific, including:

  •
  organic growth opportunities and the amounts and timing of related costs and potential economic returns;

  •
  the availability and cost of capital;

  •
  the cash flow from existing assets and business activities;

  •
  the size, timing and achievability of commercial and operating synergies;

  •
  current and future supply and demand for crude oil and other products with respect to selected assets; and

  •
  other general business, market and financial assumptions.

        With respect to future investments in internal growth projects, Plains' management assumed that it would invest $150 million in 2007 and $100 million per year thereafter on a stand-alone basis, such investments being in addition to its projects that are already in progress. In the combined case, Plains' management assumed an additional $100 million per year of investments in internal growth projects above the stand-alone case. The projected cases also assume that Plains begins receiving distributions from its investment in PAA/Vulcan Gas Storage LLC in 2009.

        For the acquisition cases, additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, acquired assets. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of Plains. Although Plains believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

        The projection of future acquisitions is particularly difficult as Plains has no control over the availability or price of future acquisition opportunities. On a stand-alone basis, Plains' management has historically targeted the completion of acquisitions for average aggregate consideration of approximately $200 million to $300 million per year. Since 2002, excluding the proposed merger with Pacific, Plains has averaged over $340 million of completed acquisitions per year. In developing certain of the stand-alone and combined company cases, Plains' management incorporated incremental acquisitions of $200 million and $300 million per year, respectively, in order to evaluate their indicative impact on Plains or the combined company's growth profile.

        Plains' management assumed that the Adjusted EBITDA and economic returns generated from potential future investments in internal growth projects and potential acquisitions would be generally consistent with the economic returns that it has realized on historical internal growth investments and acquisitions of similar size and asset type, with some judgmental adjustments to reflect recent changes in market trends and increased competition for acquisitions.

        The primary metric of each projected case was Adjusted EBITDA, which in turn was used to determine projected economic returns as well as distributable cash flows. The forecasts did not attempt to project future depreciation, net income or net income per unit. The significant assumptions incorporated into the various Adjusted EBITDA forecasts are discussed above and below. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization and was adjusted for certain selected items that Plains believed impacted the comparability of financial results between reporting periods.

        With respect to Plains' stand-alone case, on June 12, 2006, Plains furnished a Current Report on Form 8-K that updated its financial and operating guidance for the second half of 2006 and provided preliminary Adjusted EBITDA guidance for 2007. The update increased the midpoint for Plains' 2006 Adjusted EBITDA guidance by approximately 7% to $466 million and established a midpoint for 2007 Adjusted EBITDA of $500 million. The guidance update, which excluded the impact of the proposed merger, incorporated the full-year benefit of Plains' announced 2006 acquisitions as well as internal growth projects projected to meaningfully contribute to 2007 results, but excluded any additional acquisitions not announced as of the date of such update. The updated guidance for 2006 and 2007 and its impact on subsequent years was incorporated into the projected cases reviewed by the Plains board. Plains' management used the updated stand-alone guidance as the foundation for constructing the projected cases of its future financial and operating performance. As a result of projected contributions from potential future expansion capital expenditures, on a stand-alone basis, Plains' Adjusted EBITDA was forecasted to increase to $620 million by 2010 in the non-acquisition case and to $714 million in the acquisition case. In each case, such Adjusted EBITDA forecasts were viewed only as directional indicators.

        In examining the potential contribution from Pacific, the Plains board reviewed financial projections for Pacific prepared by Plains' management team. Plains' management and the Plains board also had access to the upside case projections of Pacific's management, but did not use these projections as they were presented in evaluating the merger because they assume full and rapid exploitation of commercial opportunities without any risk adjustments. Plains' projections for Pacific, which incorporated anticipated synergies associated with the merger and the anticipated implementation of a number of internal growth projects, were significantly higher than Pacific's recent financial results (but less than Pacific's upside case). In order to achieve this projected increase, Plains projected that aggregate incremental capital investments through 2011 will total approximately $682 million, with approximately 90% to 95% of the capital expected to be invested by the end of 2008. A substantial portion of the projected Adjusted EBITDA from the projects would be supported by existing throughput agreements, lease agreements or similar contracts intended to ensure a reasonable level of utilization.

        Assuming the merger is consummated near the end of 2006, total synergies were projected to approximate $30 million in 2007, increasing to approximately $55 million on an annualized basis by 2010 and further escalating to $72 million in 2012. The synergies were expected to derive from cost savings, operating synergies and efficiencies and commercial opportunities. Realization of certain of these synergies would require projected capital spending of approximately $102 million, which is included in the aforementioned $682 million of aggregate incremental capital investments.

        As a result of anticipated synergies and Plains' projection of Pacific's base level Adjusted EBITDA, the incremental Adjusted EBITDA contribution from the proposed merger was projected to be approximately $184 million in 2007. As a result of a projected increase in realized synergies and anticipated contributions from expansion capital expenditures, the annual Adjusted EBITDA contribution from the proposed merger was projected to increase to approximately $314 million in 2010 and $337 million in 2012.

        The Plains board reviewed the expected economic returns associated with the merger and the related impacts on the combined company's distribution growth potential. Plains projected that the invested capital-to-one year forward Adjusted EBITDA multiple for the acquisition of Pacific would improve over time as cash flow from internal growth projects and anticipated synergies were realized. Based on Plains' non-acquisition case projection for invested capital and Pacific's 2007 incremental Adjusted EBITDA contribution of $184 million, the initial implied acquisition multiple for the transaction was projected to be approximately 13.7x. At the end of 2011 the invested capital-to-one year forward Adjusted EBITDA multiple for the transaction was projected to approximate 9.1x. This multiple was calculated using approximately $3.1 billion of invested capital, representing the sum of the transaction value at announcement and the projected capital to be spent through year-end 2011, and Plains' non-acquisition case projection for Pacific's 2012 incremental Adjusted EBITDA contribution of $337 million.

        The Plains board also reviewed the projected impact of the proposed merger on distributable cash flow ("DCF") per unit, which is a common metric by which investors measure the distribution capacity of a publicly traded partnership, relative to the Plains stand-alone case. Based on the projected non-acquisition case Adjusted EBITDA of the combined company, an assumption of $100 million per year in incremental internal growth projects for the combined company, certain capital structure and financing assumptions (including the assumptions that (i) at least 50% of future expansion capital and acquisitions would be funded with cash flow in excess of distributions and equity and (ii) subject to the impact of the incentive distribution rights of Plains' general partner and the effect of the agreement of

Plains' general partner to reduce the incentive distributions that would otherwise be payable to it, the cost of capital for the combined company would be relatively consistent with Plains' cost of capital at the time the projections were prepared), the combined company projections indicated that the proposed merger would be dilutive relative to DCF per unit in Plains' stand-alone case in 2007 by approximately $0.14 per unit and would be accretive to DCF per unit by approximately $0.25 and $0.35 per unit in 2010 and 2012, respectively. With respect to the projected acquisition case, which also assumed $100 million per year of incremental growth projects for the combined company as well as similar financing assumptions, the combined company projections indicated that, on a DCF per unit basis relative to the stand-alone case, the proposed merger would be dilutive in 2007 by $0.13 and accretive in 2010 and 2012 by $0.26 and $0.34, respectively. The Plains board also reviewed variance sensitivity analyses, which confirmed that relatively small variances in the assumptions underlying the projected cases would cause material differences in the projected results. Because of this sensitivity and the related potential for inaccuracy, particularly in the longer term, the projections were regarded primarily as directional indicators of potential accretion and not as a prediction of results.

        The Plains board also took into consideration that a significant portion of Pacific's projected Adjusted EBITDA was derived from tariff and fee-based activities that would provide an enhanced level of stability to the combined company's Adjusted EBITDA, as well as the long-term attractiveness of the combined company's asset base beyond 2012.

        These and other relevant factors were considered in projecting that the combined company would be able to increase its cash distribution to $3.20 per unit on an annualized basis shortly after closing the merger, and continue to target an annual distribution growth rate of 7% to 9% per year relative to the higher distribution level for the next several years, while maintaining an appropriate distribution coverage ratio. This distribution growth outlook assumes no net deterioration of the base businesses and the successful development of internal growth project portfolios of Plains and Pacific, as well as the anticipated synergies of the merger and the effect of Plains' general partner's agreement to reduce its incentive distributions from what it would otherwise have received.

  Certain Considerations Regarding Projected Information

        Plains and Pacific make public only very limited information as to future financial and operating performance and neither partnership typically provides specific or detailed information over an extended period of time because of the speculative nature of such forward-looking information. The foregoing projected information is included in this joint proxy statement/prospectus only because this information was considered by the Plains board, the Pacific board and/or the Pacific conflicts committee, as applicable, in performing due diligence and evaluating the merger and related transactions. The inclusion of the foregoing projected information in this joint proxy statement/prospectus should not be regarded as an indication that either Plains or Pacific or their respective representatives considered or consider the projected information to be a reliable or accurate prediction of future events, and the projected information should not be relied upon as such.

        The projected information described above was not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projected financial information is not presented in accordance with GAAP. The projected financial information included in this joint proxy statement has been prepared by, and is the responsibility of, Plains' and Pacific's management, as applicable. PricewaterhouseCoopers LLP and KPMG LLP have neither examined nor compiled the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP and KPMG LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and KPMG LLP reports incorporated by reference in this document relate to Plains' and Pacific's historical financial information, respectively. Such reports do not extend to the projected financial information and should not be read to do so.

        The internal financial forecasts (upon which the projected information is based) are, in general, prepared solely for internal use to guide various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved.

        The internal financial forecasts also reflect numerous assumptions made by management, including the categories of material assumptions described above, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material.

        Each of Plains and Pacific believe that the projected information prepared and/or provided by it was reasonable at the time developed. However, none of Plains, Pacific or their respective representatives has made or makes any representation to any unitholder regarding the ultimate performance of Plains, Pacific or the combined company relative to the information included in the projected information above, and none of them intends to update or otherwise revise the projected information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projected information prove to be in error.

Opinions of Financial Advisors

  Opinion of Lehman Brothers Inc.—Financial Advisor to the Board of Directors of Pacific's General Partner

        Lehman Brothers Inc. ("Lehman Brothers") acted as financial advisor to the Pacific board in connection with the proposed merger and the transactions related to the merger. On June 11, 2006, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to Pacific's board that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the aggregate consideration to be offered to all of the holders of the partnership interests in Pacific in the proposed transaction is fair to such holders.

        THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION, DATED JUNE 11, 2006 ("LEHMAN BROTHERS' OPINION") IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. PACIFIC UNITHOLDERS MAY READ SUCH OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION AND THE METHODOLOGY THAT LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

        LEHMAN BROTHERS' ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE PACIFIC BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE PROPOSED TRANSACTION. LEHMAN BROTHERS' OPINION IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER OF PACIFIC AS TO HOW SUCH UNITHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND LEHMAN BROTHERS' OPINION DOES NOT ADDRESS, (I) LB PACIFIC LP'S OR PACIFIC'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE PROPOSED TRANSACTION OR (II) THE ALLOCATION OF THE AGGREGATE CONSIDERATION BETWEEN LB PACIFIC AND THE HOLDERS OF PACIFIC COMMON UNITS NOT HELD BY LB PACIFIC IN THE PROPOSED TRANSACTION.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  (1)
  the merger agreement and the purchase agreement and the specific terms of the proposed transaction;

  (2)
  publicly available information concerning Pacific and Plains that Lehman Brothers believed to be relevant to its analysis, including Pacific's and Plains' respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2006;

  (3)
  financial and operating information with respect to the business, operations and prospects of Pacific furnished to Lehman Brothers by Pacific, including the financial projections prepared by management of Pacific (the management case), and separate financial projections based on Pacific management's view of full and rapid exploitation of commercial opportunities available to Pacific without any risk adjustments (the upside case);

  (4)
  estimates prepared by the management of Plains regarding the amounts and timing of expected operational and interest expense savings, as well as commercial opportunities, expected to be achieved as a result of the proposed transaction (called the expected synergies);

  (5)
  financial and operating information with respect to the business, operations and prospects of Plains furnished to Lehman Brothers by Plains, including financial projections of Plains prepared by the management of Plains;

  (6)
  published estimates of independent research analysts with respect to the future financial performance of Pacific and Plains;

  (7)
  the respective trading histories of Pacific common units and Plains common units from June 9, 2004 to June 9, 2006;

  (8)
  a comparison of the historical financial results and present financial condition of Pacific and Plains to each other and to other publicly traded companies that Lehman Brothers deemed relevant;

  (9)
  a comparison of the financial terms of the proposed transaction to the financial terms of other transactions that Lehman Brothers deemed relevant;

  (10)
  the potential pro forma impact of the proposed transaction on the holders of partnership interests of Pacific and Plains, including the impact of the proposed transaction on per limited partnership unit distributable cash flow and cash distributions;

  (11)
  the relative contributions of Pacific and Plains to the historical and future financial performance of the combined partnership, including a comparison of their respective earnings per limited partnership unit and distributable cash flow per limited partnership unit; and

  (12)
  the results of efforts to solicit third parties' interest in a potential transaction with Pacific.

        In addition, Lehman Brothers had discussions with the managements of Pacific and Plains concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, including the expected synergies, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Pacific and Plains that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Pacific, including both management and upside cases, upon advice of Pacific, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Pacific as to the future financial performance of Pacific, and Lehman Brothers relied on both management and upside cases in performing its analysis. With respect to the financial projections of Plains, upon advice of Pacific, Lehman Brothers assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Plains as to the future financial performance of Plains and that Plains will perform substantially in accordance with such projections. Additionally, upon advice of Pacific, Lehman Brothers considered and relied upon published estimates of independent research analysts on Pacific and Plains in performing its analysis. Upon advice of Pacific, Lehman Brothers also assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Pacific or Plains and did not make or obtain any evaluations or appraisals of the assets or liabilities of Pacific or Plains. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

        In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Pacific or Plains, but rather made its determination as to the fairness, from a financial point of view, to all of the holders of partnership interests in Pacific of the aggregate consideration to be offered to such holders in the proposed transaction on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis, and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pacific and Plains. None of Pacific, Plains, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Pacific board. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

        Lehman Brothers' Valuation Analysis.    Lehman Brothers performed valuation analyses of Pacific as a stand-alone entity using the following methodologies: discounted cash flow analysis, comparable companies trading analysis, comparable master limited partnership merger analysis and comparable midstream/pipeline transactions analysis. The table below summarizes the indicative valuation ranges for Pacific on both an enterprise and equity basis as derived from these methodologies, and compares these valuation ranges to the aggregate consideration to be offered by Plains in the proposed transaction.

Valuation Summary Results—Pacific

Valuation Methodology	Indicative Enterprise Valuation Range	Implied Equity Valuation Range
	($ in millions)	($ in millions)
Discounted Cash Flow Analysis—Management Case	$2,000 - $2,400	$1,411 - $1,811
Discounted Cash Flow Analysis—Upside Case	$2,100 - $2,600	$1,511 - $2,011
Comparable Companies Trading Analysis	$1,900 - $2,200	$1,311 - $1,611
Comparable MLP Merger Analysis	$2,000 - $2,300	$1,411 - $1,711
Comparable Midstream/Pipeline Transactions Analysis	$1,600 - $1,800	$1,011 - $1,211

Aggregate Consideration in the Proposed Transaction	$2,315	$1,726

        Discounted Cash Flow Analysis.    Lehman Brothers performed a discounted cash flow analysis of Pacific to calculate the estimated present value of the enterprise value of Pacific. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating its "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors applicable to a particular asset. The estimated present value of the enterprise value of Pacific was calculated by adding the projected unlevered free cash flows of Pacific for the five fiscal years beginning January 1, 2006 and ending December 31, 2010 to the present value of the terminal value of the partnership interests in Pacific.

        To estimate the residual value of Pacific at the end of the forecast period, or terminal value, Lehman Brothers used perpetuity of projected unlevered free cash flows and assumed growth rates for projected unlevered free cash flows beyond 2010 of 1.0% to 3.0% per year. Lehman Brothers also assumed discount rates of 9.0% to 12.0%. The range of discount rates was based on an analysis of the weighted average cost of capital for Pacific and other comparable companies. The growth rates for the projected unlevered free cash flows beyond 2010 used were based on Lehman Brothers' view of consumption growth, inflation and embedded decline in crude oil reserves in the domestic United States.

        The projections underlying the discounted cash flow analysis were prepared by Pacific management. In performing the discounted cash flow analysis, Lehman Brothers considered both the management case and upside case with respect to the operating and financial projections. In each case, Pacific is assumed to operate as a stand-alone entity and, accordingly, the estimated synergies associated with the proposed transaction were not included in the analysis. Based on the discount rates and terminal values as described above, the management case resulted in an indicative enterprise valuation range of $2,000 million to $2,400 million which implied an equity valuation range of $1,411 million to $1,811 million, and the upside case resulted in an indicative enterprise valuation range of $2,100 million to $2,600 million which implied an equity valuation range of $1,511 million to $2,011 million. The equity valuation range was obtained by subtracting short-term and long-term debt and adding cash on the balance sheet as of March 31, 2006 to the enterprise valuation range. Lehman Brothers noted that the aggregate consideration to be offered to all of the holders of Pacific partnership interests in the proposed transaction was within the range calculated for both management and upside cases.

        Comparable Companies Trading Analysis.    In order to assess how the public market values units of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to Pacific with selected companies that Lehman Brothers deemed comparable to Pacific, including:

•	Boardwalk Pipeline Partners, LP	•	Magellan Midstream Partners, L.P.
•	Buckeye Partners, L.P.	•	ONEOK Partners, L.P.
•	Enbridge Energy Partners, L.P.	•	Plains All American Pipeline, L.P.
•	Energy Transfer Partners, L.P.	•	Sunoco Logistics Partners L.P.
•	Enterprise Products Partners L.P.	•	TEPPCO Partners, L.P.
•	Kinder Morgan Energy Partners, L.P.	•	Valero L.P.

        The comparable companies listed above were chosen because they are publicly traded master limited partnerships with operations that for purposes of this analysis may be considered similar to Pacific. Lehman Brothers calculated various multiples and ratios for the comparable companies and used the multiples and ratios as a reference point to develop an indicative valuation for Pacific. Lehman Brothers reviewed multiples and ratios for the comparable companies based on estimates of earnings before interest, taxes, depreciation and amortization (EBITDA); net income; net income per limited partnership unit; distributable cash flow (defined as EBITDA less interest expense and maintenance capital expenditures); and distributable cash flow per limited partnership unit. The projections for the comparable companies and Pacific were based on published estimates of independent research analysts. Because this analysis is meant to estimate the value of Pacific on a stand-alone basis, the expected synergies were not included in the comparable companies analysis. The multiples for the comparable companies were calculated using the closing unit prices for the comparable companies as of June 9, 2006 and balance sheet data as of March 31, 2006. In calculating the limited partnership equity values for each of the comparable companies, Lehman Brothers used the current market price for the specific partnership's common units and applied no discount on the value of subordinated units (where applicable) relative to the price of the common unit. In calculating the general partner equity values for each of the comparable companies, Lehman Brothers multiplied the cash flows being received by the general partner (based on the latest quarterly distribution annualized) by a multiple of 30.0x, which was derived using comparable publicly traded general partnerships. For master limited partnerships with publicly traded general partners, such as Enterprise Products Partners L.P. and Magellan Midstream Partners, L.P., the market value of the general partner was used instead of the multiple of distributions method. With respect to the comparable companies, Lehman Brothers considered the following statistics and multiples:

	Median		Average		High		Low
L.P. Unit Distribution Yield (latest quarter annualized)	7.05%		6.88%		8.53%		5.31%
Unit Price as a Multiple of:
Distributable Cash Flow per L.P. Unit
2006E	13.4	x	13.6	x	17.0	x	10.6	x
2007E	13.0	x	12.5	x	14.1	x	9.5	x
Net Income per L.P. Unit
2006E	17.3	x	18.2	x	23.4	x	15.0	x
2007E	16.8	x	17.0	x	23.4	x	13.9	x
Total Equity Value as a Multiple of:
Aggregate Distributable Cash Flow
2006E	14.8	x	15.7	x	21.5	x	11.9	x
2007E	13.3	x	14.0	x	19.0	x	9.9	x
Aggregate Net Income
2006E	20.4	x	21.5	x	33.8	x	16.5	x
2007E	19.2	x	19.9	x	34.8	x	14.1	x
Total Enterprise Value as a Multiple of:
Aggregate EBITDA
2006E	13.9	x	14.2	x	18.6	x	11.3	x
2007E	12.8	x	12.9	x	16.8	x	10.2	x

        Given the inherent differences between the business, operations and prospects of Pacific and the businesses, operations and prospects of the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Pacific and the comparable companies that could affect the public trading values of each. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Pacific and the comparable companies.

        Based upon these judgments, Lehman Brothers selected a range of multiples for each metric and applied them to the stand-alone financial metrics for Pacific. The resulting indicative enterprise valuation range was $1,900 million to $2,200 million which implied an equity valuation range of $1,311 million to $1,611 million. Lehman Brothers noted that the aggregate consideration to be offered to all of the holders of partnership interests in Pacific in the proposed transaction was above this valuation range.

        Comparable Master Limited Partnership ("MLP") Merger Analysis.    Lehman Brothers reviewed and analyzed certain information relating to the following transactions: the acquisition of Kaneb Pipe Line Partners, L.P. by Valero L.P., the acquisition of GulfTerra Energy Partners, L.P. by Enterprise Products Partners L.P., and the acquisition of Santa Fe Pacific Pipeline Partners, L.P. by Kinder Morgan Energy Partners, L.P. These mergers were selected because the operations of these companies may be considered similar to Pacific for purposes of this analysis and these mergers represent the only mergers completed by publicly traded energy industry master limited partnerships. Among other things, Lehman Brothers analyzed the equity purchase price as a multiple of latest twelve months (LTM) net income and LTM distributable cash flow. Additionally, Lehman Brothers analyzed the total purchase price as a multiple of LTM EBITDA and LTM earnings before interest and taxes (EBIT). Lehman Brothers used the multiples as a reference point to derive an indicative valuation range for Pacific. The projections for the comparable MLP merger transactions and Pacific were based on published estimates of independent research analysts. As in the comparable companies analysis, Lehman Brothers excluded the expected synergies from this comparable MLP merger analysis. The following table summarizes the results of this analysis:

	Median		Average		High		Low
Total Equity Value as a Multiple of:
LTM Distributable Cash Flow	18.5	x	18.4	x	19.4	x	17.3	x
LTM Net Income	21.3	x	21.5	x	23.2	x	19.9	x
Total Enterprise Value as a Multiple of:
LTM EBITDA	13.8	x	13.8	x	15.0	x	12.7	x
LTM EBIT	19.5	x	18.5	x	20.1	x	15.7	x

        The comparable MLP merger analysis resulted in an indicative enterprise valuation range of $2,000 million to $2,300 million which implied an equity valuation range of $1,411 million to $1,711 million. Lehman Brothers noted that the aggregate consideration to be offered to all of the holders of partnership interests in Pacific in the proposed transaction was above this valuation range.

        Comparable Midstream/Pipeline Transactions Analysis.    Lehman Brothers reviewed and analyzed certain information relating to selected transactions in the midstream liquids and midstream natural gas industry since 1991, including but not limited to transactions between the following parties:

•	TEPPCO Partners, L.P. / Duke Energy Corporation	•	Enbridge Income Fund / Enbridge Inc.
•	KN Energy, Inc. / Kinder Morgan, Inc.	•	Plains All American Pipeline, L.P. / Shell Pipeline Co. LP
•	Alberta Energy Co. Ltd. / AEC Pipelines, L.P.	•	Enbridge Energy Partners, L.P. / Shell Pipeline Co. LP
•	Alberta Energy Co. Ltd. / TransCanada Pipelines Ltd.	•	Pacific Energy Partners, L.P. / BP Canada Energy Co.
•	Plains All American Pipeline, L.P. / Murphy Oil Co. Ltd.	•	Magellan Midstream Partners, L.P. / National Cooperative Refinery Association
•	Pembina Pipeline Income Fund / AEC Pipelines, L.P.	•	Plains All American Pipeline, L.P. / Link Energy LLC
•	Koch Industries, Inc. / BP America, Inc.	•	Magellan Midstream Partners, L.P. / Shell Oil Products US
•	BC Gas Inc. / EnCana Corp.	•	Buckeye Partners, L.P. / Shell Oil Products US
•	Kaneb Pipeline Partners, L.P. / Tesoro Petroleum Corp.	•	Koch Industries, Inc. / ONEOK, Inc.
•	Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. / The Williams Companies, Inc.	•	Pacific Energy Partners, L.P. / Valero L.P.

        Lehman Brothers calculated, when available, the LTM and one-year forward EBITDA multiples implied by the aggregate purchase price involved in such midstream/pipeline transactions and used these multiples as a reference point to develop an indicative valuation range for Pacific. The projections for the comparable midstream/pipeline transactions and Pacific were based on published estimates of independent research analysts. As in the comparable MLP merger analysis, Lehman Brothers excluded the expected synergies from this comparable midstream/pipeline transactions analysis. The following table summarizes the results of this analysis:

	Median		Average		High		Low
Total Enterprise Value as a Multiple of:
LTM EBITDA	9.0	x	9.2	x	14.9	x	4.5	x

        Lehman Brothers noted that multiples in recent transactions have been higher than the average multiple of comparable midstream/pipeline transactions since 1991 and thus selected a range of multiples that were higher than the average for the whole group in performing this analysis. Using this selected range of multiples, the comparable midstream/pipeline transactions analysis resulted in an indicative enterprise valuation range of $1,600 million to $1,800 million which implied an equity valuation range of $1,011 million to $1,211 million. Lehman Brothers noted that the aggregate consideration to be offered to all of the holders of partnership interests in Pacific in the proposed transaction was significantly above this valuation range. However, Lehman Brothers believes that the comparable midstream/pipeline transactions analysis is less relevant than the other valuation methodologies for a number of reasons, principally, due to the tax-advantaged nature of MLPs and the significant unit-for-unit exchange component (59.4% of total equity consideration) in the proposed transaction as compared to the all-cash consideration for almost all of the comparable midstream/pipeline transactions.

        Historical Exchange Ratio Analysis.    To illustrate the implied average exchange ratio of Pacific common units for Plains common units, Lehman Brothers compared the historical per unit prices of Pacific and Plains during different periods for the two-year period prior to June 9, 2006. The following table summarizes the historical implied average exchange ratio calculated for the periods indicated:

Average Exchange Ratio
June 9, 2006	0.696x
5 day period	0.686x
10 day period	0.668x
20 day period	0.674x
30 day period	0.688x
60 day period	0.694x
90 day period	0.698x
120 day period	0.707x
One year period	0.721x
Two year period	0.757x

        Transaction Premium Analysis.    To illustrate how the premium implied by the 0.770x exchange ratio in the merger compared to the premiums paid in similar transactions, Lehman Brothers compared the premium implied in the merger to the premiums paid in 25 transactions in the energy sector, between September 27, 2001 and June 9, 2006, with a value greater than $1 billion and where the consideration was not 100% cash. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) one day, (ii) one week and (iii) one month (four weeks) prior to the announcement of the transaction. The following table summarizes the results of the premiums paid calculated for these transactions, as well as the premiums implied by the 0.770x exchange ratio offered in the merger:

	Premiums Implied by 0.770x Exchange Ratio	Median	Average	High	Low
Time Period
One Day	10.6%	20.9%	18.4%	37.9%	(4.0)%
One Week	10.6%	18.8%	18.9%	39.2%	(10.2)%
One Month	14.4%	24.6%	23.7%	48.7%	(2.9)%

        Lehman Brothers also noted that the 0.770x exchange ratio represented an implied premium of 14.3% over the average exchange ratio calculated using closing prices during the 20 trading days prior to and including June 9, 2006.

        Contribution Analysis.    To illustrate the respective contributions of Pacific and Plains to the estimated net income per limited partnership unit and estimated distributable cash flow per limited partnership unit of the combined company, Lehman Brothers calculated such estimated net income and distributable cash flow based on published estimates of independent research analysts and the management and upside cases prepared by the management of Pacific. Based on these estimates, Lehman Brothers derived implied exchange ratios based on the relative contribution by each of Pacific and Plains, as well as the 0.770x exchange ratio offered in the merger. The following table summarizes the results of such review:

Implied Exchange Ratio Based on:
	Distributable Cash Flow per L.P. Unit	Net Income per L.P. Unit
Street Case
2006E	0.687x	0.527x
2007E	0.717x	0.598x
Management Case
2006E	0.696x	0.499x
2007E	0.661x	0.463x
2008E	0.723x	0.561x
Upside Case
2006E	0.696x	0.499x
2007E	0.717x	0.538x
2008E	0.884x	0.886x

        Pro Forma Analysis.    To determine the pro forma impact of the proposed transaction on, among other things, Pacific's and Plains' projected distributable cash flow per limited partnership unit for the years 2006 through 2010, Lehman Brothers compared the distributable cash flow per limited partnership unit of Pacific and Plains, on a stand-alone basis, to the distributable cash flow per limited partnership unit of Pacific and Plains pro forma for the proposed transaction. Three scenarios, each of which included expected synergies and the impact of the reduction in incentive distributions that would have otherwise been payable to Plains' general partner, were analyzed based on: (i) published estimates of independent research analysts for both Pacific and Plains (estimates were only available for 2006 and 2007), (ii) the management case provided by Pacific management and the financial projections provided by Plains management, and (iii) the upside case provided by Pacific management and the financial projections provided by Plains management. Based on this review, Lehman Brothers noted that the proposed transaction would be accretive to distributable cash flow per limited partnership unit for holders of Pacific limited partnership interests in all years under all cases except for 2008, 2009 and 2010 under the upside case.

        General.    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. LB Pacific and the Pacific board selected Lehman Brothers because of its expertise, reputation and familiarity with Pacific and the oil and gas industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

        As compensation for its services in connection with the merger, Lehman Brothers was paid $1.0 million upon the delivery of the Lehman Brothers opinion. Additional compensation of $11.5 million will be payable to Lehman Brothers upon completion of the proposed transaction, and

Lehman Brothers will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the proposed transaction. The opinion fee, the additional consideration and the reimbursement of out-of-pocket expenses will be paid one-third by LB Pacific and two-thirds by Pacific. In addition, Pacific has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Pacific and the rendering of the Lehman Brothers opinion. Lehman Brothers also has performed various investment banking services for Pacific and Plains in the past, and expects to perform such services for Plains in the future, and received and expects to receive customary fees for such services.

        In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Pacific and Plains for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pacific's general partner is deemed to be an affiliate of Lehman Brothers through a 59% ownership interest in Pacific's general partner held by certain entities controlled by Lehman Brothers Holdings Inc., the parent entity of Lehman Brothers.

  Opinion of Petrie Parkman & Co.—Financial Advisor to the Conflicts Committee of the Board of Directors of Pacific's General Partner

        The Pacific conflicts committee engaged Petrie Parkman & Co. ("Petrie Parkman") as its financial advisor as of May 2, 2006 in connection with the possible sale, merger, or similar transactions involving all or a portion of Pacific and, in connection therewith, of LB Pacific and/or certain of its affiliates. On June 11, 2006, Petrie Parkman delivered to the Pacific conflicts committee its oral opinion, and subsequently confirmed in writing that, as of that date and based upon and subject to the matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Pacific common units, other than LB Pacific and its affiliates.

        THE FULL TEXT OF THE PETRIE PARKMAN OPINION, DATED JUNE 11, 2006, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY PETRIE PARKMAN IN RENDERING ITS OPINION IS, WITH PETRIE PARKMAN'S CONSENT, ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF THE PETRIE PARKMAN OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE HOLDERS OF PACIFIC COMMON UNITS ARE URGED TO READ THE PETRIE PARKMAN OPINION CAREFULLY AND IN ITS ENTIRETY.

        PETRIE PARKMAN'S OPINION WAS PROVIDED TO THE PACIFIC CONFLICTS COMMITTEE FOR ITS USE AND BENEFIT IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND RELATES SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF PACIFIC COMMON UNITS, OTHER THAN LB PACIFIC AND ITS AFFILIATES. THE PETRIE PARKMAN OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PACIFIC COMMON UNITS AS TO HOW SUCH HOLDER SHOULD VOTE ON THE MERGER. PETRIE PARKMAN'S OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO ANY ALTERNATIVE BUSINESS TRANSACTION OR STRATEGIC ALTERNATIVE THAT MIGHT BE AVAILABLE TO PACIFIC NOR DOES IT ADDRESS THE UNDERLYING BUSINESS DECISION OF PACIFIC TO ENGAGE IN THE MERGER. PETRIE PARKMAN WAS NOT ASKED TO AND DID NOT SOLICIT THIRD-PARTY INDICATIONS OF INTEREST IN ACQUIRING ALL OR ANY PART OF PACIFIC. PETRIE PARKMAN'S OPINION AND ITS PRESENTATION TO THE PACIFIC CONFLICTS COMMITTEE WERE AMONG MANY FACTORS TAKEN INTO CONSIDERATION BY THE PACIFIC CONFLICTS COMMITTEE IN

APPROVING THE MERGER AGREEMENT AND MAKING ITS RECOMMENDATION REGARDING THE MERGER.

        In arriving at its opinion, Petrie Parkman, among other things:

  (1)
  reviewed certain publicly available business and financial information relating to Pacific, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2006;

  (2)
  reviewed certain publicly available business and financial information relating to Plains, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2006 and (iii) its Current Report on Form 8-K dated May 3, 2006;

  (3)
  analyzed certain historical and projected financial and operating data of Pacific and Plains prepared by the management and staff of Pacific and Plains, respectively;

  (4)
  discussed the current and projected operations and prospects of Plains with the managements and staffs of Pacific and Plains, including information relating to certain strategic implications and operational benefits anticipated to result from the merger and purchase transactions, and discussed the current and projected operations and prospects of Pacific with the management and staff of Pacific;

  (5)
  reviewed the historical market prices and trading history of the Pacific common units and the Plains common units;

  (6)
  compared recent stock market capitalization indicators for Pacific and Plains with recent stock market capitalization indicators for certain other publicly traded energy companies that Petrie Parkman deemed to be relevant;

  (7)
  compared the financial terms of the merger with the financial terms of other transactions that Petrie Parkman deemed to be relevant;

  (8)
  participated in discussions among the representatives of the conflicts committee, Pacific, Plains and their respective legal and financial advisors;

  (9)
  reviewed a draft dated June 11, 2006 of the merger agreement and a draft dated June 11, 2006 of the purchase agreement;

  (10)
  reviewed and considered the proceedings and sale process undertaken by LB Pacific that led to the merger and purchase transaction;

  (11)
  reviewed and considered the allocation of value of the aggregate financial consideration to be received from the merger and purchase transaction between the holders of Pacific common units (other than LB Pacific and its affiliates), on the one hand, and LB Pacific, on the other hand; and

  (12)
  reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman has deemed necessary or appropriate.

        In connection with its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to Petrie Parkman by Pacific and Plains. Petrie Parkman further relied upon the assurances of representatives of the management of Pacific and Plains that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to projected financial and operating data, Petrie Parkman assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Pacific and Plains relating to the future financial and operational performance of each partnership and the strategic implications and operational benefits anticipated to result from the merger and purchase transaction. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Pacific or Plains, nor was Petrie Parkman furnished with any such evaluations or appraisals. In addition, Petrie Parkman did not assume any obligation to conduct, nor did Petrie Parkman conduct, any physical inspection of the properties or facilities of Pacific or Plains. Petrie Parkman also assumed that the final form of the merger agreement and the purchase agreement would be substantially similar to the last draft reviewed by Petrie Parkman, and that the merger and purchase transaction would be consummated in accordance with the terms of the respective agreements without waiver of any of the conditions precedent to the merger or purchase transaction contained in such agreements.

        Petrie Parkman's opinion was rendered on the basis of conditions in the securities markets and the energy markets as they existed and could be evaluated on the date of its opinion and the conditions and prospects, financial and otherwise, of Pacific and Plains as they were represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described in Petrie Parkman's opinion. It should be understood that subsequent developments may affect Petrie Parkman's opinion and that Petrie Parkman does not have any obligation to update, revise or reaffirm its opinion.

        The following is a summary of the financial analyses performed by Petrie Parkman in connection with the preparation of its opinion dated June 11, 2006 and presented to the Pacific conflicts committee on that date.

        This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Petrie Parkman.

        Implied Premium Analysis.    Petrie Parkman calculated the premiums implied by comparing the $35.50 per unit of implied merger consideration to Pacific unitholders based on the 0.77 exchange ratio offered by Plains and the Plains June 9, 2006 closing price of $46.10 per unit to the historical trading prices of Pacific common units for specified periods between January 3, 2005 and June 9, 2006 and calculated the following results:

Period	Market Price	$35.50 Offer Premium
Last Price (June 9, 2006)	$32.09	10.6%
1 Week Prior	$32.09	10.6%
1 Month (30 Calendar Days) Prior	$31.58	12.4%
6 Months Prior	$30.26	17.3%
1 Year Prior	$31.82	11.6%
High Price	$35.51	0.0%
Low Price	$28.02	26.7%

        Historical Trading Ratio Analysis.    Petrie Parkman analyzed the historical ratios of the closing prices of Pacific common units divided by the corresponding closing prices of Plains common units for the period from January 3, 2005 to June 9, 2006 and calculated the following results:

Period	Average Trading Ratio
Current (June 9, 2006)	0.70
1 Week Prior	0.68
1 Month (30 Calendar Days) Prior	0.68
3 Months Prior	0.69
1 Year Prior	0.72
Since January 3, 2005	0.74
High	0.83
Low	0.64

        Discounted Cash Flow Analysis.    Petrie Parkman projected the potential financial performance of Pacific and Plains, without giving effect to the proposed merger, for the five year period beginning on January 1, 2006. Petrie Parkman prepared these projections using financial and operating projections prepared and/or provided by the managements and staffs of Pacific and Plains and certain assumptions based upon discussions with the managements of Pacific and Plains regarding the potential future operating and financial performance of Pacific and Plains.

        For each of Pacific and Plains, Petrie Parkman analyzed two cases of operating projections, in which the principal variables were the growth rate in estimated earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") and associated capital expenditures to support the growth rate. Petrie Parkman calculated the net present value of projected limited partner distributions and terminal values using after-tax discount rates of 10.0% to 12.0% for Pacific and 9.0% to 11.0% for Plains and terminal multiples of 12.0x to 15.0x estimated 2010 limited partner distributions for Pacific and Plains. The discount rates were selected by Petrie Parkman based on an analysis of the weighted average cost of capital for Pacific and Plains. The terminal multiples were selected by Petrie Parkman based on a review of comparable company trading and transaction multiples. From the equity reference values implied by this analysis, Petrie Parkman determined composite per unit equity reference value ranges of $33.00 to $39.00 and $38.00 to $45.00 for Case 1 and Case 2, respectively, for Pacific and $46.00 to $54.00 and $50.00 to $58.00 for Case 1 and Case 2, respectively, for Plains.

        The per unit equity reference value ranges for Pacific and Plains were then used to derive implied exchange ratios of 0.61 to 0.85 and 0.66 to 0.90 for Case 1 and Case 2, respectively. The low end of the implied exchange ratio range is calculated by dividing the low end of the Pacific equity reference value range by the high end of the Plains equity reference value range. The high end of the implied exchange ratio range is calculated by dividing the high end of the Pacific equity reference value range by the low end of the Plains equity reference value range.

        Petrie Parkman noted the proposed exchange ratio of 0.77 was supported by its analysis.

        Comparable Transaction Analysis.    Petrie Parkman reviewed selected publicly available information on three merger transactions involving publicly traded master limited partnerships announced between October 1997 and June 2006 that Petrie Parkman deemed appropriate for an analysis of Pacific and Plains.

        Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of latest twelve months ("LTM"), current year's and next year's estimated distributable cash flow per limited partner unit and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of LTM, current year's and next year's EBITDA. In each case, estimated distributable cash flow and EBITDA were based on the average of research analyst estimates.

        Petrie Parkman determined that the following company acquisition transactions were relevant to an evaluation of Pacific and Plains:

Acquirer	Target	Date of Announcement
Valero, L.P. Enterprise Products Partners, L.P. Kinder Morgan Energy Partners, L.P.	Kaneb Pipeline Partners, L.P. GulfTerra Energy Partners, L.P. Santa Fe Pacific Pipeline Partners, L.P.	November 1, 2004 December 15, 2003 October 20, 1997

        The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the selected transactions.

	Implied Multiples in Selected Transactions
									Selected Benchmark Ranges
	Maximum		Mean		Median		Minimum
Purchase Price/LTM Distributable Cash Flow	17.2	x	14.8	x	15.0	x	12.1	x	15.0 - 17.0	x
Purchase Price/Current Year's Estimated Distributable Cash Flow	14.8	x	14.8	x	14.8	x	14.8	x	14.0 - 16.0	x
Purchase Price/Next Year's Estimated Distributable Cash Flow	14.8	x	14.6	x	14.6	x	14.4	x	14.0 - 15.0	x
Total Investment/LTM EBITDA	15.3	x	13.5	x	14.5	x	10.8	x	14.0 - 15.0	x
Total Investment/Current Year's Estimated EBITDA	14.9	x	13.9	x	13.9	x	12.8	x	12.5 - 14.5	x
Total Investment/Next Year's Estimated EBITDA	14.3	x	13.0	x	13.0	x	11.7	x	12.0 - 14.0	x

        Petrie Parkman applied the benchmark multiples to Pacific's and Plains' LTM, current year's and next year's estimated distributable cash flow and EBITDA and adjusted for long-term debt, net working capital and the estimated value for the partnerships' general partner interests and incentive distribution rights, where appropriate, to determine enterprise reference value ranges for Pacific and Plains.

        Petrie Parkman also performed a premium analysis for the same universe of merger transactions, which compared the offer price per target company unit with the target company's unit price measured one day, 30 days and 60 days prior to the public announcement of the transaction. The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's unit price stated as a percentage above the target company's unit price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums for these periods, were as follows:

	Implied Premiums in Selected Transactions
					Selected Benchmark Ranges
	Maximum	Mean	Median	Minimum
One Day Prior	32%	18%	21%	2%	15% - 25%
30 Days Prior	39%	20%	19%	3%	15% - 25%
60 Days Prior	42%	22%	24%	-1%	20% - 30%

        Petrie Parkman applied the range of benchmark premiums to the corresponding unit prices of Pacific and Plains for the periods of one day, 30 days and 60 days prior to June 9, 2006 and adjusted for long-term debt and net working capital to determine enterprise reference value ranges for Pacific and Plains.

        Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite reference value range of $1,850 million to $2,100 million for Pacific and $5,500 million to $5,900 million for Plains. After deducting long-term debt and net working capital from the enterprise reference value ranges and dividing by the fully-diluted number of units outstanding, the resulting equity reference value ranges were $32.84 to $39.19 for Pacific and $52.53 to $57.55 for Plains.

        These per unit equity reference value ranges were then used to derive the implied exchange ratio range of 0.57 to 0.75. The low end of the implied exchange ratio range is calculated by dividing the low end of the Pacific equity reference value range by the high end of the Plains equity reference value range. The high end of the implied exchange ratio range is calculated by dividing the high end of the Pacific equity reference value range by the low end of the Plains equity reference value range.

        Petrie Parkman noted the proposed exchange ratio of 0.77 was supported by its analysis.

        Capital Market Comparison.    Using publicly available information, Petrie Parkman calculated market capitalization multiples of LTM, 2006 and 2007 estimated distributable cash flow per limited partner unit and enterprise value multiples of LTM, 2006 and 2007 estimated EBITDA for ten publicly traded companies for Pacific and ten publicly traded companies for Plains. In each case, estimated distributable cash flow and EBITDA were based on average research analyst estimates. Petrie Parkman calculated market value for purposes of this analysis by adding the market value of common units as of June 9, 2006, the market value of common units less a 5% discount for outstanding subordinated units as of June 9, 2006 (the discount reflecting the reduced marketability and structural subordination of the subordinated units relative to the common units) and the estimated value for the partnerships' general partner interests and incentive distribution rights. Petrie Parkman obtained the enterprise value of each partnership by adding the equity market value to the sum of its long-term debt and subtracting net working capital.

        Petrie Parkman determined that the following companies were relevant to an evaluation of Pacific based on Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of Pacific:

•	Buckeye Pipeline Partners, L.P.	•	Magellan Midstream Partners, L.P.
•	Enbridge Energy Partners, L.P.	•	Plains All American Pipeline, L.P.
•	Enterprise Product Partners, L.P.	•	Sunoco Logistics Partners, L.P.
•	Holly Energy Partners, L.P.	•	TEPPCO Partners, L.P.
•	Kinder Morgan Energy Partners, L.P.	•	Valero, L.P.

        The maximum, mean, median and minimum multiples for the ten partnerships are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples
Measure									Selected Benchmark Ranges
	Maximum		Mean		Median		Minimum
Price/LTM Distributable Cash Flow per Limited Partner Unit	15.7	x	13.7	x	13.7	x	10.0	x	14.0 - 15.0	x
Price/2006 Estimated Distributable Cash Flow per Limited Partner Unit	15.0	x	13.2	x	13.2	x	11.6	x	13.0 - 14.0	x
Price/2007 Estimated Distributable Cash Flow per Limited Partner Unit	13.9	x	12.4	x	12.4	x	11.0	x	12.0 - 13.5	x
Enterprise Value/LTM EBITDA	21.4	x	17.6	x	17.3	x	14.5	x	16.0 - 18.0	x
Enterprise Value/2006 Estimated EBITDA	19.9	x	15.7	x	15.4	x	12.4	x	14.5 - 16.5	x
Enterprise Value/2007 Estimated EBITDA	18.4	x	14.6	x	14.5	x	11.3	x	13.5 - 15.0	x

        Petrie Parkman applied the benchmark multiples to Pacific's LTM, 2006 and 2007 estimated distributable cash flow and EBITDA and adjusted for long-term debt, net working capital and the estimated value of the partnership's general partner interest and incentive distribution rights, where appropriate, to determine enterprise reference value ranges for Pacific.

        Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite enterprise reference value range of $1,800 million to $2,000 million. After deducting long-term debt and net working capital from the enterprise reference value range and dividing by the fully-diluted number of units outstanding, the resulting equity reference value range was $31.57 to $36.65.

        Petrie Parkman determined that the following companies were relevant to an evaluation of Plains based on Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of Plains:

•	Buckeye Pipeline Partners, L.P.	•	Magellan Midstream Partners, L.P.
•	Enbridge Energy Partners, L.P.	•	Pacific Energy Partners, L.P.
•	Enterprise Product Partners, L.P.	•	Sunoco Logistics Partners, L.P.
•	Holly Energy Partners, L.P.	•	TEPPCO Partners, L.P.
•	Kinder Morgan Energy Partners, L.P.	•	Valero, L.P.

        The maximum, mean, median and minimum multiples for the ten companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples
Measure									Selected Benchmark Ranges
	Maximum		Mean		Median		Minimum
Price/LTM Distributable Cash Flow per Limited Partner Unit	16.3	x	14.3	x	14.1	x	13.0	x	14.0 - 15.0	x
Price/2006 Estimated Distributable Cash Flow per Limited Partner Unit	15.0	x	13.4	x	13.3	x	12.3	x	13.0 - 14.0	x
Price/2007 Estimated Distributable Cash Flow per Limited Partner Unit	13.9	x	12.5	x	12.6	x	11.0	x	12.0 - 13.5	x
Enterprise Value/LTM EBITDA	21.4	x	17.8	x	17.4	x	14.7	x	16.0 - 18.0	x
Enterprise Value/2006 Estimated EBITDA	19.9	x	15.6	x	15.4	x	12.4	x	14.5 - 16.5	x
Enterprise Value/2007 Estimated EBITDA	18.4	x	14.4	x	14.5	x	11.3	x	13.5 - 15.0	x

        Petrie Parkman applied the benchmark multiples to Plains' LTM, 2006 and 2007 estimated distributable cash flow and EBITDA and adjusted for long-term debt, net working capital and the estimated value of the partnership's general partner interest and incentive distribution rights, where appropriate, to determine enterprise reference value ranges for Plains.

        Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite enterprise reference value range of $5,000 million to $5,600 million. After deducting long-term debt and net working capital from the enterprise reference value range and dividing by the fully-diluted number of units outstanding, the resulting equity reference value range was $46.25 to $53.78.

        The per unit equity reference value ranges were then used to derive the implied exchange ratio range of 0.59 to 0.79. The low end of the implied exchange ratio range is calculated by dividing the low end of the Pacific equity reference value range by the high end of the Plains equity reference value range. The high end of the implied exchange ratio range is calculated by dividing the high end of the Pacific equity reference value range by the low end of the Plains equity reference value range.

        Petrie Parkman noted the proposed exchange ratio of 0.77 was supported by its analysis.

        Pro Forma Analysis.    Petrie Parkman analyzed the pro forma financial effects of the proposed merger and purchase transaction for the fiscal years ended 2006 and 2007 using average research analyst estimates and the Discounted Cash Flow Analysis Case 1 for Pacific and Plains. For purposes of its analysis, Petrie Parkman assumed $30 million of pre-tax synergies. This analysis indicated that the merger would be accretive to 2006 and 2007 estimated distributable cash flow per Pacific limited partner unit and 2006 and 2007 estimated distributions per Pacific limited partner unit.

        The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the Pacific conflicts committee. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

        No company used in the analyses of other publicly traded companies or any transaction used in the analyses of comparable transactions is identical to Pacific, Plains or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

        Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. The Pacific conflicts committee selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

        Pursuant to the terms of an engagement letter agreement dated effective as of May 2, 2006, Pacific paid Petrie Parkman a customary fee upon the delivery of Petrie Parkman's fairness opinion dated June 11, 2006. No portion of Petrie Parkman's fee was contingent upon the consummation of the merger or the conclusions reached by Petrie Parkman in its opinion. In addition, Pacific agreed to reimburse Petrie Parkman for reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and reasonable expenses of legal counsel. Pacific has also agreed to indemnify Petrie Parkman and its affiliates and its and their respective directors, officers, partners, agents, employees and controlling persons to the full extent lawful, from and against certain liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Pacific or Plains for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Opinion of Simmons & Company International—Financial Advisor to the Board of Directors of Plains' General Partner

        Simmons & Company International ("Simmons & Company") acted as financial advisor to the Plains board in connection with the proposed merger and the transactions related to the merger. On June 11, 2006, Simmons & Company rendered its written opinion to the Plains board to the effect that as of the date of such opinion, the aggregate consideration to be paid by Plains in the proposed merger and the related transactions is fair, from a financial point of view, to Plains and the Plains common unitholders (excluding the Plains common unitholders who hold a direct or indirect interest in Plains' general partner).

        THE FULL TEXT OF THE SIMMONS & COMPANY OPINION DATED JUNE 11, 2006 IS INCLUDED AS ANNEX D TO THIS DOCUMENT. HOLDERS OF PLAINS COMMON UNITS MAY READ THE SIMMONS & COMPANY OPINION FOR A DISCUSSION OF THE FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY SIMMONS & COMPANY IN CONNECTION WITH ITS OPINION.

        SIMMONS & COMPANY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE PLAINS BOARD IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AND RELATED TRANSACTIONS. SIMMONS & COMPANY'S OPINION IS NOT A RECOMMENDATION TO ANY UNITHOLDER OF PLAINS OR PACIFIC AS TO HOW SUCH UNITHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. SIMMONS & COMPANY WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, PLAINS' UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER AND RELATED TRANSACTIONS, OR THE FAIRNESS OF THE RESPECTIVE CONSIDERATION TO BE PAID BY PLAINS IN ANY PARTICULAR ASPECT OF THE MERGER AND RELATED TRANSACTIONS.

        Simmons & Company, in arriving at its opinion, reviewed and analyzed:

  (1)
  the agreements and the specific terms of the purchase agreement, merger agreement and related transaction documents;

  (2)
  publicly-available information concerning Plains and Pacific that Simmons & Company believed to be relevant to the analysis, including Plains' and Pacific's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2005, and their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2006;

  (3)
  financial and operating information with respect to the business, operations and prospects of Plains and Pacific furnished to Simmons & Company by the management of Plains, including estimates prepared by the management of Plains regarding the amounts and timing of selling, general and administrative expense and operational expense savings, as well as commercial opportunities expected to be achieved as a result of the merger and the related transactions (collectively, the "Expected Synergies");

  (4)
  a pro forma discounted cash flow analysis of Pacific;

  (5)
  the respective trading histories of Plains common units and Pacific common units for the three year period ended June 8, 2006;

  (6)
  a comparison of historical financial results and present financial condition of Plains and Pacific to each other and to other publicly traded partnerships that Simmons & Company deemed relevant;

  (7)
  the relative contributions of Plains and Pacific to the historical and future financial performance of the combined company, including a comparison of each entity's EBITDA and distributable cash flow;

  (8)
  an analysis of the pro forma financial consequences of the merger and the related transactions to the Plains common unitholders, including the impact of the merger and the related transactions on distributable cash flow per limited partnership unit;

  (9)
  an analysis of Pacific's pro forma total invested capital to EBITDA and unlevered distributable cash flow as compared to certain other partnerships that Simmons & Company believed to be comparable to Pacific; and

  (10)
  a comparison of the financial terms of the merger and the related transactions to the financial terms of other business combinations and transactions that Simmons & Company deemed relevant.

        In addition, Simmons & Company had multiple discussions with the managements of Plains and Pacific concerning the business, operations, assets, financial condition and prospects of Plains and Pacific and undertook such other studies, analyses and investigations as Simmons & Company deemed appropriate.

        Simmons & Company, in arriving at its opinion, assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurance of the management of Plains that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Plains, Pacific and the combined company, upon advice of the management of Plains, Simmons & Company assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Plains as to the future financial performance of Plains, Pacific and the combined company and that each will perform substantially in accordance with such projections. In addition, upon advice of the management of Plains, Simmons & Company also assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. On the advice of management of Plains, Simmons & Company assumed that, as a result of the merger and the related transactions, no income, gain or loss is expected to be recognized for Federal income tax purposes by Plains common unitholders, other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code. Furthermore, on advice of the management of Plains, any tax consequences to the Plains common unitholders associated with Section 752 of the Code were assumed to be immaterial. In arriving at its opinion, Simmons & Company did not conduct a physical inspection of the properties and facilities of Plains or Pacific and did not make or obtain any evaluations or appraisals of the assets or liabilities of either partnership. Simmons & Company's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 11, 2006.

        The analyses performed by Simmons & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Simmons & Company's analysis of the fairness, from a financial point of view, to Plains and the Plains common unitholders (excluding the Plains common unitholders who hold a direct or indirect interest in Plains' general partner) of the aggregate consideration to be paid by Plains in the proposed merger and related transactions.

        Simmons & Company's opinion and financial analyses were only one of the many factors considered by Plains and the Plains board in their evaluation of the merger and the related transactions and should not be viewed as determinative of the views of Plains' management or the Plains board with respect to the merger and the related transactions and the aggregate consideration.

        The following is a summary of certain of the financial analyses used by Simmons & Company in connection with providing its written opinion to the Plains board on June 11, 2006. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. For purposes of this summary of Simmons & Company's analyses, the term "implied aggregate equity consideration" refers to the estimated value of the aggregate equity consideration of $1,729 million to be paid by Plains in the merger, consisting of:

  •
  the cash consideration of $700 million to be paid to LB Pacific; and

  •
  the estimated implied value of the aggregate consideration to be paid in the merger of $1,029 million, based on consideration of $35.65 per Pacific common unit in the form of 0.77 Plains common units issuable for each outstanding Pacific common unit not owned by LB Pacific.

        Discounted Cash Flow Analysis.    Simmons & Company performed a discounted cash flow analysis of the projected unlevered free cash flows of Pacific for the calendar years 2006 through 2015. Simmons & Company assumed discount rates of 9.0% and 12.5% and calculated terminal values using a range of multiples of projected EBITDA from 8.0x to 12.0x. The discount rates reflect an estimate of the weighted average cost of capital.

        The projections underlying the discounted cash flow analysis were provided to Simmons & Company by Plains' management. In performing the discounted cash flow analysis, Simmons & Company considered a range of cases with respect to the operating and financial projections in which, among other things, the Expected Synergies realized and the number of growth projects completed were varied. Simmons & Company did not include any estimated annual acquisitions in performing the discounted cash flow analysis. This analysis indicated the implied aggregate equity reference range for Pacific below, with the implied aggregate equity consideration payable by Plains in the merger and the related transactions within the range.

Implied Aggregate Equity Reference Range for Pacific	Implied Aggregate Equity Consideration Payable in the Merger and Related Transactions
$1,392 million - $2,059 million	$1,729 million

        Comparable MLP Analysis.    Simmons & Company reviewed and compared certain financial information relating to Pacific to corresponding financial information, ratios and public market multiples for 13 publicly traded energy midstream master limited partnerships (MLPs) including:

•	Boardwalk Pipeline Partners, L.P.	•	Magellan Midstream Partners, L.P.
•	Buckeye Partners L.P.	•	ONEOK Partners, L.P.
•	Enbridge Energy Partners, L.P.	•	Plains All American Pipeline, L.P.
•	Energy Transfer Partners, L.P.	•	Sunoco Logistics Partners L.P.
•	Enterprise Products Partners, L.P.	•	TEPPCO Partners, L.P.
•	Holly Energy Partners, L.P.	•	Valero L.P.
•	Kinder Morgan Energy Partners, L.P.

        The partnerships listed above (the "Selected Partnerships"), were chosen because they are publicly traded MLPs with operations that for purposes of analysis may be considered similar to Pacific. Simmons & Company calculated various multiples and ratios for the Selected Partnerships and used the multiples and ratios as reference points to develop an indicative valuation for Pacific. All multiples were based on closing market prices on June 8, 2006 and balance sheets as of March 31, 2006. Estimated financial data for the Selected Partnerships were based on publicly available research analysts' estimates. Simmons & Company reviewed multiples and ratios for the Selected Partnerships based on estimates of EBITDA; distributable cash flow (defined as EBITDA less interest expense and maintenance capital expenditures); unlevered distributable cash flow (defined as EBITDA less maintenance capital expenditures); and distribution yield. In calculating the general partner equity value for each of the Selected Partnerships, Simmons & Company utilized two different approaches. The first approach was to value the cash flows that the general partner was currently receiving based on the distribution yield the limited partner units were currently receiving. The second approach divided the cash flows that the general partner was currently receiving (based on the latest quarterly distribution annualized) by the current yield on the equity of each partnership's corresponding general partner if it is publicly traded. For those Selected Partnerships that do not have publicly traded general partners, Simmons & Company applied the median yield on the equity of those that are publicly traded.

        This analysis indicated the implied aggregate equity reference range for Pacific below, with the implied aggregate equity consideration payable by Plains in the merger and the related transactions within the range.

Implied Aggregate Equity Reference Range for Pacific	Implied Aggregate Equity Consideration Payable in the Merger and Related Transactions
$1,324 million - $1,785 million	$1,729 million

        Comparable MLP Merger Analysis.    Simmons & Company analyzed certain information relating to the following three business combination transactions involving publicly traded MLPs in the energy industry:

Acquiror		Target
•	Valero L.P.	•	Kaneb Pipe Line Partners, L.P. and Kaneb Services LLC
•	Enterprise Products Partners, L.P.	•	GulfTerra Energy Partners, L.P.
•	Kinder Morgan Energy Partners, L.P.	•	Santa Fe Pacific Pipeline Partners, L.P.

        Among other things, Simmons & Company analyzed the equity purchase price for the transactions as a multiple of latest twelve months (LTM) net income and LTM distributable cash flow. Additionally, Simmons & Company analyzed the total purchase price in each comparable transaction as a multiple of LTM EBITDA and LTM earnings before interest and taxes, which is referred to as EBIT. Simmons & Company used the range of multiples as reference points to derive an indicative valuation range for Pacific. Simmons & Company examined the comparable MLP mergers both excluding expected synergies and including announced expected synergies. This analysis indicated the implied aggregate equity reference range for Pacific below, with the implied aggregate equity consideration payable by Plains in the merger and the related transactions within the range.

Implied Aggregate Equity Reference Range for Pacific	Implied Aggregate Equity Consideration Payable in the Merger and Related Transactions
$1,564 million - $1,883 million	$1,729 million

        Premium Paid Analysis.    Simmons & Company analyzed the premium implied by the 0.77 exchange ratio in the merger and compared that to the premiums paid in the comparable MLP mergers. Simmons & Company calculated the following implied aggregate equity reference range for Pacific using the historical premiums paid in the comparable MLP mergers for the limited partners' interests and calculating the value for Pacific's general partner as the cash flows that it is currently receiving (based on the latest quarterly distribution annualized) divided by the median yield on the equity of the publicly traded general partners of MLPs. This analysis indicated the implied aggregate equity reference range for Pacific below, with the implied aggregate equity consideration payable by Plains in the merger and the related transactions within the range.

Implied Aggregate Equity Reference Range for Pacific	Implied Aggregate Equity Consideration Payable in the Merger and Related Transactions
$1,335 million - $1,782 million	$1,729 million

        Comparable Transactions Analysis.    Simmons & Company analyzed certain information relating to selected transactions in the midstream/downstream transportation logistics industry since 2003 (collectively, "Selected Transactions"). Specifically, Simmons & Company calculated, when available, the LTM and runrate EBITDA multiples implied by the aggregate purchase price of the Selected Transactions and used these multiples as reference points to develop an indicative valuation range for Pacific. Simmons & Company excluded the Expected Synergies from the comparable transactions analysis. This analysis indicated the implied aggregate equity reference range for Pacific below, with the implied aggregate equity consideration payable by Plains in the merger and the related transactions above the range.

Implied Aggregate Equity Reference Range for Pacific	Implied Aggregate Equity Consideration Payable in the Merger and Related Transactions
$1,062 million - $1,556 million	$1,729 million

        Contribution Analysis.    Simmons & Company reviewed certain historical and estimated future financial information, including, among other things, EBITDA and distributable cash flow for Plains and Pacific based on financial data provided by Plains' management for the estimated calendar years 2007 through 2010. Simmons & Company performed the analysis both including and not including the Expected Synergies. Based on these projections, Simmons & Company compared the relative contribution of each partnership to the whole and the implied equity value based on the percentage contribution of Plains and Pacific. The relative contributions of Plains and Pacific resulted in the implied aggregate equity reference range for Pacific below, with the implied aggregate equity consideration payable by Plains in the merger and the related transactions within the range.

Implied Aggregate Equity Reference Range for Pacific	Implied Aggregate Equity Consideration Payable in the Merger and Related Transactions
$1,534 million - $1,948 million	$1,729 million

        Pro Forma Accretion/Dilution Analysis.    Simmons & Company analyzed the pro forma impact of the merger and the related transactions on, among other things, Plains' projected distributable cash flow per limited partnership unit for the calendar years 2007 through 2012. Using financial projections provided by Plains' management, Simmons & Company compared the distributable cash flow per limited partnership unit of Plains, on a stand-alone basis, to the distributable cash flow per limited partnership unit of Plains pro forma for the merger and the related transactions. Simmons & Company considered that the amounts that would otherwise be distributed to Plains' general partner pursuant to the incentive distribution rights of Plains will be reduced by $65 million over five four-quarter periods pursuant to the merger and related transactions. Simmons & Company performed this analysis using two different sets of projections. The principal, but not only, difference between the two different sets of projections was inclusion of estimated annual acquisitions completed beginning in 2007. The estimated acquisitions were assumed to be consummated at an average EBITDA multiple of 8.2x. In addition, Simmons & Company performed pro forma sensitivity analyses on the acquisition projection case by varying several growth, financing and performance assumptions for the calendar years 2007, 2010 and 2012. Based on such analysis, and such projections provided by the management of Plains, the merger and the related transactions would be dilutive to distributable cash flow per limited partnership unit for Plains common unitholders for the calendar year 2007 under both the no acquisition projection case and each variation of the acquisition projection case as adjusted for the different assumptions, and would be accretive to distributable cash flow per limited partnership unit for Plains common unitholders for the calendar years 2008 through 2012 under both the no acquisition projection case and the acquisition projection case and for the calendar years 2010 and 2012 for each variation of the acquisition projection case as adjusted for the different assumptions.

        Invested Capital/EBITDA and Unlevered Distributable Cash Flow Analysis.    Simmons & Company analyzed the projected ratios of total invested capital to Pacific's projected EBITDA and projected unlevered distributable cash flow for the calendar years 2007 through 2012. Simmons & Company defined total invested capital as the aggregate transaction value paid in the merger and the related transactions plus estimated cumulative capital expenditures for each of the analyzed projected years. Simmons & Company also calculated the ratios of total invested capital to projected EBITDA and projected unlevered distributable cash flow for calendar year 2007 for a group of comparable MLPs using publicly available research analysts' estimates. Simmons & Company compared the implied range of ratios from the comparable MLPs to the ratios implied by Pacific's projected results. The implied ratios for total invested capital to both Pacific's projected EBITDA and unlevered distributable cash flow, both including all the Expected Synergies and including only half the Expected Synergies, for the calendar year 2007 and the implied ratios for total invested capital to Pacific's projected EBITDA, including only half of the Expected Synergies, for the calendar years 2008 though 2010 were above the range implied by the comparable MLPs. The implied ratios for total invested capital to both Pacific's projected EBITDA and unlevered distributable cash flow, including all the Expected Synergies, for the calendar years 2008 through 2012, for total invested capital to Pacific's projected unlevered distributable cash flow, including only half the Expected Synergies, for the calendar years 2008 through 2012 and for total invested capital to Pacific's projected EBITDA, including only half the Expected Synergies, for the calendar years 2011 and 2012 were within the range implied by the comparable MLPs.

        Exchange Ratio Analysis.    Simmons & Company reviewed the daily ratio of the closing price of Pacific common units to the closing price of Plains common units for the three-year period ended June 8, 2006. Simmons & Company calculated the average of this ratio for ten-day, 30-day, 90-day, one-year, two-year and three-year periods, with the average ratio ranging from 0.665 to 0.778. The exchange ratio of 0.77 Plains common units per Pacific common unit offered as consideration in the merger was within this range.

        Simmons & Company is a specialized, energy-related investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Plains board selected Simmons & Company because of its expertise, reputation and familiarity with Plains and the oil and gas industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger and the related transactions.

        Pursuant to the terms of the engagement letter dated May 10, 2006, Plains has paid Simmons & Company $900,000 for acting as Plains' financial advisor in connection with the merger, including rendering its fairness opinion on June 11, 2006. Further, Plains has agreed to pay Simmons & Company an additional fee of $4,100,000 upon consummation of the merger. Whether or not the merger occurs, Plains will also reimburse Simmons & Company's reasonable expenses, including legal fees, incurred in connection with its engagement and indemnify Simmons & Company against liabilities arising out of Simmons & Company's services to Plains or, if indemnification is unavailable, contribute to the liabilities.

        Simmons & Company has performed various investment banking services for Plains in the past and has received and expects to continue to receive customary fees for such services. In the ordinary course of business, Simmons & Company may actively trade in the debt and equity securities of Plains and Pacific for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

        In considering the recommendations of the Pacific board and the Plains board with respect to the merger, unitholders of both partnerships should be aware that some of the executive officers and directors of the general partners of Pacific and Plains have interests in the transaction that differ from, or are in addition to, the interests of common unitholders generally. The Pacific board, the Pacific conflicts committee and the Plains board were aware of these interests and considered them in approving the merger agreement and the related transactions. All dollar amounts set forth below are gross amounts and are not reduced for applicable tax withholding.

  Interests of Directors and Executive Officers of Pacific's General Partner

        Ownership of Pacific Common Units.    The directors and executive officers of Pacific and their affiliates beneficially owned, as of the record date for the Pacific special meeting, approximately        % of the Pacific common units then outstanding (excluding common units held by LB Pacific). They will be entitled to receive the same consideration in the merger as all other Pacific common unitholders (other than LB Pacific).

        Severance Arrangements.    Messrs. Toole, Wright, Tywoniuk, Wood and Zollinger are parties to employment agreements with Pacific. Under these employment agreements, if the employee is terminated without cause following a change of control, or if he resigns for "good reason," as defined in the agreement, following a change of control, he will, among other things, be entitled to a one-time severance payment as well as continuation of welfare plan benefits for a specified period. The severance amount payable to Messrs. Toole and Wright would be equal to two times their current base salary plus two times their target cash bonus for the year in which termination occurs. The severance amount payable to Messrs. Tywoniuk, Wood and Zollinger would be equal to one times their current base salary plus one times their target cash bonus for the year in which termination occurs. Welfare plan benefits would be continued for up to two years for Messrs. Toole and Wright, and up to one year for Messrs. Tywoniuk, Wood and Zollinger. Messrs. Wright, Tywoniuk, Wood and Zollinger would also be entitled to receive executive outplacement services at Pacific's expense for a specified period (six months for Mr. Wright, three months for Messrs. Tywoniuk, Wood and Zollinger). "Good reason" for any resignation exists if the employee suffers a demotion in rank, title, responsibility or authority; an assignment of duties inconsistent with the employee's prior duties resulting in a diminution in position, authority, duties or responsibilities; the employer's failure to comply with the employment agreement; or the employer's requiring the employee to relocate in order to maintain employment.

        Pursuant to severance arrangements agreed with Plains, Messrs. Wylie, Diefenbach and Boarts and Ms. Lobel will be entitled to a one-time severance payment and continuation of welfare plan benefits if they are terminated without cause, or resign for good reason, within twelve months of the consummation of the merger. The severance amount payable to Mr. Wylie would be equal to two times his current base salary plus two times his target cash bonus for the year in which termination occurs. The severance amount payable to Messrs. Diefenbach and Boarts would be equal to one times their current base salary plus one times their target cash bonus for the year in which termination occurs. The severance amount payable to Ms. Lobel would be equal to one-half times her current base salary plus one-half times her target cash bonus for the year in which termination occurs, which amount increases to one times if her termination occurs after her one-year anniversary of employment in February 2007 or later. "Good reason" for any resignation exists if the employee suffers a material adverse change in responsibilities or title, a reduction in salary, or a change of more than 25 miles in primary work location.

        The severance amounts that would be payable under these arrangements to each of Pacific's executive officers if the employment of the executive officers is terminated after the consummation of the merger are listed below, including severance, estimated costs of welfare benefits and estimated costs of outplacement services if applicable. Amounts for Ms. Lobel could increase as described above depending on the date of any termination of her employment.

Name	Severance Payment
Irvin Toole, Jr.	$1,114,200
Forrest E. Wylie	947,950
David E. Wright	700,200
Gerald A. Tywoniuk	315,800
Lynn T. Wood	278,100
Arthur G. Diefenbach	223,250
Gary L. Zollinger	233,250
Lyle B. Boarts	185,850
Marilyn A. Lobel	113,550

        Pacific's Long Term Incentive Plan.    Pacific's general partner has adopted a long-term incentive plan for employees and directors of the general partner and employees of its affiliates who perform services for Pacific. The consummation of the merger will cause an acceleration of the vesting periods of, and lapse of restrictions on, Pacific restricted common unit awards (including those issued to directors and executive officers of Pacific's general partner) under the long-term incentive plan. Information with respect to restricted common units held by directors and executive officers of Pacific's general partner is set forth below.

Name	Number of Restricted Units	Dollar Value(1)
David L. Lemmon	2,000	$69,500
John C. Linehan	2,000	69,500
Douglas L. Polson	2,000	69,500
Jim E. Shamas	2,000	69,500
William L. Thacker	2,000	69,500
Irvin Toole, Jr.	7,757	269,556
Forrest E. Wylie	5,253	182,542
David E. Wright	3,527	122,563
Gerald A. Tywoniuk	2,807	97,543
Lynn T. Wood	2,200	76,450
Arthur G. Diefenbach	2,020	70,195
Gary L. Zollinger	2,010	69,848
Lyle B. Boarts	1,030	35,793
Marilyn A. Lobel	820	28,495

(1)
Based on the closing price of Pacific's common units on August 16, 2006.

        LB Pacific's Option Plan.    LB Pacific has adopted an option plan for officers, directors, employees, advisors, and consultants of Pacific Energy Management and their affiliates. Under the plan, participants may be granted options to acquire partnership interests in LB Pacific. Pacific is not obligated to pay any amounts to LB Pacific for the benefits granted or paid to executives and key employees under the plan.

        The estimated value on exercise of LB Pacific options held by directors and executive officers of Pacific's general partner are set forth below. The estimated value of options on exercise is based on a number of assumptions, including estimates of fees and expenses that LB Pacific expects to incur prior to and at closing, as well as LB Pacific's balance sheet at closing. Therefore, the actual amounts realized by the named individuals may change.

Name	Estimated Value of Options on Exercise (1)
Irvin Toole, Jr.	$2,614,600
Forrest E. Wylie	8,889,700
David E. Wright	3,137,600
Gerald A. Tywoniuk	2,614,600
Lynn T. Wood	1,045,900
Arthur G. Diefenbach	1,568,800
Gary L. Zollinger	1,568,800
Lyle B. Boarts	1,045,900
Marilyn A. Lobel	653,600

(1)
Represents the excess of the estimated liquidation value of LB Pacific for the option holders' interest over the exercise price of the options held by the individual.

        LB Pacific Cash Bonus Payments.    In addition to bonuses that may otherwise be payable, LB Pacific intends to make cash bonus payments to certain executive officers of Pacific Energy Management at the closing of the merger in recognition of their efforts in connection with the transaction. Pacific is not obligated to pay any amounts to LB Pacific in respect of these payments. The payments are subject to the approval of the board of directors of LB Pacific's general partner.

        The amount of the cash bonus payment expected to be made to each executive officer of Pacific's general partner is set forth below.

Name	Cash Bonus Payment
Irvin Toole, Jr.	$243,000
Forrest E. Wylie	466,300
Lynn T. Wood	337,200

        Indirect Ownership Interests in LB Pacific.    Christopher Manning, the chairman of the Pacific board, and Joshua Collins, a member of the Pacific board, hold ownership interests in Lehman Brothers Merchant Banking Associates III, L.P. ("LBMB"), which is the general partner or manager of each of the entities that beneficially own an aggregate 59% interest in LB Pacific. Additionally, Douglas Polson, a member of the Pacific board, holds an ownership interest in Lehman Sidecar I LLC ("Sidecar"), which beneficially owns an 8.66% interest in LB Pacific. As a result of the merger, LBMB and Sidecar will receive a portion of the net cash proceeds from the merger, which will result in cash payments to Messrs. Manning, Collins and Polson.

        Timothy Day, a member of the Pacific board, holds a limited partner interest in First Reserve GP X, LP ("FRGPX"), which is the general partner of the entity that directly owns an approximate 41% interest in LB Pacific. As a result of the merger, FRGPX will receive a portion of the net cash proceeds from the merger, which will result in a cash payment to Mr. Day.

        Directors' Membership on Board of Directors of LB Pacific.    Christopher Manning, Joshua Collins and Timothy Day, members of the Pacific board, are also members of the board of directors of (and in the case of Messrs. Manning and Collins, are officers of) LB Pacific GP, LLC, the sole general partner of LB Pacific.

        Directors' and Officers' Indemnification and Insurance.    The merger agreement requires Plains to maintain, for six years after the effective time of merger, directors' and officers' liability insurance for the benefit of persons who are or were covered by Pacific's existing directors' and officers' liability insurance policies at any time before the effective time of the merger, as described more fully under "The Merger Agreement—Covenants and Other Agreements—Employee Matters."

  Affiliation of Lehman Brothers Inc. with Pacific's General Partner

        Lehman Brothers Inc. acted as financial advisor to the Pacific board in connection with the proposed merger and the transactions related to the merger. Lehman Brothers Inc. delivered an opinion to the Pacific board on June 11, 2006 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, from a financial point of view, the aggregate consideration to be offered to all of the holders of the partnership interests in Pacific in the proposed transaction is fair to such holders. Pacific's general partner is deemed to be an affiliate of Lehman Brothers Inc. through a 59% ownership interest in Pacific's general partner held by certain entities controlled by Lehman Brothers Holdings Inc., the parent entity of Lehman Brothers Inc.

        Interests of Plains' General Partner's Executive Officers and Directors

        Ownership of Pacific Common Units.    Mr. Armstrong, the Chairman of the Plains board and Chief Executive Officer of Plains' general partner, owns 5,000 Pacific common units. Kayne Anderson Capital Advisors, L.P. ("KACALP"), an entity affiliated with Mr. Sinnott, a member of the Plains board, manages or controls various accounts that own a total of 1,880,500 Pacific common units. Mr. Sinnott is the President of Kayne Anderson Investment Management, Inc., which is the general partner of KACALP. In addition, executive officers of Plains' general partner (excluding Mr. Armstrong) own a total of 9,500 Pacific common units.

        Ownership of Plains' General Partner; Conflicts of Interest.    Certain of Plains' directors and executive officers own an indirect interest in Plains' general partner, which owns both the 2% general partner interest and the incentive distribution rights of Plains.

        Pursuant to Plains' partnership agreement, Plains' general partner is entitled to receive quarterly incentive distributions if the amount that Plains distributes with respect to any quarter exceeds certain levels specified in its partnership agreement. Under the quarterly incentive distribution provisions, Plains' general partner is generally entitled, without duplication, to 15% of the amounts distributed by Plains in excess of $0.450 ($1.80 annualized) per unit, 25% of the amounts distributed by Plains in excess of $0.495 ($1.98 annualized) per unit and 50% of the amounts distributed by Plains in excess of $0.675 ($2.70 annualized) per unit.

        The following table illustrates the allocation of aggregate distributions at different per-unit distribution levels and based upon the assumptions indicated. Incentive distributions made to Plains'

general partner are affected by both the gross amount per unit that Plains distributes with respect to each outstanding unit and the aggregate number of units that are outstanding.

Annual Distribution Per Unit	Distribution to Unitholders	Distribution to GP(1)	Total Distribution	GP Percentage of Total Distribution
	(in thousands)
$2.90 (current Plains distribution level)(2)	$234,900	$41,189	$276,089	14.9%
$3.20 (anticipated post-merger distribution level)(3)	$329,600	$83,275	$412,875	20.2%
$3.60(3)	$370,800	$124,475	$495,275	25.1%
$4.00(3)	$412,000	$165,675	$577,675	28.7%

(1)
Includes distributions attributable to the 2% general partner interest and the incentive distribution rights. Does not give effect to $65 million reduction in incentive distribution payments over five four-quarter periods following the merger.

(2)
Assumes 81.0 million units outstanding. Actual number of units outstanding as of August 15, 2006 was 80,994,178.

(3)
Assumes 103 million units outstanding following the merger.

        As illustrated above, by operation of Plains' partnership agreement, the owners of Plains' general partner have interests that differ materially from owners of Plains' limited partner interests. In the context of certain transactions, including the merger (which involves the issuance of a significant number of Plains common units), a potential conflict exists between the interests of the owners of Plains' general partner and the interests of Plains' common unitholders. Even giving effect to the reduction in incentive distribution payments otherwise payable to Plains' general partner, the merger is expected to be accretive to Plains' general partner on a distributable cash flow basis beginning in 2007. Based on Plains' projected results, the effect of the merger is not expected to be accretive on a distributable cash flow per unit basis to Plains' existing limited partners until 2008.

        The directors and executive officers of Plains also have interests that are aligned with the interests of Plains' common unitholders. As of the record date, Plains' directors and executive officers and their affiliates owned in the aggregate approximately        % of Plains' outstanding common units, and following the merger are expected to own approximately     % of the combined company's outstanding common units.

        The following table sets forth the effective ownership of Plains AAP, L.P. (after giving effect to proportionate ownership of Plains All American GP LLC, its 1% general partner).

Name and Address of Owner	Percentage Ownership of Plains AAP
Paul G. Allen(1)	54.3%
505 Fifth Avenue S, Suite 900 Seattle, WA 98104
Vulcan Energy Corporation(2)	54.3%
c/o Plains All American GP LLC 333 Clay Street, Suite 1600 Houston, TX 77002
KAFU Holdings, L.P.(3)	20.3%
1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067

E-Holdings III, L.P.(4)	9.0%
1100 Louisiana, Suite 3150 Houston, TX 77002
E-Holdings V, L.P.(4)	2.1%
1100 Louisiana, Suite 3150 Houston, TX 77002
PAA Management, L.P.(5)	4.9%
333 Clay Street, Suite 1600 Houston, TX 77002
Wachovia Investors, Inc.	4.2%
301 South College Street, 12th Floor Charlotte, NC 28288
Mark E. Strome	2.6%
100 Wilshire Blvd., Suite 1500 Santa Monica, CA 90401
Strome MLP Fund, L.P.	1.3%
100 Wilshire Blvd., Suite 1500 Santa Monica, CA 90401
Lynx Holdings I, LLC	1.2%
15209 Westheimer, Suite 110 Houston, TX 77082

(1)
Mr. Allen owns approximately 88.38% of the outstanding shares of common stock of Vulcan Energy Corporation. A subsidiary of Vulcan Energy Corporation owns 54.321% of the equity of our general partner. Mr. Allen disclaims any deemed beneficial ownership, beyond his pecuniary interest therein, in any of Plains' partner interests held by Vulcan Energy Corporation or any of its affiliates.

(2)
Mr. Capobianco disclaims any deemed beneficial ownership of the interests held by Vulcan Energy Corporation and its affiliates beyond his pecuniary interest therein, if any.

(3)
Mr. Sinnott disclaims any deemed beneficial ownership of the interests owned by KAFU Holdings, L.P. other than through his 4.5% limited partner interest in KAFU Holdings, L.P.

(4)
Mr. Petersen disclaims any deemed beneficial ownership of the interests owned by E-Holdings III, L.P. and E-Holdings V, L.P. beyond his pecuniary interest therein.

(5)
PAA Management, L.P. is owned entirely by certain members of senior management. Other than Mr. Armstrong, no directors of Plains' general partner own any interest in PAA Management, L.P. Directors and executive officers as a group own approximately 95% of PAA Management, L.P. Mr. Armstrong disclaims any beneficial ownership of the general partner interest owned by Plains AAP, L.P., other than through his ownership interest in PAA Management, L.P.

        In addition to the ownership interests described above, certain of the owners of Plains' general partner have the right to designate a director to the Plains board. Messrs. Capobianco, Petersen and Sinnott have been so designated. These directors have interests in the merger and related transactions that differ from the interests of Plains common unitholders generally.

No Appraisal Rights

        Delaware law does not provide for appraisal rights on a merger involving a Delaware limited partnership. Pursuant to §17-212 of the Delaware Revised Uniform Limited Partnership Act, however,

a partnership agreement or an agreement of merger or consolidation may provide that contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership shall be available for any class or group of partners or partnership interests in connection with any amendment of a partnership agreement, any merger or consolidation in which the limited partnership is a constituent party to the merger or consolidation, any conversion of the limited partnership to another business form, any transfer to or domestication in any jurisdiction by the limited partnership, or the sale of all or substantially all of the limited partnership's assets. However, neither Plains unitholders nor Pacific unitholders have contractual appraisal rights under their respective partnership agreements or the merger agreement.

Regulatory Matters

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the FTC, the merger cannot be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. On July 31, 2006, the Hart-Scott-Rodino waiting period expired. Plains and Pacific have made required filings with Canadian regulatory authorities, and with the Public Utilities Commission of the State of California and the Public Service Commission of the State of Wyoming, the approval of which are conditions to the merger (and in the case of Wyoming, any protest periods subsequent to such approval shall have lapsed without protest or, if a protest has been filed, such protest shall have been resolved to the reasonable satisfaction of the parties). Plains or Pacific may receive requests for information concerning the proposed merger and related transactions from the FTC or individual states.

        At any time before or after completion of the merger, the DOJ, the FTC, or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Plains or Pacific. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that Plains and Pacific will not prevail.

Listing of Common Units to be Issued in the Merger

        Plains expects to obtain approval to list on the NYSE the common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger.

Accounting Treatment

        Plains will account for the merger using the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration that Plains pays for Pacific will be allocated to Pacific's assets and liabilities based on their fair values, with any excess being treated as goodwill. Plains currently expects to record approximately $784 million of goodwill upon completion of the merger, but that estimate is subject to change.

Pending Litigation

        On June 15, 2006, a lawsuit was filed in the Superior Court of California, County of Los Angeles, entitled Kosseff v. Pacific Energy, et al., case no. BC 3544016. The plaintiff alleges that he is a unitholder of Pacific, and he seeks to represent a class comprising all of Pacific's unitholders. The complaint names as defendants Pacific and certain of the officers and directors of Pacific's general partner, and asserts claims of self-dealing and breach of fiduciary duty in connection with the merger and related transactions. Among other allegations, the plaintiff alleges that (1) the proposed transaction was the product of a flawed process that would result in the sale of Pacific at an unfairly low price, (2) subsequent quarterly financial results for Pacific would have had a material positive impact on Pacific's common unit price had the proposed transaction not been announced, and thus the premium being offered to Pacific's unitholders was manufactured by the defendants based on the timing of the announcement of the proposed transaction, (3) because of various conflicts of interest, the defendants have acted to better their own interests at the expense of Pacific's public unitholders, (4) the defendants favored the proposed transaction in order to secure accelerated vesting of equity compensation under change in control provisions in contracts they have with Pacific, and (5) the defendants were assured that Lehman Brothers Inc. "would rubber-stamp the transaction as fair and, for that reason, Lehman [Brothers Inc.] was hand-picked by the defendants to issue the so-called 'fairness opinion'." The plaintiff seeks injunctive relief against completing the merger or, if the merger is completed, rescission of the merger, other equitable relief, and recovery of the plaintiff's costs and attorneys' fees. On July 12, 2006, the court entered a stay of the proceeding pending an initial status conference, which has been scheduled for September 6, 2006. Pacific believes that the lawsuit is without merit and intends to defend against it vigorously. There can be no assurance that additional claims will not be made or additional lawsuits filed, the substance of which may be similar to the allegations described above or that otherwise might arise from, or in connection with, the merger agreement and the transactions it contemplates.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement and the related transactions. This summary is qualified in its entirety by reference to the merger agreement, as amended, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this document by reference. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger. The merger agreement contains representations and warranties Pacific and Plains made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that both Pacific and Plains have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in Pacific's and Plains' general prior public disclosures, as well as additional information, some of which is non-public. Pacific and Plains do not believe the disclosure schedules contain information that the securities laws require to be publicly disclosed except as discussed in this joint proxy statement/prospectus. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in the companies' public disclosures.

Transactions Related to the Merger

        On June 11, 2006, in connection with the execution of the merger agreement, Plains entered into a purchase agreement with LB Pacific, pursuant to which Plains has agreed, subject to the terms and conditions set forth in the purchase agreement, to purchase from LB Pacific (i) all of the issued and outstanding limited partner interest in Pacific Energy GP, LP, a Delaware limited partnership and the general partner of Pacific, (ii) the sole member interest in Pacific Energy Management LLC, a Delaware limited liability company and the general partner of Pacific Energy GP, LP, (iii) 2,616,250 Pacific common units and (iv) 7,848,750 Pacific subordinated units for an aggregate purchase price of $700 million in cash. This purchase and sale will occur immediately prior to the consummation of the merger.

        Each of Plains and LB Pacific made customary representations and warranties in the purchase agreement. The purchase agreement may be terminated by LB Pacific or Plains upon or after termination of the merger agreement, and is subject to customary closing conditions, including satisfaction of all conditions specified in the merger agreement.

        A copy of the purchase agreement is filed as Exhibit 2.2 to the registration statement of which this joint proxy statement/prospectus is a part.

Structure of the Merger

        At the effective time of the merger, Pacific will merge with and into Plains, and each of the outstanding common units of Pacific, other than those common units purchased by Plains prior to the merger, will be converted into the right to receive 0.77 Plains common units. Plains will be the surviving limited partnership of the merger.

        Plains' certificate of limited partnership will be the surviving entity's certificate of limited partnership until further amended. Plains' partnership agreement will be the surviving entity's partnership agreement until further amended. Plains' management team and board of directors will continue in their current roles and manage the combined company following the merger.

When the Merger Becomes Effective

        Pacific and Plains will execute and file a certificate of merger with the Delaware Secretary of State on the third business day after the day on which the last condition to completing the merger is satisfied or waived or at such other time as Plains and Pacific may agree. The merger will become effective at the time and on the date on which the certificate of merger is filed or at such later time and date on which the parties agree and specify in the certificate of merger. This time is referred to as the "effective time of the merger."

Effect of Merger on Outstanding Pacific Units

        At the effective time of the merger, each outstanding Pacific common unit, other than units purchased by Plains from LB Pacific prior to the effective time of the merger, will be converted into the right to receive 0.77 Plains common units. The 2% general partner interest of Pacific, the incentive distribution rights in Pacific and the common and subordinated units purchased by Plains from LB Pacific prior to the effective time of the merger will be cancelled without consideration. Certificates representing Pacific common units will be exchanged for certificates representing Plains common units in accordance with the fixed exchange ratio of 0.77 contained in the merger agreement.

        Prior to the effective time of the merger, vesting of restricted units granted under Pacific's long-term incentive plan will be accelerated in accordance with the terms of the plan.

        If, before the effective time of the merger, the issued and outstanding Plains or Pacific common units are changed into a different number of units as a result of any unit split, distribution, combination, reorganization or other similar transaction, an appropriate adjustment will be made to the exchange ratio.

        For a description of Plains' and Pacific's common units and a description of the comparative rights of holders of Plains common units and Pacific common units, please read "Comparison of the Rights of Plains and Pacific Common Unitholders" and "Description of Plains' Common Units."

Exchange of Units; Fractional Units

        Exchange Agent.    Plains has appointed American Stock Transfer and Trust Company to act as exchange agent for the issuance of Plains common units and for cash payments for fractional common units of Pacific. At or prior to the effective time of the merger, Plains will deposit with the exchange agent, for the benefit of the holders of Pacific's common units, an amount in cash equal to the estimated aggregate cash payment to be made in lieu of fractional common units of Plains, and Plains will authorize the exchange agent to exchange certificates representing Plains common units as described above under "—Effect of Merger on Outstanding Pacific Units." Plains will deposit with the exchange agent additional funds as and when necessary to pay cash in lieu of fractional common units of Plains. Plains will pay all costs and fees of the exchange agent and all expenses associated with the exchange process.

        After the effective time of the merger, there will be no further transfers on the records of Pacific or its transfer agent of certificates representing Pacific common units. If certificates representing Pacific common units are presented to Pacific or its transfer agent for transfer after the effective time of the merger, they will be canceled against delivery of the certificate or certificates for Plains common units and any cash payments for fractional common units and unpaid distributions.

        Exchange of Units.    If you own Pacific common units of record as of the effective time of the merger, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your Pacific common units to the exchange agent after the effective time of the merger. Pacific common unit certificates should not be returned with the enclosed proxy card.

        Pacific common unitholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with their Pacific common unit certificates, will receive:

  •
  certificates representing the number of whole Plains common units to which such holder is entitled in accordance with the merger agreement and as described above under "—Effect of Merger on Outstanding Pacific Units;" and

  •
  after giving effect to any required tax withholding, a check in the aggregate amount of:

  •
  cash equal to the aggregate value of the unitholder's fractional common units of Plains calculated by multiplying the fractional interest by the average closing price of Plains common units on the NYSE during the five trading days ending on the third trading day prior to the effective time of the merger; and

  •
  any cash distributions declared by Plains on its common units with a record date after the effective time of the merger and a payment due on or before the date the Pacific unitholder surrendered its unit certificate.

        You should surrender your Pacific common unit certificates for exchange only after the effective time of the merger. Until you deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with your Pacific common unit certificates, the distributions declared by Plains with a record date after the effective time of the merger will accrue, but will not be paid, on Plains common units that you are entitled to receive as a result of the merger. No interest will be paid or accrue on:

  •
  the amount of cash to be received in lieu of fractional units of Plains; or

  •
  any cash distributions declared by Plains on its common units with a record date after the effective time of the merger and a payment date on or before the date the Pacific unit certificate is surrendered.

        The exchange agent will deliver to Plains any Plains common units to be issued in the merger, cash in lieu of fractional units to be paid in connection with the merger and any distributions paid on Plains common units to be issued in the merger that are not claimed by former Pacific unitholders within twelve months after the effective time of the merger. Thereafter, Plains will act as the exchange agent and former Pacific unitholders may look only to Plains for their Plains common units, cash in lieu of fractional units and unpaid distributions. None of Plains, Pacific, the exchange agent or any other person will be liable to any former Pacific unitholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. To the extent permitted by applicable law, any amount that would escheat or become the property of any governmental entity shall, immediately prior thereto, become the property of Plains free and clear of all claims or interests of any person previously entitled thereto.

        If any certificates representing Plains common units are to be issued in a name other than that in which the certificates representing Pacific common units exchanged for such units are registered, the person requesting the exchange must (1) pay any transfer or other taxes required by reason of the issuance of certificates representing Plains common units in a name other than that of the registered holder of the surrendered Pacific common units or (2) establish to the satisfaction of Plains or the exchange agent that such tax has been paid or is not applicable.

        The instructions for effecting the surrender of Pacific common unit certificates will set forth procedures that must be taken by the holder of any Pacific common unit certificate that has been lost, destroyed or stolen. If a Pacific unit certificate has been lost, destroyed or stolen, the exchange agent will issue certificates representing the Plains common units properly issuable in accordance with the merger agreement and any cash payment in lieu of fractional common units only upon receipt of, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Plains, signed exactly as the name or names of the registered holder or holders appeared on the books of Pacific immediately prior to the effective time of the merger, together with a customary bond and such other documents as Plains may reasonably require.

        Pacific common unit certificates surrendered for exchange by certain affiliates of Pacific will not be exchanged until Plains has received a written agreement of the kind described below under "—Covenants and Other Agreements—Affiliate Agreements."

Conditions to the Merger

        Conditions to Each Party's Obligation to Effect the Merger.    The obligations of Plains and Pacific to complete the merger are subject to the following conditions:

  •
  the adoption and approval by the requisite vote of the Pacific common unitholders (not including LB Pacific) and the Pacific subordinated unitholder of the merger agreement and the merger;

  •
  the adoption and approval by the requisite vote of the Plains common unitholders of the merger agreement and the merger, and the approval by the requisite vote of the Plains common unitholders of the issuance of Plains common units pursuant to the merger agreement;

  •
  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which waiting period expired on July 31, 2006;

  •
  the approval of the Public Utilities Commission of the State of California and the Public Service Commission of the State of Wyoming (and in the case of Wyoming, any protest period subsequent to such approval having lapsed without a protest or, if a protest has been filed, such protest having been resolved to the reasonable satisfaction of the parties);

  •
  the consent of the FCC to effect transfers of certain licenses;

  •
  satisfaction of requirements under the Competition Act, which requirements have been satisfied;

  •
  approval of the merger and sale transactions under the Investment Canada Act, or notice that approval of the merger and sale transactions is not required under the Investment Canada Act;

  •
  receipt of all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on Pacific or Plains;

  •
  the continued effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  the approval for listing on the NYSE of the Plains common units to be issued in the merger, subject to official notice of issuance; and

  •
  the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful.

        Plains' obligation to complete the merger is further subject to the following conditions:

  •
  the representations and warranties of Pacific set forth in the merger agreement being true and correct (without regard to materiality requirements in the merger agreement) as of the closing, other than such failures to be true and correct that would not in the aggregate result in a material adverse effect, and Pacific having performed all of its obligations under the merger agreement in all material respects;

  •
  each of the directors of Pacific Energy Management LLC having tendered his or her resignation effective as of the effective time of the merger; and

  •
  Plains having received an opinion of Vinson & Elkins L.L.P. to the effect that for U.S. federal income tax purposes (1) no Plains entity will recognize any income or gain as a result of the merger and related transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (2) no gain or loss will be recognized by holders of Plains common units as a result of the merger and related transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (3) 90% of the combined gross income of Pacific and Plains for the most recent four complete calendar quarters ending before the closing date for which the necessary financial information is available are from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        Pacific's obligation to complete the merger is further subject to the following conditions:

  •
  the representations and warranties of Plains set forth in the merger agreement being true and correct (without regard to materiality requirements in the merger agreement) as of the closing, other than such failures to be true and correct that would not in the aggregate result in a material adverse effect, and Plains having performed all of its obligations under the merger agreement in all material respects; and

  •
  Pacific having received an opinion of Baker Botts L.L.P. to the effect that for U.S. federal income tax purposes (1) no Pacific entity will recognize any income or gain as a result of the merger and related transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (2) no gain or loss will be recognized by holders of Pacific common units as a result of the merger (other than with respect to cash received in lieu of fractional Plains common units and any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

        Waiver of Conditions.    Either Plains or Pacific may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approvals have been obtained and the law allows it to do so.

Representations and Warranties

        The merger agreement contains reciprocal representations and warranties by each of the parties to the merger agreement, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

  •
  organization and standing;

  •
  authorization to enter into the merger agreement and to complete the merger and related transactions;

  •
  the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

  •
  capitalization;

  •
  the accuracy of financial statements;

  •
  the absence of certain undisclosed liabilities;

  •
  reports filed with the Securities and Exchange Commission;

  •
  cash distributions paid to unitholders;

  •
  compliance with applicable laws and permits;

  •
  material contracts and arrangements;

  •
  the absence of material litigation;

  •
  the absence of violations or liabilities under environmental laws;

  •
  title to properties and rights of way;

  •
  insurance matters;

  •
  tax matters;

  •
  labor matters and employee benefits;

  •
  books and records;

  •
  absence of changes in operations and material adverse effects;

  •
  regulatory matters;

  •
  approvals under state takeover laws;

  •
  receipt of financial advisors' opinions in connection with the merger;

  •
  approvals under state laws governing partnerships; and

  •
  broker's fees.

        For purposes of the merger agreement, "material adverse effect," when used with respect to any party, means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the such party's consolidated group, that is, or would reasonably be expected to be, material and adverse to such party's consolidated group or that materially and adversely affects the ability of such party to consummate the merger and sale transactions; however, a material adverse effect does not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any member of such party's consolidated group directly or indirectly arising out of or attributable to:

  •
  any decrease in the market price of such party's publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a material adverse effect);

  •
  changes in the general state of the industries in which such party's consolidated group operates to the extent that such changes would have the same general effect on companies engaged in such industries;

  •
  changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by such party's consolidated group;

  •
  the announcement or proposed consummation of the merger agreement and the merger and sale transactions;

  •
  changes in generally accepted accounting principles; or

  •
  acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such person, to the extent such acts have the same general effect on companies engaged in the same lines of business as those conducted by such party's consolidated group.

Covenants and Other Agreements

        Affirmative Covenants.    Prior to the merger, except as permitted by the negative covenants described below, each of Plains and Pacific has agreed with respect to itself and its consolidated group:

  •
  to conduct the business of its consolidated group in the ordinary course and consistent with its past practices;

  •
  to use its commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of its consolidated group, to keep available the services of its officers and employees, and to preserve the material relationships with its consolidated group's customers, suppliers and others having business dealings with them; and

  •
  to maintain and keep the material properties and assets of its consolidated group in as good repair and condition, including any material insurance coverage, as at the date of execution of the merger agreement, subject to ordinary wear and tear.

        Negative Covenants.    Prior to the merger and unless the other party consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), and subject to specified exceptions, each of Plains and Pacific has agreed (and has agreed to cause their respective general partners and consolidated group):

  •
  not to make any material change in the conduct of its business and operations;

  •
  not to make any changes to its governing documents (other than changes that do not adversely affect the other party);

  •
  not to issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities, other than:

  •
  issuances pursuant to options, warrants and phantom unit awards in existence on the date of the merger agreement;

  •
  issuances of restricted units or unit options to current or newly-hired employees, consistent with past practice, by Pacific of up to 50,000 common units, or by Plains of up to 1.5 million common units;

  •
  with respect to Pacific, issuances of equity securities up to an aggregate of $150 million; and

  •
  with respect to Plains, issuances of equity securities up to an aggregate of $500 million;

  •
  not to declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities, except for

  •
  distributions to the holders of Pacific common units of no more than $0.5675 per common unit per quarter, plus the proportionate distribution on the general partner interests in Pacific and payments under Pacific's incentive distribution rights,

  •
  distributions to the holders of Plains common units of no more than $0.80 per common unit per quarter, plus the proportionate distribution on the general partner interests in Plains and payments under Plains' incentive distribution rights, and

  •
  any distributions from Pacific's subsidiaries to Pacific, or from Plains' subsidiaries to Plains;

  •
  not to merge into or with any other person, other than mergers between or among any of Pacific or its wholly owned subsidiaries or between or among any of Plains or its wholly owned subsidiaries or as permitted in the following bullet point;

  •
  not to acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any person or acquire any interest in or contribute any assets to any partnership or joint venture (other than contributions to joint ventures as required under applicable governing documents) or enter into any similar arrangement, for consideration in excess of, in the case of Pacific, $200 million individually or in the aggregate, or, in the case of Plains, in excess of $350 million individually, or $700 million in the aggregate;

  •
  other than in the ordinary course of business consistent with past practices, not to enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party;

  •
  not to purchase any securities of or make any investment in any person except in specified circumstances and otherwise up to an additional $5 million;

  •
  not to incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, other than in connection with

  •
  borrowings in the ordinary course of business by Pacific under its existing bank credit facilities or by Plains under its existing bank credit facilities (including, with respect to Plains, its contango facility);

  •
  the refinancing or replacement of existing indebtedness (provided, in the case of Pacific, such refinancing or replacement is on substantially comparable terms), including the refinancing of Pacific's existing indebtedness by Plains;

  •
  the incurrence by Pacific of up to $50 million in principal amount of indebtedness, or the incurrence by Plains of up to $1 billion in principal amount of indebtedness; and

  •
  in connection with specified permitted acquisitions and capital expenditures;

  •
  not to sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value, in the case of Pacific, in excess of $5 million in the aggregate, or, in the case of Plains, in excess of $10 million in the aggregate other than idled assets, dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices;

  •
  not to settle any claims, demands, lawsuits or regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $10 million, in the case of Pacific, or $20 million, in the case of Plains (other than to the extent insured, reserved against in such party's financial statements or covered by an indemnity obligation);

  •
  not to settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a material adverse effect;

  •
  not to make any capital expenditure in excess of $25 million in the aggregate, in the case of Pacific, and $100 million, in the case of Plains other than scheduled capital expenditures or as required on an emergency basis or for the safety of persons or the environment;

  •
  not to make any material change in its tax methods, principles or elections;

  •
  not to make any material change to financial reporting and accounting methods other than as required by a change in generally accepted accounting principles;

  •
  not to fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any governmental entity for the continuing operation of its business;

  •
  not to (A) grant any increases in the compensation of any of its officers or employees, except in the ordinary course of business consistent with past practices, (B) amend any existing employment or severance or termination contract with any officer or employee, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) amend any employee benefit plan, if such amendment would have the effect of enhancing any benefits thereunder;

  •
  not to adopt or vote to adopt a plan of complete or partial dissolution or liquidation; or

  •
  not to agree or commit to do any of the foregoing.

        Other Agreements Relating to the Period Before the Effective Time.    The merger agreement contains additional agreements between Plains and Pacific relating to, among other things:

  •
  providing prompt notification to the other party of (1) any event, condition or circumstance that could reasonably be expected to result in any representation or warranty contained in the merger agreement being inaccurate in any material respect at the effective time of the merger or any condition to closing not being satisfied; (2) any material adverse effect, and (3) any material breach by the notifying party of any obligation in the merger agreement;

  •
  providing access to information with respect to the other party;

  •
  cooperation regarding required filings or other interactions with governmental and other agencies and organizations;

  •
  the preparation, filing and distribution of this joint proxy statement/prospectus;

  •
  convening and holding the Plains and Pacific unitholder meetings;

  •
  in the case of Pacific, using its commercially reasonable efforts to deliver affiliate letters in customary form;

  •
  subject to the terms and conditions of the merger agreement, using commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement;

  •
  making certain public announcements;

  •
  expenses;

  •
  satisfying conditions to a consent or approval of any governmental entity necessary for the consummation of the merger and sale transactions;

  •
  tax matters;

  •
  satisfying the requirements under Section 16(b) of the Securities Exchange Act of 1934;

  •
  coordinating record dates and payment dates for distributions to unitholders;

  •
  delivering "comfort letters" and certain consents of auditors; and

  •
  cooperating with Plains' financing activities.

Employee Matters

        The merger agreement requires Plains to provide employee benefits to employees of Pacific who become Plains employees at the effective time of the merger that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Plains, with full service credit under Plains' benefit plans for prior service with Pacific to the extent such service was recognized under a comparable Pacific plan. At the closing of the merger, Plains is required to deliver documents providing for the assumption by Plains of each employment agreement or severance plan or arrangement of Pacific. The merger agreement also requires Plains to pay specified severance benefits to employees of Pacific who are terminated within twelve months following the effective time of the merger.

        The merger agreement provides that Pacific will pay, before the merger occurs, the pro-rated portion of cash bonuses payable to employees who participate in Pacific's Annual Incentive Plan. In addition, Plains will pay, on or before the 30th day following the consummation of the merger, retention payments to specified Pacific employees not to exceed $1,250,000 in the aggregate. Pacific will adjust the terms of all restricted units of Pacific as necessary to provide that the restrictions on such units will lapse as of the effective time of the merger.

        Plains will maintain directors' and officers' liability insurance for six years after the effective time of the merger to cover persons who are or were covered by Pacific's existing directors' and officers' liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions committed prior to the effective time of the merger.

Non-Solicitation

        In the merger agreement, Pacific and its general partner entities have agreed that they and Pacific's subsidiaries will not, directly or indirectly, and will direct and use their reasonable best efforts to cause such parties' representatives not to:

  •
  take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any takeover proposal or any inquiry with respect to a takeover proposal or engage in discussions or negotiations with any person with respect a takeover proposal;

  •
  disclose any non-public information or afford access to properties, books or records to any person that has made or is considering making a takeover proposal; or

  •
  approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement relating to a takeover proposal.

Pacific and its general partner entities also have agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted before the date of the merger agreement with respect to any takeover proposal. Pacific and its general partner entities also have agreed to enforce, and not terminate or grant any waiver with respect to, existing confidentiality, standstill or similar agreements.

        Notwithstanding those agreements, at any time prior to the Pacific unitholder approval, Pacific and its general partner entities may, in response to a bona fide unsolicited written takeover proposal that is made after the date of the merger agreement and that did not result from a breach of the non-solicitation provisions, furnish information and participate in discussions or negotiations with respect to a takeover proposal if:

  •
  Pacific's conflicts committee determines in good faith after consultation with its financial advisor that the takeover proposal constitutes or is reasonably likely to result in a superior proposal, and after consultation with outside legal counsel, that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties owed to Pacific's unitholders under applicable law; and

  •
  Pacific and its affiliates comply with the non-solicitation provisions in the merger agreement.

        Neither the board of directors nor the conflicts committee of the general partner of Pacific may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify its recommendation of the merger or sale transactions, recommend, adopt, approve or execute, as applicable (or propose publicly to do so), any takeover proposal or any agreement that may lead to a takeover proposal, or fail to reaffirm its recommendation upon request made by Plains, unless:

  •
  the approval of Pacific's unitholders has not been obtained;

  •
  it determines in good faith, after consulting with outside legal counsel, that failure to change its recommendation would be reasonably likely to constitute a violation of its fiduciary obligations owed to Pacific's unitholders under applicable law;

  •
  at least three business days prior to taking any such action, Pacific has provided Plains with notice of such a change in its recommendation and related information; and

  •
  Pacific has given Plains at least three business days after delivery of each such notice to propose revisions to the terms of the merger agreement (or to make another proposal) and has negotiated in good faith with Plains with respect to such proposed revisions or other proposal, if any.

        Pacific has agreed that it will notify Plains immediately if it receives a takeover proposal or any request for non-public information relating to Pacific or for access to the properties, books or records of Pacific by any person that has made a takeover proposal, and will thereafter keep Plains reasonably and promptly informed of any material changes to the terms of any such takeover proposal or request.

Termination

        Before the effective time of the merger, the merger agreement may be terminated:

  •
  by mutual written agreement of Plains and Pacific;

  •
  by Plains or Pacific, if:

  •
  the merger has not been consummated on or before November 30, 2006 (so long as the party seeking to terminate did not prevent the merger from occurring by failing to perform or observe its obligations under the merger agreement), but if the merger has not been consummated solely because the parties have not received regulatory approvals, then the outside date will be automatically extended to February 28, 2007;

  •
  a governmental entity shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, so long as the party seeking termination has complied with its obligations under the merger agreement to attempt to remove the prohibition; or

  •
  the required unitholder approvals shall not have been obtained at their respective meetings of unitholders;

  •
  by Pacific, if:

  •
  Plains materially breaches any of its representations, warranties or agreements in the merger agreement or if any of Plains' representations or warranties becomes materially untrue, resulting in a condition to the merger not being satisfied, provided that Pacific is not likewise in material breach of the merger agreement;

    •
    the conflicts committee of Pacific's general partner so elects in order to accept a superior proposal that was not solicited after the date of the merger agreement and was made after the date of the merger agreement without breach of the non-solicitation covenant, but only if:

    •
    Pacific provides written notice to Plains that it is prepared to terminate the merger agreement, which notice shall include the terms of the superior proposal;

    •
    Plains does not make, within three business days after the receipt of such notice, a written offer that Pacific's conflicts committee determines in good faith is at least as favorable from a financial point of view to Pacific's unitholders (other than LB Pacific), and is at least as favorable from a financial point of view to all of Pacific's equityholders, as the superior proposal;

    •
    Pacific negotiates in good faith with Plains with respect to such written offer; and

    •
    Pacific pays to Plains a $40 million termination fee; or

    •
    the board of directors of Plains' general partner withdraws or qualifies its recommendation for approval of the transactions contemplated by the merger agreement;

  •
  by Plains, if:

  •
  Pacific materially breaches any of its representations, warranties or agreements in the merger agreement or if any of Pacific's representations or warranties becomes materially untrue, resulting in a condition to the merger not being satisfied, provided that Plains is not likewise in material breach of the merger agreement; or

  •
  the board of directors of Pacific's general partner withdraws, qualifies or fails to reaffirm its recommendation for approval of the transactions contemplated by the merger agreement or recommends an alternative transaction.

Termination Fees and Expenses

  Termination Fees and Expenses Potentially Payable by Pacific

        Pacific will pay Plains a fee of $40 million if:

  •
  the merger agreement is terminated because the board of directors or conflicts committee of Pacific's general partner changes its recommendation regarding the transaction or fails to reaffirm its recommendation of the transaction, or recommends, adopts or approves (or proposes publicly to do so) any other takeover proposal;

  •
  the conflicts committee of Pacific's general partner terminates the merger agreement to accept a superior transaction; or

  •
  a termination occurs pursuant to the outside date provision after a competing proposal to acquire Pacific has been made, and Pacific consummates another acquisition transaction pursuant to which Pacific is acquired within twelve months of such termination.

        Additionally, if Pacific's unitholders vote not to approve and adopt the merger agreement and the merger, Pacific will pay Plains a fee of $10 million. If the negative vote occurs after a competing proposal to acquire Pacific has been made, Pacific will pay Plains an additional fee of $30 million if Pacific consummates another acquisition transaction pursuant to which Pacific is acquired within twelve months of the negative vote.

  Termination Fees and Expenses Potentially Payable by Plains

        Plains will pay Pacific a fee of $40 million if:

  •
  the merger agreement is terminated because the board of directors of Plains' general partner changes its recommendation regarding the transaction; or

  •
  a termination occurs pursuant to the outside date provision after a competing proposal to acquire Plains has been made, and Plains consummates another acquisition transaction pursuant to which Plains is acquired within twelve months of such termination.

        Additionally, if Plains' unitholders vote not to approve and adopt the merger agreement and the merger, Plains will pay Pacific a fee of $10 million. If the negative vote occurs after a competing proposal to acquire Plains has been made, Plains will pay Pacific an additional fee of $30 million if Plains consummates another acquisition transaction pursuant to which Plains is acquired within twelve months of the negative vote.

Amendment; Extension and Waiver

        Amendment.    The merger agreement may be amended at any time by the action or authorization of each party's (or its general partner's) board of directors or conflicts committee; however, if the merger agreement has been adopted by Pacific's unitholders and Plains' unitholders, then, no amendment shall be made which by law requires further approval by such unitholders without such further approval.

        Extension and Waiver.    At any time prior to the effective time of the merger, each of Pacific and Plains may, to the extent permitted by law,

  •
  grant the other party additional time to perform its obligations under the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of the other party; and

  •
  waive compliance with any agreements or conditions for the benefit of that party.

THE MERGER PARTIES' BUSINESSES

Pacific's Business

        This section summarizes information from Pacific's Annual Report on Form 10-K for the year ended December 31, 2005 and its other filings incorporated into this joint proxy statement/prospectus by reference. For a more detailed discussion of Pacific's business, please read Pacific's 2005 Annual Report on Form 10-K and its other filings incorporated into this document by reference.

Overview

        Pacific is a publicly traded Delaware limited partnership formed in February 2002. Pacific is engaged principally in the business of gathering, transporting, storing, and distributing crude oil, refined products and other related products. It generates revenue primarily by transporting such commodities on its pipelines, by leasing capacity in its storage tanks, and by providing other terminalling services. Pacific also buys and sells crude oil, activities that are generally complementary to its other crude oil operations. Pacific conducts its business through two business units, the West Coast Business Unit, incorporating activities in California and the Philadelphia, Pennsylvania area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and the province of Alberta, Canada.

        Pacific is managed by its general partner, Pacific Energy GP, LP, which is managed by its general partner, Pacific Energy Management LLC, and thus the officers and Board of Directors of Pacific Energy Management LLC manage the business affairs of Pacific Energy GP, LP and Pacific. Pacific's general partner is owned by LB Pacific, which is owned by certain entities controlled by Lehman Brothers Holdings Inc., the parent entity of Lehman Brothers Inc., and First Reserve Corporation. References to Pacific's general partner in this joint proxy statement/prospectus refer to Pacific Energy GP, LP and Pacific Energy Management LLC.

West Coast Business Unit

        Pacific's West Coast Business Unit includes the only common carrier pipelines that deliver crude oil produced in California's San Joaquin Valley and the two primary California outer continental shelf producing fields, Point Arguello and the Santa Ynez Unit, to refineries and terminal facilities in the Los Angeles Basin and in Bakersfield. It also includes a proprietary crude oil gathering and blending operation in the San Joaquin Valley, as well as an oil storage and distribution system servicing the Los Angeles Basin, which Pacific believes strategically positions it to benefit from the projected increase in marine imports of crude oil into this region. Pacific's West Coast Business Unit also includes refined products terminals that serve the San Francisco, California and Philadelphia, Pennsylvania areas.

        Pacific's West Coast Business Unit is comprised of the following assets, all of which it operates and owns 100%:

        Line 2000:    Line 2000 is an intrastate common carrier crude oil pipeline that consists of a 130-mile insulated trunk pipeline with a permitted throughput capacity of 130,000 barrels per day ("bpd") that transports crude oil produced in the San Joaquin Valley and California outer continental shelf to refineries and terminal facilities in the Los Angeles Basin.

        The Line 63 System:    The Line 63 system is an intrastate common carrier crude oil pipeline system that consists of a 107-mile trunk pipeline with a throughput capacity of approximately 105,000 bpd, which transports crude oil from the San Joaquin Valley to Los Angeles, 60 miles of distribution pipelines, 156 miles of gathering pipelines and 22 storage tanks with a total of approximately 1.2 million barrels of storage capacity. Most of these storage assets are located in the San Joaquin Valley and are primarily used to facilitate the transportation of crude oil on Pacific's pipelines.

        Pacific Terminals Storage and Distribution System:    The Pacific Terminals storage and distribution system is a crude oil storage and pipeline distribution system located in the Los Angeles Basin that consists of 70 miles of distribution pipelines in active service and 34 storage tanks with a total of approximately 9.0 million barrels of storage capacity. Of this total, approximately 6.7 million barrels are in active commercial service, 0.5 million barrels are used primarily for throughput to other storage tanks and do not generate revenue independently, approximately 1.5 million barrels are idle but could be reconditioned and brought into service and approximately 0.3 million barrels are in displacement oil service.

        PMT Gathering and Blending System:    The PMT gathering and blending system is a proprietary crude oil pipeline system located in the San Joaquin Valley that consists of 103 miles of gathering pipelines and six storage and blending facilities with a total of approximately 0.3 million barrels of storage capacity and up to 51,000 bpd of blending capacity. The PMT gathering and blending system is interconnected to Pacific's Line 63 system. Pacific's subsidiary, Pacific Marketing and Transportation LLC, uses the PMT gathering and blending system in connection with its crude oil buying, blending and selling activities, which are generally complementary to Pacific's pipeline transportation business.

        Pacific Atlantic Terminals:    Pacific recently acquired the Martinez terminal and Richmond terminal in the San Francisco, California area. The Martinez and Richmond terminals currently have 4.1 million barrels of combined storage capacity. Pacific also recently acquired the North Philadelphia, South Philadelphia and the Paulsboro, New Jersey terminals in the Philadelphia, Pennsylvania area. These terminals handle refined products and have a combined storage capacity of 3.1 million barrels.

        Pier 400:    Pacific is developing a deepwater petroleum import terminal at Pier 400 and Terminal Island in the Port of Los Angeles to handle marine receipts of crude oil and refinery feedstocks. As currently envisioned, the project would include a deep water berth, high capacity transfer infrastructure and storage tanks, with a pipeline distribution system that will connect to various customers, some directly, and some through the Pacific Terminals storage and distribution system. The total project cost is estimated to be $315 million. If successful, this project would allow Pacific to increase its participation in the growing Los Angeles marine import business. Pacific has entered into agreements with ConocoPhillips and two subsidiaries of Valero Energy Corporation that provide long term customer commitments to off-load a total of 140,000 bpd of crude oil at the Pier 400 dock. The ConocoPhillips and Valero agreements are subject to satisfaction of various conditions, such as the achievement of various progress milestones, financing, continued economic viability and completion of other ancillary agreements related to the project. Pacific is negotiating similar long term off-loading agreements with other potential customers. Pacific expects construction of the Pier 400 terminal to be completed and the facility to be placed in service in the first quarter of 2009.

        Expansion Projects:    In the West Coast Business Unit, Pacific is currently constructing 450,000 barrels of storage capacity at the Martinez terminal which is expected to be completed in the third quarter of 2006. Due to strong customer demand, Pacific has recently increased its capital budget to provide for the construction of an additional 850,000 barrels of storage capacity at the Martinez terminal for completion in 2007. At Pacific's Philadelphia area terminals, it is completing an ethanol expansion project which will enable it to increase ethanol handling and blending capabilities and increase its marine receipt capabilities. At the Pacific Terminals system, Pacific is refurbishing 600,000 barrels of black oil storage as well as making infrastructure changes to increase pumping capacity and improve operating efficiencies. The storage tanks are expected to be completed in the second half of 2006. The infrastructure changes will be completed in 2007.

Rocky Mountain Business Unit

        Pacific's Rocky Mountain Business Unit consists of various interests in pipelines that transport crude oil produced in Canada and the U.S. Rocky Mountain region to refineries in Montana, Wyoming,

Colorado and Utah. Deliveries also are made to the refining and marketing center of Edmonton, Alberta through Pacific's Rangeland system. Pacific delivers crude oil to these refineries directly through its pipelines or indirectly through connections with third-party pipelines. Pacific's Rocky Mountain Business Unit also includes a pipeline system that delivers refined products to various markets in the U.S. Rocky Mountain region.

        Pacific's Rocky Mountain Business Unit is comprised of the following assets:

        Rangeland System:    The Rangeland system includes the Rangeland pipeline and the Mid Alberta pipeline. The Mid Alberta pipeline is a 138-mile proprietary pipeline with a throughput capacity of approximately 50,000 bpd if transporting light crude oil. The Mid Alberta pipeline originates in Edmonton, Alberta and terminates in Sundre, Alberta where it connects to the Rangeland pipeline. The Rangeland pipeline is a proprietary pipeline system that consists of approximately 800 miles of gathering and trunk pipelines and is capable of transporting crude oil, condensate and butane either north to Edmonton, Alberta via third-party pipeline connections or south to the U.S./Canadian border near Cutbank, Montana where it connects to the Western Corridor system. The trunk pipeline from Sundre, Alberta to the U.S./Canadian border consists of approximately 250 miles of trunk pipelines and has a current throughput capacity of approximately 85,000 bpd if transporting light crude oil. The trunk system from Sundre, Alberta north to Rimbey, Alberta is a bi-directional system that consists of three parallel trunk pipelines: a 56-mile pipeline for low sulfur crude oil, a 63-mile pipeline for high sulfur crude oil, and a 56-mile pipeline for condensate and butane.

        Western Corridor System:    The Western Corridor system is an interstate and intrastate common carrier crude oil pipeline system that consists of 1,012 miles of pipelines extending from dual origination points at the U.S./Canadian border near Cutbank, Montana, where it receives deliveries from the Rangeland pipeline, and at Cutbank, Montana, where it receives deliveries from Cenex pipeline, and terminating at Guernsey, Wyoming with connections in Wyoming to Frontier pipeline, Suncor pipeline, Platte pipeline and Pacific's Salt Lake City Core system. The Western Corridor system consists of three contiguous trunk pipelines: Glacier pipeline, Beartooth pipeline and Big Horn pipeline. Pacific owns various undivided interests in each of these three pipelines, which give it rights to a specified portion of each pipeline's throughput capacity. Glacier and Beartooth pipelines provide Pacific with approximately 25,000 bpd of throughput capacity from the U.S./Canadian border to Elk Basin, Wyoming. Big Horn pipeline provides Pacific with approximately 33,900 bpd of throughput capacity from Elk Basin, Wyoming to Guernsey, Wyoming. Pacific operates the Beartooth and Big Horn pipelines. ConocoPhillips Pipe Line Company owns the remaining undivided interests in each pipeline and operates Glacier pipeline. Pacific also owns various undivided interests in 22 storage tanks that provide it with a total of approximately 1.3 million barrels of storage capacity.

        Salt Lake City Core System:    The Salt Lake City Core system is an interstate and intrastate common carrier crude oil pipeline system that consists of 955 miles of trunk pipelines with a combined throughput capacity of approximately 114,000 bpd to Salt Lake City, 209 miles of gathering pipelines, and 32 storage tanks with a total of approximately 1.5 million barrels of storage capacity. This system originates in Ft. Laramie, Wyoming, receives deliveries from the Western Corridor system at Guernsey, Wyoming and extends west to Wamsutter, Wyoming, where it divides, with a northern segment continuing west, eventually delivering to Salt Lake City, and a southern segment extending south to Rangely, Colorado, where it delivers to a ChevronTexaco pipeline that serves refineries in Salt Lake City. Pacific operates and owns 100% of the Salt Lake City Core system.

        Frontier Pipeline:    Frontier pipeline is an interstate common carrier crude oil pipeline that consists of a 289-mile trunk pipeline with a throughput capacity of approximately 62,200 bpd and three storage tanks with a total of approximately 274,000 barrels of storage capacity. Frontier pipeline originates in Casper, Wyoming, a hub for the distribution of crude oil produced in Canada and in the U.S. Rocky Mountain region, and receives deliveries from the Western Corridor system. Frontier pipeline also receives Canadian crude oil, including Canadian synthetic crude, via connections with Express pipeline and other connecting carriers in Casper, Wyoming. Frontier pipeline delivers crude oil into the Salt Lake City Core system for ultimate delivery into Salt Lake City. Pacific operates Frontier pipeline and owns a 22.22% partnership interest in Frontier Pipeline Company, a general partnership that owns Frontier pipeline. Enbridge, Inc. owns the remaining partnership interest in Frontier Pipeline Company.

        Rocky Mountain Products Pipeline (formerly the "West Pipeline System"):    On September 30, 2005 Pacific acquired the West Pipeline System, which consists of a 550 mile refined products pipeline extending from Casper, Wyoming east to Rapid City, South Dakota and south to Colorado Springs, Colorado. The West Pipeline System includes products terminals at Rapid City, South Dakota, Cheyenne, Wyoming and Denver and Colorado Springs, Colorado with a combined storage capacity of 1.7 million barrels.

        Recent Developments:    The Rocky Mountain Business Unit accomplished several positive initiatives in the first half of 2006. The construction of the initiating facility for synthetic crude oil in Edmonton, Alberta was completed in March 2006, and initial movements of synthetic crude oil began immediately thereafter. This connection provides direct access to synthetic crude oil in Edmonton for delivery through Pacific's pipeline systems to U.S. Rocky Mountain refineries. In addition, to facilitate the movement and maintain the quality of synthetic crude oil, three 120,000 barrel tanks were constructed at storage facilities along the Rangeland and Western Corridor systems.

        The Rocky Mountain Business Unit, through one of Pacific's subsidiaries, Rocky Mountain Pipeline System LLC, or RMPS, proceeded with its plans to construct a Salt Lake City core expansion project that will expand its crude oil pipeline system from the terminus of Frontier Pipeline near Evanston, Wyoming to the Salt Lake City, Utah refining complex. The new 16-inch pipeline, which will be 91 miles in length, will be able to transport multiple grades of crude oil in segregated batches and will provide 95,000 barrels per day of capacity to meet increased crude oil demand in Salt Lake City. The project will be constructed in two phases, the first phase estimated to be completed in December 2006, the second phase in the fourth quarter of 2007. The total cost for both phases of the project is expected to be approximately $77 million and is supported by firm, 10-year transportation agreements that have been executed with four Salt Lake City refiners.

        In addition, RMPS signed a transportation agreement with Frontier Oil and Refining Company pursuant to which RMPS will construct a 24-inch crude oil pipeline, approximately 10 miles in length, from Guernsey, Wyoming to RMPS's Fort Laramie, Wyoming tank farm and a 16-inch crude oil pipeline, approximately 85 miles in length, from Fort Laramie to Frontier Oil's Cheyenne refinery, in exchange for Frontier Oil's ten-year firm commitment to ship 35,000 barrels per day on the new pipeline and lease approximately 300,000 barrels of storage capacity at Fort Laramie. The total project cost is estimated to be $59 million. The project began in the second quarter of 2006 and is expected to be completed in the second quarter of 2007. Initial capacity will be 55,000 barrels per day, which can be expanded to a capacity of 90,000 barrels per day.

Plains' Business

        This section summarizes information from Plains' Annual Report on Form 10-K for the year ended December 31, 2005. For a more detailed discussion of Plains' business, please read the "Business and Properties" section contained in its 2005 Annual Report on Form 10-K.

        Plains is engaged in intrastate and interstate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other natural gas related petroleum products. In addition, through its 50% equity ownership in PAA/Vulcan, Plains is engaged in the development and operation of natural gas storage facilities.

        Plains is one of the largest midstream crude oil companies in North America. As of June 30, 2006, Plains owned approximately 15,000 miles of active crude oil pipelines, approximately 39 million barrels of active terminalling and storage capacity and over 500 transport trucks. Currently, Plains handles an average of over 3 million barrels per day of physical crude oil through its extensive network of assets located in major oil producing regions of the United States and Canada.

Business Segments

        Plains' operations consist of two operating segments:

  •
  pipeline transportation operations ("Pipeline"); and

  •
  gathering, marketing, terminalling and storage operations ("GMT&S").

        Through its Pipeline segment, Plains is engaged in interstate and intrastate crude oil pipeline transportation and certain related margin activities. Through its GMT&S segment, Plains is engaged in the purchase and resale of crude oil and LPG at various points along the distribution chain and in the operation of certain terminalling and storage assets.

Pipeline Operations

        Plains owns approximately 15,000 miles of active gathering and mainline crude oil pipelines located throughout the United States and Canada. Approximately 13,000 miles of these pipelines are used in Plains' pipeline operations segment with the remainder used in Plains' GMT&S segment. Plains' activities from pipeline operations generally consist of transporting crude oil for a fee and third party leases of pipeline capacity, as well as barrel exchanges and buy/sell arrangements.

Major Pipeline Assets

  All American Pipeline System

        The All American Pipeline is a common carrier crude oil pipeline system that transports crude oil produced from certain outer continental shelf, or OCS, fields offshore California via connecting pipelines to refinery markets in California. The system extends approximately 10 miles along the California coast from Las Flores to Gaviota (24-inch diameter pipe) and continues from Gaviota approximately 126 miles to Plains' station in Emidio, California (30-inch diameter pipe). Between Gaviota and Plains' Emidio Station, the All American Pipeline interconnects with Plains' San Joaquin Valley, or SJV, Gathering System as well as various third party intrastate pipelines. The system is subject to tariff rates regulated by the FERC.

  Basin Pipeline System

        The Basin Pipeline System, in which Plains owns an approximate 87% undivided joint interest, is a primary route for transporting Permian Basin crude oil to Cushing, Oklahoma, for further delivery to Mid-Continent and Midwest refining centers. Plains acquired its interest in the Basin Pipeline System in August 2002. Since acquisition, Plains has been the operator of the system. The Basin system is a 515-mile mainline, telescoping crude oil system with a capacity ranging from approximately 144,000 barrels per day to 400,000 barrels per day depending on the segment. System throughput (as measured by system deliveries) was approximately 290,000 barrels per day (net to Plains' interest) during 2005.

        The Basin system consists of three primary movements of crude oil: (i) barrels that are shipped from Jal, New Mexico to the West Texas markets of Wink and Midland, where they are exchanged and/or further shipped to refining centers; (ii) barrels that are shipped to the Mid-Continent region on the Midland to Wichita Falls segment and the Wichita Falls to Cushing segment; and (iii) foreign and Gulf of Mexico barrels that are delivered into Basin at Wichita Falls and delivered to a connecting carrier or shipped to Cushing for further distribution to Mid-Continent or Midwest refineries. The system also includes approximately 5.5 million barrels (4.8 million barrels, net to Plains' interest) of crude oil storage capacity located along the system.

        In 2004, Plains expanded an approximate 425-mile section of the system from Midland to Cushing. With the completion of this expansion, the capacity of this section has increased approximately 15%, from 350,000 barrels per day to approximately 400,000 barrels per day. The Basin system is subject to tariff rates regulated by the FERC.

  Capline/Capwood Pipeline Systems

        The Capline Pipeline System, in which Plains own a 22% undivided joint interest, is a 633-mile, 40-inch mainline crude oil pipeline originating in St. James, Louisiana, and terminating in Patoka, Illinois. The Capline Pipeline System is one of the primary transportation routes for crude oil shipped into the Midwestern U.S., accessing over 2.7 million barrels of refining capacity in PADD II. Shell is the operator of this system. Capline has direct connections to a significant amount of crude production in the Gulf of Mexico. In addition, with its two active docks capable of handling 600,000-barrel tankers as well as access to the Louisiana Offshore Oil Port ("LOOP"), it is a key transporter of sweet and light sour foreign crude to PADD II. With a total system operating capacity of 1.14 million barrels per day of crude oil, approximately 248,000 barrels per day are subject to Plains' interest. During 2005, throughput on Plains' interest averaged approximately 132,000 barrels per day.

        The Capwood Pipeline System, in which Plains owns a 76% undivided joint interest, is a 58-mile, 20-inch mainline crude oil pipeline originating in Patoka, Illinois, and terminating in Wood River, Illinois. The Capwood Pipeline System has an operating capacity of 277,000 barrels per day of crude oil. Of that capacity, approximately 211,000 barrels per day are subject to Plains' interest. The system has the ability to deliver crude oil at Wood River to several other PADD II refineries and pipelines. Movements on the Capwood system are driven by the volumes shipped on Capline as well as by volumes of Canadian crude that can be delivered to Patoka via the Mustang Pipeline. Plains assumed the operatorship of the Capwood system from Shell Pipeline Company LP at the time of purchase. During 2005 throughput net to Plains' interest averaged approximately 107,000 barrels per day.

Gathering, Marketing, Terminalling and Storage Operations

        The combination of Plains' gathering and marketing operations and Plains' terminalling and storage operations provides a counter-cyclical balance that has a stabilizing effect on Plains' operations and cash flow. The strategic use of Plains' terminalling and storage assets in conjunction with Plains' gathering and marketing operations generally provides Plains with the flexibility to maintain a base level of margin irrespective of whether a strong or weak market exists and, in certain circumstances, to realize incremental margin during volatile market conditions. Following is a description of Plains' activities with respect to this segment.

  Gathering and Marketing Operations

        Crude Oil.    Plains' gathering and marketing activities include:

  •
  purchasing crude oil from producers at the wellhead and in bulk from aggregators at major pipeline interconnects or trading locations, as well as foreign cargoes at their load port and various other locations in transit;

  •
  transporting crude oil on Plains' own proprietary gathering assets and Plains' common carrier pipelines or, when necessary or cost effective, assets owned and operated by third parties, including pipelines, trucks, barges and ocean-going vessels;

  •
  exchanging crude oil for another grade of crude oil or at a different geographic location, as appropriate, in order to maximize margins or meet contract delivery requirements; and

  •
  marketing crude oil to refiners or other resellers.

        Plains purchases crude oil from multiple producers and believes that it generally has established broad-based relationships with the crude oil producers in Plains' areas of operations. Gathering and marketing activities involve relatively large volumes of transactions, often with lower margins than pipeline and terminalling and storage operations.

        Liquefied Petroleum Gas and Other Petroleum Products.    Plains also markets and stores LPG and other petroleum products in the United States and Canada. These activities include:

  •
  purchasing LPG (primarily propane and butane) from producers at gas plants and in bulk at major pipeline terminal points and storage locations;

  •
  transporting the LPG via common carrier pipelines, railcars and trucks to Plains' own terminals and third party facilities for subsequent resale to retailers and other wholesale customers;

  •
  exchanging product to other locations to maximize margins and/or to meet contract delivery requirements; and

  •
  engaging in isomerization, fractionation, marketing and transportation of natural gas liquids.

        Plains purchases LPG from numerous producers and has established long-term, broad based relationships with LPG producers in Plains' areas of operation. Plains purchases LPG directly from gas plants, major pipeline terminals, refineries and storage locations. Marketing activities for LPG typically consist of smaller volumes per transaction relative to crude oil.

  Terminalling and Storage Operations

        Plains owns approximately 39 million barrels of active above-ground crude oil terminalling and storage assets. Approximately 15 million barrels of capacity are used in Plains' GMT&S segment, and the remaining 24 million barrels are used in Plains' Pipeline segment. Plains' storage and terminalling operations increase Plains' margins in its business of purchasing and selling crude oil and also generate revenue through a combination of storage and throughput charges to third parties. Storage fees are generated when Plains leases tank capacity to third parties. Terminalling fees, also referred to as throughput fees, are generated when Plains receives crude oil from one connecting pipeline and redelivers crude oil to another connecting carrier in volumes that allow the refinery to receive its crude oil on a ratable basis throughout a delivery period. Both terminalling and storage fees are generally earned from:

  •
  refiners and gatherers that segregate or custom blend crudes for refining feedstocks; and

  •
  pipeline operators, refiners or traders that need segregated tankage for foreign cargoes.

        The tankage that is used to support Plains' arbitrage activities positions Plains to capture margins in a contango market (when the oil prices for future deliveries are higher than the current prices) or when the market switches from contango to backwardation (when the oil prices for future deliveries are lower than the current prices).

        Plains' most significant terminalling and storage asset is Plains' Cushing Terminal located at the Cushing Interchange. The Cushing Interchange is one of the largest wet-barrel trading hubs in the U.S. and the delivery point for crude oil futures contracts traded on the NYMEX. The Cushing Terminal has been designated by the NYMEX as an approved delivery location for crude oil delivered under the NYMEX light sweet crude oil futures contract. As the NYMEX delivery point and a cash market hub, the Cushing Interchange serves as a primary source of refinery feedstock for the Midwest refiners and plays an integral role in establishing and maintaining markets for many varieties of foreign and domestic crude oil. The Cushing Terminal currently consists of fourteen 100,000-barrel tanks, four 150,000-barrel tanks and twenty 270,000-barrel tanks, all of which are used to store and terminal crude oil. The Cushing Terminal also includes a pipeline manifold and pumping system that has an estimated throughput capacity of over 1.0 million barrels per day. The Cushing Terminal is connected to the major pipelines and other terminals in the Cushing Interchange through pipelines that range in size from 10 inches to 24 inches in diameter.

        In 2005, Plains began construction of a 3.2 million barrel crude oil terminal at the St. James crude oil interchange in Louisiana, which is one of the three most liquid crude oil interchanges in the United States. Plains plans to build seven tanks ranging from 190,000 barrels to 625,000 barrels at the St. James Terminal, which is expected to be operational in mid-2007. The facility also will include a manifold and header system that will allow for receipts and deliveries with connecting pipelines at their maximum operating capacity.

Natural Gas Storage

        The Pine Prairie facility is expected to become partially operational in 2007 and fully operational in 2009, and Plains believes it is well positioned to benefit from evolving market dynamics. The facility is located near Gulf Coast supply sources and near the existing Lake Charles LNG terminal, which is the largest LNG import facility in the United States. When completed, Plains expects the Pine Prairie facility to be a 24 Bcf salt cavern storage facility designed for high deliverability operating characteristics and multi-cycle capabilities. The site is located approximately 50 miles from the Henry Hub, the delivery point for NYMEX natural gas futures contracts, and is currently intended to interconnect with seven major pipelines serving the Midwest and the East Coast. Three additional pipelines are also located in the vicinity and offer the potential for future interconnects. Plains believes that the facility's operating characteristics and strategic location position Pine Prairie to support the commercial functions of power generators, pipelines, utilities, energy merchants and LNG re-gasification terminal operators and provide potential customers with superior flexibility in managing their price and volumetric risk and balancing their natural gas requirements.

        The Bluewater gas storage facility, which is located in Michigan, is a depleted reservoir facility with an approximate 23 Bcf of capacity and is also strategically positioned. Natural gas storage facilities in the northern tier of the U.S. are traditionally used to meet seasonal demand and are typically cycled once or twice during a given year. Natural gas is injected during the summer months in order to provide for adequate deliverability during the peak demand winter months. Michigan is a very active market for natural gas storage as it meets nearly 75% of its peak winter demand from storage withdrawals. The Bluewater facility has direct interconnects to four major pipelines and has indirect access to another four pipelines as well as to Dawn, a major natural gas market hub in Canada.

Selected Combined Company Growth Projects

        The following tables set forth selected internal growth projects of the combined company and Plains' estimates of their in-service dates, which reflect certain of Plains' risk adjustments.

Plains Projects	Estimated In-Service Date
St. James, Louisiana storage facility	Second Quarter 2007
Kerrobert tankage	First Quarter 2007
Spraberry system expansion	First Quarter 2007
High Prairie rail terminals	First Quarter 2007
East Texas/Louisiana tankage	First Quarter 2007
Wichita Falls tankage	First Quarter 2007
Midale/Regina truck terminal	Fourth Quarter 2006
Basin connection—Oklahoma	Mid-Year 2006
Mobile/Ten Mile tankage and metering	Second Quarter 2007
PAA/Vulcan Gas Storage—Pine Prairie Facility	Third Quarter 2007-Fourth Quarter 2009
Pacific Projects	Estimated In-Service Date
Guernsey to Cheyenne pipeline	Third Quarter 2007
Evanston to Salt Lake City pipeline	First Quarter 2008
Martinez terminal expansion—Phase I	Third Quarter 2006
Paulsboro terminal expansion	Third Quarter 2008
Pier 400 project	First Quarter 2009

SELECTED FINANCIAL INFORMATION OF PLAINS AND PACIFIC

        The following tables set forth, for the periods and at the dates indicated, selected historical and pro forma financial information for Plains and selected historical financial information for Pacific. The selected historical financial information has been derived from the audited and unaudited financial statements of each partnership for the periods indicated. The selected historical financial information for each of the three years in the period ended December 31, 2005 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes for such periods incorporated by reference into this document. The selected historical financial information for the six-month periods ended June 30, 2005 and 2006 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes for such periods incorporated by reference into this document. Certain reclassifications have been made to prior year financial statements to conform to the 2005 presentation.

        For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page F-1 of this document.

Selected Historical and Pro Forma Financial Information of Plains

	Plains Consolidated Historical							Plains Pro Forma
	For the Year Ended December 31,					For the Six Months Ended June 30,		For the Year Ended December 31,	For the Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006	2005	2006
	(Dollars in millions, except per unit amounts)
Statement of operations data:
Total revenues(1)	$6,868.2	$8,384.2	$12,589.9	$20,975.5	$31,177.3	$13,799.2	$13,527.8	$31,389.0	$13,661.8
Income before cumulative effect of change in accounting principle(2)(6)	$43.7	$65.3	$59.4	$133.1	$217.8	$95.1	$137.4	$198.9	$147.4
Basic net income per limited partner unit before cumulative effect of change in accounting principle(2)	$1.12	$1.34	$1.01	$1.94	$2.77	$1.27	$1.47	$2.07	$1.32
Diluted net income per limited partner unit before cumulative effect of change in accounting principle(2)	$1.12	$1.34	$1.00	$1.94	$2.72	$1.26	$1.45	$2.04	$1.31
Balance sheet data (at end of period):
Total assets	$1,261.2	$1,666.6	$2,095.6	$3,160.4	$4,120.3	$4,134.5	$6,018.3		$8,677.6
Total debt(3)	$456.2	$609.0	$646.3	$1,124.5	$1,330.1	$1,773.9	$2,443.6		$3,821.0
Partners' capital	$402.8	$511.6	$746.7	$1,070.2	$1,330.7	$1,000.0	$1,526.1		$2,548.7
Other financial data:
Distributions per limited partner unit(4)(5)	$2.0000	$2.1375	$2.2125	$2.3525	$2.6500	$1.2875	$1.4325		N/A

(1)
Includes buy/sell transactions. See Note 2 to Plains' consolidated financial statements in Plains' Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference herein.

(2)
Income from continuing operations before cumulative effect of change in accounting principle, on a pro forma basis for the impact of Plains' January 1, 2004 change in method of accounting for pipeline linefill in third party assets, would have been $38.4 million, $64.8 million and $61.4 million for 2001, 2002 and 2003, respectively. In addition, basic net income per limited partner unit before cumulative effect of change in accounting principle would have been $0.97 ($0.97 diluted), $1.33 ($1.33 diluted) and $1.05 ($1.04 diluted) for 2001, 2002 and 2003, respectively.

(3)
Total debt includes short-term debt of $101.5 million, $99.3 million, $127.3 million, $175.5 million and $378.4 million for the year ended 2001, 2002, 2003, 2004 and 2005, respectively, and $820.8 and $1,188.5 for the six months ended June 30, 2005 and 2006, respectively. Total debt also includes short-term debt of $1,188.5 million for the Plains pro forma six months ended June 30, 2006.

(4)
Distributions represent those declared with respect to the period and paid in the following period.

(5)
Plains' general partner is entitled to receive 2% proportional distributions and incentive distributions if the amount Plains distributes with respect to any quarter exceeds levels specified in Plains' partnership agreement. See Note 5 to Plains' consolidated financial statements in Plains' Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference herein.

(6)
The Plains pro forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 includes, as required, the following pro forma adjustments related to the acquisition of the Valero assets that Pacific acquired effective September 30, 2005: (i) depreciation expense for the entire year of approximately $11 million associated with Plains' estimated purchase price allocated to the Valero assets; and (ii) interest expense of approximately $11 million for the entire year on the $175 million 6 1/4% senior notes issued to fund the asset acquisition. However, since the Valero transaction was an asset acquisition, the Plains pro forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 does not include revenues and related operating expenses for the period prior to the asset acquisition by Pacific. In addition, the Plains pro forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 and the six months ended June 30, 2006 does not include any synergies that Plains expects to achieve as a result of the merger with Pacific. For further discussion of potential business combination synergies, see the section captioned "The Merger—Additional Financial Considerations of the Parties."

Selected Historical Consolidated Financial Information of Pacific

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(Dollars in millions, except per unit amounts)
Statement of operations data:
Total revenues	$73.6	$124.2	$135.8	$181.4	$224.3	$102.0	$149.3
Income from continuing operations	$15.6	$33.6	$25.0	$35.7	$39.6	$15.6	$33.1
Income from continuing operations per unit:
Basic net income per limited partner unit(1)	$—	$0.55	$1.10	$1.23	$1.25	$0.58	$0.83
Diluted net income per limited partner unit(1)	$—	$0.55	$1.09	$1.23	$1.25	$0.58	$0.83
Balance Sheet Data (at period end):
Total assets	$372.2	$487.0	$650.2	$869.9	$1,476.5	$884.3	$1,588.0
Total debt, including current portion	$181.3	$225.0	$298.0	$357.2	$565.6	$359.2	$635.4
Net partners' capital (net parent investment)	$157.4	$215.3	$295.1	$422.5	$698.2	$408.2	$692.0
Other financial data:
Distributions per limited partner unit(1)(2)	$—	$0.7993	$1.9000	$1.9625	$2.0925	$1.0250	$1.1350

(1)
On July 26, 2002, Pacific completed its initial public offering of common units. Net income per limited partner unit is based on net income of $11.8 million for the period from July 26, 2002 to December 31, 2002. Weighted average limited partner units outstanding for 2002 was calculated for the period from July 26, 2002 to December 31, 2002.

(2)
Distributions represent those declared with respect to the period and paid in the following period.

DIRECTORS AND OFFICERS OF THE COMBINED COMPANY

Directors and Executive Officers

        The following persons currently serve as directors and executive officers of Plains and will serve as directors and executive officers of the combined company at the effective time of the merger. Certain owners of Plains' general partner each have the right to separately designate a member of its board. Such designees are indicated in the footnote to the following table.

Name	Age (as of 8/15/06)	Position with Plains' General Partner
Greg L. Armstrong(1)	48	Chairman of the Board, Chief Executive Officer and Director
Harry N. Pefanis	49	President and Chief Operating Officer
Phillip D. Kramer	50	Executive Vice President and Chief Financial Officer
George R. Coiner	55	Senior Group Vice President
W. David Duckett	51	President—PMC (Nova Scotia) Company (the general partner of Plains Marketing Canada, L.P.)
Mark F. Shires	49	Senior Vice President—Operations
Alfred A. Lindseth	36	Senior Vice President—Technology, Process & Risk Management
Lawrence J. Dreyfuss	51	Vice President and General Counsel—Commercial & Litigation
James B. Fryfogle	54	Vice President—Refinery Supply
Jim G. Hester	46	Vice President—Acquisitions
Tim Moore	48	Vice President, General Counsel and Secretary
Daniel J. Nerbonne	49	Vice President—Engineering
John F. Russell	57	Vice President—Pipeline Operations
Robert M. Sanford	56	Vice President—Lease Supply
Al Swanson	42	Vice President—Finance and Treasurer
Tina L. Val	37	Vice President—Accounting and Chief Accounting Officer
Troy E. Valenzuela	45	Vice President—Environmental, Health and Safety
John P. vonBerg	52	Vice President—Trading
David N. Capobianco(1)	37	Director
Everardo Goyanes	62	Director
Gary R. Petersen(1)	60	Director
Robert V. Sinnott(1)	57	Director
Arthur L. Smith	53	Director
J. Taft Symonds	67	Director

(1)
The limited liability company agreement of Plains' general partner specifies that the Chief Executive Officer of the general partner will be a member of the board of directors. The agreement also provides that certain of the owners of Plains' general partner have the right to designate a member of its board of directors. Mr. Capobianco has been so designated by Vulcan Energy Corporation, of which he is Chairman of the Board. Vulcan Energy Corporation entered into an agreement with Plains' general partner pursuant to which Vulcan Energy Corporation has agreed to restrict certain of its voting rights to help preserve a balanced board. Vulcan Energy Corporation has agreed that, with respect to any action taken with respect to the election or removal of an independent director, Vulcan Energy Corporation will vote all of its interest in excess of 49.9% in the same way and proportionate to the votes of all membership interests other than its own. One board seat is currently vacant. The seat can be filled by a vote of the majority in interest. The restriction on Vulcan Energy Corporation's voting rights does not affect its rights with respect to the vacant board seat. As a result, with an interest in excess of 54% Vulcan Energy Corporation effectively controls the vacant board seat. Mr. Petersen has been designated by E-Holdings III, L.P., an affiliate of EnCap Investments L.P., of which he is Senior Managing Director. Mr. Sinnott has been designated by KAFU Holdings, L.P., which is affiliated with Kayne Anderson Investment Management, Inc., of which he is President.

        Greg L. Armstrong has served as Chairman of the Board and Chief Executive Officer since Plains' formation in 1998. He has also served as a director of Plains' general partner or former general partner since Plains' formation. In addition, he was President, Chief Executive Officer and director of Plains Resources Inc. from 1992 to May 2001. He previously served Plains Resources as: President and Chief Operating Officer from October to December 1992; Executive Vice President and Chief Financial Officer from June to October 1992; Senior Vice President and Chief Financial Officer from 1991 to 1992; Vice President and Chief Financial Officer from 1984 to 1991; Corporate Secretary from 1981 to 1988; and Treasurer from 1984 to 1987. Mr. Armstrong is also a director of National Oilwell Varco, Inc.

        Harry N. Pefanis has served as President and Chief Operating Officer since Plains' formation in 1998. He was also a director of Plains' former general partner. In addition, he was Executive Vice President—Midstream of Plains Resources from May 1998 to May 2001. He previously served Plains Resources as: Senior Vice President from February 1996 until May 1998; Vice President—Products Marketing from 1988 to February 1996; Manager of Products Marketing from 1987 to 1988; and Special Assistant for Corporate Planning from 1983 to 1987. Mr. Pefanis was also President of several former midstream subsidiaries of Plains Resources until Plains' formation.

        Phillip D. Kramer has served as Executive Vice President and Chief Financial Officer since Plains' formation in 1998. In addition, he was Executive Vice President and Chief Financial Officer of Plains Resources from May 1998 to May 2001. He previously served Plains Resources as: Senior Vice President and Chief Financial Officer from May 1997 until May 1998; Vice President and Chief Financial Officer from 1992 to 1997; Vice President from 1988 to 1992; Treasurer from 1987 to 2001; and Controller from 1983 to 1987.

        George R. Coiner has served as Senior Group Vice President since February 2004 and as Senior Vice President from Plains' formation in 1998 to February 2004. In addition, he was Vice President of Plains Marketing & Transportation Inc. from November 1995 until Plains' formation. Prior to joining Plains Marketing & Transportation Inc., he was Senior Vice President, Marketing with Scurlock Permian LLC.

        W. David Duckett has served as President of PMC (Nova Scotia) Company since June 2003, and Executive Vice President of PMC (Nova Scotia) Company from July 2001 to June 2003. Mr. Duckett was with CANPET Energy Group Inc. from 1985 to 2001, where he served in various capacities, including most recently as President, Chief Executive Officer and Chairman of the Board.

        Mark F. Shires has served as Senior Vice President—Operations since June 2003 and as Vice President—Operations from August 1999 to June 2003. He served as Manager of Operations from April 1999 to August 1999. In addition, he was a business consultant from 1996 until April 1999. He served as a consultant to Plains Marketing & Transportation Inc. and Plains All American Pipeline, LP from May 1998 until April 1999. He previously served as President of Plains Terminal & Transfer Corporation, from 1993 to 1996.

        Alfred A. Lindseth has served as Senior Vice President—Technology, Process & Risk Management since June 2003 and as Vice President—Administration from March 2001 to June 2003. He served as Risk Manager from March 2000 to March 2001. He previously served PricewaterhouseCoopers LLP in its Financial Risk Management Practice section as a Consultant from 1997 to 1999 and as Principal

Consultant from 1999 to March 2000. He also served GSC Energy, an energy risk management brokerage and consulting firm, as Manager of its Oil & Gas Hedging Program from 1995 to 1996 and as Director of Research and Trading from 1996 to 1997.

        Lawrence J. Dreyfuss has served as Vice President and General Counsel—Commercial & Litigation since August 2006, as Vice President and Associate General Counsel from February 2004 to August 2006, and as Associate General Counsel from June 2001 to February 2004. Mr. Dreyfuss has held a senior management position in the Law Department since May 1999. In addition, he was a Vice President of Scurlock Permian LLC from 1987 to 1999.

        James B. Fryfogle has served as Vice President—Refinery Supply since March 2005. He served as Vice President—Lease Operations from July 2004 until March 2005. Prior to joining Plains in January 2004, Mr. Fryfogle served as Manager of Crude Supply and Trading for Marathon Ashland Petroleum. Mr. Fryfogle had held numerous positions of increasing responsibility with Marathon Ashland Petroleum or its affiliates or predecessors since 1975.

        Jim G. Hester has served as Vice President—Acquisitions since March 2002. Prior to joining Plains, Mr. Hester was Senior Vice President—Special Projects of Plains Resources. From May 2001 to December 2001, he was Senior Vice President—Operations for Plains Resources. From May 1999 to May 2001, he was Vice President—Business Development and Acquisitions of Plains Resources. He was Manager of Business Development and Acquisitions of Plains Resources from 1997 to May 1999, Manager of Corporate Development from 1995 to 1997 and Manager of Special Projects from 1993 to 1995. He was Assistant Controller from 1991 to 1993, Accounting Manager from 1990 to 1991 and Revenue Accounting Supervisor from 1988 to 1990.

        Tim Moore has served as Vice President, General Counsel and Secretary since May 2000. In addition, he was Vice President, General Counsel and Secretary of Plains Resources from May 2000 to May 2001. Prior to joining Plains Resources, he served in various positions, including General Counsel—Corporate, with TransTexas Gas Corporation from 1994 to 2000. He previously was a corporate attorney with the Houston office of Weil, Gotshal & Manges LLP. Mr. Moore also has seven years of energy industry experience as a petroleum geologist.

        Daniel J. Nerbonne has served as Vice President—Engineering since February 2005. Prior to joining Plains, Mr. Nerbonne was General Manager of Portfolio Projects for Shell Oil Products US from January 2004 to January 2005 and served in various capacities, including General Manager of Commercial and Joint Interest, with Shell Pipeline Company or its predecessors from 1998. From 1980 to 1998 Mr. Nerbonne held numerous positions of increasing responsibility in engineering, operations, and business development, including Vice President of Business Development from December 1996 to April 1998, with Texaco Trading and Transportation or its affiliates.

        John F. Russell has served as Vice President—Pipeline Operations since July 2004. Prior to joining Plains, Mr. Russell served as Vice President of Business Development & Joint Interest for ExxonMobil Pipeline Company. Mr. Russell had held numerous positions of increasing responsibility with ExxonMobil Pipeline Company or its affiliates or predecessors since 1974.

        Robert Sanford has served as Vice President—Lease Supply since June 2006. He served as Managing Director—Lease Acquisitions and Trucking from July 2005 to June 2006 and as Director of South Texas and Mid Continent Business Units from April 2004 to July 2005. Mr. Sanford was with Link Energy/EOTT Energy from 1994 to April 2004, where he held various positions of increasing responsibility.

        Al Swanson has served as Vice President—Finance and Treasurer since August 2005, as Vice President and Treasurer from February 2004 to August 2005 and as Treasurer from May 2001 to February 2004. In addition, he held finance related positions at Plains Resources including Treasurer from February 2001 to May 2001 and Director of Treasury from November 2000 to February 2001.

Prior to joining Plains Resources, he served as Treasurer of Santa Fe Snyder Corporation from 1999 to October 2000 and in various capacities at Snyder Oil Corporation including Director of Corporate Finance from 1998, Controller—SOCO Offshore, Inc. from 1997, and Accounting Manager from 1992. Mr. Swanson began his career with Apache Corporation in 1986 serving in internal audit and accounting.

        Tina L. Val has served as Vice President—Accounting and Chief Accounting Officer since June 2003. She served as Controller from April 2000 until she was elected to her current position. From January 1998 to January 2000, Ms. Val served as a consultant to Conoco de Venezuela S.A. She previously served as Senior Financial Analyst for Plains Resources from October 1994 to July 1997.

        Troy E. Valenzuela has served as Vice President—Environmental, Health and Safety, or EH&S, since July 2002, and has had oversight responsibility for the environmental, safety and regulatory compliance efforts of Plains and Plains' predecessors since 1992. He was Director of EH&S with Plains Resources from January 1996 to June 2002, and Manager of EH&S from July 1992 to December 1995. Prior to his time with Plains Resources, Mr. Valenzuela spent seven years with Chevron USA Production Company in various EH&S roles.

        John P. vonBerg has served as Vice President—Trading since May 2003 and Director of these activities since joining Plains in January 2002. He was with Genesis Energy in differing capacities as a Director, Vice Chairman, President and CEO from 1996 through 2001, and from 1993 to 1996 he served as a Vice President and a Crude Oil Manager for Phibro Energy USA. Mr. vonBerg began his career with Marathon Oil Company, spending 13 years in various disciplines.

        David N. Capobianco has served as a director of Plains' general partner since July 2004. Mr. Capobianco is Chairman of the board of directors of Vulcan Energy Corporation and a Managing Director and co-head of Private Equity of Vulcan Capital, an affiliate of Vulcan Inc., where he has been employed since April 2003. Previously, he served as a member of Greenhill Capital from 2001 to April 2003 and Harvest Partners from 1995 to 2001. Mr. Capobianco is Chairman of the board of Vulcan Resources Florida, and is a director of PAA/Vulcan and ICAT Holdings. Mr. Capobianco received a BA in Economics from Duke University and an MBA from Harvard.

        Everardo Goyanes has served as a director of Plains' general partner or former general partner since May 1999. Mr. Goyanes has been President and Chief Executive Officer of Liberty Energy Holdings, LLC (an energy investment firm) since May 2000. From 1999 to May 2000, he was a financial consultant specializing in natural resources. From 1989 to 1999, he was Managing Director of the Natural Resources Group of ING Barings Furman Selz (a banking firm). He was a financial consultant from 1987 to 1989 and was Vice President—Finance of Forest Oil Corporation from 1983 to 1987. Mr. Goyanes received a BA in Economics from Cornell University and a Masters degree in Finance (honors) from Babson Institute.

        Gary R. Petersen has served as a director of Plains' general partner since June 2001. Mr. Petersen is Senior Managing Director of EnCap Investments L.P., an investment management firm which he co-founded in 1988. He had previously served as Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group for RepublicBank Corporation. Prior to his position at RepublicBank, he was Executive Vice President and a member of the Board of Directors of Nicklos Oil & Gas Company from 1979 to 1984. He served from 1970 to 1971 in the U.S. Army as a First Lieutenant in the Finance Corps and as an Army Officer in the National Security Agency.

        Robert V. Sinnott has served as a director of Plains' general partner or former general partner since September 1998. Mr. Sinnott is President, Chief Investment Officer and Senior Managing Director of energy investments of Kayne Anderson Capital Advisors, L.P. (an investment management firm). He also served as a Managing Director from 1992 to 1996 and as a Senior Managing Director from 1996 until assuming his current role in 2005. He is also President of Kayne Anderson Investment

Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. He was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992. Mr. Sinnott received a BA from the University of Virginia and an MBA from Harvard.

        Arthur L. Smith has served as a director of Plains' general partner or former general partner since February 1999. Mr. Smith is Chairman and CEO of John S. Herold, Inc. (a petroleum research and consulting firm), a position he has held since 1984. From 1976 to 1984 Mr. Smith was a securities analyst with Argus Research Corp., The First Boston Corporation and Oppenheimer & Co., Inc. Mr. Smith holds the CFA designation. He serves on the boards of Kuwait Energy (a private oil and gas exploration and production firm), non-profit Dress for Success Houston and the Board of Visitors for the Nicholas School of the Environment and Earth Sciences at Duke University. Mr. Smith received a BA from Duke University and an MBA from NYU's Stern School of Business.

        J. Taft Symonds has served as a director of Plains' general partner since June 2001. Mr. Symonds is Chairman of the Board of Symonds Trust Co. Ltd. (a private investment firm) and Chairman of the Board of Tetra Technologies, Inc. (an oil and gas services firm). From 1978 to 2004 he was Chairman of the Board and Chief Financial Officer of Maurice Pincoffs Company, Inc. (an international marketing firm). Mr. Symonds has a background in both investment and commercial banking, including merchant banking in New York, London and Hong Kong with Paine Webber, Robert Fleming Group and Banque de la Societe Financiere Europeenne. He is Chairman of the Houston Arboretum and Nature Center. Mr. Symonds received a BA from Stanford University and an MBA from Harvard.

COMPARISON OF THE RIGHTS OF PLAINS
AND PACIFIC COMMON UNITHOLDERS

        The following describes the material differences between the rights of Plains common unitholders and the rights of Pacific common unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Plains unitholders and Pacific unitholders. The rights of Plains unitholders are governed by the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended, and the rights of Pacific unitholders are governed by the First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., as amended, and you should refer to each document for a complete description of the rights of Plains and Pacific unitholders, respectively. If the merger is consummated, Pacific unitholders will become Plains unitholders, and their rights as Plains unitholders will be governed by Delaware law and Plains' partnership agreement. You should refer to Plains' current report on Form 8-K filed with the Commission on August 27, 2001 and Plains' Quarterly Report on Form 10-Q filed with the SEC on May 10, 2004, for a copy of Plains' partnership agreement and the amendment thereto, respectively, which are incorporated by reference herein. For Pacific's partnership agreement and the amendments thereto, please refer to Pacific's quarterly report on Form 10-Q filed with the Commission on September 5, 2002, Pacific's Form S-3 filed with the Commission on August 1, 2003, Pacific's annual report on Form 10-K filed with the Commission on March 15, 2004 and Pacific's Form 10-Q filed with the Commission on May 5, 2004. This summary is qualified in its entirety by reference to the Delaware Revised Uniform Limited Partnership Act, the Plains partnership agreement and the Pacific partnership agreement.

PURPOSE AND TERM OF EXISTENCE

PLAINS	PACIFIC

Plains' stated purposes under its partnership agreement are to serve as a partner of its operating partnerships and as the sole stockholder of the general partner of its operating partnerships, and to engage in any lawful business activities that may be engaged by its operating partnership, or that are approved by its general partner, provided that the general partner must reasonably determine that such activity generates or enhances "qualifying income" within the meaning of Section 7704 of the Code.
Pacific's stated purposes under its partnership agreement are to serve as a member of its operating company and to engage in any lawful business activities that may be engaged by its operating company or that are approved by its general partner.
Plains' partnership existence will continue until December 31, 2088, unless sooner dissolved pursuant to the terms of Plains' partnership agreement.	Pacific's partnership existence will continue until dissolved pursuant to the terms of its partnership agreement.

DISTRIBUTIONS OF AVAILABLE CASH

PLAINS	PACIFIC
Within 45 days following the end of each quarter, Plains will distribute all of its available cash to its partners of record as of the applicable record date.	Within 45 days following the end of each quarter, Pacific will distribute all of its available cash to its partners of record as of the applicable record date.

Available cash is defined in Plains' partnership agreement and generally means, for any quarter ending prior to liquidation, all cash on hand at the end of such calendar quarter, less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of Plains' general partner to:
Available cash is defined in Pacific's partnership agreement and generally means, with respect to each fiscal calendar quarter, all cash on hand at the end of such calendar quarter, less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of Pacific's general partner to:
•	provide for the proper conduct of business;	•	provide for the proper conduct of business;
•	comply with applicable law or debt instrument or other agreement or obligation; or	•	comply with applicable law or any debt instrument or other agreement or obligation; or
•	provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters.	•	provide funds for distributions to unitholders and to Pacific's general partner for any one or more of the next four quarters.

OPERATING SURPLUS AND CAPITAL SURPLUS

PLAINS		PACIFIC

Cash distributions are characterized as distributions from either operating surplus or capital surplus. Plains distributes available cash from operating surplus differently than available cash from capital surplus.
Cash distributions are characterized as distributions from either operating surplus or capital surplus. Pacific distributes available cash from operating surplus differently than available cash from capital surplus.
Operating surplus is defined in Plains' partnership agreement and generally means:		Operating surplus is defined in Pacific's partnership agreement and generally means:
•	$25.0 million plus all cash and cash equivalents on hand on the closing date of Plains' initial public offering; plus	•	$15.0 million plus all cash and cash equivalents on hand on the closing date of Pacific's initial public offering; plus
•
	all cash receipts since the closing of Plains' initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; less	•
all cash receipts since the closing of Pacific's initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus
•
	all of Plains' operating expenses and debt service payments, but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering, and including maintenance capital expenditures; and less	•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

• the amount of cash reserves the Plains general partner deems necessary or advisable to provide funds for future operating expenditures.	•
all operating expenditures since the closing of Pacific's initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; and less
• the amount of cash reserves the Pacific general partner deems necessary or advisable to provide funds for future operating expenditures.

Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).
Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

To avoid the difficulty of trying to determine whether available cash Plains distributes is from operating surplus or from capital surplus, all available cash Plains distributes from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing date of Plains' initial public offering equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (regardless of its source) will be deemed to be from capital surplus and distributed accordingly.
To avoid the difficulty of trying to determine whether available cash Pacific distributes is from operating surplus or from capital surplus, all available cash Pacific distributes from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing date of Pacific's initial public offering equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (regardless of its source) will be deemed to be from capital surplus and distributed accordingly.

If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. To date there have been no distributions from capital surplus, and Plains does not anticipate that there will be significant distributions from capital surplus.
If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. To date there have been no distributions from capital surplus, and Pacific does not anticipate that there will be significant distributions from capital surplus.

SUBORDINATION PERIOD

PLAINS	PACIFIC

Plains has no subordinated units outstanding. Pursuant to the terms of Plains' partnership agreement and having satisfied the financial tests contained therein, in November 2003 25% of the subordinated units converted to common units on a one-for-one basis. In February 2004, all of the remaining subordinated units converted to common units on a one-for-one basis.
Pacific currently has 7,848,750 subordinated units outstanding. Accordingly, Pacific is currently in its "subordination period," which generally will not end prior to June 30, 2007. During the subordination period, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4625 per unit per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. LB Pacific currently holds all the 7,848,750 outstanding subordinated units.

Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, upon removal of the general partner other than for cause, each subordinated unit will immediately convert into one common unit.
The subordination period is defined in Pacific's partnership agreement, and will end on the first day of any quarter beginning after June 30, 2007 on which each of the following tests are met:
•
distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;
•
the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis plus the related distribution on the 2% general partner interest during those periods; and
• there are no arrearages in payment of the minimum quarterly distribution on the common units.

INCENTIVE DISTRIBUTIONS

PLAINS	PACIFIC

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus, up to 48%, after the minimum quarterly distribution and the target distribution levels have been achieved. Plains' general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus, up to 48%, after the minimum quarterly distribution and the target distribution levels have been achieved. Pacific's general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

For any quarter that Plains distributes available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution on all units, then Plains will distribute any additional available cash from operating surplus for that quarter among the unitholders, the general partner and the holders of the incentive distribution rights (if other than the general partner) in the following manner:
For any quarter that Pacific distributes available cash from operating surplus on each common unit and subordinated unit in an amount equal to the minimum quarterly distribution plus the amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution, then Pacific will distribute any additional available cash from operating surplus for that quarter among the unitholders, the general partner and the holders of the incentive distributions rights (if other than the general partner) in the following manner:
•
First, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.495 per unit for that quarter (the first target distribution);	•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder has received a total of $0.5125 per unit for that quarter (the first target distribution) ;
•
Second, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.675 per unit for that quarter (the second target distribution); and	•
Second, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until each unitholder has received a total of $0.5875 per unit for that quarter (the second target distribution);
• Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner.	•
Third, 75% to all unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until each unitholder has received a total of $0.7000 per unit for that quarter (the third target distribution); and
Plains is currently making distributions to its general partner at the 50% level.	•	Thereafter, 50% to all unitholders, pro rata, and 48% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner.
Pacific is currently making incentive distributions to its general partner at the 15% level.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

PLAINS		PACIFIC
Currently Plains distributes available cash from operating surplus with respect to any fiscal quarter in the following manner:		During the subordination period. Currently Pacific distributes available cash from operating surplus with respect to any fiscal quarter in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until Plains distributes for each unit an amount equal to the minimum quarterly distribution for that quarter; and	•
First, 98% to the common unitholders, pro rata, and 2% to the general partner, until Pacific has distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;
•
Thereafter, in the manner described in "—Incentive Distributions" above.

	The minimum quarterly distribution and the first target distribution are subject to adjustment as described below in "Adjustments to the Minimum Quarterly Distribution and Target Distribution Levels."	•
Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until Pacific has distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;
•
Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until Pacific has distributed for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and
		•	Thereafter, in the manner described in "—Incentive Distributions" above.
After the subordination period. After the end of the subordination period, Pacific will distribute available cash from operating surplus with respect to any fiscal quarter in the following manner:
•
First, 98% to all unitholders, pro rata, and 2% to the general partner, until Pacific has distributed for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and
		•	Thereafter, in the manner described in "—Incentive Distributions" above.
The minimum quarterly distribution and the first target distribution are subject to adjustment as described below in "Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels."

DISTRIBUTIONS OF AVAILABLE CASH FROM CAPITAL SURPLUS

PLAINS	PACIFIC
Plains will make distributions of available cash from capital surplus, if any, in the following manner:	Pacific will make distributions of available cash from capital surplus, if any, in the following manner:
•
First, 98% to all unitholders, pro rata, and 2% to the general partner, until Plains has distributed, for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price; and	•
First, 98% to all unitholders, pro rata, and 2% to the general partner, until Pacific has distributed for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;
• Thereafter, Plains will make all distributions of available cash from capital surplus as if they were from operating surplus.	•
Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until Pacific has distributed for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and
• Thereafter, Pacific will make all distributions of available cash from capital surplus as if they were from operating surplus.

Plains' partnership agreement treats a distribution of available cash from capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.
Pacific's partnership agreement treats a distribution of available cash from capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Once Plains distributes capital surplus on a unit in an amount equal to the initial unit price, Plains will reduce the minimum quarterly distribution and the target distribution levels to zero and Plains will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to the general partner.
Once Pacific distributes capital surplus on a unit in an amount equal to the initial unit price, Pacific will reduce the minimum quarterly distribution and the target distribution levels to zero and Pacific will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to the general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION
AND TARGET DISTRIBUTION LEVELS

PLAINS		PACIFIC

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if Plains combines its units into fewer units or subdivides its units into a greater number of units, Plains will proportionately adjust:
In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if Pacific combines its units into fewer units or subdivides its units into a greater number of units, Pacific will proportionately adjust:
•	the minimum quarterly distribution;	•	the minimum quarterly distribution;
•	the target distribution levels;	•	the target distribution levels;
•	the unrecovered initial unit price; and	•	the unrecovered initial unit price;
•	other amounts calculated on a per unit basis.	•	the number of common units issuable during the subordination period without a unitholder vote; and
		•	other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its level immediately prior to the two-for-one split.
For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its level immediately prior to the two-for-one split.

In addition, if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority so that Plains becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, Plains will adjust the minimum quarterly distribution and each of the target distribution levels, respectively, to equal the product obtained by multiplying the amount thereof by one minus the sum of (a) the maximum effective federal income tax rate to which Plains was subject plus (b) any increase in state and local income taxes to which Plains is subject for the taxable year of the event, after adjusting for any allowable deductions for federal income tax purposes for the payment of state and local income taxes. For example, if Plains became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount immediately prior to that adjustment.
In addition, if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority so that Pacific becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, Pacific will adjust the minimum quarterly distribution and each of the target distribution levels, respectively, to equal the product obtained by multiplying the amount thereof by one minus the sum of (a) the maximum effective federal income tax rate to which Pacific was subject plus (b) any increase in state and local income taxes to which Pacific is subject for the taxable year of the event, after adjusting for any allowable deductions for federal income tax purposes for the payment of state and local income taxes. For example, if Pacific became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount immediately prior to that adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

PLAINS		PACIFIC

If Plains dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Plains will first apply the proceeds of liquidation to the payment of its creditors. Plains will distribute any remaining proceeds to the unitholders and its general partner in accordance with their capital account balances, as adjusted.
If Pacific dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Pacific will first apply the proceeds of liquidation to the payment of its creditors. Pacific will distribute any remaining proceeds to the unitholders and its general partner, in accordance with their capital account balances, as adjusted.
The manner of the adjustment is set forth in the partnership agreement. Plains will allocate any gain or unrealized gain attributable to assets distributed in kind, in the following manner:
The manner of the adjustment is set forth in the partnership agreement. If Pacific's liquidation occurs before the end of the subordination period, it will allocate any gain or unrealized gain attributable to assets distributed in kind, in the following manner:
•	First, to its general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;	•	First, to its general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;
•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account in respect of each outstanding common unit is equal to the sum of:	•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each outstanding common unit is equal to the sum of:
	• the unrecovered initial unit price for that common unit; plus		•	the unrecovered initial unit price for that common unit; plus
	• the amount of the minimum quarterly distribution for the quarter during which liquidation occurs;		•	the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs; plus
			•	any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;
•
	Third, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until Plains allocates under this paragraph an amount per unit equal to	•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until the capital account for each outstanding subordinated unit is equal to the sum of:
	the sum of:		•	the unrecovered initial unit price on that subordinated unit; plus
	• the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of Plains' existence; less		•	the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs;

•
the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85% to the unitholders, pro rata, 13% to the holders of the incentive distribution rights, and 2% to the general partner for each quarter of Plains' existence (collectively, the first target distribution amount");

•
	Fourth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner until the capital account in respect of each common unit then outstanding is equal to the sum of:		•	Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, pro rata, until Pacific allocates under this paragraph an amount per unit equal to:
	•	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of Plains' existence; less		•	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of Pacific's existence; less
•
		the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75% to the unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner for each quarter of Plains' existence; and		•
the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of Pacific's existence;
•	Thereafter, any remaining amount 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner.		•
Fifth, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until Pacific allocates under this paragraph an amount per unit equal to:
Upon Plains' liquidation, Plains will allocate any loss to the general partner and each unitholder as follows:				•	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of Pacific's existence; less

•
	First, 98% to the holders of common units who have positive balances in their capital accounts in proportion to those positive balances and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and		•
the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of Pacific's existence;
•	Thereafter, 100% to the general partner.	•
Sixth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until Pacific allocates under this paragraph an amount per unit equal to:

	In addition, interim adjustments to capital accounts will be made at the time Plains issues additional partnership interests or makes distributions of property. These adjustments will be based on the fair market value of the		• the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of Pacific's existence; less
	interests or the property distributed and any gain or loss would be allocated to the unitholders and the general partner in the same way that a gain or loss is allocated upon liquidation. If positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests, distributions of property, or upon liquidation, will be allocated in a way that, to		• the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner for each quarter of Pacific's existence; and
	the extent possible, in the capital account balances of the general partner equaling the amount which would have been the general partner's capital account balances if no prior positive adjustments to the capital accounts had been made.	•	Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner. If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.
Upon Pacific's liquidation, Pacific will allocate any loss to the general partner and each unitholder as follows:
		•	First, 98% to holders of subordinated units, pro rata, and 2% to the general partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

•	Second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and
•	Thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

In addition, interim adjustments to capital account will be made upon the issuance of additional units. In doing so, Pacific will allocate any unrealized gain and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as Pacific will allocate gain or loss upon liquidation. If Pacific makes positive adjustments to the capital accounts upon the issuance of additional units, Pacific will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon liquidation in a manner which results, to the extent possible, in the general partner's capital account balance equaling the amount which it would have been if no earlier positive adjustments to the capital accounts had been made.

MERGER/CONSOLIDATION

PLAINS	PACIFIC

Merger or consolidation of Plains requires the prior approval of Plains' general partner. The general partner must also approve the merger agreement, which must include certain information as set forth in Plains' partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of Plains' limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of a majority of Plains' outstanding common units (unless the affirmative vote of the holders of a greater percentage of common units is required under Delaware law).
Merger or consolidation of Pacific requires the prior approval of Pacific's general partner. The general partner must also approve the merger agreement, which must include certain information as set forth in Pacific's partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of Pacific limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of a majority of Pacific's outstanding common units (unless the affirmative vote of the holders of a greater percentage of common units is required under Delaware law and excluding common units held by the general partner and its affiliates) and a majority of Pacific's outstanding subordinated units, voting as separate classes.

DISPOSAL OF ASSETS

PLAINS	PACIFIC

Plains' general partner may not sell, exchange or otherwise dispose of all or substantially all of Plains' assets in a single transaction or a series of related transactions or approve on behalf of Plains, the sale, exchange or other disposition of all or substantially all the assets of Plains without the approval of a majority of Plains' outstanding units. However, Plains' general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Plains' assets without that approval. In addition, the general partner may sell any or all of Plains' assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Plains' unitholders.
Pacific's general partner may not sell, exchange or otherwise dispose of all or substantially all of Pacific's assets in a single transaction or a series of related transactions or approve on behalf of Pacific, the sale, exchange or other disposition of all or substantially all of the Pacific's assets without the approval of a majority of Pacific's outstanding common units and a majority of Pacific's outstanding subordinated units, voting as separate classes. However, Pacific's general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Pacific's assets without that approval. In addition, the general partner may sell all or substantially all of Pacific's assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Pacific's unitholders.

TRANSFER OF GENERAL PARTNER INTEREST

PLAINS	PACIFIC

Prior to December 31, 2008, Plains' general partner may not transfer all or any part of its general partner interest in Plains unless such transfer (a) has been approved by the prior written consent or vote of at least a majority of the outstanding common units (excluding any common units held by the general partner and its affiliates) or (b) is of all, but not less than all, of its general partner interest to (i) an affiliate of the general partner or (ii) another person in connection with the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person.
Prior to June 30, 2012, Pacific's general partner may not transfer all or any part of its general partner interest in Pacific unless such transfer (a) has been approved by the prior written consent or vote of at least a majority of the outstanding common units (excluding any common units held by the general partner and its affiliates) or (b) is of all, but not less than all, of its general partner interest to (i) an affiliate of the general partner or (ii) another person in connection with the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person.
On or after December 31, 2008, Plains' general partner may transfer all or any part of its general partner interest in Plains without unitholder approval.	On or after June 30, 2012, Pacific's general partner may transfer all or any part of its general partner interest in Pacific without unitholder approval.

WITHDRAWAL OF GENERAL PARTNER

PLAINS	PACIFIC

Plains' general partner has agreed not to withdraw voluntarily as general partner prior to December 31, 2008, without first providing 90 days' written notice and obtaining the approval of the holders of a majority of Plains' outstanding common units, excluding those held by the general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of Plains' limited partners or of a member of Plains' operating partnerships or cause Plains or its operating partnerships to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.
Pacific's general partner has agreed not to withdraw voluntarily as general partner prior to June 30, 2012, without first providing 90 days' written notice and obtaining the approval of the holders of a majority of Pacific's outstanding common units, excluding those held by the general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of Pacific's limited partners or of a member of Pacific's operating company or cause Pacific or its operating company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

At any time after December 31, 2008, Plains' general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a breach of Plains' partnership agreement. In addition, the general partner may withdraw without unitholder approval upon 90 days notice to Plains' limited partners if at least 50% of Plains' outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates.
At any time after June 30, 2012, Pacific's general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a breach of Pacific's partnership agreement. In addition, the general partner may withdraw without unitholder approval upon 90 days notice to Pacific's limited partners if at least 50% of Pacific's outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates.

Upon the voluntary withdrawal of the general partner, the holders of a majority of Plains' outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Plains will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of Plains' outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue Plains' business and to appoint a successor general partner.
Upon the withdrawal of the general partner, the holders of a majority of Pacific's outstanding common units, excluding the units held by the withdrawing general partner and its affiliates, and subordinated units, voting as separate classes, may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Pacific will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of Pacific's outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue business and to appoint a successor general partner.

REMOVAL OF GENERAL PARTNER

PLAINS	PACIFIC

Plains' general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of Plains' outstanding units, including units held by its general partner and its affiliates, and Plains receives an opinion of counsel regarding limited liability and tax matters. In addition, any removal of the general partner is subject to the approval of a successor general partner by the vote of the holders of a majority of Plains' outstanding common units, including those held by Plains' general partner and its affiliates.
Pacific's general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of Pacific's outstanding units, including units held by its general partner and its affiliates, and Pacific receives an opinion of counsel regarding limited liability and tax matters. In addition, any removal of the general partner is subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

If the general partner is removed as the general partner under circumstances where cause does not exist, and units held by the general partner and its affiliates are not voted in favor of that removal, the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
If the general partner is removed as the general partner under circumstances where cause does not exist, and units held by the general partner and its affiliates are not voted in favor of that removal:
• the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;
• any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and
• the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

While Plains' partnership agreement limits the ability of its general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party as part of the merger or consolidation of the general partner with or into another entity or the transfer by its general partner of all or substantially all of its assets to another entity.
While Pacific's partnership agreement limits the ability of its general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party as part of the merger or consolidation of the general partner with or into another entity or the transfer by its general partner of all or substantially all of its assets to another entity.

LIMITED CALL RIGHTS

PLAINS	PACIFIC

If at any time Plains' general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by the general partner on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in Plains' partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in Plains' partnership agreement and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.
If at any time Pacific's general partner and its affiliates hold more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by the general partner on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in Pacific's partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in Pacific's partnership agreement and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.

LIMITED PREEMPTIVE RIGHTS

PLAINS	PACIFIC

Plains' general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from Plains whenever, and on the same terms that, Plains issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. The holders of common units have no preemptive rights to acquire additional common units or other partnership interest in Plains.
Pacific's general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from Pacific whenever, and on the same terms that, Pacific issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. The holders of common units have no preemptive rights to acquire additional common units or other partnership interest in Pacific.

AMENDMENT OF PARTNERSHIP AGREEMENT

PLAINS		PACIFIC

Amendments to Plains' partnership agreement may be proposed only by Plains' general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in Plains' partnership agreement, the general partner may make amendments to Plains' partnership agreement without the approval of the limited partners or assignees to reflect:
Amendments to Pacific's partnership agreement may be proposed only by Pacific's general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in Pacific's partnership agreement, the general partner may make amendments to Pacific's partnership agreement without the approval of the limited partners or assignees to reflect:
•	a change in the name of Plains, the location of its principal place of business, its registered agent or its registered office;	•	a change in the name of Pacific, the location of its principal place of business, its registered agent or its registered office;
•	the admission, substitution, withdrawal or removal of partners;	•	the admission, substitution, withdrawal or removal of partners;
•
	a change to qualify or continue Plains' qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Plains nor its operating partnerships will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;	•
a change that to qualify or continue Pacific's qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Pacific nor its operating company will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
•	a change that does not adversely affect the limited partners in any material respect;	•	a change that does not adversely affect the limited partners in any material respect;
•
	a change to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of Plains' limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are listed for trading;	•
a change to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of Pacific's limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are listed for trading;

•	a change in Plains' fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in Plains' fiscal year or taxable year;	•	a change in Pacific's fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in Pacific's fiscal year or taxable year;
•
	an amendment that is necessary to prevent Plains, or its general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;	•
an amendment that is necessary to prevent Pacific, or its general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;
•	an amendment that is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities;	•	an amendment that is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities;
•	any amendment expressly permitted by Plains' partnership agreement to be made by its general partner acting alone;	•	any amendment expressly permitted by Pacific's partnership agreement to be made by its general partner acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Plains' partnership agreement;	•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Pacific's partnership agreement;
•
	an amendment that is necessary or advisable to reflect, account for and deal with appropriately Plains' formation, or an investment by Plains in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct of activities permitted by its partnership agreement;	•
an amendment that is necessary or advisable to reflect, account for and deal with appropriately Pacific's formation, or an investment by Pacific in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct of activities permitted by its partnership agreement;
•	a merger or conveyance to effect a change in Plains' legal form; or	•	a merger or conveyance to effect a change in Pacific's legal form; or
•	any other amendments substantially similar to the foregoing.	•	any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the general partner and the holders of at least a majority of the outstanding common units, unless a greater or different percentage is required under Plains' partnership agreement or by Delaware law. No provision of the partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.
Proposed amendments (other than those described above) must be approved by the general partner and the holders of at least a majority of the outstanding common units, unless a greater or different percentage is required under Pacific's partnership agreement or by Delaware law. No provision of the partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

No amendment to the partnership agreement (other than those that may be made by the general partner without the approval of Plains' limited partners) will become effective without the approval of at least 90% of the outstanding units voting as a single class unless Plains obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.
No amendment to the partnership agreement (other than those that may be made by the general partner without the approval of Pacific's limited partners) will become effective without the approval of at least 90% of the outstanding units voting as a single class unless Pacific obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

DISSOLUTION OF THE PARTNERSHIP

PLAINS		PACIFIC
Plains will be dissolved, and its affairs will be wound up, upon the occurrence of any of the following:		Pacific will be dissolved, and its affairs will be wound up, upon the occurrence of any of the following:
•	the expiration of its term as provided in the partnership agreement;	•	withdrawal or removal of the general partner or any other event that results in its ceasing to be Pacific's general partner (other than by reason of transfer in accordance with
•	withdrawal or removal of the general partner or any other event that results in its ceasing to be Plains' general partner (other than by		Pacific's partnership agreement or withdrawal or removal following approval of a successor);
reason of transfer in accordance with Plains'
	partnership agreement or withdrawal or removal following approval of a successor);	•	an election to dissolve the partnership by the general partner that is approved by the holders of a unit majority;
•	an election to dissolve the partnership by the
	general partner that is approved by the holders of a unit majority;	•	the entry of a decree of judicial dissolution of Pacific pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act; or

•	the entry of a decree of judicial dissolution of Plains pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act; or	•	the sale of all or substantially all of the assets and properties of Pacific and its affiliates.
•	the sale of all or substantially all of the assets and properties of Plains and its affiliates.

LIQUIDATION

PLAINS	PACIFIC

Upon Plains' dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up Plains' affairs will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate Plains' assets. The proceeds of the liquidation will be applied as follows:
Upon Pacific's dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up Pacific's affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate Pacific's assets. The proceeds of the liquidation will be applied as follows:
• first, towards the payment of all of Plains' creditors and the creation of a reserve for contingent liabilities; and	• first, towards the payment of all of Pacific's creditors and the creation of a reserve for contingent liabilities; and
• then, to all partners in accordance with the positive balance in the respective capital accounts.	• then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of Plains' assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to Plains' partners, the general partner may distribute assets in kind to Plains' partners.
Under some circumstances and subject to certain limitations, the liquidator may defer liquidation or distribution of Pacific's assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to Pacific's partners, the general partner may distribute assets in kind to Pacific's partners.

If Pacific liquidates during the subordination period, in some circumstances holders of outstanding common units will be entitled to receive more liquidating distributions per unit than holders of outstanding subordinated units. The per unit difference will depend upon the amount of gain or loss that Pacific recognizes in liquidating its assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation.

MANAGEMENT

PLAINS	PACIFIC

Plains' general partner conducts, directs and manages all of Plains' activities. Except as specifically granted in Plains' partnership agreement, all management powers over the business and affairs of Plains are exclusively vested in the general partner, and no limited partner or assignee may have any power over the business and affairs of Plains. Plains' general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Plains.
Pacific's general partner conducts, directs and manages all of Pacific's activities. Except as specifically granted in Pacific's partnership agreement, all management powers over the business and affairs of Pacific are exclusively vested in the general partner, and no limited partner or assignee may have any power over the business and affairs of Pacific. Pacific's general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Pacific.

CHANGE OF MANAGEMENT PROVISIONS

PLAINS	PACIFIC

Plains' partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. Generally, if a person acquires 20% or more of any class of units then outstanding other than from the general partner or its affiliates, the units owned by such person cannot be voted on any matter. In addition, Plains' partnership agreement limits the ability of unitholders to call meetings or to acquire information about Plains' operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.
Pacific's partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove its general partner or otherwise change management. Generally, if a person acquires 20% or more of any class of units then outstanding other than from the general partner or its affiliates, the units owned by such person cannot be voted on any matter. In addition, Pacific's partnership agreement limits the ability of unitholders to call meetings or to acquire information about Pacific's operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

MEETINGS, VOTING

PLAINS	PACIFIC

Special meetings of Plains' common unitholders may be called by the general partner or by common unitholders owning 20% or more of Plains' outstanding common units in accordance with the procedures set forth in Plains' partnership agreement. The general partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting.
Special meetings of Pacific's common unitholders may be called by the general partner or by common unitholders owning 20% or more of Pacific's outstanding common units in accordance with the procedures set forth in Pacific's partnership agreement. The general partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting.

Each record holder of a unit has a vote according to his percentage interest in Plains, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Each record holder of a unit has a vote according to his percentage interest in Pacific, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.
Plains common unitholders have no right to elect Plains' general partner on an annual or other continuing basis.	Pacific common unitholders have no right to elect Pacific's general partner on an annual or other continuing basis.

TRANSFER OF UNITS; STATUS AS A LIMITED PARTNER OR ASSIGNEE

PLAINS	PACIFIC

Each purchaser of Plains common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of the transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.
Each purchaser of Pacific common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of the transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

Each transfer of Plains limited partnership interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with Plains' partnership agreement, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of, and executes, the partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on Plains' books and records. Such consent may be withheld in the sole discretion of Plains' general partner.
Each transfer of Pacific limited partnership interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with Pacific's partnership agreement, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of, and executes, the partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on Pacific's books and records. Such consent may be withheld in the sole discretion of Pacific's general partner.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Plains equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Plains' general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.
An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Pacific equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Pacific's general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

CONFLICTS OF INTEREST

PLAINS	PACIFIC

Plains' general partner may take into account the interests of other parties in addition to Plains' interests when resolving conflicts of interest. In effect, these provisions limit Plains' general partner's fiduciary duties to Plains unitholders. Plains' partnership agreement also restricts the remedies available to Plains unitholders for actions taken by Plains' general partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between Plains' general partner or its affiliates, on the one hand, and Plains, its subsidiaries or any other Plains partner, on the other, Plains' general partner will resolve that conflict. A conflicts committee of the board of directors of Plains' general partner may, at the request of Plains' general partner, review conflicts of interest. Plains' general partner will not be in breach of its obligations under Plains' partnership agreement or its duties to Plains or its unitholders if the resolution of the conflict is considered to be fair and reasonable to Plains. Any resolution is considered to be fair and reasonable to Plains if that resolution is:
Pacific's general partner may take into account the interests of other parties in addition to Pacific's interests when resolving conflicts of interest. In effect, these provisions limit Pacific's general partner's fiduciary duties to Pacific unitholders. Pacific's partnership agreement also restricts the remedies available to Pacific unitholders for actions taken by Pacific's general partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between Pacific's general partner or its affiliates, on the one hand, and Pacific, its subsidiaries or any other Pacific partner, on the other, Pacific's general partner will resolve that conflict. A conflicts committee of the board of directors of Pacific's general partner may, at the request of Pacific's general partner, review conflicts of interest. Pacific's general partner will not be in breach of its obligations under Pacific's partnership agreement or its duties to Pacific or its unitholders if the resolution of the conflict is considered to be fair and reasonable to Pacific. Any resolution is considered to be fair and reasonable to Pacific if that resolution is:
•	approved by the conflicts committee of the board of directors of Plains' general partner, although no party is obligated to seek approval and Plains' general partner may adopt a resolution or course of action that has not received approval;	•	approved by the conflicts committee of the board of directors of Pacific's general partner, although no party is obligated to seek approval and Pacific's general partner may adopt a resolution or course of action that has not received approval;
•	on terms no less favorable to Plains than those generally being provided to or available from unrelated third parties; or	•	on terms no less favorable to Pacific than those generally being provided to or available from unrelated third parties; or
•	fair to Plains, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Plains.	•	fair to Pacific, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Pacific.

PLAINS		PACIFIC
Plains' general partner (including the conflicts committee) may, unless the resolution is specifically provided for in Plains' partnership agreement, consider the following in determining what is fair and reasonable to Plains:		Pacific's general partner (including the conflicts committee) may, unless the resolution is specifically provided for in Pacific's partnership agreement, consider the following in determining what is fair and reasonable to Pacific:
•	the relative interests of the parties involved in the conflict or affected by the action;	•	the relative interests of the parties involved in the conflict or affected by the action;
•	any customary or accepted industry practices or historical dealings with a particular person or entity;	•	any customary or accepted industry practices or historical dealings with a particular person or entity;
•	generally accepted accounting practices or principles and other factors it considers relevant, if applicable; and	•	generally accepted accounting practices or principles and other factors it considers relevant, if applicable; and
•	such additional factors as Plains' general partner (including the conflicts committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.	•	such additional factors as Pacific's general partner (including the conflicts committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

DESCRIPTION OF PLAINS' COMMON UNITS

        Generally, Plains' common units represent limited partner interests that entitle the holders to participate in Plains' cash distributions and to exercise the rights and privileges available to limited partners under Plains' partnership agreement. Plains' outstanding common units are listed on the NYSE under the symbol "PAA." The transfer agent and registrar for Plains' common units is American Stock Transfer and Trust Company.

Status as Limited Partner or Assignee

        Except as described below under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional capital contributions to Plains.

        An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Plains equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Plains' general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

        Assuming that a limited partner does not participate in the control of Plains' business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that it otherwise acts in conformity with the provisions of Plains' partnership agreement, its liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital it is obligated to contribute to Plains in respect of his units plus his share of any undistributed profits and assets.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and who knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

        As soon as practicable, but in no event later than 120 days after the close of each fiscal year, Plains' general partner will furnish or make available to each unitholder of record (as of a record date selected by Plains' general partner) an annual report containing Plains' audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with generally accepted accounting principles. In addition, no later than 45 days after the close of each quarter (except the fourth quarter), Plains' general partner will furnish or make available to each unitholder of record (as of a record date selected by Plains' general partner) a report containing Plains' unaudited financial statements and any other information required by law.

        Plains' general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Plains' general partner's ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to Plains' general partner. Each unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

        A limited partner can, for a purpose reasonably related to the limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

    •
    a current list of the name and last known address of each partner;

    •
    a copy of Plains' tax returns;

    •
    information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

    •
    copies of Plains' partnership agreement, Plains' certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under Plains' partnership agreement;

    •
    information regarding the status of Plains' business and financial condition; and

    •
    any other information regarding Plains' affairs as is just and reasonable.

Plains' general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which Plains' general partner believes in good faith is not in Plains' best interest or which Plains is required by law or by agreements with third parties to keep confidential.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to Plains unitholders and Pacific unitholders, as well as the material U.S. federal income tax considerations that are applicable to owning Plains common units received in the merger. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Plains and its unitholders and the consequences of holding Plains units are the opinion of Vinson & Elkins L.L.P., counsel to Plains, as to the material United States federal income tax consequences relating to those matters. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Pacific and its unitholders are the opinion of Baker Botts L.L.P., counsel to Pacific, as to the material United States federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code of 1986, or Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        This discussion does not purport to be a complete discussion of all federal income tax consequences of the merger or unit ownership. Moreover, the discussion focuses on Plains unitholders and Pacific unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, affiliates of each of Plains' and Pacific's general partners, or persons who hold Plains common units or Pacific common units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the Plains common units and Pacific common units are held as capital assets at the time of the merger. Accordingly, Plains strongly urges each Plains unitholder and Pacific unitholder to consult with, and depend upon, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the merger and subsequent ownership and disposition of Plains common units received in the merger.

The Merger

        No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. It is a condition of closing, however, that:

  •
  Plains receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes:

  •
  none of Plains, its general partner or its subsidiaries will recognize any income or gain as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

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  no gain or loss will be recognized by Plains unitholders as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

  •
  90% of the combined gross income of Pacific and Plains for the most recent four complete calendar quarters ending before the closing date of the merger for which the necessary financial information is available are from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code; and

  •
  Pacific receive an opinion of Baker Botts L.L.P., to the effect that for U.S. federal income tax purposes:

  •
  none of Pacific, its general partner or its subsidiaries will recognize any income or gain as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

  •
  no gain or loss will be recognized by Pacific unitholders as a result of the merger (other than with respect to cash received in lieu of fractional Plains common units and any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this joint proxy statement/prospectus. In addition, the tax opinions delivered to Plains and Pacific will be based on certain factual representations made by officers of Plains, Pacific and their respective general partners.

        Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this joint proxy statement/prospectus will be sustained by a court if contested by the IRS.

        If either Plains or Pacific waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this joint proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited.

        For federal income tax purposes, the merger will be treated as a contribution by Pacific of all of its assets and liabilities to Plains in exchange for Plains common units followed by a liquidation of Pacific in which Plains common units are distributed to the Pacific common unitholders in exchange for their Pacific common units. Except as described below with respect to a net decrease in a unitholder's share of nonrecourse liabilities and the receipt of cash in lieu of fractional Plains common units, no gain or loss will be recognized by a Pacific unitholder or a Plains unitholder as a result of the merger. Following the merger, a Pacific unitholder that receives Plains common units will be treated as a partner in Plains.

        Because the merger will be treated as a contribution by Pacific of all of its assets to Plains in exchange for Plains common units followed by a liquidation of Pacific in which Plains common units are distributed to the Pacific common unitholders, a Pacific common unitholder's holding period for Plains common units received in the merger will not be determined by reference to the holding period of the unitholder's Pacific common units. Instead, a Pacific common unitholder's holding period for the Plains common units received in the merger that are attributable to Pacific's capital assets or assets used in its business as defined in Section 1231 of the Code will include Pacific's holding period in those assets. The holding period for Plains common units received by a Pacific unitholder attributable to other assets of Pacific, such as inventory and receivables, will begin on the day following the merger.

        A Pacific unitholder's initial tax basis for his Plains common units received in the merger will be equal to his tax basis in the Pacific common units exchanged therefor, plus his share of Plains nonrecourse liabilities immediately following the merger, minus his share of Pacific nonrecourse liabilities immediately before the merger.

        As a result of the merger, a Pacific unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder's share of Pacific nonrecourse liabilities immediately before the merger over such unitholder's share of the Plains nonrecourse liabilities immediately following the merger. Similarly, a Plains common unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder's share of the Plains nonrecourse liabilities immediately before the merger over such unitholder's share of the Plains nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a Pacific common unitholder or a Plains common unitholder exceeds such unitholder's basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess.

        A unitholder's share of the nonrecourse liabilities is determined under Section 752 of the Code and regulations promulgated thereunder. The application of these rules in the context of the merger is complex and subject to uncertainty. While there can be no assurance, Plains and Pacific do not anticipate that there will be a material decrease in the amount of nonrecourse liabilities allocable to a Pacific common unitholder or a Plains common unitholder as a result of the merger.

        The treatment of the exchange of Pacific common units for Plains common units in the merger as a tax-free exchange (except with respect to a net decrease in a unitholder's share of nonrecourse liabilities and the receipt of cash in lieu of fractional Plains common units) as described above is dependent upon each of Plains and Pacific being treated as a partnership for federal income tax purposes. If either Plains or Pacific were treated as a corporation for federal income tax purposes, the exchange would likely be a taxable transaction for a Pacific common unitholder. Please read "—Partnership Status."

        A Pacific unitholder who receives cash instead of a fractional Plains common unit in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the unitholder's adjusted tax basis allocable to such fractional common unit.

        Pacific uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. As a result of the merger, Pacific's taxable year will end and Pacific will be required to file a final federal income tax return for the taxable year ending upon the date the merger is effected. Each Pacific unitholder will be required to include in income his share of income, gain, loss and deduction for this period. In addition, a Pacific unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction from Pacific.

Tax Consequences of Owning Plains Common Units

        No ruling has been or will be requested from the IRS regarding any matter affecting Plains following the merger or the consequences of owning Plains common units received in the merger. Instead, Plains will rely on opinions and advice of Vinson & Elkins L.L.P. with respect to such matters. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the opinions and statements made below will be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Plains common units and the prices at which Plains common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner of Plains. Furthermore, the tax treatment of ownership of Plains common units may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose Plains common units are loaned to a short seller to cover a short sale of Plains common units (please read "—Tax Consequences of Plains Common Unit Ownership—Treatment of Short Sales");

  •
  whether Plains' monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "—Disposition of Plains Common Units—Allocations Between Transferors and Transferees");

  •
  whether Plains' method for depreciating Section 743 adjustments is sustainable (please read "—Tax Consequences of Plains Common Unit Ownership—Section 754 Election"); and

  •
  whether a Pacific unitholder will be able to utilize suspended passive losses related to his Pacific common units to offset income from Plains common units.

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships 90% or more of the gross income of which for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. Plains estimates that less than 4% of its gross income after the completion of the merger is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Plains, Pacific and their general partners and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of the combined gross income of Plains and Pacific constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of Plains, the Plains operating partnerships or Pacific as partnerships for federal income tax purposes or whether Plains' operations generate "qualifying income" under Section 7704 of the Code. Instead, Plains will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below, Plains and the Plains operating partnerships will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by Plains and its general partner. The representations made by Plains and its general partner upon which counsel has relied include:

  •
  Neither Plains nor the Plains operating partnerships will elect to be treated as a corporation; and

  •
  For each taxable year, more than 90% of Plains' gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

        If Plains fails to meet the Qualifying Income Exception, other than as a result of a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, Plains will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This contribution and liquidation should be tax-free to unitholders and Plains so long as Plains, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Plains would be treated as a corporation for federal income tax purposes.

        If Plains were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of the current or accumulated earnings and profits of Plains, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his Plains common units, or taxable capital gain, after the unitholder's tax basis in his Plains common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Plains common units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that Plains will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Plains will be treated as partners of Plains for federal income tax purposes. Also:

  •
  assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

  •
  unitholders whose Plains common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Plains common units, will be treated as partners of Plains for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of Plains common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of Plains common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to the record holders of Plains common units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

        A beneficial owner of Plains common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Plains Common Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Plains for federal income tax purposes.

Tax Consequences of Plains Common Unit Ownership

        Flow-through of Taxable Income.    Plains will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of the income, gains, losses and deductions of Plains without regard to whether corresponding cash distributions are received by him. Consequently, Plains may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of the income, gains, losses and deductions for the taxable year ending with or within his taxable year. The taxable year of Plains ends on December 31.

        Treatment of Distributions.    Distributions by Plains to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his Plains common units immediately before the distribution. Cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Plains common units, taxable in accordance with the rules described under "—Disposition of Plains Common Units" below. Any reduction in a unitholder's share of Plains liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent distributions by Plains cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in Plains because of the issuance of additional Plains common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Plains common units, if the distribution reduces the unitholder's share of Plains' "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with Plains in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Plains Common Units. A unitholder's initial tax basis for his Plains common units received in the merger will be equal to his tax basis in the Pacific common units exchanged therefor, plus his share of Plains nonrecourse liabilities, minus his share of Pacific nonrecourse liabilities immediately before the merger. That initial tax basis will be increased by his share of Plains income and by any increases in his share of Plains nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions, by the unitholder's share of Plains losses, by any decreases in his share of Plains nonrecourse liabilities and by his share of Plains' expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of Plains debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of nonrecourse liabilities. Please read "—Disposition of Plains Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The ability of a unitholder to deduct his share of Plains losses is limited first by his basis and the amount he has at risk, and second, by application of the passive loss rules.

        The deduction by a unitholder of his share of Plains losses will first be limited to the tax basis in his Plains common units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to Plains activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years as income from such activity to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a Plains common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his Plains common units, excluding any portion of that basis attributable to his share of Plains nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his Plains common units, if the lender of those borrowed funds owns an interest in Plains, is related to the unitholder or can look only to the Plains common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's Plains common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Plains nonrecourse liabilities.

        Second, the passive loss limitation rules generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation rules are applied separately with respect to each publicly traded partnership. Consequently, any passive losses generated by Plains will be available to offset only passive income generated by Plains in the future and will not be available to offset income from other passive activities or investments, including Plains' investments or investments in other publicly traded partnerships, or salary or active business income.

        Passive losses that are not deductible because they exceed a unitholder's share of income Plains generates may be deducted in full when he disposes of his entire ownership interest in Plains in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of Plains net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        There is no guidance as to whether suspended passive activity losses of Pacific common units will be available to offset passive activity income that is allocated to a former Pacific common unitholder from Plains activities after the merger. The IRS may contend that Plains is not the same partnership as Pacific and, accordingly, the passive loss limitation rules will not allow use of such losses until such time as all of such unitholder's Plains common units are sold. A Plains common unitholder may take the position, however, that Plains should be deemed a continuation of Pacific for this purpose such that any suspended Pacific losses would be available to offset Plains taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue, Vinson & Elkins L.L.P. is unable to opine as to whether suspended passive activity losses arising from Pacific activities will be available to offset Plains taxable income allocated to a former Pacific common unitholder following the merger. If you have losses with respect to Pacific common units, please consult your tax advisor.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  Plains' interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Plains common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to unitholders. In addition, the unitholder's share of Plains' portfolio income will be treated as investment income.

        Entity-Level Collections.    If Plains is required or elects under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, it is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Plains is authorized to treat the payment as a distribution to all current unitholders. Plains is authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Plains common units and to adjust later distributions so that after giving effect to these distributions the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Plains as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if Plains has a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in Plains. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of these distributions. If Plains has a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests to the extent of their positive capital accounts and, second, to the general partner.

        Specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to Plains by the general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a Pacific unitholder as a result of the merger will be essentially the same as if the tax basis of Plains' assets were equal to their fair market value at the time of merger. Conversely, specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property deemed contributed to Plains by Pacific in the merger. The effect of these allocations to a Plains unitholder as a result of the merger will be essentially the same as if the tax basis of Pacific assets were equal to their fair market value at the time of merger. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although Plains does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Plains income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        Under these rules, in the event that Plains is required to divest itself of certain assets following the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or to otherwise satisfy regulatory requirements, all or a portion of any gain recognized as a result of such divestitures of

Pacific assets may be required to be allocated to the pre-merger Pacific unitholders and all or a portion of any gain recognized as a result of such divestitures of Plains assets may be required to be allocated to the pre-merger Plains unitholders. No special distributions will be made to the unitholders with respect to any tax liability resulting from such allocations.

        An allocation of items of Plains income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner's book capital account credited with the fair market value of Contributed Property, and "tax" capital account credited with the tax basis of Contributed Property referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in Plains, which will be determined by taking into account all the facts and circumstances, including his relative contributions to Plains, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Plains Common Unit Ownership—Section 754 Election" and "—Disposition of Plains Common Units—Allocations Between Transferors and Transferees," allocations under the Plains partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales. A unitholder whose Plains common units are loaned to a "short seller" to cover a short sale of Plains common units may be considered as having disposed of those units. If so, he would no longer be a partner for those Plains common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of Plains' income, gain, loss or deduction with respect to those Plains common units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those Plains common units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose Plains common units are loaned to a short seller to cover a short sale of Plains common units; therefore unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Plains common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Plains Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of Plains income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Plains strongly recommends that unitholders consult with their tax advisors as to the impact of owning Plains common units on their liability for the alternative minimum tax.

        Tax Rates.    In general the highest effective U.S. federal income tax rate for individuals currently is 35% and the maximum U.S. federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    Plains has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits Plains to adjust a Plains common unit purchaser's tax basis in Plains' assets ("inside basis") under Section 743(b) of the Code to reflect his purchase price. This election does not apply to a person who purchases Plains common units directly from Plains. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in Plains' assets will be considered to have two components (1) his share of the tax basis in Plains' assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Code require that, if the remedial allocation method is adopted (which Plains has adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the Plains partnership agreement, its general partner is authorized to take a position to preserve the uniformity of Plains common units even if that position is not consistent with these Treasury regulations. Please read "—Tax Treatment of Operations" and
"—Uniformity of Plains Common Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, Plains intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships and is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), but the Internal Revenue Service has not to Plains' knowledge challenged the method. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Plains will apply the rules described in the Treasury regulations and legislative history. If Plains determines that this position cannot reasonably be taken, it may take a depreciation or amortization position under which all purchasers acquiring Plains common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Plains' assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Plains Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his Plains common units is higher than those units' share of the aggregate tax basis of Plains' assets immediately prior to the transfer. In that case, as a result of the election the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of Plains' assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his Plains common units is lower than those units' share of the aggregate tax basis of the Plains' assets immediately prior to the transfer. Thus the fair market value of the Plains common units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Plains' assets and other matters. For example, the allocation of the Section 743(b) adjustment among the Plains' assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Plains to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than Plains' tangible assets. There are no assurances that the determinations Plains makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Plains' opinion the expense of compliance exceed the benefit of the election, it may seek permission from the IRS to revoke its Section 754 election. If permission is granted a subsequent purchaser of Plains common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    Plains uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of income, gain, loss and deduction for Plains' taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Plains common units following the close of Plains' taxable year but before the close of his taxable year must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction. Please read "—Disposition of Plains Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of Plains' assets will be used for purposes of computing depreciation and cost recovery deductions and ultimately gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Plains' assets and their tax basis immediately prior to the merger will be borne by Plains' general partner, its affiliates and the Plains unitholders as of that time, and the federal income tax burden associated with the difference between the fair market value of Pacific's assets and their tax basis immediately prior to the Merger will be borne by the Pacific unitholders as of that time. Please read "—Tax Consequences of Plains Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, Plains may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Plains is not entitled to any amortization deductions with respect to any goodwill conveyed to it on formation. Property subsequently acquired or constructed may be depreciated using accelerated methods permitted by the Code.

        If Plains disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property Plains owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Plains. Please read "—Tax Consequences of Plains Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Plains Common Units—Recognition of Gain or Loss."

        Valuation and Tax Basis of Plains Properties.    The federal income tax consequences of the ownership and disposition of Plains common units will depend in part on Plains' estimates of the relative fair market values, and the initial tax bases, of Plains' assets. Although Plains may from time to time consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Plains Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of Plains common units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of the Plains nonrecourse liabilities. Because the amount realized includes a unitholder's share of the Plains nonrecourse liabilities, the gain recognized on the sale of Plains common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions in excess of cumulative net taxable income for a Plains common unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in Plains common units, on the sale or exchange of a Plains common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Plains common units held more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" Plains owns. The term unrealized receivables includes potential recapture items including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a Plains common unit and may be recognized even if there is a net taxable loss realized on the sale of a Plains common unit. Thus a unitholder may recognize both ordinary income and a capital loss upon a sale of Plains common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, Treasury regulations under Section 1223 of the Code allow a selling unitholder who can identify Plains common units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis Plains common units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of Plains common units transferred must consistently use that identification method for all subsequent sales or exchanges of Plains common units. Plains strongly recommends that a unitholder considering the purchase of additional Plains common units or a sale of Plains common units purchased in separate transactions consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, Plains' taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of Plains common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Plains' assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring Plains common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Section 706 of the Code requires that tax items attributable to an interest in a partnership that is sold during a taxable year be allocated between the transferor and the transferee. Regulations promulgated under Section 706 of the Code require that the allocation method used be "reasonable." There is no direct or indirect controlling authority addressing what constitutes a reasonable method in the context of a publicly traded partnership, and accordingly Vinson & Elkins L.L.P. is unable to opine on the validity of Plains' method of allocating income and deductions between unitholders.

        While we cannot assure you that Plains' method will not be challenged by the Internal Revenue Service, Plains believes the method is reasonable and has been advised by Vinson & Elkins L.L.P. that the decision to use this method is a reasonable interpretation of the regulations. Under the method, all of the Plains' income or loss attributable to a transferred unit is allocated to a unitholder, whether the transferor or transferee, and will be includable in a unitholder's federal income tax return and thus subject to federal income tax. The method is the same method generally used by publicly traded partnerships (including Pacific) to avoid overly burdensome tax accounting associated with the public trading of units, and the Internal Revenue Service has not to Plains' knowledge challenged the method. If this method is not allowed under the Treasury regulations, Plains taxable income or losses might be reallocated among the unitholders. Plains is authorized to revise its method of allocation between unitholders as well as among unitholders whose interests vary during a taxable year to conform to a method permitted under future Treasury regulations.

        A unitholder who owns Plains common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements. A unitholder who sells or exchanges Plains common units is required to notify Plains in writing of that sale or exchange within 30 days after the sale or exchange. Plains is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    Plains will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a

12 month period. A constructive termination results in the closing of Plains' taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Plains' taxable year may result in more than 12 months of Plains' taxable income or loss being includable in his taxable income for the year of termination. Plains would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of deductions for depreciation. A termination could also result in penalties if Plains were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Plains to, any tax legislation enacted before the termination.

Uniformity of Plains Common Units

        Because Plains cannot match transferors and transferees of Plains common units, it must maintain uniformity of the economic and tax characteristics of the Plains common units to a purchaser of these units. In the absence of uniformity, it may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Plains common units. Please read "—Tax Consequences of Plains Common Unit Ownership—Section 754 Election."

        Plains intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). Please read "—Tax Consequences of Plains Common Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Plains will apply the rules described in the Treasury regulations and legislative history. If Plains determines that this position cannot reasonably be taken, it may adopt a depreciation and amortization position under which all purchasers acquiring Plains common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Plains' property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if Plains determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Plains chooses not to utilize this aggregate method, it may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Plains common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Plains common units might be affected and the gain from the sale of Plains common units might be increased without the benefit of additional deductions. Please read "—Disposition of Plains Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of Plains common units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans are subject to federal income tax on unrelated business taxable income. Virtually all of the income of Plains allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Nonresident aliens and foreign corporations, trusts or estates that own Plains common units will be considered to be engaged in a trade or business in the United States because of the ownership of the units. As a consequence they will be required to file federal tax returns to report their share of Plains income, gain, loss or deduction and pay federal income tax at regular rates on their share of Plains net income or gain. Under rules applicable to publicly traded partnerships, Plains will withhold at applicable rates on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Plains' transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a foreign corporation that owns Plains common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of Plains income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a Plains common unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a Plains common unit if he has owned less than 5% in value of the Plains common units during the five-year period ending on the date of the disposition and if the Plains common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    Plains intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of the income, gain, loss and deduction for Plains' preceding taxable year. In preparing this information, which will not be reviewed by counsel, Plains will take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. There are no assurances that those positions will yield a result that conforms to the requirements of the Code, Treasury regulations or administrative interpretations of the IRS. Neither Plains nor Vinson & Elkins L.L.P. can assure that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Plains common units.

        The IRS may audit Plains' federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to Plains' returns as well as those related to Plains' returns.

        Partnerships generally are treated as separate entities for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Plains' general partner as Plains' Tax Matters Partner.

        The Tax Matters Partner will make some elections on Plains' behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Plains' returns. The Tax Matters Partner may bind a unitholder with less than a 1% interest in Plains' profits to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment, and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Plains' return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in Plains as a nominee for another person are required to furnish the following information to Plains:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is

  (1)
  a person that is not a U.S. person,

  (2)
  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

  (3)
  a tax-exempt entity;

  •
  the amount and description of Plains common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Plains common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $l00,000 per calendar year, is imposed by the Code for failure to report that information to Plains. The nominee is required to supply the beneficial owner of the Plains common units with the information furnished to Plains.

        Accuracy-related Penalties.    An addition to tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority," or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include Plains. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, Plains must disclose the pertinent facts on its return. In addition, Plains will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If Plains were to engage in a "reportable transaction," Plains (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Plains' participation in a reportable transaction could increase the likelihood that its federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if Plains were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties;"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

Plains does not expect to engage in any "reportable transactions."

Foreign, State, Local and Other Tax Considerations

        In addition to federal income taxes, each unitholder will be subject to other taxes, including foreign, state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Plains does business or owns property or in which the unitholder is a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on his ownership of Plains common units. Plains will own property or conduct business in Canada and in most states of the United States. A unitholder may be required to file income tax returns and to pay taxes in various jurisdictions and may be subject to penalties for failure to comply with such requirements. Some of the jurisdictions may require Plains, or Plains may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the applicable jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the applicable jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return in that jurisdiction. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by Plains. Please read "—Tax Consequences of Plains Common Unit Ownership—Entity-Level Collections." Based on current law and Plains' estimate of its future operations, Plains' general partner anticipates that any amounts required to be withheld will not be material. Plains may also own property or do business in additional jurisdictions in the future.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including foreign jurisdictions, of his ownership of Plains common units. Accordingly, Plains and Pacific strongly recommend that each unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all federal, foreign, U.S. state and local tax returns that may be required of him. Counsel has not rendered an opinion on the foreign, U.S. state or local tax consequences of owning Plains common units.

SUBMISSION OF UNITHOLDER PROPOSALS

        Under applicable Delaware laws and their respective partnership agreements, neither Plains nor Pacific is required to hold an annual meeting of its common unitholders (limited partners). Special meetings of common unitholders may be called by Plains' and Pacific's general partner or by limited partners owning 20% or more of the outstanding common units. Any common unitholder who wishes to submit a proposal for inclusion in the proxy materials for any future special meetings must submit such proposal a reasonable time before Plains or Pacific, as applicable, begins to print and mail its proxy materials.

        Securities and Exchange Commission rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting.

        Any common unitholder proposal that is not received by Plains or Pacific, as applicable, within a reasonable time before it mails its proxy materials will be considered untimely. The proxy solicited by Plains' general partner or Pacific's general partner, as applicable, will confer discretionary authority on the named proxies to vote on any proposal that is not submitted in a timely manner.

LEGAL MATTERS

        The validity of the Plains common units to be issued in the merger, certain tax matters relating to those units and certain tax matters relating to the merger will be passed upon for Plains by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. has in the past provided legal services to Pacific regarding matters unrelated to the merger. Certain tax matters relating to the merger will be passed upon for Pacific by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        Plains' financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Plains' Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The balance sheet of Plains AAP, L.P. incorporated in this joint proxy statement/prospectus by reference to Plains All American Pipeline, L.P.'s Current Report on Form 8-K filed on March 21, 2006 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Pacific Energy Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Plains and Pacific file annual, quarterly and current reports, and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy any document filed at the Commission's public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. The filings are also available to the public at the Commission's website at http://www.sec.gov. In addition, documents filed by Plains and Pacific can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The Commission allows Plains and Pacific to incorporate by reference information into this joint proxy statement/prospectus, which means that Plains and Pacific can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus. Any later information filed with the Commission shall be deemed to be incorporated by reference into this joint proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve and adopt the merger agreement and the merger and, in the case of Plains unitholders, vote to approve the issuance of the common units pursuant to the merger agreement, you should always check for reports Plains and Pacific may have filed with the Commission after the date of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Plains and Pacific have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to item 2.02 or 7.01 (unless otherwise indicated).

Plains' Filings (Commission File No. 1-14569)

  •
  Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

  •
  Current Report on Form 8-K filed with the Commission on March 16, 2006 (announcement of Andrews acquisition);

  •
  Current Report on Form 8-K filed (other than Item 7.01, which was furnished) with the Commission on March 21, 2006 (entry into direct placement unit purchase agreement);

  •
  Current Report on Form 8-K filed with the Commission on March 21, 2006 (audited balance sheet of Plains AAP, L.P. as of December 31, 2005);

  •
  Current Report on Form 8-K filed with the Commission on May 9, 2006 (announcement of private placement offering of $250 million notes);

  •
  Current Report on Form 8-K filed (other than Item 7.01, which was furnished) with the Commission on May 12, 2006 (entry into note purchase agreement, registration rights agreement and supplemental indentures);

  •
  Current Report on Form 8-K filed with the Commission on May 15, 2006 (amendment to PAA/Vulcan limited liability company agreement);

  •
  Current Report on Form 8-K filed with the Commission on June 12, 2006 (entry into Pacific merger agreement and purchase agreement with LB Pacific);

  •
  Current Report on Form 8-K filed with the Commission on June 30, 2006 (unaudited balance sheet of Plains AAP, L.P. as of March 31, 2006);

  •
  Current Report on Form 8-K filed with the Commission on July 14, 2006 (pro forma financial statements);

  •
  Current Report on Form 8-K filed with the Commission on July 20, 2006 (amendment to merger agreement);

  •
  Current Report on Form 8-K filed with the Commission on July 25, 2006 (entry into direct placement unit purchase agreement);

  •
  Current Report on Form 8-K filed with the Commission on August 4, 2006 (entry into amended and restated credit agreement and bridge loan agreement); and

  •
  The description of Plains' common units in the Registration Statement on Form 8-A, initially filed with the Commission on October 23, 1998, as amended by Form 8-A/A filed with the Commission on November 3, 1998, Commission File No. 1-14569.

        You may request a copy of these filings at no cost by making written or telephone requests for copies to: Plains All American Pipeline, L.P., 333 Clay Street, Suite 1600, Houston, Texas 77002, Attention: Tim Moore; Telephone: (713) 646-4100.

        Plains also makes available free of charge on its internet website at http://www.paalp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Plains' website is not part of this joint proxy statement/prospectus.

Pacific's Filings (Commission File No. 1-31345)

  •
  Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

  •
  Current Report on Form 8-K filed with the Commission on February 7, 2006 (director compensation);

  •
  Current Report on Form 8-K filed with the Commission on February 8, 2006 (appointment of principal accounting officer);

  •
  Current Report on Form 8-K filed with the Commission on May 8, 2006 (executive officer compensation);

  •
  Current Report on Form 8-K filed with the Commission on June 12, 2006 (announcement of merger with Plains);

  •
  Current Report on Form 8-K filed with the Commission on June 13, 2006 (entry into merger agreement and purchase agreement with Plains);

  •
  Current Report on Form 8-K filed with the Commission on June 15, 2006 (incentive plan, severance plan and director compensation);

  •
  Current Report on Form 8-K filed with the Commission on July 20, 2006 (amendment to merger agreement); and

  •
  Current Report on Form 8-K filed with the Commission on August 1, 2006 (announcement of expiration of HSR waiting period).

        You may request a copy of these filings at no cost by making written or telephone requests for copies to: Pacific Energy Partners, L.P., Attn: Investor Relations, 5900 Cherry Avenue, Long Beach, California, 90805-4408; Telephone: (562) 728-2800.

        Pacific also makes available free of charge on its internet website at http://www.PacificEnergy.com its annual reports on Form 10-K and 10-K/A, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Pacific's website is not part of this joint proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference contain various forward-looking statements and information that are based on the beliefs of Plains and Pacific and those of their respective general partners, as well as assumptions made by Plains and Pacific and information currently available to them. When used in this joint proxy statement/prospectus, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding plans and objectives for future operations, are intended to identify forward-looking statements. They include statements regarding the timing and expected benefits of the business combination transaction involving Plains and Pacific, including:

  •
  expected commercial and operational synergies over time;

  •
  cash flow growth and accretion;

  •
  future distribution increases and growth;

  •
  incentive distribution reductions;

  •
  internal growth projects;

  •
  future issuances of debt and equity securities; and

  •
  other objectives, expectations and intentions and other statements that are not historical facts.

        These statements are based on the current expectations and estimates of the management of Plains and Pacific and their general partners; actual results may differ materially due to certain risks and uncertainties. Although Plains, Pacific and their general partners believe that such expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. For instance, although Plains and Pacific have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if Plains and Pacific do not receive the necessary approval of their unitholders, and also may be terminated if the parties fail to satisfy conditions to closing. Other risks and uncertainties that may affect actual results include:

  •
  Plains' failure to successfully integrate the respective business operations upon completion of the merger or its failure to successfully integrate any future acquisitions;

  •
  the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger;

  •
  the success of risk management activities;

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  maintenance of the combined company's credit rating and ability to receive open credit from its suppliers and trade counterparties;

  •
  declines in volumes transported on the combined company's pipelines;

  •
  demand for natural gas or various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements;

  •
  fluctuations in refinery capacity;

  •
  the availability of, and Plains' ability to consummate, acquisition or combination opportunities;

  •
  Plains' access to capital to fund additional acquisitions and Plains' ability to obtain debt or equity financing on satisfactory terms;

  •
  unanticipated changes in crude oil market structure and volatility (or lack thereof);

  •
  the impact of current and future laws, rulings and governmental regulations;

  •
  the effects of competition;

  •
  continued creditworthiness of, and performance by, the combined company's counterparties;

  •
  interruptions in service and fluctuations in rates of third party pipelines;

  •
  increased costs or lack of availability of insurance;

  •
  fluctuations in the debt and equity markets, including the price of Plains' units at the time of vesting under Plains' Long-Term Incentive Plans;

  •
  the currency exchange rate of the Canadian dollar;

  •
  the impact of crude oil and natural gas price fluctuations;

  •
  shortages or cost increases of power supplies, materials or labor;

  •
  weather interference with business operations or project construction;

  •
  general economic, market or business conditions; and

  •
  other factors and uncertainties discussed in this joint proxy statement/prospectus and Plains' and Pacific's respective filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K and Form 10-K/A (as applicable) for the year ended December 31, 2005.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under "Risk Factors" in this joint proxy statement/prospectus and incorporated by reference into this document.

PLAINS ALL AMERICAN PIPELINE, L.P.
INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2006	F-3
Unaudited Pro Forma Condensed Statement of Combined Operations for the Six Months Ended June 30, 2006	F-4
Unaudited Pro Forma Condensed Statement of Combined Operations for the Twelve Months Ended December 31, 2005	F-5
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	F-6
Pro Forma Sensitivity Analysis	F-11

PLAINS ALL AMERICAN PIPELINE, L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of Pacific Energy Partners, L.P. ("Pacific") into Plains All American Pipeline, L.P. ("Plains"). The merger-related transactions include:

  •
  The acquisition from LB Pacific, LP and its affiliates ("LB Pacific") of the general partner interest and incentive distribution rights of Pacific as well as 2,616,250 common units of Pacific and 7,848,750 subordinated units of Pacific for a total of $700 million in cash; and

  •
  The acquisition of the balance of Pacific's equity through a unit-for-unit merger in which each Pacific unitholder (other than LB Pacific) will receive 0.77 newly issued Plains common units for each Pacific common unit.

        Upon consummation of the merger-related transactions, the general partner and limited partner ownership interests in Pacific will be extinguished and Pacific will be merged with and into Plains. Pacific's operating subsidiaries will be directly or indirectly owned by Plains. The proposed merger-related transactions will be accounted for using the purchase method of accounting. The estimates of fair value of the assets acquired and liabilities assumed are based on preliminary assumptions, pending the completion of an independent appraisal, with any excess of purchase price over the net fair value of assets acquired and liabilities assumed assigned to goodwill.

        The following unaudited pro forma condensed statement of combined operations for the six months ended June 30, 2006 and the year ended December 31, 2005 have been prepared as if the transactions described above had taken place on January 1, 2005. The unaudited pro forma condensed combined balance sheet at June 30, 2006 assumes the transactions were consummated on that date.

        The unaudited pro forma financial statements should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such unaudited pro forma financial statements as well as the notes included in the historical financial statements included in the following public filings, which are incorporated by reference in this document:

(1)
Plains' Annual Report on Form 10-K for the year ended December 31, 2005;

(2)
Plains' Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(3)
Pacific's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005; and

(4)
Pacific's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

        The unaudited pro forma financial statements are based on assumptions that Plains believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the results of the actual or future operations or financial condition that would have been achieved had the transactions occurred at the dates assumed (as noted above).

        The unaudited pro forma financial statements do not give effect to any anticipated cost savings or other financial benefits expected to result from the merger.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2006
(in millions)

	Plains Historical	Pacific Historical	Pro Forma Adjustments		Plains Pro Forma
CURRENT ASSETS
Cash and cash equivalents	$7.6	$22.8	$20.4 937.6 (217.3 (740.7	(b) (b) )(b) )(b)	$30.4
Trade accounts receivable and other receivables, net	1,917.2	188.3	(9.2	)(c)	2,096.3
Inventory	1,155.9	36.2	3.1	(b)	1,195.2
Other current assets	95.7	7.4	—		103.1

Total current assets	3,176.4	254.7	(6.1)		3,425.0
PROPERTY AND EQUIPMENT, net	2,147.5	1,237.8	(53.5 235.7	)(a) (b)	3,567.5
OTHER ASSETS
Pipeline linefill in owned assets	200.4	—	52.6 28.0	(a) (b)	281.0
Inventory in third party assets	80.4	—	0.9 2.0	(a) (b)	83.3
Investments in unconsolidated affiliates	124.4	8.3	—		132.7
Goodwill	179.6	—	784.2	(b)	963.8
Other, net	109.6	87.2	27.5	(b)	224.3

Total assets	$6,018.3	$1,588.0	$1,071.3		$8,677.6

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,850.8	$187.4	$(9.2	)(c)	$2,029.0
Due to related parties	0.2	—	—		0.2
Short-term debt	1,188.5	—	—		1,188.5
Other current liabilities	139.9	17.8	—		157.7

Total current liabilities	3,179.4	205.2	(9.2)		3,375.4
LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	58.4	—	217.3 937.6 (217.3	(a) (b) )(b)	996.0
Senior notes, net	1,196.7	—	418.1 21.7	(a) (b)	1,636.5
Senior notes and credit facilities, net	—	635.4	(635.4	)(a)	—
Other long-term liabilities and deferred credits	57.7	55.4	7.9	(b)	121.0

Total liabilities	4,492.2	896.0	740.7		6,128.9

COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL
Common unitholders	1,485.6	635.7	1,002.2 (635.7	(b) )(b)	2,487.8
Subordinated unitholders	—	22.5	(22.5	)(b)	—
General partner	40.5	12.3	20.4 (12.3	(b) )(b)	60.9
Undistributed employee long-term incentive compensation	—	0.2	(0.2	)(b)	—
Accumulated other comprehensive income	—	21.3	(21.3	)(b)	—

Total partners' capital	1,526.1	692.0	330.6		2,548.7
Total Liabilities and Partners' Capital	$6,018.3	$1,588.0	$1,071.3		$8,677.6

See notes to unaudited pro forma condensed combined financial statements

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
For the Six Months Ended June 30, 2006
(in millions, except per unit data)

	Plains Historical	Pacific Historical	Pro Forma Adjustments		Plains Pro Forma
REVENUES	$13,527.8	$149.3	$(15.3	)(d)	$13,661.8
COSTS AND EXPENSES
Purchases and related costs	13,087.4	—	(14.4	)(d)	13,073.0
Field operating costs	168.9	65.1	(0.9	)(d)	233.1
General and administrative expenses	59.2	12.6	—		71.8
Depreciation and amortization	42.9	20.3	1.2 (20.3 22.2	(a) )(e) (f)	66.3
Merger costs	—	3.4	—		3.4

Total costs and expenses	13,358.4	101.4	(12.2)		13,447.6

Share of net income of Frontier	—	0.9	(0.9	)(a)	—

OPERATING INCOME	169.4	48.8	(4.0)		214.2

OTHER INCOME (EXPENSE)
Equity earnings (loss) in unconsolidated affiliates	0.9	—	0.9	(a)	1.8
Interest expense	(33.3)	(19.2)	(21.2 1.2	)(g) (a)	(72.5)
Interest income and other income, net	0.4	0.8	—		1.2

Income from continuing operations before income taxes	137.4	30.4	(23.1)		144.7
Income tax (expense) benefit:
Current	—	(1.8)	—	(h)	(1.8)
Deferred	—	4.5	—	(h)	4.5

Income from continuing operations before cumulative effect of change in accounting principle	137.4	33.1	(23.1)		147.4
Cumulative effect of change in accounting principle	6.3	—	—		6.3

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$143.7	$33.1	$(23.1)		$153.7

NET INCOME FROM CONTINUING OPERATIONS—LIMITED PARTNERS	$128.2				$147.8

NET INCOME FROM CONTINUING OPERATIONS—GENERAL PARTNER	$15.5				$5.9

BASIC NET INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT
Basic net income per limited partner unit before cumulative effect of change in accounting principle	$1.47				$1.32
Cumulative effect of change in accounting principle per limited partner unit	0.08				0.06

Basic net income from continuing operations per limited partner unit	$1.55				$1.38

DILUTED NET INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT
Diluted net income per limited partner unit before cumulative effect of change in accounting principle	$1.45				$1.31
Cumulative effect of change in accounting principle per limited partner unit	0.08				0.06

Diluted net income from continuing operations per limited partner unit	$1.53				$1.37

BASIC WEIGHTED AVERAGE UNITS OUTSTANDING	75.5		22.3	(b)	97.8

DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING	76.3		22.3	(b)	98.6

See notes to unaudited pro forma condensed combined financial statements

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
For the Twelve Months Ended December 31, 2005
(in millions, except per unit data)

	Plains Historical	Pacific Historical	Pro Forma Adjustments		Plains Pro Forma
REVENUES	$31,177.3	$224.3	$(12.6	)(d)	$31,389.0
COSTS AND EXPENSES
Purchases and related costs	30,442.5	—	(11.2	)(d)	30,431.3
Field operating costs	272.5	104.4	(1.4	)(d)	375.5
General and administrative expenses	103.2	18.5	—		121.7
Accelerated long-term incentive plan compensation expense	—	3.1	—		3.1
Line 63 oil release costs	—	2.0	—		2.0
Transaction costs	—	1.8	—		1.8
Depreciation and amortization	83.5	29.4	2.0 (29.4 44.3	(a) )(e) (f)	129.8

Total costs and expenses	30,901.7	159.2	4.3		31,065.2

Other, net	—	(0.5)	—		(0.5)
Share of net income of Frontier	—	1.8	(1.8	)(a)	—

OPERATING INCOME	275.6	66.4	(18.7)		323.3
OTHER INCOME (EXPENSE)
Equity earnings in unconsolidated affiliates	1.0	—	1.8	(a)	2.8
Interest expense	(59.4)	(26.7)	(43.6 2.0	)(g) (a)	(127.7)
Interest income and other income, net	0.6	1.1	—		1.7

Income from continuing operations before income taxes	217.8	40.8	(58.5)		200.1
Income tax (expense) benefit:
Current	—	(1.3)	—	(h)	(1.3)
Deferred	—	0.1	—	(h)	0.1

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$217.8	$39.6	$(58.5)		$198.9

NET INCOME FROM CONTINUING OPERATIONS—LIMITED PARTNERS	$198.8				$194.9

NET INCOME FROM CONTINUING OPERATIONS—GENERAL PARTNER	$19.0				$4.0

BASIC NET INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$2.77				$2.07

DILUTED NET INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$2.72				$2.04

BASIC WEIGHTED AVERAGE UNITS OUTSTANDING	69.3		22.3	(b)	91.6

DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING	70.5		22.3	(b)	92.8

See notes to unaudited pro forma condensed combined financial statements

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        These unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of Plains and Pacific; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Plains believes the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information. Please read "Pro Forma Sensitivity Analysis" for assumptions related to fair value estimates.

        The Plains Pro Forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 includes, as required, the following pro forma adjustments related to the acquisition of the Valero assets that Pacific acquired effective September 30, 2005: (i) depreciation expense for the entire year of approximately $11 million associated with Plains' estimated purchase price allocated to the Valero assets; and (ii) interest expense of approximately $11 million for the entire year on the $175 million 6 1/4% senior notes issued to fund the asset acquisition. However, since the Valero transaction was an asset acquisition, the Plains Pro Forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 does not include revenues and related operating expenses for the period prior to the asset acquisition by Pacific. In addition, the Plains Pro Forma income before cumulative effect of change in accounting principle for the year ended December 31, 2005 and the six months ended June 30, 2006 does not include any synergies that Plains expects to achieve as a result of the merger with Pacific. For further discussion of potential business combination synergies, see the section captioned "The Merger—Additional Financial Considerations of the Parties."

        The merger of Pacific into Plains presented in these pro forma statements has been accounted for using the purchase method of accounting and the purchase price allocation has been estimated in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." The total estimated consideration is summarized below (in millions):

Cash payment to LB Pacific	$700.0
Estimated fair value of Plains common units to be issued in exchange for Pacific common units (see below)	1,002.2
Assumption of Pacific debt (at estimated fair value)	657.1
Estimated transaction costs	40.7

Total consideration	$2,400.0

        Plains will exchange 0.77 of its common units for each Pacific common unit remaining after Plains' purchase of 2,616,250 common units owned by LB Pacific. Although cash will be paid for any fractional units as a result of the exchange, such amount is not estimable at this time. Plains currently estimates that the number of Plains common units to be issued in the exchange will be 22,262,030 calculated as follows:

Pacific units outstanding at June 30, 2006
Common units	31,457,782
Subordinated units	7,848,750

Total historical units outstanding at June 30, 2006	39,306,532
Pro forma adjustments to Pacific historical units outstanding:
Plains purchase of subordinated units held by LB Pacific	(7,848,750)
Plains purchase of common units held by LB Pacific	(2,616,250)
Issuance of common units for outstanding Pacific restricted unit awards	70,195

Pro forma Pacific common units subject to exchange offer by Plains	28,911,727
Exchange ratio (0.77 Plains common units for each Pacific common unit)	0.77

Pro forma Plains units to be issued to Pacific common unitholders in connection with merger	22,262,030

Average closing price of Plains common units (see below)	$45.02

Estimated fair value of Plains common units to be issued in exchange for Pacific common units (in millions)	$1,002.2

        In accordance with purchase accounting rules, the pro forma value of the units issued in the exchange is based on the average closing price of Plains common units immediately prior to and after the merger was announced on June 12, 2006. The following table shows the closing prices of Plains common units for the two trading days prior to and after the proposed merger was announced.

June 8, 2006	$46.30
June 9, 2006	46.10
June 13, 2006	43.88
June 14, 2006	43.81

Average closing price of Plains common units	$45.02

        Upon completion of the proposed merger or shortly thereafter, Plains will obtain a valuation of Pacific's assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill.

        The following table shows Plains' preliminary purchase price allocation (in millions):

Description	Amount	Average Depreciable Life
PP&E	$1,420.0	5-40
Inventory	39.3	n/a
Pipeline linefill and inventory in third party assets	83.5	n/a
Intangible assets	96.8	30
Working capital, excluding inventory	13.4	n/a
Other long-term assets and liabilities, net	(37.2)	n/a
Goodwill (see below)	784.2	n/a

Total	$2,400.0

        To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

        The following table shows Plains' preliminary calculation of the estimated pro forma goodwill amount (in millions):

Cash payment to LB Pacific	$700.0
Estimated fair value of Plains common units to be issued in exchange for Pacific public units	1,002.2
Estimated transaction costs	40.7
Total consideration, excluding debt assumed	1,742.9
Estimated fair value of Pacific's net assets	958.7

Excess of purchase price over net assets of Pacific preliminarily assigned to goodwill	$784.2

        For an analysis of the sensitivity of pro forma earnings to potential reclassifications of this preliminary goodwill amount to tangible or intangible assets, please read "Pro Forma Sensitivity Analysis" below.

        The following table shows Plains' preliminary calculation of the sources of funding for the acquisition (in millions):

Estimated fair value of Plains common units to be issued in exchange for Pacific common units	$1,002.2
Plains general partner capital contribution	20.4
Assumption of Pacific debt (at estimated fair value)	657.1
Repayment of Pacific credit facility	(217.3)
Plains new debt incurred	937.6

Total sources of funding	$2,400.0

  Pro Forma Adjustments

  a.
  To reclassify certain line items on Pacific's historical financial statements to conform to Plains' historical presentation.

  b.
  Records the cash paid, equity exchanged, additional obligations assumed and adjustments to fair value of the assets purchased and liabilities assumed in the merger based on the purchase method of accounting.

  c.
  Reflects the elimination of accounts receivable and accounts payable balances between Plains and Pacific.

  d.
  Reflects the elimination of purchases and sales between Plains and Pacific.

  e.
  To reverse historical depreciation and amortization as recorded by Pacific.

  f.
  Reflects depreciation and amortization on the acquired assets based on the straight-line method of depreciation over average useful lives ranging from 5 to 40 years.

  g.
  Reflects the adjustment to interest expense for (i) the increase in long-term debt of approximately $938 million from a "bridge" credit facility using an average interest rate of 6.0%, (ii) the decrease in long-term debt of approximately $217 million from the repayment of the Pacific credit facility and (iii) the amortization of the premium on the senior notes. The impact to interest expense of a 1/8% change in interest rates would be approximately $1.4 million per year.

  h.
  The pro forma adjustments to the statements of combined operations have not been tax-effected as the effect on income tax expense is not deemed to be material to the pro forma results of operations.

Plains Earnings per Limited Partner Unit

        Earnings per limited partner unit is determined by dividing net income after deducting the amount allocated to the general partner interest, including its incentive distribution in excess of its 2% interest, by the weighted average number of limited partner units outstanding during the period. Plains' general partner is entitled to receive incentive distributions if the amount it distributes with respect to any quarter exceeds levels specified in its partnership agreement. Upon closing of the proposed merger, Plains' general partner has agreed to reduce the amounts due it as incentive distributions commencing with the earlier to occur of (i) the payment date of the first quarterly distribution declared and paid after the closing date that equals or exceeds $0.80 per unit or (ii) the payment date of the second quarterly distribution declared and paid after the closing date. Such adjustment shall be as follows: (i) $5 million per quarter for the first four quarters, (ii) $3.75 million per quarter for the next eight quarters, (iii) $2.5 million per quarter for the next four quarters, and (iv) $1.25 million per quarter for the final four quarters. The total reduction in incentive distributions will be $65 million.

        The following sets forth the computation of basic and diluted earnings per limited partner unit for Plains on a historical and pro forma basis. The net income available to limited partners and the weighted average limited partner units outstanding have been adjusted for instruments considered common unit equivalents.

	Six Months ended June 30, 2006		Year ended December 31, 2005
	Plains Historical	Plains Pro Forma	Plains Historical	Plains Pro Forma
	(in millions, except per unit data)
Numerator for basic and diluted earnings per limited partner unit:
Net income	$143.7	$153.7	$217.8	$198.9
Less: General partner's incentive distribution paid	(12.9)	(12.9)	(15.0)	(15.0)
Incentive distribution reduction	—	10.0	—	15.0

Subtotal	130.8	150.8	202.8	198.9
General partner 2% ownership	(2.6)	(3.0)	(4.1)	(4.0)

Net income available to limited partners	128.2	147.8	198.7	194.9
EITF 03-06 additional general partner's distribution	(11.2)	(12.5)	(7.1)	(5.3)

Net income available to limited partners under EITF 03-06	$117.0	$135.3	$191.6	$189.6
Less: Limited partner 98% portion of cumulative effect of change in accounting principle	6.2	6.2	—	—

Limted partner net income before cumulative effect of change in accounting principle	$110.8	$129.1	$191.6	$189.6

Denominator:
Historical weighted average number of limited partner units outstanding	75.5	75.5	69.3	69.3
Common unit exchange	—	22.3	—	22.3

Denominator for basic earnings per limited partner unit	75.5	97.8	69.3	91.6
Effect of dilutive securities:
Weighted average LTIP units outstanding	0.8	0.8	1.2	1.2

Denominator for diluted earnings per limited partner unit	76.3	98.6	70.5	92.8

Basic net income per limited partner unit before cumulative effect of change in accounting principle	$1.47	$1.32	$2.77	$2.07
Cumulative effect of change in accounting principle per limited partner unit	0.08	0.06	—	—

Basic net income per limited partner unit	$1.55	$1.38	$2.77	$2.07

Diluted net income per limited partner unit before cumulative effect of change in accounting principle	$1.45	$1.31	$2.72	$2.04
Cumulative effect of change in accounting principle per limited partner unit	0.08	0.06	—	—

Diluted net income per limited partner unit	$1.53	$1.37	$2.72	$2.04

PRO FORMA SENSITIVITY ANALYSIS

        Certain of the pro forma adjustments incorporate Plains' preliminary estimate of the fair value of the business that Plains is acquiring. Preliminary estimates are that the excess of the purchase price over the preliminary fair values ("excess cost") may be assigned to non-amortizable other intangible assets or goodwill as opposed to depreciable fixed assets or amortizable intangible assets. Upon completion of the proposed merger or shortly thereafter, Plains will obtain a valuation of Pacific's assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets, and this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected benefit period of the asset. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to a lower fair value should circumstances warrant.

        The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the goodwill were ultimately assigned to tangible or amortizable intangible assets. For purposes of calculating this sensitivity, Plains has applied the straight-line method of cost allocation over an estimated useful life of 34 years to various fair values. The decrease in annual basic earnings per unit is predicated on the basic earnings per unit determined using the pro forma income from continuing operations amount. The resulting pro forma adjustments are as follows (in millions, except per unit amounts):

For the Six Months Ended June 30, 2006

Estimated Goodwill	Change in Allocation		Average Depreciable Life of Assets	Decrease in Net Income from Continuing Operations	Decrease in Net Income from Continuing Operations per Limited Partner Unit
$784.2	20%	$156.8	34	$(2.3)	$(0.01)
$784.2	40%	$313.7	34	$(4.6)	$(0.02)
$784.2	60%	$470.5	34	$(6.9)	$(0.04)
$784.2	80%	$627.4	34	$(9.2)	$(0.05)
$784.2	100%	$784.2	34	$(11.5)	$(0.07)

For the Year Ended December 31, 2005

Estimated Goodwill	Change in Allocation		Average Depreciable Life of Assets	Decrease in Net Income from Continuing Operations	Decrease in Net Income from Continuing Operations per Limited Partner Unit
$784.2	20%	$156.8	34	$(4.6)	$(0.04)
$784.2	40%	$313.7	34	$(9.2)	$(0.08)
$784.2	60%	$470.5	34	$(13.8)	$(0.11)
$784.2	80%	$627.4	34	$(18.5)	$(0.14)
$784.2	100%	$784.2	34	$(23.1)	$(0.19)

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

June 11, 2006

by and among

PLAINS ALL AMERICAN PIPELINE L.P.,

PLAINS AAP, L.P.,

PLAINS ALL AMERICAN GP LLC,

PACIFIC ENERGY PARTNERS, L.P.,

PACIFIC ENERGY MANAGEMENT LLC,

and

PACIFIC ENERGY GP, LP

i

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 11, 2006 (the "Execution Date"), is entered into by and among Pacific Energy Partners, L.P., a Delaware limited partnership ("MLP"), Pacific Energy GP, LP, a Delaware limited partnership ("MLP General Partner"), Pacific Energy Management LLC, a Delaware limited liability company ("General Partner Holdco"), Plains All American Pipeline L.P., a Delaware limited partnership ("Buyer"), Plains AAP, L.P., a Delaware limited partnership ("Buyer General Partner"), and Plains All American GP LLC, a Delaware limited liability company ("Buyer GP Holdco").

WITNESSETH:

        WHEREAS, MLP and Buyer desire to combine their businesses on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        SECTION 1.1    Definitions.    In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

        "affiliate" has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

        "Agreement" has the meaning set forth in the Preamble.

        "Business Day" means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

        "Buyer" has the meaning set forth in the Preamble.

        "Buyer Common Units" means the Common Units of Buyer issued pursuant to the Buyer Partnership Agreement.

        "Buyer Confidentiality Agreement" means that certain Confidentiality Agreement dated May 24, 2006 between MLP and Buyer.

        "Buyer Disclosure Schedule" means the disclosure schedule prepared and delivered by Buyer to MLP as of the date of this Agreement.

        "Buyer Financial Statements" has the meaning set forth in Section 4.4.

        "Buyer General Partner" has the meaning set forth in the Preamble.

        "Buyer GP Holdco" has the meaning set forth in the Preamble.

        "Buyer Group Entities" means the Buyer Parties and their subsidiaries and the Buyer Partially Owned Entities.

        "Buyer Insurance Policy" has the meaning set forth in Section 4.13.

        "Buyer Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the Buyer Group Entities (taken as a whole), that is, or would reasonably be expected to be, material and adverse to the Buyer

Group Entities (taken as a whole) or that materially and adversely affects the ability of the Buyer Parties to consummate the Merger and Sale Transactions; provided, however, that a Buyer Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any Buyer Group Entity directly or indirectly arising out of or attributable to (a) any decrease in the market price of Buyer's publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Buyer Material Adverse Effect), (b) changes in the general state of the industries in which the Buyer Group Entities operate to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the Buyer Group Entities, (d) the announcement or proposed consummation of this Agreement and the Merger and Sale Transactions, (e) changes in GAAP or (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting the Buyer Group Entities, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by the Buyer Group Entities.

        "Buyer Material Agreements" has the meaning set forth in Section 4.9(a).

        "Buyer Partially Owned Entities" means the Partially Owned Entities of the Buyer.

        "Buyer Parties" means Buyer, Buyer General Partner and Buyer GP Holdco.

        "Buyer Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of Buyer dated as of June 27, 2001, as amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

        "Buyer Permits" has the meaning set forth in Section 4.8(b).

        "Buyer Recommendation" has the meaning set forth in Section 5.4.

        "Buyer Recommendation Change" has the meaning set forth in Section 5.4.

        "Buyer Related Employees" means employees of Buyer General Partner that work primarily for the benefit of the Buyer Group Entities.

        "Buyer SEC Reports" has the meaning set forth in Section 4.6.

        "Buyer Subsidiaries" means the subsidiaries of Buyer.

        "Buyer Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 50% or more of the revenues, net income or assets of the Buyer Group Entities, taken as a whole, or 50% or more of any class of equity securities of any Buyer Party, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of any Buyer Party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the Buyer Group Entities pursuant to which any person or the equityholders of any person would own 50% or more of any class of equity securities of any Buyer Party or of any resulting parent company of any Buyer Party, other than the transactions contemplated by this Agreement.

        "Buyer Unitholder Approval" has the meaning set forth in Section 6.1(a).

        "Buyer Unitholders' Meeting" has the meaning set forth in Section 5.4.

        "Certificates" has the meaning set forth in Section 2.1(f).

        "Closing" has the meaning set forth in Section 2.1(a).

        "Closing Date" has the meaning set forth in Section 2.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Competition Act" means the Competition Act, R.S.C. 1985, c. C-34 of Canada, as amended from time to time, together with all rules and regulations thereunder.

        "Competition Act Notification" means notification of the Merger and Sale Transactions pursuant to Section 102 or 114 of the Competition Act.

        "Competition Act Requirement" means that:

          (a)   the Commissioner of Competition (the "Commissioner") appointed under the Competition Act has issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the Merger and Sale Transactions; or

          (b)   the Competition Act Notification has been given and either:

            (i)    the applicable waiting period under Section 123 of the Competition Act has expired without the Commissioner having advised the parties that he intends to apply to the Competition Tribunal for an order under Section 92 or Section 100 of the Competition Act in respect of the Merger and Sale Transactions; or

            (ii)   the Commissioner has advised Buyer that the Commissioner does not intend at the current time to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the Merger and Sale Transactions.

        "Competition Tribunal" means the competition tribunal established by Subsection 3(1) of the Competition Tribunal Act.

        "Confidentiality Agreements" means the MLP Confidentiality Agreement and the Buyer Confidentiality Agreement.

        "Consolidated Group" means the MLP Group Entities, on one hand, and the Buyer Group Entities, on the other hand. A reference to a Consolidated Group is a reference to each of the members of such Consolidated Group.

        "Contango Facility" means the Restated Credit Facility (Uncommitted Senior Secured Discretionary Contango Facility) dated November 19, 2004 among Plains Marketing, L.P., Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

        "Continuing Employees" has the meaning set forth in Section 7.1.

        "D&O Insurance" has the meaning set forth in Section 5.13.

        "Delaware Courts" has the meaning set forth in Section 9.2.

        "Drop-Dead Date" has the meaning set forth in Section 8.2(a).

        "DRULPA" means the Delaware Revised Uniform Limited Partnership Act, as amended.

        "Effective Time" has the meaning set forth in Section 2.1(b).

        "Employment Agreement" means any employment agreement to which any entity is a party other than (i) standard offer letters or (ii) any agreement that is terminable upon 30 days notice without liability to the employer.

        "Employee Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

        "Encumbrances" means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

        "Environmental Laws" means any applicable law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, or pertaining to the protection of natural resources, wildlife, the environment, or public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Evaluation Material" has the meaning set forth in Section 5.2(b).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning set forth in Section 2.1(e).

        "Exchange Fund" has the meaning set forth in Section 2.1(e).

        "Exchange Ratio" means the ratio of a Buyer Common Unit per MLP Common Unit described in Section 2.1(b)(i).

        "Execution Date" has the meaning set forth in the Preamble.

        "FCC" means the Federal Communications Commission.

        "Fractional Unit Payment" has the meaning set forth in Section 2.1(c).

        "GAAP" has the meaning set forth in Section 1.2.

        "General Partner Holdco" has the meaning set forth in the Preamble.

        "governing documents" means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such person.

        "Governmental Entity" means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.

        "Hazardous Material" means and includes each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

        "holders" means, when used with reference to the MLP Common Units and the Buyer Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of MLP or Buyer, as applicable.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §18a, as amended.

        "IDR Reduction Date" has the meaning set forth in Section 4.21.

        "Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Suppl.), as amended from time to time, together with all rules and regulations thereunder.

        "Investment Canada Approval" means approval of the Merger and Sale Transactions under the Investment Canada Act.

        "knowledge" means (a) with respect to the MLP Parties, the actual knowledge of each person listed in Section 1.1(a) of the MLP Disclosure Schedule, and (b) with respect to the Buyer Parties, the actual knowledge of each person listed in Section 1.1(b) of the Buyer Disclosure Schedule.

        "Laws" means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Laws or ERISA.

        "LBPLP" has the meaning set forth in Section 3.3(a).

        "Letter of Transmittal" has the meaning set forth in Section 2.1(f).

        "Materiality Requirement" means any requirement in a representation or warranty that a condition, event or state of fact be "material," correct or true in "all material respects," have a "Buyer Material Adverse Effect" or an "MLP Material Adverse Effect" or be or not be "reasonably expected to have a Buyer Material Adverse Effect" or "reasonably expected to have an MLP Material Adverse Effect" (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

        "Merger" means the merger of MLP with and into Buyer, with Buyer as the sole surviving entity.

        "Merger and Sale Transactions" means the Merger and the other transactions contemplated by Section 2.1, and the sale of the Purchased Interests contemplated in the Purchase Agreement.

        "MLP" has the meaning set forth in the Preamble.

        "MLP Board" means the Board of Directors of General Partner Holdco.

        "MLP Common Units" means the Common Units of MLP issued pursuant to the MLP Partnership Agreement.

        "MLP Confidentiality Agreement" means that certain Confidentiality Agreement dated April 17, 2006 between Lehman Brothers Inc. and Buyer.

        "MLP Conflicts Committee" means the Conflicts Committee of the MLP Board.

        "MLP D&O Indemnified Parties" has the meaning set forth in Section 5.13.

        "MLP Disclosure Schedule" means the disclosure schedule prepared and delivered by MLP to Buyer as of the date of this Agreement.

        "MLP Financial Statements" has the meaning set forth in Section 3.4.

        "MLP General Partner" has the meaning set forth in the Preamble.

        "MLP Group Entities" means the MLP Parties and their subsidiaries and the MLP Partially-Owned Entities.

        "MLP Insurance Policy" has the meaning set forth in Section 3.13.

        "MLP Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the MLP Group Entities (taken as a whole), that is, or would reasonably be expected to be, material and adverse to the MLP Group Entities (taken as a whole) or that materially and adversely affects the ability of the MLP Parties to consummate the Merger and Sale Transactions; provided, however, that an MLP Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any MLP Group Entity (or any MLP Partially Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of MLP's publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to an MLP Material Adverse Effect), (b) changes in the general state of the industries in which the MLP Group Entities operate to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the MLP Group Entities, (d) the announcement or proposed consummation of this Agreement and the Merger and Sale Transactions, (e) changes in GAAP or (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting the MLP Group Entities, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by the MLP Group Entities.

        "MLP Material Agreements" has the meaning set forth in Section 3.9 (a).

        "MLP Partially Owned Entities" means Partially Owned Entities of the MLP.

        "MLP Parties" means MLP, MLP General Partner and General Partner Holdco.

        "MLP Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of MLP dated as of July 26, 2002, as amended and as further amended from time to time after the Execution Date in accordance with this Agreement.

        "MLP Permits" has the meaning set forth in Section 3.8(b).

        "MLP Recommendation" has the meaning set forth in Section 5.4.

        "MLP Recommendation Change" has the meaning set forth in Section 5.6(b).

        "MLP Related Employees" means employees of MLP General Partner or General Partner Holdco that work primarily for the benefit of the MLP Group Entities.

        "MLP SEC Reports" has the meaning set forth in Section 3.6.

        "MLP Subordinated Units" means the Subordinated Units of MLP issued pursuant to the MLP Partnership Agreement.

        "MLP Subsidiaries" means the subsidiaries of MLP.

        "MLP Takeover Proposal" means any inquiry, proposal or offer from any person (other than the Buyer Group Entities) relating to, or that could reasonably be expected to, lead to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 30% or more of the revenues, net income or assets of the MLP Group Entities, taken as a whole, or 30% or more of any class of equity securities of any MLP Party, any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of any MLP Party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the MLP Group Entities pursuant to which any person or the equityholders of any person would own 30% or more of any class of equity securities of any MLP Party or of any resulting parent company of any MLP Party, other than the transactions contemplated by this Agreement.

        "MLP Unit Plans" mean the MLP General Partner's long-term incentive plan and any other equity compensation plan relating to MLP Units in existence, or pursuant to which awards are outstanding, on the Execution Date, and which plans are included in Section 3.15 of the MLP Disclosure Schedule.

        "MLP Unitholder Approval" has the meaning set forth in Section 6.1(a).

        "MLP Unitholders' Meeting" has the meaning set forth in Section 5.4.

        "MLP Units" means the MLP Common Units and the MLP Subordinated Units.

        "Notice" has the meaning set forth in Section 9.1.

        "NYSE" means the New York Stock Exchange.

        "Partially Owned Entity" means, with respect to a specified person, any other person that is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

        "Party Group" means the MLP Parties, on the one hand, and the Buyer Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

        "Permitted Encumbrances" means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person's property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers', warehousemens', mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for Taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.

        "person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

        "Proxy Statement/Prospectus" has the meaning set forth in Section 5.3.

        "Purchase Agreement" means that certain Purchase Agreement dated as of the Execution Date between Buyer and LBPLP.

        "Purchased Interests" has the meaning set forth in the Purchase Agreement.

        "Purchased Units" means the MLP Common Units and MLP Subordinated Units to be purchased pursuant to the Purchase Agreement.

        "Registration Statement" has the meaning set forth in Section 5.3.

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

        "Representatives" has the meaning set forth in Section 5.6(a).

        "Required Divestiture" has the meaning set forth in Section 5.10.

        "rights-of-way" has the meaning set forth in Section 3.12(b).

        "Rule 145 Affiliates" has the meaning set forth in Section 5.5.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "subsidiary" means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

        "Superior Proposal" means any bona fide written offer made by a third party that (i) if consummated, would result in such person (or its equityholders) owning, directly or indirectly, the general partner interest in MLP and at least a majority of the MLP Common Units then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the MLP Group Entities, taken as a whole, (ii) includes terms that the MLP Conflicts Committee determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all the terms and conditions of such third party offer, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any bona fide written offer to revise the terms of the Merger or this Agreement made by Buyer after being notified pursuant to Section 5.6 (which offer is not revocable prior to the termination of the three Business Day period contemplated by Section 5.6(g)(ii))) are more favorable to the holders of MLP Common Units (other than LBPLP) from a financial point of view than the Merger and more favorable to all of the equityholders of the MLP as a whole from a financial point of view than the Merger and Sale Transactions, (iii) is likely to be consummated on the terms and conditions so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal and (iv) is not subject to any financing contingencies or due diligence contingencies.

        "Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        SECTION 1.2    Rules of Construction.    The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement (including the MLP Disclosure Schedule and the Buyer Disclosure Schedule) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c)"include," "includes" and "including" shall be deemed to be followed by the words "without limitation," and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party's permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an "Exhibit" followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
MERGER

        SECTION 2.1    Closing of the Merger.

        (a)    Closing Date.    Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the "Closing") of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas 77002 on the third Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The "Closing Date," as referred to herein, shall mean the date of the Closing.

        (b)    Merger.    At the Closing, the Merger shall occur by the filing of a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of DRULPA (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the "Effective Time"). As a result of the Merger, the separate existence of MLP shall cease, and Buyer shall continue as the surviving limited partnership in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, MLP or any holder of MLP Common Units, (i) each of the outstanding MLP Common Units other than the MLP Common Units included in the Purchased Units shall be converted into the right to receive 0.77 Buyer Common Units, which Buyer Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Buyer Partnership Agreement, fully paid (to the extent required under the Buyer Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by DRULPA), (ii) the 2% general partner interest of MLP, the incentive distribution rights in MLP and the Purchased Units shall be cancelled without consideration therefor and without any further action by any person and (iii) Buyer's partnership interests issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and each limited partner and general partner admitted to Buyer immediately prior to the Effective Time shall continue as a limited partner and general partner, as applicable. The Merger shall have the effects set forth in the applicable provisions of DRULPA. At the Effective Time, the Buyer Partnership Agreement as in effect immediately prior to the Effective Time shall continue in effect until thereafter changed or amended as provided therein or by applicable Law. Buyer General Partner consents to the admission of each holder of MLP Common Units (other than the MLP Common Units included in the Purchased Units) who is issued Buyer Common Units in exchange for such unitholder's MLP Common Units in accordance with this Article II upon the proper surrender of the Certificate representing such MLP Common Units as an Additional Limited Partner (as defined in the Buyer Partnership Agreement). Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by Buyer General Partner in its sole discretion) and the recording of the name of such Person as a limited partner of Buyer on the books and records of Buyer, such Person shall automatically and effective as of the Effective Time be admitted to Buyer as an Additional Limited Partner and be bound by the Buyer Partnership Agreement as such. By its surrender of a Certificate, or by its acceptance of the Buyer Common Units, a unitholder of MLP Common Units confirms its agreement to be bound by all of the terms and conditions of the Buyer Partnership Agreement, including the power of attorney in Section 2.6 thereof.

        (c)    Fractional Units.    Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional Buyer Common Units shall be issued, and such fractional units will not entitle the owner thereof to vote or to any rights as a unitholder of Buyer and (ii) each registered holder of MLP Common Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Buyer Common Unit (after taking into account all Buyer Common Units held by such holder at the Effective Time) shall receive, in lieu thereof, from Buyer in exchange for such fractional unit, an amount (a "Fractional Unit Payment") in cash (payable in dollars, without interest) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of Buyer Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the five trading day period ending on the third trading day immediately preceding the Effective Time.

        (d)    Certain Adjustments.    If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding MLP Common Units or Buyer Common Units shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution payable in equity securities shall be declared thereon with a record date within such period, the Exchange Ratio (and the number of Buyer Common Units issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of MLP Common Units the same economic effect as contemplated by this Agreement prior to such event.

        (e)    Exchange Agent.    Prior to the mailing of the Proxy Statement/Prospectus, Buyer shall appoint American Stock Transfer and Trust Company to act as exchange agent (the "Exchange Agent") for the payment of the Buyer Common Units and any Fractional Unit Payment. At or prior to the Closing Date, Buyer shall deposit with the Exchange Agent, for the benefit of the holders of MLP Common Units, an amount of cash equal to the estimated aggregate Fractional Unit Payment (the "Exchange Fund") and Buyer shall authorize the Exchange Agent to exchange Buyer Common Units in accordance with this Section 2.1. Buyer shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment and other amounts required to be paid under this Agreement. Buyer shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any Buyer Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of MLP Common Units or to the Exchange Agent or (ii) the expiration of the period specified in Section 2.1(i), shall be returned to Buyer.

        (f)    Exchange Procedures.    Promptly after the Closing Date, Buyer shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of any outstanding certificate or certificates that immediately prior to the Effective Time represented MLP Common Units (the "Certificates"), a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as may be necessary for the unitholders of MLP Common Units to be admitted as Additional Limited Partners and which shall be in such form and have such other provisions as Buyer General Partner and MLP General Partner may reasonably specify) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor. Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate shall be entitled to a certificate or certificates representing the number of full Buyer Common Units into which the Certificates surrendered shall have been converted pursuant to this Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional Buyer Common Unit otherwise issuable. The instructions for effecting the surrender of Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing Buyer Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Buyer, signed exactly as the name or names of the registered holder or holders appeared on the books of MLP immediately prior to the Effective Time, together with a customary bond and such other documents as Buyer may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of MLP or its transfer agent of Certificates; and if such Certificates are presented to MLP or its transfer agent for transfer, they shall be canceled against delivery of the certificate or certificates for Buyer Common Units and any Fractional Unit Payment as hereinabove provided. If any certificate for such Buyer Common Units is to be issued to a person other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Buyer or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Buyer Common Units in a name other than that of the registered holder of the Certificate(s) surrendered, or establish to the reasonable satisfaction of Buyer or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1(f), each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Buyer Common Units and Fractional Unit Payment, if any, as contemplated by this Section 2.1. No interest will be paid or will accrue on any Fractional Unit Payment.

        (g)    Distributions with Respect to Unexchanged Certificates.    No dividends or other distributions with respect to Buyer Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Buyer Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Section 2.1. Subject to the effect of applicable Laws, there shall be paid to the holder of each Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole Buyer Common Units issuable with respect to such Certificate that have a record date after the Effective Time and a payment date on or prior to the time of surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole Buyer Common Units with a record date after the Effective Time and prior to such surrender and a payment date subsequent to such surrender.

        (h)    No Further Ownership Rights in MLP Common Units.    All Buyer Common Units issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.1 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the MLP Common Units heretofore represented by such Certificates (including all rights to common units arrearages), subject, however, to Buyer's obligation, with respect to MLP Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by MLP on such MLP Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

        (i)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Closing Date shall be delivered to Buyer, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2.1 shall thereafter look only to Buyer and only as general creditors thereof for payment of their claim for Buyer Common Units, any Fractional Unit Payment and any distributions with respect to Buyer Common Units to which such holders may be entitled.

        (j)    No Liability.    None of Buyer, MLP or the Exchange Agent shall be liable to any person in respect of any Buyer Common Units (or distributions with respect thereto) or Fractional Unit Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to such date on which any Buyer Common Units, any Fractional Unit Payment or any distributions with respect to Buyer Common Units in respect of such Certificate would escheat to or become the property of any Governmental Entity, any such units, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable Laws, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

        (k)    Affiliates.    Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.5) of MLP shall not be exchanged until Buyer shall have received from such Rule 145 Affiliate the letter referred to in Section 5.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MLP PARTIES

        Except as set forth in a section of the MLP Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article III to which such disclosure applies (provided that any information set forth in one section of the MLP Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent on its face), the MLP Parties hereby represent and warrant, jointly and severally, to the Buyer Parties that:

        SECTION 3.1    Organization; Qualification.

        (a)   Each of the MLP Group Entities has been duly formed or incorporated and is validly existing and in good standing as a limited partnership, limited liability company, corporation or otherwise under the law of its jurisdiction of formation or incorporation with all requisite partnership, limited liability company, corporate or other power and authority, as the case may be, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority, individually or in the aggregate, would not have an MLP Material Adverse Effect. Each of the MLP Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation, unlimited liability company or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have an MLP Material Adverse Effect.

        (b)   Section 3.1(b) of the MLP Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each of the MLP Group Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each MLP Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by each such MLP Group Entity in such person.

        (c)   Each of the MLP Parties has heretofore made available to Buyer complete and correct copies of its governing documents.

        SECTION 3.2    Authority; No Violation; Consents and Approvals.    Each of the MLP Parties has all requisite corporate, limited liability company, partnership or other power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each MLP Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of such MLP Party, and, subject to MLP Unitholder Approval, no other corporate, limited liability company, partnership or other organizational proceedings are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each MLP Party and, assuming the due authorization, execution and delivery hereof by Buyer, Buyer General Partner and Buyer GP Holdco, constitutes a legal, valid and binding agreement of such MLP Party, enforceable against such MLP Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The MLP Unitholder Approval is the only additional vote of partnership interest holders in MLP necessary to approve this Agreement and the Merger. Except for matters expressly contemplated by this Agreement and matters described in clauses (b), (c) or (d) below that would not, individually or in the aggregate, have an MLP Material Adverse Effect, neither the execution and delivery by the MLP Parties of this Agreement, nor the consummation by the MLP Parties of the transactions contemplated hereby and the performance by the MLP Parties of this Agreement will (a) violate or conflict with any provision of the governing documents of the MLP Group Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the MLP Group Entities is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the MLP Group Entities, or restrict, hinder, impair or limit the ability of any of the MLP Group Entities to carry on their businesses as and where they are now being carried on; or (e) violate or conflict with any Law applicable to the MLP Group Entities. Section 3.2 of the MLP Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any MLP Group Entity in connection with (1) the execution and delivery by the MLP Parties of this Agreement or (2) the consummation by the MLP Group Entities of the transactions contemplated by this Agreement.

        SECTION 3.3    Capitalization.

        (a)   MLP General Partner is the sole general partner of MLP. MLP General Partner is the sole record and beneficial owner of the 2% general partner interest and incentive distribution rights in MLP, and such general partner interest and incentive distribution rights have been duly authorized and validly issued in accordance with the applicable Laws and the MLP Partnership Agreement. MLP General Partner owns such general partner interest and incentive distribution rights free and clear of any Encumbrances. General Partner Holdco is the sole general partner of MLP General Partner and is the sole record and beneficial owner of the general partner interest in MLP General Partner, and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the governing documents of MLP General Partner. General Partner Holdco owns such general and limited partner interests free and clear of any Encumbrances. LB Pacific, LP, a Delaware limited partnership ("LBPLP") is the sole record owner of the limited partner interest in MLP General Partner, and such limited partner interest has been duly authorized and validly issued in accordance with applicable Laws and the governing documents of the MLP General Partner. LBPLP is the sole record holder of the limited liability company interests in General Partner Holdco, and such limited liability company interests have been duly authorized and validly issued in accordance with applicable Laws and the governing documents of General Partner Holdco.

        (b)   As of the Execution Date, MLP has no limited partner interests issued and outstanding other than the following:

            (i)  31,457,782 MLP Common Units, which includes 2,616,250 MLP Common Units owned beneficially and of record by LBPLP and 28,841,532 MLP Common Units issued to the general public; and

           (ii)  7,848,750 MLP Subordinated Units, all of which are owned beneficially and of record by LBPLP.

Each of such MLP Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the MLP Partnership Agreement, and are fully paid (to the extent required under the MLP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of DRULPA). Such MLP Units were not issued in violation of any pre-emptive or similar rights or any other agreement or understanding binding on MLP. Except for outstanding awards for the issuance of 100,293 restricted MLP Common Units having the vesting schedules set forth in Section 3.3(b) of the MLP Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the

MLP Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the MLP Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the MLP Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the MLP Group Entities or any other person, and none of the MLP Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the MLP Group Entities; (iv) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the MLP Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the MLP Units on any matter; and (v) except as described in the MLP Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the MLP Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the MLP Group Entities.

        (c)   All of the outstanding shares of capital stock or other equity interests of each MLP Subsidiary (1) have been duly authorized and validly issued and (2) are owned 100% directly or indirectly by MLP, free and clear of any Encumbrance. As of the date hereof, there are no MLP Subsidiaries other than those set forth in Section 3.1(b) of the MLP Disclosure Schedule.

        (d)   All of the outstanding shares of capital stock or other equity interests of each MLP Partially Owned Entity (1) have been duly authorized and validly issued and (2) are owned in the respective percentages shown on Section 3.1(b) of the MLP Disclosure Schedule directly or indirectly by MLP, free and clear of any Encumbrance.

        (e)   Except with respect to the ownership of any equity or long-term debt securities between or among the MLP Group Entities, none of the MLP Group Entities (excluding Partially Owned Entities) owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

        SECTION 3.4    Financial Statements.    The financial statements of MLP (the "MLP Financial Statements"), including all related notes and schedules, listed in Section 3.4 of the MLP Disclosure Schedule or incorporated by reference therein, fairly present in all material respects the consolidated financial position of MLP and the MLP Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners' equity of MLP and the MLP Subsidiaries for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustment.

        SECTION 3.5    Undisclosed Liabilities.    Neither MLP nor any of the MLP Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of MLP or in the footnotes thereto, in each case prepared in conformity with GAAP, and which is not shown on or provided for in the MLP Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since March 31, 2006, including liens for current Taxes and assessments not in default or (2) liabilities of MLP or any of the MLP Subsidiaries that, individually or in the aggregate, are not material to the MLP Group Entities, taken as a whole.

        SECTION 3.6    MLP SEC Reports and Compliance.

        (a)   Since March 31, 2003, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by MLP with or to the

SEC, as applicable, pursuant to the Exchange Act or the Securities Act have been or will be timely filed or furnished (the "MLP SEC Reports"). All such MLP SEC Reports (1) complied or will comply in all material respects in accordance with the requirements of applicable Law (including the Exchange Act and the Securities Act and the rules and regulations thereunder), and (2) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the MLP SEC Reports. No enforcement action has been initiated against any of the MLP Parties relating to disclosures contained in any MLP SEC Document.

        (c)   Since March 31, 2003, (1) none of the MLP Group Entities nor, to the knowledge of the MLP Parties, any director, officer, employee, auditor, accountant or representative of the MLP Group Entities has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the MLP Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either of MLP or any of the MLP Subsidiaries has engaged in questionable accounting or auditing practices and (2) no attorney representing any of the MLP Group Entities, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the MLP Group Entities or any of their officers, directors, employees or agents, to the board of directors of any MLP Group Entity or any committee thereof or to any director or officer of any MLP Group Entity.

        SECTION 3.7    Operating Surplus.

        All distributions made by MLP during its existence have been made from Operating Surplus (as such term is defined in the MLP Partnership Agreement).

        SECTION 3.8    Compliance with Applicable Laws; Permits.

        (a)   Except with respect to Tax matters (which are provided for in Section 3.14), environmental matters (which are provided for in Section 3.11), and employee benefit matters (which are provided for in Section 3.15) and except as set forth in any MLP SEC Report filed on or prior to the Execution Date, each of the MLP Group Entities is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have an MLP Material Adverse Effect. No MLP Group Entity has received any written communication within the past two years from a Governmental Entity that alleges that any MLP Group Entity is not in compliance in any material respect with any applicable Laws that has not been satisfactorily resolved.

        (b)   The MLP Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "MLP Permits"), except where the failure to be in possession of such MLP Permits would not, individually or in the aggregate, have an MLP Material Adverse Effect. None of the MLP Group Entities is in conflict with, or in default or violation of any of the MLP Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an MLP Material Adverse Effect.

        SECTION 3.9    Certain Contracts and Arrangements.

        (a)   To the extent permitted by applicable Law, Section 3.9(a) of the MLP Disclosure Schedule sets forth as of the date hereof (including those contracts, agreements or commitments filed as exhibits to the MLP SEC Reports or incorporated by reference therein), a true and complete list of the following contracts, agreements or commitments to which any of the MLP Group Entities is a party, whether written or oral: (1) storage agreements, terminalling agreements and ship or pay agreements, in each case having fixed pricing terms representing revenues in excess of $3,000,000 per year or having a term in excess of one year from and after the date hereof; (2) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money, in any case for amounts in excess of $10,000,000 (other than contracts solely between or among the MLP Group Entities, ancillary or collateral agreements related to any such contracts filed as exhibits to the MLP SEC Reports and interest rate swap agreements); (3) real property leases calling for payments by any of the MLP Group Entities of amounts greater than $1,000,000 per year (other than rights-of-way and leases solely between or among the MLP Group Entities); (4) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (5) contracts limiting the ability of any of the MLP Group Entities to compete in any line of business or with any Person or in any geographic area; (6) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000; (7) contracts with any labor union or organization; (8) contracts not entered into in the ordinary course of the MLP Group Entities' business other than those that are not material to the business of the MLP Group Entities; (9) contracts, agreements or documents not yet filed by MLP with the SEC but that are currently in effect and that any of the MLP Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date; and (10) all amendments and modifications that have not been filed by MLP with the SEC but are currently in effect to contracts, agreements or documents that have been filed by any of the MLP Group Entities with the SEC since March 31, 2003 (collectively, the "MLP Material Agreements").

        (b)   Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that any indemnity, contribution and exoneration provisions contained in any such MLP Material Agreement may be limited by applicable Laws and public policy, each of the MLP Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable MLP Group Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (2) is in full force and effect as of the date hereof, and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not have an MLP Material Adverse Effect.

        (c)   There is not, to the knowledge of any of the MLP Parties, under any MLP Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not have an MLP Material Adverse Effect.

        (d)   True and complete copies of all MLP Material Agreements have been delivered or made available to Buyer by MLP to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all MLP Material Agreements not so delivered or made available are listed and described on Section 3.9(d) of the MLP Disclosure Schedule.

        SECTION 3.10    Legal Proceedings.    Except as disclosed in any MLP SEC Report filed on or prior to the Execution Date, there are no pending lawsuits or claims, with respect to which any MLP Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any MLP Group Entity or any of their properties, assets, operations or business and which individually would have an MLP Material Adverse Effect. Except as disclosed in any MLP SEC Report filed on or prior to the Execution Date or as would not individually have an MLP Material Adverse Effect, none of the MLP Group Entities is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. Except as disclosed in any MLP SEC Report filed on or prior to the Execution Date or as would not individually have an MLP Material Adverse Effect, there is no pending or, to the knowledge of the MLP Parties, threatened investigation of or affecting any MLP Group Entity or any of its properties, assets, operations or business by any Governmental Entity.

        SECTION 3.11    Environmental Matters.    Except as reflected in the MLP Financial Statements, and except for any such matter that individually would not have an MLP Material Adverse Effect:

        (a)   The operations of each of the MLP Group Entities have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

        (b)   Each of the MLP Group Entities has obtained and will, as of the Closing Date, maintain in full force and effect all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its businesses;

        (c)   None of the MLP Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability with respect to any environmental matter;

        (d)   None of the MLP Group Entities has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to any Environmental Law;

        (e)   There has been no Release of any Hazardous Material from or in connection with the properties or operations of the MLP Group Entities that has not been adequately reserved for in the Buyer Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

        SECTION 3.12    Title to Properties and Rights of Way.

        (a)   Each of the MLP Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the MLP Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

        (b)   Each of the MLP Group Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, "rights-of-way") as are sufficient to conduct its business in the manner described, and subject to the limitations contained, in any MLP SEC Report filed on or prior to the Execution Date, except for (1) qualifications, reservations and encumbrances as may be set forth in any MLP SEC Report filed on or prior to the Execution Date and (2) such rights-of-way the absence of which would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Other than as set forth, and subject to the limitations contained, in any MLP SEC Report filed on or prior to the Execution Date, each of the MLP Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not individually or in the aggregate, result in an MLP Material Adverse Effect; and, except as described in any MLP SEC Report filed on or prior to the Execution Date, none of such rights-of-way contains any restriction that is materially burdensome to the MLP Group Entities, taken as a whole.

        SECTION 3.13    Insurance.    None of the MLP Group Entities has received any notice from any insurer or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any MLP Group Entity is insured (an "MLP Insurance Policy") or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any MLP Insurance Policy. All such MLP Insurance Policies are outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date in all material respects. The MLP Group Entities are in compliance with the terms of all MLP Insurance Policies in all material respects; and there are no material claims by any of the MLP Group Entities under any such MLP Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

        SECTION 3.14    Tax Matters.

        (a)   (i)    Each of the MLP Group Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

           (ii)  all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

          (iii)  except for Taxes being contested in good faith in appropriate proceedings, all material Taxes relating to periods ending on or before the Closing Date owed by any of the MLP Group Entities (whether or not shown on any Tax Return) have been paid or will be timely paid;

          (iv)  there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the MLP Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

           (v)  no written claim has been made by any Tax authority in a jurisdiction where any of the MLP Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

          (vi)  none of the MLP Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes;

         (vii)  there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of the MLP Group Entities;

        (viii)  none of the MLP Group Entities has entered into any agreement or arrangement with any Tax authority that requires any MLP Group Entity to take any action or refrain from taking any action;

          (ix)  none of the MLP Group Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

           (x)  each of the MLP Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (xi)  MLP is not a "foreign person" within the meaning of Section 1445 of the Code;

         (xii)  each of the MLP Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; and

        (xiii)  none of the MLP Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an MLP Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

        (b)   In each tax year since the formation of MLP up to and including the current tax year, at least 90% of the gross income of MLP has been income which is "qualifying income" within the meaning of Section 7704(d) of the Code.

        (c)   Except for Aurora Pipeline Company Ltd. and Pacific Energy Finance Corporation, none of the MLP Group Entities has elected to be treated as a corporation for U.S. federal tax purposes.

        SECTION 3.15    Employee Benefits.

        (a)   Section 3.15 of the MLP Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan which is or has been sponsored, maintained or contributed to by any MLP Group Entity or with respect to which any MLP Group Entity has any liability (contingent, secondary or otherwise). True, correct and complete copies of each such Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to Buyer. There has also been furnished or made available to Buyer, with respect to each such Employee Benefit Plan, the most recent favorable determination letters, the reports on Form 5500 for the immediately preceding three years and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each such Employee Benefit Plan.

        (b)   Section 3.15 of the MLP Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the MLP Group Entities. As of the date hereof, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or employment offer letters issued by MLP Group Entities) between any MLP Group Entity and any natural persons that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 or (iii) change of control, termination or severance payments in excess of $100,000. No MLP Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

        (c)   No MLP Group Entity and no company or other entity that is required to be treated as a single employer together with an MLP Group Entity under Section 414 of the Code maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

        (d)   (i)    The Employee Benefit Plans of the MLP Group Entities and their affiliates (A) have been maintained (in form and in operation) in all material respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in material compliance with the Code's qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law);

           (ii)  No MLP Group Entity, other than General Partner Holdco, MLP General Partner and Rangeland Pipeline Partnership of the MLP, has or has ever had employees and General Partner Holdco, MLP General Partner and such Canadian subsidiaries are, and have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation;

          (iii)  Each Employee Benefit Plan in which a MLP Group Entity employee participates is a single employer plan maintained or sponsored solely by one or more of the MLP Group Entities;

          (iv)  Each Employee Benefit Plan maintained or sponsored by a MLP Group Entity can be unilaterally amended or terminated at any time by a MLP Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

           (v)  No MLP Group Entity is a party to a collective bargaining agreement;

          (vi)  All contributions or payments required by a MLP Group Entity to or with respect to an Employee Benefit Plan have been timely made and all liabilities of a MLP Group Entity with respect to any Employee Benefit Plan are properly reflected in the MLP Financial Statements in accordance with GAAP;

         (vii)  There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any MLP Group Entity, threatened against, or with respect to, any of the Employee Benefit Plans; and

        (viii)  No act, omission or transaction has occurred which would result in imposition on any MLP Group Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

        SECTION 3.16    Books and Records.    The minute books of General Partner Holdco and MLP General Partner contain true and correct copies of all actions taken at all meetings of the Board of Directors of General Partner Holdco, or MLP General Partner, as applicable, or the Audit Committee thereof and all written consents executed in lieu of such meetings. Complete copies of all such minute books for 2005 and 2006 and other records have been made available to outside counsel and other advisors to Buyer.

        SECTION 3.17    No Changes or Material Adverse Effects.

        (a)   Between March 31, 2006 and the Execution Date, the business of the MLP Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the MLP Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.

        (b)   Subsequent to March 31, 2006, there has not been an MLP Material Adverse Effect.

        SECTION 3.18    Regulation.    None of the MLP Group Entities is an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 3.19    State Takeover Laws.    No approvals are required under state takeover or similar laws in connection with the performance by the MLP Parties of their obligations under this Agreement or the performance by LBPLP of its obligations under the Purchase Agreement.

        SECTION 3.20    Opinion of Financial Advisor.    The MLP Board has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that the aggregate consideration to be received by MLP equityholders is fair from a financial point of view. In addition, the MLP Conflicts Committee has received the opinion of Petrie Parkman & Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of MLP Common Units (other than LBPLP) from a financial point of view.

        SECTION 3.21    Approvals.    MLP General Partner has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and under Article 14 of the MLP Partnership Agreement. The MLP Board at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of MLP and the holders of MLP Common Units and MLP Subordinated Units, (ii) approved this Agreement and (iii) recommended that the Merger and this Agreement be approved and adopted by the holders of MLP Common Units and MLP Subordinated Units. The MLP Conflicts Committee at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of MLP and the holders of MLP Common Units (other than LBPLP), (ii) approved this Agreement and (iii) recommended that the Merger and this Agreement be approved and adopted by the holders of MLP Common Units (other than LBPLP). The approval of the MLP Conflicts Committee constitutes "Special Approval" under Section 7.9 of the MLP Partnership Agreement with respect to this Agreement, the Purchase Agreement and the transactions contemplated hereby and thereby.

        SECTION 3.22    Brokers' Fees.    None of the MLP Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of any MLP Group Entity, any Buyer Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than fees to be paid to Petrie Parkman & Co. and Lehman Brothers Inc., each as described on Section 5.9 of the MLP Disclosure Schedule.

        SECTION 3.23    Limitation of Representations and Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE MLP PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MLP COMMON UNITS, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY MLP GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

        Except as set forth in a section of the Buyer Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article IV to which such disclosure applies (provided that any information set forth in one section of the Buyer Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent on its face), the Buyer Parties hereby represent and warrant, jointly and severally, to the MLP Parties that:

        SECTION 4.1    Organization; Qualification.

        (a)   Each of the Buyer Group Entities has been duly formed or incorporated and is validly existing and in good standing as a limited partnership, limited liability company, corporation or otherwise under the law of its jurisdiction of formation or incorporation with all requisite partnership, limited liability company, corporate or other power and authority, as the case may be, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Each of the Buyer Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation, unlimited liability company or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

        (b)   Section 4.1(b) of the Buyer Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each of the Buyer Group Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Buyer Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by each such Buyer Group Entity in such person.

        (c)   Each of the Buyer Parties has heretofore made available to MLP complete and correct copies of its governing documents.

        SECTION 4.2    Authority; No Violation; Consents and Approvals.    Each of the Buyer Parties has all requisite corporate, limited liability company, partnership or other power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of such Buyer Party, and subject to the Buyer Unitholder Approval, no other corporate, limited liability company, partnership or other organizational proceedings are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery hereof by MLP and MLP General Partner, constitutes a legal, valid and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Buyer Unitholder Approval is the only additional vote of partnership interest holders in Buyer necessary to approve this Agreement and the Merger. Except for matters expressly contemplated by this Agreement and matters described in clauses (b), (c) or (d) below that would not, individually or in the aggregate, have a Buyer Material Adverse Effect, neither the execution and delivery by the Buyer Parties of this Agreement, nor the consummation by the Buyer Parties of the transactions contemplated hereby and the performance by the Buyer Parties of this Agreement will (a) violate or conflict with any provision of the governing documents of the Buyer Group Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Buyer Group Entities is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the Buyer Group Entities, or restrict, hinder, impair or limit the ability of any of the Buyer Group Entities to carry on their businesses as and where they are now being carried on; or (e) violate or conflict with any Law applicable to the Buyer Group Entities. Section 4.2 of the Buyer Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Buyer Group Entity in connection with (1) the execution and delivery by the Buyer Parties of this Agreement or (2) the consummation by the Buyer Group Entities of the transactions contemplated by this Agreement.

        SECTION 4.3    Capitalization.

        (a)   Buyer General Partner is the sole general partner of Buyer. Buyer General Partner is the sole record and beneficial owner of the 2% general partner interest and incentive distribution rights in

Buyer, and such general partner interest and incentive distribution rights have been duly authorized and validly issued in accordance with applicable Laws and the Buyer Partnership Agreement. Buyer General Partner owns such general partner interest and incentive distribution rights free and clear of any Encumbrances. Buyer GP Holdco is the sole record and beneficial owner of the general partner interest in Buyer General Partner, and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the partnership agreement of Buyer General Partner. Buyer GP Holdco owns such general partner interest free and clear of any Encumbrances.

        (b)   As of the Execution Date, Buyer has no limited partner interests issued and outstanding other than 77,273,248 Buyer Common Units issued to the general public.

        (c)   Each of such Buyer Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the Buyer Partnership Agreement, and are fully paid (to the extent required under the Buyer Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of DRULPA). Such Buyer Units were not issued in violation of any pre-emptive or similar rights or any other agreement or understanding binding on Buyer. Except for outstanding awards for the issuance of 2,407,025 Buyer Common Units having the vesting schedules set forth in Section 4.3(c) of the Buyer Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the Buyer Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Buyer Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Buyer Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Buyer Group Entities or any other person, and none of the Buyer Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Buyer Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Buyer Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the Buyer Common Units on any matter; and (v) except as described in the Buyer Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Buyer Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Buyer Group Entities.

        (d)   All of the outstanding shares of capital stock or other equity interests of each Buyer Subsidiary (1) have been duly authorized and validly issued and (2) are owned 100% directly or indirectly by Buyer, free and clear of any Encumbrances. As of the date hereof, there are no Buyer Subsidiaries other than those set forth in Section 4.1(b) of the Buyer Disclosure Schedule.

        (e)   All of the outstanding shares of capital stock or other equity interests of each Buyer Partially Owned Entity (1) have been duly authorized and validly issued and (2) are owned in the respective percentages shown on Section 4.1(b) of the Buyer Disclosure Schedule directly or indirectly by Buyer, free and clear of any Encumbrances.

        (f)    Except with respect to the ownership of any equity or long-term debt securities between or among the Buyer Group Entities (excluding Partially Owned Entities), none of the Buyer Group Entities owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

        SECTION 4.4    Financial Statements.    The financial statements of Buyer (the "Buyer Financial Statements"), including all related notes and schedules, listed in Section 4.4 of the Buyer Disclosure Schedule or incorporated by reference therein, fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners' equity of Buyer and the Buyer Subsidiaries for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustment.

        SECTION 4.5    Undisclosed Liabilities.    Neither Buyer nor any of the Buyer Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of Buyer or in the footnotes thereto, in each case prepared in conformity with GAAP, and which is not shown on or provided for in the Buyer Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since March 31, 2006, including liens for current Taxes and assessments not in default, or (2) liabilities of the Buyer Subsidiaries that, individually or in the aggregate, are not material to the Buyer Group Entities, taken as a whole.

        SECTION 4.6    Buyer SEC Reports and Compliance.

        (a)   Since March 31, 2003, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by Buyer with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act have been or will be timely filed or furnished (the "Buyer SEC Reports"). All such Buyer SEC Reports (1) complied or will comply in all material respects in accordance with the requirements of applicable Law (including the Exchange Act and the Securities Act and the rules and regulations thereunder), and (2) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Buyer SEC Reports. No enforcement action has been initiated against any of the Buyer Parties relating to disclosures contained in any Buyer SEC Document.

        (c)   Since March 31, 2003, (1) none of the Buyer Group Entities nor, to the knowledge of the Buyer Parties, any director, officer, employee, auditor, accountant or representative of the Buyer Group Entities has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the Buyer Group Entities has engaged in questionable accounting or auditing practices, and (2) no attorney representing any of the Buyer Group Entities, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Buyer Group Entities or any of their officers, directors, employees or agents, to the board of directors of any Buyer Group Entity or any committee thereof or to any director or officer of any Buyer Group Entity.

        SECTION 4.7    Operating Surplus.    All distributions made by Buyer during its existence have been made from Operating Surplus (as such term is defined in the Buyer Partnership Agreement).

        SECTION 4.8    Compliance with Applicable Laws; Permits.

        (a)   Except with respect to Tax matters (which are provided for in Section 4.14), environmental matters (which are provided for in Section 4.11), and employee benefit matters (which are provided for in Section 4.15) and except as set forth in any Buyer SEC Report filed on or prior to the Execution Date, each of the Buyer Group Entities is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have a Buyer Material Adverse Effect. No Buyer Group Entity has received any written communication within the past two years from a Governmental Entity that alleges that any Buyer Group Entity is not in compliance in any material respect with any applicable Laws that has not been satisfactorily resolved.

        (b)   The Buyer Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "Buyer Permits"), except where the failure to be in possession of such Buyer Permits would not, individually or in the aggregate, have a Buyer Material Adverse Effect. None of the Buyer Group Entities is in conflict with, or in default or violation of any of the Buyer Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

        SECTION 4.9    Certain Contracts and Arrangements.

        (a)   To the extent permitted by applicable Law, Section 4.9(a) of the Buyer Disclosure Schedule sets forth as of the date hereof (including those contracts, agreements or commitments filed as exhibits to the Buyer SEC Reports or incorporated by reference therein), a true and complete list of the following contracts, agreements or commitments to which any of the Buyer Group Entities is a party, whether written or oral: (1) storage agreements, terminalling agreements and ship or pay agreements, in each case having fixed pricing terms representing revenues in excess of $6,000,000 per year or having a term in excess of one year from and after the date hereof; (2) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Buyer Group Entities, ancillary or collateral agreements related to any such contracts filed as exhibits to the Buyer SEC Reports and interest rate swap agreements); (3) real property leases calling for payments by any of the Buyer Group Entities of amounts greater than $1,000,000 per year (other than rights-of-way and leases solely between or among the Buyer Group Entities); (4) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); and (5) contracts limiting the ability of any of the Buyer Group Entities to compete in any line of business or with any Person or in any geographic area; (6) contracts relating to any outstanding commitment for capital expenditures in excess of $20,000,000; (7) contracts with any labor union or organization; (8) contracts not entered into in the ordinary course of the Buyer Group Entities' business other than those that are not material to the business of the Buyer Group Entities; (9) contracts, agreements or documents not yet filed by Buyer with the SEC but that are currently in effect and that any of the Buyer Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date; and (10) all amendments and modifications that have not been filed by any of the Buyer Group Entities with the SEC but are currently in effect to contracts, agreements or documents that have been filed by any of the Buyer Group Entities with the SEC since March 31, 2003 (collectively, the "Buyer Material Agreements").

        (b)   Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that any indemnity, contribution and exoneration provisions contained in any such Buyer Material Agreement may be limited by applicable Laws and public policy, each of the Buyer Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable Buyer Group Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (2) is in full force and effect as of the date hereof, and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not have a Buyer Material Adverse Effect.

        (c)   There is not, to the knowledge of the Buyer Parties, under any Buyer Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not have a Buyer Material Adverse Effect.

        (d)   True and complete copies of all Buyer Material Agreements have been delivered or made available to MLP by Buyer to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all Buyer Material Agreements not so delivered or made available are listed and described on Section 4.9(d) of the Buyer Disclosure Schedule.

        SECTION 4.10    Legal Proceedings.    Except as disclosed in any Buyer SEC Report filed on or prior to the Execution Date, there are no pending lawsuits or claims, with respect to which any Buyer Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any Buyer Group Entity or any of their properties, assets, operations or business and which individually would have a Buyer Material Adverse Effect. Except as disclosed in any Buyer SEC Report filed on or prior to the Execution Date or as would not individually have a Buyer Material Adverse Effect, none of the Buyer Group Entities is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. Except as disclosed in any Buyer SEC Report filed on or prior to the Execution Date or as would not individually have a Buyer Material Adverse Effect, there is no pending or, to the knowledge of the Buyer Parties, threatened investigation of or affecting any Buyer Group Entity or any of their properties, assets, operations or business by any Governmental Entity.

        SECTION 4.11    Environmental Matters.    Except as reflected in the Buyer Financial Statements, and except for any such matter that individually would not have a Buyer Material Adverse Effect:

        (a)   The operations of each of the Buyer Group Entities have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

        (b)   Each of the Buyer Group Entities has obtained and will, as of the Closing Date, maintain in full force and effect all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of their respective businesses;

        (c)   None of the Buyer Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability with respect to any environmental matter;

        (d)   None of the Buyer Group Entities has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to any Environmental Law; and

        (e)   There has been no Release of any Hazardous Material from or in connection with the properties or operations of the Buyer Group Entities that has not been adequately reserved for in the Buyer Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

        SECTION 4.12    Title to Properties and Rights of Way.

        (a)   Each of the Buyer Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the Buyer Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

        (b)   Each of the Buyer Group Entities has such rights-of-way as are sufficient to conduct its business in the manner described, and subject to the limitations contained, in any Buyer SEC Report filed on or prior to the Execution Date, except for (1) qualifications, reservations and encumbrances as may be set forth in any Buyer SEC Report filed on or prior to the Execution Date and (2) such rights-of-way the absence of which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. Other than as set forth, and subject to the limitations contained, in any Buyer SEC Report filed on or prior to the Execution Date, each of the Buyer Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not individually or in the aggregate, result in a Buyer Material Adverse Effect; and, except as described in any Buyer SEC Report filed on or prior to the Execution Date, none of such rights-of-way contains any restriction that is materially burdensome to the Buyer Group Entities, taken as a whole.

        SECTION 4.13    Insurance.    None of the Buyer Group Entities has received any notice from any insurer or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any Buyer Group Entity is insured (a "Buyer Insurance Policy") or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Buyer Insurance Policy. All such Buyer Insurance Policies are outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date in all material respects. The Buyer Group Entities are in compliance with the terms of all Buyer Insurance Policies in all material respects; and there are no material claims by any of the Buyer Group Entities under any such Buyer Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

        SECTION 4.14    Tax Matters.

        (a)   (i)    Each of the Buyer Group Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

           (ii)  all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

          (iii)  except for Taxes being contested in good faith in appropriate proceedings, all material Taxes relating to periods ending on or before the Closing Date owed by any of the Buyer Group Entities (whether or not shown on any Tax Return) have been paid or will be timely paid;

          (iv)  there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Buyer Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

           (v)  no written claim has been made by any Tax authority in a jurisdiction where any of the Buyer Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

          (vi)  none of the Buyer Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes;

         (vii)  there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of the Buyer Group Entities;

        (viii)  none of the Buyer Group Entities has entered into any agreement or arrangement with any Tax authority that requires any Buyer Group Entity to take any action or refrain from taking any action;

          (ix)  none of the Buyer Group Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

           (x)  each of the Buyer Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (xi)  Buyer is not a "foreign person" within the meaning of Section 1445 of the Code;

         (xii)  each of the Buyer Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; and

        (xiii)  none of the Buyer Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a Buyer Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

        (b)   In each tax year since the formation of Buyer up to and including the current tax year, at least 90% of the gross income of Buyer has been income which is "qualifying income" within the meaning of Section 7704(d) of the Code.

        (c)   Except for PAA Finance Corp. and PMC (Nova Scotia) Company, none of the Buyer Group Entities has elected to be treated as a corporation for U.S. federal tax purposes.

        SECTION 4.15    Employee Benefits.

        (a)   Section 4.15 of the Buyer Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan which is or has been sponsored, maintained or contributed to by any Buyer Group Entity or with respect to which any Buyer Group Entity has any liability (contingent, secondary or otherwise). True, correct and complete copies of each such Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to the MLP Parties. There has also been furnished or made available to the MLP Parties, with respect to each such Employee Benefit Plan, the most recent favorable determination letters, the reports on Form 5500 for the immediately preceding three years and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each such Employee Benefit Plan.

        (b)   Section 4.15 of the Buyer Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the Buyer Group Entities. As of the date hereof, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or employment offer letters issued by Buyer Group Entities) between any Buyer Group Entities and any natural persons that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual base salary in excess of $300,000 or (iii) change of control, termination or severance payments in excess of $1,000,000. No Buyer Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

        (c)   No Buyer Group Entity and no company or other entity that is required to be treated as a single employer together with a Buyer Group Entity under Section 414 of the Code maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

        (d)   (i)    The Employee Benefit Plans of the Buyer Group Entities and their affiliates (A) have been maintained (in form and in operation) in all material respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in material compliance with the Code's qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law);

           (ii)  No Buyer Group Entity, other than Buyer GP Holdco and PMC (Nova Scotia) Company has ever had employees and Buyer General Partner and such Canadian subsidiaries of Buyer are, and have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation;

          (iii)  Each Employee Benefit Plan in which a Buyer Group Entity participates is a single employer plan maintained or sponsored solely by one or more of the Buyer Group Entities;

          (iv)  Each Employee Benefit Plan maintained or sponsored by a Buyer Group Entity can be unilaterally amended or terminated at any time by a Buyer Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

           (v)  No Buyer Group Entity is a party to a collective bargaining agreement;

          (vi)  All contributions or payments required by a Buyer Group Entity to or with respect to an Employee Benefit Plan have been timely made and all liabilities of a Buyer Group Entity with respect to any Employee Benefit Plan are properly reflected in the Buyer Financial Statements in accordance with GAAP;

         (vii)  There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any Buyer Group Entity, threatened against, or with respect to, any of the Employee Benefit Plans; and

        (viii)  No act, omission or transaction has occurred which would result in imposition on any Buyer Group Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (D), (i) or (l) of Section 502 of ERISA, or (D) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

        SECTION 4.16    Books and Records.    The minute books of Buyer General Partner contain true and correct copies of all actions taken at all meetings of the Board of Directors of Buyer General Partner or the Audit Committee thereof and all written consents executed in lieu of such meetings. Complete copies of all such minute books for 2005 and 2006 and other records have been made available to the MLP Conflicts Committee and its advisors and to outside counsel to the MLP.

        SECTION 4.17    No Changes or Material Adverse Effect.

        (a)   Between March 31, 2006 and the Execution Date, the business of the Buyer Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the Buyer Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.

        (b)   Subsequent to March 31, 2006, there has not been a Buyer Material Adverse Effect.

        SECTION 4.18    Regulation.    None of the Buyer Group Entities is, nor will any of the Buyer Group Entities be following the consummation of the Merger and Sale Transactions, an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 4.19    State Takeover Laws.    No approvals are required under state takeover or similar laws in connection with the performance by the Buyer Parties of their obligations under this Agreement or the performance by Buyer of its obligations under the Purchase Agreement.

        SECTION 4.20    Opinion of Financial Advisor.    Buyer GP Holdco's Board of Directors has received the opinion of Simmons & Company International, dated the date of this Agreement, to the effect that the aggregate consideration to be paid by Buyer in the Merger and Sale Transactions is fair to holders of Buyer Common Units from a financial point of view.

        SECTION 4.21    Approvals.    Buyer GP Holdco has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and under Article 14 of the Buyer Partnership Agreement. The Board of Directors of Buyer GP Holdco at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Buyer and the holders of Buyer Common Units, (ii) approved this Agreement and (iii) recommended that the Merger and this Agreement, including the issuance of Buyer Common Units, be approved and adopted by the holders of Buyer Common Units. Buyer GP Holdco has taken all steps necessary and has obtained all approvals required to reduce the amounts payable pursuant to the Incentive Distribution Rights of Buyer as hereinafter described. The incentive distribution rights shall be adjusted commencing with the earlier to occur of (x) the payment date of the first quarterly distribution declared and paid after the Closing Date that equals or exceeds $0.80 per unit or (y) the payment date of the second quarterly distribution declared and paid after the Closing Date (the earlier to occur of (x) or (y) being referred to as the "IDR Reduction Date"). Such adjustment shall be as follows: (i) for the quarterly distribution paid on the IDR Reduction Date and the three quarterly distributions declared and paid following the IDR Reduction Date, any distributions with respect to the Incentive Distribution Rights shall be reduced by $5,000,000 per quarter, (ii) for the four quarterly distributions commencing on the first anniversary of the IDR Reduction Date, such distributions shall be reduced by $3,750,000 per quarter, (iii) for the four quarterly distributions commencing on the second anniversary of the IDR Reduction Date, such distributions shall be reduced by $3,750,000 per quarter, (iv) for the four quarterly distributions commencing on the third anniversary of the IDR Reduction Date, such distributions shall be reduced by $2,500,000 per quarter and (v) for the four quarterly distributions commencing on the fourth anniversary of the IDR Reduction Date, such distributions shall be reduced by $1,250,000 per quarter. For the avoidance of doubt, the reduction shall be an aggregate of $20 million for the first four quarters (commencing with and including the IDR Reduction Date), $15 million for the second four quarters, $15 million for the third four quarters, $10 million for the fourth four quarters and $5 million for the fifth four quarters, for an aggregate of $65 million over twenty quarters.

        SECTION 4.22    Brokers' Fees.    None of the Buyer Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of any MLP Group Entity, any Buyer Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than fees to be paid to Simmons & Company International.

        SECTION 4.23    Limitation of Representations and Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE BUYER PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE BUYER COMMON UNITS, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY BUYER GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

        SECTION 5.1    Conduct of Business.

        (a)    Ordinary Course.    From the Execution Date until the Closing Date, each Party Group with respect to the business of its Consolidated Group shall, except as permitted under Section 5.1(b), (i) conduct the business of such Consolidated Group in the ordinary course consistent with past practices, (ii) use its commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of the MLP Related Employees or the Buyer Related Employees, as applicable, and the current officers and employees of such Consolidated Group, and to preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with them, and (iii) maintain and keep the material properties and assets of such Consolidated Group in as good repair and condition, including any material insurance coverage thereon, as at the Execution Date, subject to ordinary wear and tear.

        (b)    Certain Covenants.    Without limiting the generality of Section 5.1(a), except (1) as otherwise contemplated by this Agreement (including Section 5.6), (2) as otherwise required by Law or Environmental Law or ERISA or (3) as set forth in Section 5.1(b) of the MLP Disclosure Schedule or in Section 5.1(b) of the Buyer Disclosure Schedule, without the prior written consent of the other Party Group (which consent will not be unreasonably withheld, delayed or conditioned), each Party Group will not, and agrees that it will cause its respective Consolidated Group not to:

            (i)  make any material change in the conduct of its business and operations;

           (ii)  make any change in its governing documents, other than changes that would not be adverse to the other Party Group;

          (iii)  issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than (i) issuances pursuant to options, warrants and phantom unit awards in existence on the Execution Date, (ii) issuances of restricted units or unit options to current or newly-hired employees consistent with past practice (A) by MLP of up to 50,000 MLP Common Units, and (B) by Buyer of up to 1,500,000 Buyer Common Units, (iii) by MLP of MLP equity securities up to an aggregate of $150,000,000 and (iv) by Buyer of Buyer equity securities up to an aggregate of $500,000,000);

          (iv)  except for (A) distributions to the holders of MLP Units of no more than $0.5675 per MLP Unit per quarter, plus the proportionate distribution on the general partner interests in MLP and payments under the MLP incentive distribution rights, (b) distributions to the holders of Buyer Common Units of no more than $0.80 per Buyer Common Unit per quarter, plus the proportionate distribution on the general partner interests in Buyer and payments under the Buyer incentive distribution rights and (C) any distributions from the MLP Subsidiaries to MLP, or from the Buyer Subsidiaries to Buyer, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities; provided that, in the case of distributions in respect of equity securities, consent to such distributions shall not be unreasonably withheld, delayed or conditioned;

           (v)  merge into or with any other person (other than (A) mergers among wholly owned subsidiaries of the same person, (B) mergers between an MLP Party and its wholly owned subsidiaries, (C) mergers between a Buyer Party and its wholly owned subsidiaries or (D) as permitted by clause (vi));

          (vi)  acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any person, or acquire any interest in or contribute any assets to any partnership or joint venture (other than contributions to Partially Owned Entities of such Consolidated Group as required under the governing documents of such Partially Owned Entities) or enter into any similar arrangement, for consideration in excess of, in the case of MLP Group Entities, $200,000,000 individually or in the aggregate, or, in the case of Buyer Group Entities, in excess of $350,000,000 individually, or $700,000,000 in the aggregate;

         (vii)  except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party;

        (viii)  purchase any securities of or make any investment in any person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party Group, (B) investments in wholly owned subsidiaries, (C) investments in Partially Owned Entities owned by such Party Group as of the Execution Date as required under the governing documents of such Partially Owned Entities, (D) investments by MLP General Partner in MLP pursuant to the MLP Partnership Agreement, (E) investments by Buyer General Partner in Buyer pursuant to the Buyer Partnership Agreement, (F) purchases and investments in addition to those contemplated by (A) through (E) above up to an aggregate amount of $5,000,000 for each Party Group and (G) as permitted pursuant to clause (vi));

          (ix)  incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities (other than in connection with (A) borrowings in the ordinary course of business by MLP under its existing bank credit facilities or by Buyer under its existing bank credit facilities (including, with respect to Buyer, the Contango Facility, (B) the refinancing or replacement of existing indebtedness (provided, in the case of the MLP Parties, such refinancing or replacement is on substantially comparable terms), including the refinancing of the MLP Group Entities' existing indebtedness by the Buyer Group Entities, (C) other than as permitted by (A) and (B) above, the incurrence by MLP of up to $50,000,000 in principal amount of indebtedness, (D) other than as permitted by (A) and (B) above, the incurrence by Buyer of up to $1,000,000,000 in principal amount of indebtedness, and (E) in connection with a transaction permitted by clauses (vi) and (xii));

           (x)  (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value, in the case of MLP Group Entities, in excess of $5,000,000 in the aggregate, or, in the case of Buyer Group Entities, in excess of $10,000,000 in the aggregate, except for (1) assets listed on Section 5.1(b)(x) of the MLP Disclosure Schedule and Section 5.1(b)(x) of the Buyer Disclosure Schedule, (2) idled assets and (3) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets other than security interests granted after the Execution Date (i) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement) pursuant to related financing arrangements or (ii) with respect to assets already owned prior to the Execution Date, pursuant to the requirements of existing financial arrangements;

          (xi)  (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $10,000,000, in the case of MLP Group Entities, and $20,000,000, in the case of Buyer Group Entities (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the MLP Financial Statements or Buyer Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have an MLP Material Adverse Effect or a Buyer Material Adverse Effect, as applicable;

         (xii)  except as set forth in Section 5.1(b)(xii) of the MLP Disclosure Schedule or in Section 5.1(b)(xii) of the Buyer Disclosure Schedule or as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $25,000,000 in the aggregate, in the case of MLP Group Entities, and $100,000,000, in the case of Buyer Group Entities (other than as permitted by clause (vi));

        (xiii)  make any material change in its tax methods, principles or elections;

        (xiv)  make any material change to its financial reporting and accounting methods other than as required by a change in GAAP;

         (xv)  fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any Governmental Entity for the continuing operation of its business;

        (xvi)  (A) grant any increases in the compensation of any of its officers or employees, except in the ordinary course of business consistent with past practices, (B) amend any existing employment or severance or termination contract with any officer or employee, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) amend any MLP or Buyer Employee Benefit Plan, as applicable, if such amendment would have the effect of enhancing any benefits thereunder;

       (xvii)  adopt or vote to adopt a plan of complete or partial dissolution or liquidation; or

      (xviii)  agree or commit to do any of the foregoing.

        (c)    Notification of Certain Events.    From the Execution Date until the Closing Date, each Party Group shall promptly notify the other Party Group in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any representation or warranty of the notifying Party Group contained in this Agreement (without regard to Materiality Requirements therein) to be inaccurate in any material respect at the Effective Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (iii) any MLP Material Adverse Effect or Buyer Material Adverse Effect, as applicable, and (iv) any material breach by the notifying Party Group of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Party Group.

        SECTION 5.2    Access to Information; Confidentiality.

        (a)   Subject to Section 5.2(b) and applicable Laws, upon reasonable notice, each Party Group shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and its Consolidated Group; provided further that the Buyer Group Entities shall be obligated to provide such access to their respective properties to any MLP Group Entity only upon reasonable request in order to determine whether or not a condition to Closing has been satisfied. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group's officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2(a), and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to Section 5.2(b) and applicable Laws, during such period, each Party Group shall (and shall cause its Consolidated Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group's business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group or its Consolidated Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group or Consolidated Group.

        (b)   The parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be "Evaluation Material" for purposes of the Confidentiality Agreements. Each party further agrees to be bound by the terms and conditions of the Confidentiality Agreements (except that the term of the Confidentiality Agreements shall be two years from the Execution Date) and to maintain the confidentiality of such Evaluation Material in accordance with the Confidentiality Agreements. In the event that the Closing occurs, the Confidentiality Agreements shall be terminated and of no further force or effect.

        SECTION 5.3    Certain Filings.    As promptly as practicable following the Execution Date (and in any event, in the case of clauses (i) and (x), no later than two weeks following the Execution Date, in the case of clauses (iv), (v), (vi) and (vii) below, no later than three weeks following the Execution Date and, in the case of clauses (ii) and (iii), no later than four weeks following the Execution Date), (i) the parties shall prepare and file with the Federal Trade Commission and the U.S. Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that Buyer is the primary "Acquiring Person" for purposes of the HSR Act and shall pay the required filing fee, (ii) MLP and Buyer shall prepare and file with or furnish to the SEC a Proxy Statement/Prospectus to be distributed to the holders of MLP Common Units and Buyer Common Units in connection with the MLP Unitholders' Meeting and

Buyer Unitholders' Meeting (the "Proxy Statement/Prospectus") and to be part of the Registration Statement described below, (iii) Buyer shall prepare and file with or furnish to the SEC a registration statement on Form S-4 (the "Registration Statement") with respect to the issuance of Buyer Common Units in connection with the Merger, (iv) Buyer and MLP shall prepare and file all necessary applications with the Public Utility Commission of the State of California in order to consummate the Merger and Sale Transactions, (v) Buyer and MLP shall prepare and file all necessary applications with the Public Service Commission of the States of Wyoming and Colorado in order to consummate the Merger and Sale Transactions, (vi) Buyer shall give the requisite notice of the proposed transaction under Section 114 of the Competition Act and, in addition, promptly file a request for an advance ruling certificate under Section 102 of the Competition Act in respect of the Merger and Sale Transactions and Buyer shall pay the applicable filing fee and all Taxes thereon, provided that MLP shall cooperate with and provide reasonable assistance to Buyer in the preparation of such notice and request, (vii) Buyer shall make all requisite applications and filings required pursuant to the Investment Canada Act in respect of the transactions herein, and shall pay any applicable fees and all Taxes thereon, provided that MLP shall cooperate with and provide reasonable assistance to Buyer in the preparation of any such applications and filings, (viii) Buyer shall use its commercially reasonable efforts to cause the Buyer Common Units to be issued in the Merger to be listed on the NYSE, (ix) the parties hereto shall make all required filings under applicable state securities and blue sky Laws, provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Buyer would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing, and (x) the parties hereto shall make all required filings or applications necessary to obtain any consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement. Each of the MLP Parties and Buyer Parties further agrees that if it shall become aware prior to the date of the MLP Unitholders' Meeting or Buyer Unitholders' Meeting of any information that would cause any of the statements in the Proxy Statement/Prospectus to become false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct the Proxy Statement/Prospectus. Each of Buyer and MLP will provide the other with reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the Proxy Statement/Prospectus or any such amendment or supplement, and further agree that each of them will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. Buyer will provide MLP with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing any such document with the SEC. No filings of the Registration Statement or the Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the consent of MLP and Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that with respect to documents that are incorporated by reference into the Registration Statement or the Proxy Statement/Prospectus, the foregoing consent right shall only apply with respect to information relating to the other party or its business, financial condition or results of operations. Each of MLP and Buyer shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between MLP or any of its representatives, or Buyer or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Buyer and MLP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statement as promptly as practicable.

        SECTION 5.4    Unitholders' Meetings.    Subject to Section 5.6, the MLP Parties shall, in accordance with applicable Law and the MLP Partnership Agreement, cause a meeting of the holders of MLP Common Units and MLP Subordinated Units (the "MLP Unitholders' Meeting") to be duly called and held as soon as practicable after the Registration Statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of this Agreement and the Merger. Except as permitted by Section 5.6(c), the MLP Board shall unanimously recommend approval and adoption of this Agreement and the Merger by the holders of MLP Units and the MLP Conflicts Committee shall unanimously recommend approval and adoption of this Agreement and the Merger by the holders of MLP Common Units (other than LBPLP) (the "MLP Recommendation") and shall include such MLP Recommendation in the Proxy Statement/Prospectus. The Buyer Parties shall, in accordance with applicable Law and the Buyer Partnership Agreement, cause a meeting of the holders of Buyer Common Units (the "Buyer Unitholders' Meeting") to be duly called and held as soon as practicable after the Registration Statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of this Agreement and the Merger. The Buyer GP Holdco's Board of Directors shall unanimously recommend approval and adoption of this Agreement and the Merger by holders of Buyer Common Units (the "Buyer Recommendation") and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing, the Buyer GP Holdco's Board of Directors shall be permitted not to recommend to Buyer's unitholders that they give the Buyer Unitholder Approval or to withdraw or modify in a manner adverse to MLP the Buyer Recommendation (any such action being referred to as a "Buyer Recommendation Change") if the Buyer GP Holdco's Board of Directors determines in good faith, after consulting with outside legal counsel, that failure to so not recommend or withdraw or modify such recommendation would be reasonably likely to constitute a violation of the directors' fiduciary obligations under applicable Law.

        SECTION 5.5    Affiliates.    Prior to the Effective Time, MLP shall cause to be prepared and delivered to Buyer a list identifying all persons who, at such time or at the Effective Time, MLP reasonably believes may be or will be deemed to be "affiliates" of MLP, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Buyer shall be entitled to place restrictive legends on any Buyer Common Units received by such Rule 145 Affiliates. MLP shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Buyer on or prior to the Closing Date a letter substantially in the form attached as Exhibit 5.5.

        SECTION 5.6    No Solicitation.

        (a)   The MLP Parties shall not, and the MLP Parties shall cause their respective subsidiaries not to, and the MLP Parties shall direct and use their reasonable best efforts to cause the MLP Parties' respective directors, officers or employees or any investment bank, financial advisor, attorney, accountant or other advisor, agent or representative retained by them or any of their subsidiaries, including for clarification and without limitation the MLP Conflicts Committee and its members, financial advisors, attorneys and other advisors (collectively, "Representatives") not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any MLP Takeover Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto (except to notify such person of the existence of the provisions of this Section 5.6), or disclose any non-public information or afford access to properties, books or records to, any person that has made, or to the MLP Parties' knowledge is considering making, any MLP Takeover Proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an MLP Takeover Proposal, or propose publicly or agree to do any of the foregoing relating to an MLP Takeover Proposal or any inquiry with respect thereto. The MLP Parties shall, and shall cause their respective subsidiaries to, immediately cease and cause to be terminated, and shall use their reasonable best efforts to cause their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any person conducted heretofore with respect to any MLP Takeover Proposal. The MLP Parties shall enforce, and not terminate or grant any waiver with respect to, existing confidentiality, standstill or similar agreements. Notwithstanding the foregoing, at any time prior to (but not after) the date of the MLP Unitholder Approval, in response to a bona fide written MLP Takeover Proposal, which MLP Takeover Proposal was not solicited, initiated, knowingly encouraged or knowingly facilitated by the MLP Parties or their respective Representatives, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a), the MLP Parties may, if and only if (i) the MLP Conflicts Committee determines in good faith (A) after consultation with its financial advisor, that the MLP Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties owed to the holders of MLP Units under applicable Law and (ii) the MLP Parties comply with all of their obligations under this Section 5.6, (x) furnish information with respect to the MLP Group Entities to the person making such MLP Takeover Proposal (and its Representatives) pursuant to an executed confidentiality agreement not less restrictive of such person than the MLP Confidentiality Agreement, provided that all such information has previously been provided to Buyer or is provided to Buyer within two days of the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such MLP Takeover Proposal (and its Representatives) regarding such MLP Takeover Proposal.

        (b)   Neither the MLP Board nor the MLP Conflicts Committee, in each case unless permitted by Section 5.6(c), shall (i)(A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Buyer, the approval, recommendation or declaration of advisability by such MLP Board or MLP Conflicts Committee of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any MLP Takeover Proposal, or (C) fail to reaffirm (publicly if so requested) the MLP Recommendation within six days after Buyer requests in writing that such MLP Recommendation be affirmed (any action described in clauses (A), (B) or (C) of this clause (i) being referred to as an "MLP Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow any MLP Group Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any MLP Takeover Proposal (other than a confidentiality agreement permitted to be entered into pursuant to Section 5.6(a)).

        (c)   (i)    Notwithstanding any other provision of this Agreement, the MLP Conflicts Committee shall be permitted to make an MLP Recommendation Change, only if and to the extent that all of the following conditions are met: (i) the MLP Unitholder Approval has not been obtained; (ii) the MLP Conflicts Committee determines in good faith, after consulting with outside legal counsel, that failure to so make an MLP Recommendation Change would be reasonably likely to constitute a violation of its fiduciary obligations owed to the holders of MLP Units under applicable Law; (iii) at least three Business Days prior to taking any such action, the MLP gives Buyer written notice advising Buyer of the decision of the MLP Conflicts Committee to take such action, including the reasons therefor and, in the event that such decision relates to an MLP Takeover Proposal, such notice specifies the material terms and conditions of such MLP Takeover Proposal and identifies the person making such MLP Takeover Proposal (and the MLP keeps Buyer reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (iv) the MLP has given Buyer at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has negotiated in good faith with Buyer with respect to such proposed revisions or other proposal, if any.

           (ii)  Notwithstanding any other provision of this Agreement, the MLP Board shall be permitted to make an MLP Recommendation Change, only if and to the extent that all of the following conditions are met: (i) the MLP Unitholder Approval has not been obtained; (ii) the MLP Board determines in good faith, after consulting with outside legal counsel, that failure to so make an MLP Recommendation Change would be reasonably likely to constitute a violation of its fiduciary obligations owed to the holders of MLP Units under applicable Law; (iii) at least three Business Days prior to taking any such action, the MLP gives Buyer written notice advising Buyer of the decision of the MLP Board to take such action, including the reasons therefor and, in the event that such decision relates to an MLP Takeover Proposal, such notice specifies the material terms and conditions of such MLP Takeover Proposal and identifies the person making such MLP Takeover Proposal (and the MLP keeps Buyer reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (iv) the MLP has given Buyer at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has negotiated in good faith with Buyer with respect to such proposed revisions or other proposal, if any.

        (d)   In the event the MLP Parties receive an MLP Takeover Proposal, or any request for non-public information relating to the MLP Parties or for access to the properties, books or records of the MLP Parties by any person that has made, or to the MLP Parties' knowledge may be considering making, an MLP Takeover Proposal, the MLP Parties will (A) promptly (and in no event later than twenty-four (24) hours after receipt of any MLP Takeover Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making such MLP Takeover Proposal or request and set forth the material terms thereof) Buyer thereof and (B) will keep Buyer reasonably and promptly informed of any material changes to the terms of any such MLP Takeover Proposal or request.

        (e)   Nothing contained in this Agreement shall prohibit MLP from (x) taking and disclosing to its unitholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an MLP Takeover Proposal or (y) making any required disclosure to holders of MLP Units if, in the good faith judgment of the MLP Conflicts Committee after consultation with outside legal counsel, failure to so disclose would be reasonably likely to constitute a violation of its fiduciary obligations owed to the holders of MLP Units under applicable Law; provided, however, that no MLP Recommendation Change shall occur in any event except as permitted by Section 5.6(c).

        (f)    The MLP Parties agree that they will take all necessary steps promptly to inform their subsidiaries and Representatives of the obligations undertaken in this Section 5.6.

        (g)   Notwithstanding anything herein to the contrary, at any time prior to obtaining the MLP Unitholder Approval, the MLP Conflicts Committee may, in response to a Superior Proposal that was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.6, cause the MLP Parties to terminate this Agreement in order to accept a Superior Proposal (and the MLP may waive or modify any standstill or similar obligation into which the person making such Superior Proposal has entered into) but only if:

            (i)  the MLP shall have first provided written notice to Buyer that it is prepared to terminate this Agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written offer or agreement relating to the transaction that constitutes such Superior Proposal;

           (ii)  Buyer does not make, within three Business Days after the receipt of such notice, a written offer that is not revocable for at least three Business Days after such offer is made and that the MLP Conflicts Committee determines in good faith, after consultation with its financial advisor, is at least as favorable from a financial point of view to the holders of MLP Common Units (other than LBPLP) and is at least as favorable from a financial point of view to all of the equityholders of the MLP as a whole as the Merger and Sale Transactions as such Superior Proposal;

          (iii)  MLP shall have negotiated in good faith with Buyer with respect to such written offer; and

          (iv)  in the event of any termination of this Agreement by MLP pursuant to this Section 5.6(g), MLP pays or causes to be paid the termination fee under Section 8.5(b) concurrently with and as a condition to such termination.

        SECTION 5.7    Commercially Reasonable Efforts; Further Assurances.    From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

        SECTION 5.8    No Public Announcement.    On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger and Sale Transactions, which press release shall be reasonably satisfactory to Buyer General Partner and MLP General Partner. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than an MLP Recommendation Change or Buyer Recommendation Change, public announcements at industry road shows and conferences, as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Buyer General Partner or MLP General Partner, as applicable, in advance of such public announcement or press release) without the prior approval of Buyer General Partner or MLP General Partner, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Buyer Parties and the MLP Parties may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities Laws.

        SECTION 5.9    Expenses.    Whether or not the Merger and Sale Transactions are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except as expressly provided in Section 8.5 and except that Buyer and MLP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Proxy Statement/Prospectus and (b) the costs of printing and mailing of the Proxy Statement/Prospectus. The fees and expenses of Lehman Brothers Inc., financial advisor to the MLP Parties, and Petrie Parkman & Co., financial advisor to the MLP Conflicts Committee, shall be borne by MLP and LBPLP in the manner described in Section 5.9 of the MLP Disclosure Schedule.

        SECTION 5.10    Regulatory Issues.    Unless otherwise agreed to by MLP General Partner and Buyer General Partner, if as a condition to obtaining an agreement from any Governmental Entity not to seek an injunction preventing or delaying the consummation of the Merger and Sale Transactions, to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger and Sale Transactions, or to prevent the entry of any order preventing or delaying the Merger and Sale Transactions at the request of any Governmental Entity, such Governmental Entity shall require the divestiture (or the execution of a consent decree that contemplates such a divestiture) of any assets of the MLP Group Entities (a "Required Divestiture"), then Buyer General Partner shall agree to cause (or to agree in the consent decree to cause) such Required Divestitures to be made unless such Required Divestiture(s) would have a material adverse effect on the business being acquired by Buyer pursuant to this Agreement and the Purchase Agreement. Unless otherwise agreed by MLP and Buyer, all Required Divestitures shall be conditioned on the closing of the Merger. MLP and Buyer shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger and Sale Transactions. Such cooperation shall include the parties': (1) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and an opportunity for the other party to participate; (2) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (3) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material, a "second request"), unless directed not to do so by the other party hereto. Notwithstanding the prior two sentences, the MLP Parties agree, and agree to cause each of the MLP Group Entities, not to participate in any communication with a Governmental Entity relating to a Required Divestiture, provided that MLP may review in advance and comment on any written submission to a Governmental Entity related to a Required Divestiture and observe any oral communications relating to any Required Divestiture. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

        SECTION 5.11    Tax Matters.

        (a)   The Buyer Parties shall, to the extent permissible by applicable Law, treat the combined businesses of MLP and Buyer as a single activity for purposes of Section 469 of the Code.

        (b)   The Buyer Parties and the MLP Parties agree and consent to treat the purchase of the Purchased Interests more particularly described under Section 2.1 of the Purchase Agreement as a sale of such Purchased Interests as described in Treasury Regulation Section 1.708-1(c)(4).

        SECTION 5.12    Section 16(b).    No fewer than 18 Business Days prior to the Effective Time, MLP shall prepare and cause to be delivered to Buyer a schedule (a) identifying each individual that, for purposes of Section 16(b) under the Exchange Act, (i) is an officer or director of an MLP Party or (ii) will, at the Effective Time (to the extent so identified to MLP by Buyer General Partner), be an officer or director of a Buyer Party and who owns securities issued by MLP, (b) the number of securities of MLP owned by each such individual and (c) the number of securities to be issued to each such person as a result of the Merger. Buyer General Partner, on behalf of Buyer, and MLP General Partner, on behalf of MLP, will adopt or cause to be adopted a resolution satisfying the requirements of Rules 16b-3(d) and 16b-3(e) under the Exchange Act, as applicable, and will otherwise cooperate with each other to cause the conversion and issuance of Buyer Common Units and MLP Common Units, to the extent they involve such officers and directors, to be exempt under Rule 16b-3(a) under the Exchange Act.

        SECTION 5.13    D&O Insurance.

        (a)   For a period of six years after the Effective Time, Buyer shall maintain officers' and directors' liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the MLP Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the MLP Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan or Buyer (collectively, the "MLP D&O Indemnified Parties") who are or at any time prior to the Effective Time were covered by the existing officers' and directors' liability insurance applicable to the MLP Group Entities ("D&O Insurance") on terms substantially no less advantageous to the MLP D&O

Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time). Such insurance shall (i) not provide for any allocation of the coverage or benefits thereof to any person other than the D&O Indemnified Parties, (ii) provide coverage for the D&O Indemnified Parties substantially identical to that which would be provided under a policy covering only "independent" directors of an entity and (iii) contain a "no rescission" endorsement or the substantive equivalent thereof. Buyer shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 5.13.

        (b)   The rights of each MLP D&O Indemnified Party hereunder shall be in addition to any other rights such MLP D&O Indemnified Party may have under the governing documents of any MLP Group Entity, under applicable Delaware Law, or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the MLP D&O Indemnified Parties.

        (c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Buyer shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.13.

        SECTION 5.14    Distributions.    The Buyer Parties and the MLP Parties shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective Common Units so that, in respect of any fiscal quarter, holders of MLP Common Units do not (a) receive more than one distribution in respect of both (i) MLP Common Units and (ii) Buyer Common Units received pursuant to the Merger in exchange therefor or (b) fail to receive a distribution in respect of both (i) MLP Common Units and (ii) Buyer Common Units received pursuant to the Merger in exchange therefor.

        SECTION 5.15    Comfort Letters.

        (a)   In connection with the information regarding the MLP Group Entities or the Merger and Sale Transactions provided by MLP specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, MLP shall use all commercially reasonable efforts to cause to be delivered to Buyer a letter of KPMG LLP, dated the date on which the Registration Statement shall become effective and addressed to Buyer, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

        (b)   In connection with the information regarding the Buyer Group Entities or the Merger and Sale Transactions provided by Buyer specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, Buyer shall use all commercially reasonable efforts to cause to be delivered to MLP a letter of PriceWaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to MLP, in form and substance reasonably satisfactory to MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

        SECTION 5.16    Consent to Use of Financial Statements; Financing Cooperation.    The MLP Parties hereby consent to the Buyer Group Entities' use of and reliance on any audited or unaudited financial statements, including the MLP Financial Statements, relating to the MLP Group Entities reasonably requested by the Buyer Parties to be used in any financing or other activities of the Buyer Parties, including any filings that the Buyer Parties desire to make with the SEC. In addition, the MLP Parties will use commercially reasonable efforts, at the Buyer Parties' sole cost and expense, to obtain comfort letters from KPMG LLP regarding information about the MLP Parties as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of KPMG LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the MLP Parties will provide the Buyer Parties such information, and make available such personnel, as the Buyer Parties may reasonably request in order to assist any of the Buyer Group Entities in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

ARTICLE VI
CONDITIONS TO CLOSING

        SECTION 6.1    Conditions to Each Party's Obligations.    The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a party by such party:

        (a)    Unitholders' Meetings.    Each of the items described in Section 5.4 to be submitted to the holders of MLP Common Units and MLP Subordinated Units at the MLP Unitholders' Meeting shall have been approved by the affirmative vote or consent of the holders of at least a Unit Majority (as such term is defined in the MLP Partnership Agreement) (the "MLP Unitholder Approval"). Each of the items described in Section 5.4 to be submitted to the holders of Buyer Common Units at the Buyer Unitholders' Meeting shall have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Buyer Common Units (the "Buyer Unitholder Approval").

        (b)    Approvals.    The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information), and the Public Utility Commission of the State of California, the Public Service Commission of the State of Wyoming and the Public Service Commission of the State of Colorado shall have approved the consummation of the Merger and Sale Transactions, and in the case of Wyoming, any protest period subsequent to such approval shall have lapsed without a protest or, if a protest has been filed, such protest shall have been resolved to the reasonable satisfaction of the parties. The Competition Act Requirement shall have been satisfied, and the Investment Canada Approval shall have been obtained or written confirmation shall have been received from Industry Canada indicating that approval of the Merger and Sale Transactions is not required under the Investment Canada Act. The parties shall have received all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement. The parties hereto shall have received all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have an MLP Material Adverse Effect or a Buyer Material Adverse Effect.

        (c)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

        (d)    NYSE Listing.    The Buyer Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

        (e)    No Governmental Restraint.    No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or the Purchase Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger and Sale Transactions or the other transactions contemplated by this Agreement and the Purchase Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger and Sale Transactions or such other transactions or to impose any material restrictions or requirements thereon or on the Buyer Parties or the MLP Parties with respect thereto.

        (f)    Other Transactions.    The closing of the transactions described in Section 2.1 of the Purchase Agreement shall have occurred, and all of the interests purchased pursuant to Section 2.1 of the Purchase Agreement shall be owned directly by Buyer or by one or more persons that are wholly owned by Buyer.

        SECTION 6.2    Conditions to the Buyer Parties' Obligations.    The obligation of the Buyer Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer Parties (in their sole discretion):

        (a)    Representations and Warranties; Performance.    (i) The representations and warranties of the MLP Parties set forth in Article III (other than those set forth in Sections 3.3 and 3.17(b)) shall be true and correct (without regard to Materiality Requirements therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in an MLP Material Adverse Effect, (ii) the representations and warranties of the MLP Parties set forth in Sections 3.3 and 3.17(b) shall be true and correct (except as permitted pursuant to Section 5.1) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), (iii) each of the MLP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified and (iv) Buyer General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of MLP General Partner certifying to the matters set forth in this Section 6.2(a).

        (b)    Resignations of Directors.    The directors of General Partner Holdco and the directors of such other MLP Group Entities designated by Buyer shall tender to Buyer their resignations as such directors effective as of the Closing.

        (c)    Tax Opinion.    The Buyer Parties shall have received an opinion of Vinson & Elkins L.L.P. or another nationally-recognized tax counsel dated as of the Closing Date to the effect that, for U.S. federal income tax purposes, (i) no Buyer Group Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Buyer Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) 90% of the combined gross income of MLP and Buyer for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Buyer Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

        SECTION 6.3    Conditions to the MLP Parties' Obligations.    The obligation of the MLP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the MLP Parties (in their sole discretion):

        (a)    Representations and Warranties; Performance.    (i) The representations and warranties of the Buyer Parties set forth in Article IV (other than those set forth in Sections 4.3 and 4.17(b)) shall be true and correct (without regard to Materiality Requirements therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Buyer Material Adverse Effect, (ii) the representations and warranties of the Buyer Parties set forth in Sections 4.3 and 4.17(b) shall be true and correct (except as permitted pursuant to Section 5.1) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), (iii) each of the Buyer Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified and (iv) MLP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Buyer General Partner certifying to the matters set forth in this Section 6.3(a).

        (b)    Tax Opinion.    The MLP Parties shall have received an opinion dated as of the Closing Date of Baker Botts L.L.P. or another nationally-recognized tax counsel to the effect that, for U.S. federal income tax purposes, except with respect to fractional units, (i) no MLP Group Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss will be recognized by holders of MLP Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the MLP Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

        SECTION 6.4    Frustration of Conditions.    None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or such party's failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII
EMPLOYEES AND EMPLOYEE BENEFITS

        SECTION 7.1    Employee Matters.

        (a)   The employees of General Partner Holdco or Rangeland Pipeline Partnership who remain in the employment of the MLP Group Entities or the Buyer Group Entities (the "Continuing Employees") shall receive employee benefits that are substantially comparable in the aggregate, as determined in good faith by Buyer, to the employee benefits provided by Buyer to its similarly situated employees. At the Closing, Buyer shall deliver documents reasonably acceptable to MLP providing for the assumption by Buyer of each employment agreement or severance plan or arrangement (including, without limitation, the severance arrangements described in Section 3.15 of the MLP Disclosure Schedule) of the MLP Group Entities. Buyer agrees to pay or cause to be paid the severance benefits payable to employees terminated within twelve months following the Effective Time pursuant to the terms of the severance arrangements described in Section 3.15 of the MLP Disclosure Schedule.

        (b)   Buyer General Partner shall (or shall cause the applicable MLP Group Entity or Buyer Group Entity to) recognize the service of each Continuing Employee as if such service had been performed with the Buyer Group Entities to the extent such service was recognized under a comparable plan of an MLP Group Entity immediately prior to the Effective Time (i) for purposes of eligibility and vesting

(but not benefit accrual) under any Buyer Group Entity defined contribution plan in which such Continuing Employee becomes eligible to participate, (ii) for purposes of vacation under Buyer General Partner's vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Buyer General Partner and (iv) for benefit accrual purposes under Buyer General Partner's severance plan.

        (c)   With respect to any group health plan maintained by Buyer General Partner in which Continuing Employees are eligible to participate after the Effective Time, Buyer General Partner shall, and shall cause the MLP Group Entities and the Buyer Group Entities to, (i) waive all limitations as to preexisting condition exclusions with respect to participation and coverage requirements applicable to such employees to the extent such preexisting condition exclusions were satisfied or did not apply to such employees under the welfare plans of the MLP Group Entities immediately prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the year of the Closing prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan for such year.

        (d)   Following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date), but prior to the Effective Time, MLP shall pay or cause to be paid to specified employees (the "Specified Employees") the retention benefits described in this Section 7.1(d). No officer of MLP, MLP General Partner or General Partner Holdco shall be considered to be a Specified Employee. The aggregate retention benefits ("Retention Benefits") for all Specified Employees will not exceed $1,250,000. Payments of Retention Benefits shall be materially consistent with a schedule provided to Buyer prior to the Execution Date. Retention Benefits shall be subject to applicable withholding of taxes. Notwithstanding the foregoing, in order for a Specified Employee to be eligible to receive his or her Retention Benefit, such Specified Employee must remain in the employ of the MLP Group Entities with at least a satisfactory performance rating until the date of the payment.

        (e)   Following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date), but prior to the Effective Time, each employee of any MLP Group Entity participating in the MLP General Partner's Annual Incentive Plan (as in effect on the date hereof and a true and correct copy of which has been delivered to Buyer) shall be paid by his employer a cash amount (less applicable withholding taxes) (A) if the Effective Time occurs during 2006 equal to the product of (i) the target amount payable pursuant to such Annual Incentive Plan to such person for the 2006 calendar year multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2006 as of the payment date, and the denominator of which is 365 and (B) if the Effective Time occurs during 2007, 100% of the target amount payable pursuant to such Annual Incentive Plan to such person for 2006 plus the product of (i) the target amount payable pursuant to such Annual Incentive Plan to such person for 2007 multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2007 as of the payment date, and the denominator of which is 365. Such payment shall be in complete satisfaction of any bonus otherwise payable under the Annual Incentive Plan for 2006 and, if applicable, 2007. The Annual Incentive Plan covering any 2007 calendar year payments shall be consistent in all material respects with the Annual Incentive Plan as in effect on the date hereof. If the Effective Time occurs during 2007, amounts payable with respect to the 2006 calendar year pursuant to this Section 7.1(e) shall be payable to any employee of an MLP Group Entity participating in the MLP General Partner's Annual Incentive Plan as of December 31, 2006, whether or not such employee remains employed by any MLP Group Entity on the date of payment.

        (f)    The provisions of this Section 7.1 shall survive the consummation of the Merger.

        SECTION 7.2    MLP Restricted Units.    (a) As soon as practicable following the date of this Agreement, the Board of Directors of General Partner Holdco (or, if appropriate, any committee thereof administering the MLP Unit Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (i)  adjust the terms of each MLP Restricted Unit as necessary to provide that the restrictions on such units shall lapse at the Effective Time; and

           (ii)  make such other changes to the MLP Unit Plans and MLP Employee Benefit Plans as Buyer General Partner and MLP General Partner may agree are appropriate to give effect to the Merger.

ARTICLE VIII
TERMINATION

        SECTION 8.1    Termination by Mutual Consent.    This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

        SECTION 8.2    Termination by MLP or Buyer.    At any time prior to the Effective Time, this Agreement may be terminated by MLP or Buyer if:

        (a)   the Effective Time shall not have occurred on or before November 30, 2006 (the "Drop-Dead Date"); provided, however, that if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(b) and all other conditions set forth in Article VI have theretofore been satisfied or waived or are then capable of being satisfied, the Drop-Dead Date will be February 28, 2007; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (b)   a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied with Section 5.3 and Section 5.7;

        (c)   if the MLP Unitholder Approval shall not have been obtained at the MLP Unitholders' Meeting (or at any reconvened meeting after an adjournment or postponement thereof); or

        (d)   if the Buyer Unitholder Approval shall not have been obtained at the Buyer Unitholders' Meeting (or at any reconvened meeting after an adjournment or postponement thereof).

        SECTION 8.3    Termination by MLP.    This Agreement may be terminated by MLP at any time prior to the Effective Time:

        (a)   (notwithstanding any approval of the unitholders of MLP or Buyer) if the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time); provided, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to MLP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied;

        (b)   pursuant to Section 5.6(g); or

        (c)   if a Buyer Recommendation Change shall have occurred, whether or not permitted by the terms of this Agreement.

        SECTION 8.4    Termination by Buyer.    This Agreement may be terminated by Buyer at any time prior to the Effective Time:

        (a)   (notwithstanding any approval of the unitholders of Buyer or MLP) if the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time); provided, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to Buyer if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied; or

        (b)   if an MLP Recommendation Change shall have occurred, whether or not permitted by the terms of this Agreement.

        SECTION 8.5    Effect of Certain Terminations.

        (a)   In the event of termination of this Agreement pursuant to Article VIII, all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 5.2(b), Section 5.8, Section 5.9, Article VIII and Article IX shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved. Except to the extent otherwise provided in the immediately preceding sentence and Section 8.7 and 8.8, the MLP Parties and the Buyer Parties agree that, if this Agreement has been terminated, any amount payable pursuant to this Section 8.5 shall be the sole and exclusive remedy of the parties hereto.

        (b)   If this Agreement is terminated by MLP pursuant to Section 8.3(b), MLP shall promptly pay to Buyer a fee equal to $40,000,000 by wire transfer of same-day funds.

        (c)   If this Agreement is terminated by MLP pursuant to Section 8.3(c), Buyer shall promptly pay to MLP a fee equal to $40,000,000 by wire transfer of same-day funds.

        (d)   If this Agreement is terminated by Buyer pursuant to Section 8.4(b), MLP shall promptly pay Buyer a fee equal to $40,000,000 by wire transfer of same-day funds.

        (e)   If (A)(1) prior to the MLP Unitholders' Meeting, a bona fide MLP Takeover Proposal shall have been publicly made to the MLP Parties or shall have been made directly to the unitholders of MLP generally and thereafter this Agreement is terminated by either Buyer or MLP pursuant to Section 8.2(c) (and in the case of a termination by Buyer, the Buyer Parties shall not have been in material breach of this Agreement) or (2) prior to the Drop-Dead Date, a bona fide MLP Takeover Proposal shall have been made and thereafter this Agreement is terminated by either Buyer or MLP pursuant to Section 8.2(a) (and in the case of a termination by Buyer, the Buyer Parties shall not have been in material breach of this Agreement) and (B) within twelve months after such termination, MLP enters into a definitive agreement to consummate, or consummates, an MLP Takeover Proposal, then MLP shall promptly pay to Buyer a fee equal to $40,000,000 by wire transfer of same-day funds. Any amount owing pursuant to this Section 8.5(e) shall be reduced by any amount paid pursuant to Section 8.5(h). For purposes of this Section 8.5(e), the term "MLP Takeover Proposal" shall have the meaning assigned in Section 1.1, except that references to "30% or more" shall be deemed to be references to "50% or more."

        (f)    If (A)(1) prior to the Buyer Unitholders' Meeting, a bona fide Buyer Takeover Proposal shall have been publicly made to the Buyer Parties or shall have been made directly to the unitholders of Buyer generally and thereafter this Agreement is terminated by either MLP or Buyer pursuant to Section 8.2(d) (and in the case of a termination by MLP, the MLP Parties shall not have been in material breach of this Agreement) or (2) prior to the Drop-Dead Date, a bona fide Buyer Takeover Proposal shall have been made and thereafter this Agreement is terminated by either MLP or Buyer pursuant to Section 8.2(a) (and in the case of a termination by MLP, the MLP Parties shall not have been in material breach of this Agreement) and (B) within twelve months after such termination, Buyer enters into a definitive agreement to consummate, or consummates, a Buyer Takeover Proposal, then Buyer shall promptly pay to MLP a fee equal to $40,000,000 by wire transfer of same-day funds. Any amount owing pursuant to this Section 8.5(f) shall be reduced by any amount paid pursuant to Section 8.5(g).

        (g)   If this Agreement is terminated by MLP or Buyer pursuant to Section 8.2(d), Buyer shall promptly pay MLP an amount equal to $10,000,000 by wire transfer of same-day funds.

        (h)   If this Agreement is terminated by MLP or Buyer pursuant to Section 8.2(c), MLP shall promptly pay Buyer an amount equal to $10,000,000 by wire transfer of same-day funds.

        (i)    The parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either party fails to pay timely any amount due pursuant to this Section 8.5 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the party failing to perform for the amount payable to the other party pursuant to this Section 8.5, the party failing to perform shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

        SECTION 8.6    Survival.    Except as otherwise provided in Section 5.13, paragraphs (a), (b), (c) and (f) of Section 7.1, this Section 8.6 and Article IX, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

        SECTION 8.7    Enforcement of this Agreement.    The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

        SECTION 8.8    No Waiver Relating to Claims for Fraud/Willful Misconduct.    The liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party's (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party's fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE IX
MISCELLANEOUS

        SECTION 9.1    Notices.    Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

    If to any of the MLP Parties, addressed to:

    Pacific Energy Partners, L.P.
    5900 Cherry Avenue
    Long Beach, California 90805
    Attention: Lynn Wood
    Telecopy: (562) 728-2823

    with a copy to:

    Baker Botts L.L.P.
    910 Louisiana Street
    Houston, Texas 77002
    Attention: Kelly B. Rose
    Telecopy: (713) 229-7996

    If to any of the Buyer Parties, addressed to:

    Plains All American Pipeline L.P.
    333 Clay Street, Suite 1600
    Houston, Texas 77002
    Attention: Harry N. Pefanis and Lawrence J. Dreyfuss
    Telecopy: (713) 646-4378 and (713) 646-4216

    with a copy to:

    Vinson & Elkins L.L.P.
    2300 First City Tower
    1001 Fannin
    Houston, Texas 77002-6760
    Attention: David P. Oelman
    Telecopy: (713) 615-2222

        Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

        SECTION 9.2    Governing Law; Jurisdiction; Waiver of Jury Trial.    To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least U.S.$100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County (the "Delaware Courts") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

        SECTION 9.3    Entire Agreement; Amendments and Waivers.    Except for the Confidentiality Agreements, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (i) the parties acknowledge and agree that neither the MLP Group Entities nor any other person has made, and the Buyer Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the MLP Group Entities or as to the accuracy or completeness of any information regarding the any MLP Group Entity furnished or made available to any Buyer Group Entity and (ii) the MLP Parties shall not have or be subject to any liability to any Buyer Group Entity or any other person, or any other remedy in connection herewith, based upon the distribution to any Buyer Group Entity of, or any Buyer Group Entity's use of or reliance on, any such information or any information, documents or material made available to the Buyer Group Parties in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their (or their general partner's) respective boards of directors or conflicts committees, at any time before or after approval of the matters presented in connection with the Merger and related transactions by the holders of MLP Common Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such unitholders without such further approval. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        SECTION 9.4    Binding Effect and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided in Section 5.13, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

        SECTION 9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

        SECTION 9.6    Execution.    This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PACIFIC ENERGY PARTNERS, L.P.
By:	Pacific Energy GP, LP, its General Partner
By:	Pacific Energy Management LLC, its general partner
By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President and CEO
PACIFIC ENERGY GP, LP
By:	Pacific Energy Management LLC, its general partner
By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President and CEO
PACIFIC ENERGY MANAGEMENT LLC
By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President and CEO

Signature Page to Agreement and Plan of Merger

PLAINS ALL AMERICAN PIPELINE L.P.
By:	Plains AAP, L.P., its general partner
By:	Plains All American GP LLC, its general partner
By:	/s/ HARRY N. PEFANIS
Name:	Harry N. Pefanis
Title:	President and COO
PLAINS AAP, L.P.
By:	Plains All American GP LLC, its general partner
By:	/s/ HARRY N. PEFANIS
Name:	Harry N. Pefanis
Title:	President and COO
PLAINS ALL AMERICAN GP LLC
By:	/s/ HARRY N. PEFANIS
Name:	Harry N. Pefanis
Title:	President and COO

Signature Page to Agreement and Plan of Merger

 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        This First Amendment to Agreement and Plan of Merger is made as of this 19th day of July, 2006 by and among Pacific Energy Partners, L.P., a Delaware limited partnership ("MLP"), Pacific Energy GP, LP, a Delaware limited partnership ("MLP General Partner"), Pacific Energy Management LLC, a Delaware limited liability company ("General Partner Holdco"), Plains All American Pipeline L.P., a Delaware limited partnership ("Buyer"), Plains AAP, L.P., a Delaware limited partnership, and Plains All American GP LLC, a Delaware limited liability company. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS:

        WHEREAS, the parties hereto have executed that certain Agreement and Plan of Merger dated as of June 11, 2006 (the "Merger Agreement"); and

        WHEREAS, pursuant to Section 9.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend the Merger Agreement.

        NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

        1.     Section 7.1(d) is hereby amended and restated to read in its entirety as follows:

    "(d) On or prior to the 30th day following the day on which the Effective Time occurs, Buyer shall pay or cause to be paid to specified employees (the "Specified Employees") the retention benefits described in this Section 7.1(d). No officer of MLP, MLP General Partner or General Partner Holdco shall be considered to be a Specified Employee. The aggregate retention benefits ("Retention Benefits") for all Specified Employees will not exceed $1,250,000. Payments of Retention Benefits shall be materially consistent with a schedule provided to Buyer prior to the Execution Date. Retention Benefits shall be subject to applicable withholding of taxes. Notwithstanding the foregoing, in order for a Specified Employee to be eligible to receive his or her Retention Benefit, such Specified Employee must remain in the employ of the MLP Group Entities with at least a satisfactory performance rating until the date of the payment."

        2.     Except as expressly amended by this First Amendment, all of the other terms and provisions of the Merger Agreement shall continue in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PACIFIC ENERGY PARTNERS, L.P.

By:	Pacific Energy GP, LP, its General Partner

By:	Pacific Energy Management LLC, its general partner

By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President & CEO

PACIFIC ENERGY GP, LP

By:	Pacific Energy Management LLC, its general partner

By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President & CEO

PACIFIC ENERGY MANAGEMENT LLC

By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President & CEO

PLAINS ALL AMERICAN PIPELINE L.P.

By:	Plains AAP, L.P., its general partner

By:	Plains All American GP LLC, its general partner

By:	/s/ HARRY N. PEFANIS
Name:	Harry N. Pefanis
Title:	President & COO

PLAINS AAP, L.P.

By:	Plains All American GP LLC, its general partner

By:	/s/ HARRY N. PEFANIS
Name:	Harry N. Pefanis
Title:	President & COO

PLAINS ALL AMERICAN GP LLC

By:	/s/ HARRY N. PEFANIS
Name:	Harry N. Pefanis
Title:	President & COO

ANNEX B—LEHMAN BROTHERS INC. FAIRNESS OPINION TO THE BOARD OF DIRECTORS OF PACIFIC'S GENERAL PARTNER

June 11, 2006

Board of Directors
Pacific Energy Partners, L.P.
5900 Cherry Avenue
Long Beach, CA 90805

Members of the Board:

        We understand that (a) Pacific Energy Partners, L.P. ("PPX"), together with Pacific Energy GP, LP, PPX's general partner ("PPX GP"), and Pacific Energy Management LLC, PPX GP's holding company ("PPX GP Holdco"), intend to enter into an Agreement and Plan of Merger dated as of June 11, 2006 (the "Merger Agreement") with Plains All American Pipeline, L.P. ("PAA"), its general partner, Plains AAP, L.P. ("PAA GP"), and Plains All American GP LLC, PAA GP's holding company, and (b) LB Pacific, LP ("LB Pacific") intends to enter into a Purchase Agreement dated as of June 11, 2006 (the "Purchase Agreement" and, together with the Merger Agreement, the "Agreements"), pursuant to which PAA will acquire all of the partnership interests of PPX. LB Pacific is an affiliate of Lehman Brothers Inc. ("Lehman Brothers") (as described further below). We further understand that the partnership interests will be acquired in two separate, but mutually conditioned, transactions (together the "Proposed Transaction") in which, (i) PAA will acquire from LB Pacific a 99.9% limited partner interest in PPX GP, a 100% limited liability company interest in PPX GP Holdco, 7,848,750 subordinated units of PPX and 2,616,250 common units of PPX for $700 million in cash and (ii) PPX will merge with and into PAA, with PAA surviving the merger, pursuant to which each of the remaining PPX common units not held by LB Pacific (the "Unaffiliated PPX Common Units") will be converted into the right to receive 0.77 newly-issued PAA common units (such cash consideration and equity consideration, in the aggregate, the "Aggregate Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreements.

        We have been requested by the Board of Directors of PPX to render our opinion with respect to the fairness, from a financial point of view, of the Aggregate Consideration to be offered to all of the holders of the partnership interests in PPX (the "PPX equityholders") in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) LB Pacific or PPX's underlying business decision to proceed with or effect the Proposed Transaction or (ii) the allocation of the Aggregate Consideration between LB Pacific and the holders of the Unaffiliated PPX Common Units in the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction; (2) publicly available information concerning PPX and PAA that we believe to be relevant to our analysis, including PPX's and PAA's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the three-months ended March 31, 2006; (3) financial and operating information with respect to the business, operations and prospects of PPX furnished to us by PPX, including the financial projections of PPX prepared by the management of PPX ("Management Case"), and separate financial projections based on PPX management's view of full and rapid exploitation of commercial opportunities available to PPX without any risk adjustments ("Upside Case"); (4) estimates prepared by the management of PAA regarding the amounts and timing of expected operational and interest expense savings, as well as commercial opportunities, expected to be achieved as a result of the Proposed Transaction (collectively, the "Expected Synergies"); (5) financial and operating information with respect to the business, operations and prospects of PAA furnished to us by PAA, including the financial projections of PAA prepared by the management of PAA; (6) published estimates of independent research analysts with respect to the future financial performance of PPX and PAA; (7) the respective trading histories of PPX common units and PAA common units from June 9, 2004 to June 9, 2006; (8) a comparison of historical financial results and present financial condition of PPX and PAA to each other and to other publicly traded companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction to the financial terms of other transactions that we deemed relevant; (10) the potential pro forma impact of the Proposed Transaction on the holders of partnership interests of PPX and PAA, including the impact of the Proposed Transaction on per L.P. unit distributable cash flow and cash distributions; (11) the relative contributions of PPX and PAA to the historical and future financial performance of the combined partnership, including a comparison of their respective earnings per L.P. unit and distributable cash flow per L.P. unit; and (12) the results of efforts to solicit third parties' interest in a potential transaction with PPX. In addition, we have had discussions with the managements of PPX and PAA concerning their respective businesses, operations, assets, liabilities, financial condition and prospects, including the Expected Synergies, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of PPX and PAA that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of PPX, including both Management Case and Upside Case, upon advice of PPX we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PPX as to the future financial performance of PPX, and we have relied on both Management Case and Upside Case in performing our analysis. With respect to the financial projections of PAA, upon advice of PPX, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PAA as to the future financial performance of PAA and that PAA will perform substantially in accordance with such projections. Additionally, upon advice of PPX, we considered and relied upon published estimates of independent research analysts on PPX and PAA in performing our analysis. Upon advice of PPX, we have also assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of PPX or PAA and have not made or obtained any evaluations or appraisals of the assets or liabilities of either partnership. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        In addition, we express no opinion as to the prices at which the common units of PPX and PAA will trade at any time following the announcement of the Proposed Transaction or common units of PAA will trade at any time following the consummation of the Proposed Transaction.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Aggregate Consideration to be offered to all of the PPX equityholders in the Proposed Transaction is fair to such holders.

        We have acted as financial advisor to PPX and LB Pacific in connection with the Proposed Transaction, and we will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and the remainder contingent upon consummation of the Proposed Transaction. In addition, PPX and LB Pacific have agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for PPX and PAA in the past, and expect to perform such services for PAA in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of PPX and PAA for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. LB Pacific is deemed to be an affiliate of Lehman Brothers through a 59% ownership interest in LB Pacific held by certain entities controlled by Lehman Brothers Holdings Inc., the parent entity of Lehman Brothers

        This opinion is for the use and benefit of the Board of Directors of PPX and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any holder of PPX partnership interests as to how such holder should vote with respect to, or whether to accept the consideration to be offered to such holders in connection with, the Proposed Transaction.

Very truly yours,
/s/ LEHMAN BROTHERS

ANNEX C—PETRIE PARKMAN & CO. FAIRNESS OPINION TO THE CONFLICTS COMMITTEE OF PACIFIC'S GENERAL PARTNER

PETRIE PARKMAN & CO.
600 Travis, Suite 7400
Houston, Texas 77002
713/650-3383 Fax: 713/650-8461

June 11, 2006

The Conflicts Committee of the Board of Directors
Pacific Energy Management LLC
5900 Cherry Ave.
Long Beach, CA 90805

Gentlemen:

        We understand that Pacific Energy Partners, L.P., a Delaware limited partnership ("Pacific"), Pacific Energy GP, LP, a Delaware limited partnership that is the general partner of Pacific ("Pacific GP"), Pacific Energy Management LLC, a Delaware limited liability company that is the general partner of Pacific GP ("Pacific GP Holdco"), Plains All American Pipeline L.P., a Delaware limited partnership ("Plains"), Plains AAP, L.P., a Delaware limited partnership that is the general partner of Plains ("Plains GP"), and Plains All American GP LLC, a Delaware limited liability company that is the general partner of Plains GP ("Plains GP Holdco") propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which, among other things, Pacific will be merged (the "Merger") with and into Plains, with Plains continuing as the surviving limited partnership in the Merger. We also understand that the satisfaction or waiver of the conditions to the anticipated Merger is a condition precedent to a separate transaction in which LB Pacific, LP, a Delaware limited partnership ("LB Pacific"), and the owner of the sole limited partner interest in Pacific GP (the "Pacific GP Interest"), the sole limited liability company interest in Pacific GP Holdco (the "Pacific GP Holdco Interest"), 2,616,250 common units of Pacific (the "Pacific GP Common Units") and 7,848,750 subordinated units of Pacific (the "Pacific Subordinated Units", and together with the Pacific GP Interest, the Pacific GP Holdco Interest, and the Pacific GP Common Units, the "Purchased Interests"), is proposing to sell the Purchased Interests to Plains for $700,000,000 in cash pursuant to a Purchase Agreement (the "Purchase Agreement") which, among other things, provides that Plains will purchase all of the Purchased Interests immediately prior to the consummation of the Merger (the "Purchase Transaction" and together with the Merger, the "Transactions"). As a result of the Merger, (i) each of the outstanding common units of Pacific (the "Pacific Common Units") other than the Pacific GP Common Units included in the Purchased Interests are expected to be converted into 0.77 common units of Plains (the "Exchange Ratio") and (ii) the 2% general partner interest of Pacific, the incentive distribution rights in Pacific, the Pacific GP Common Units and the Pacific Subordinated Units are expected to be cancelled without consideration therefor.

        You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Pacific Common Units, other than LB Pacific and its affiliates.

        In arriving at our opinion, we have, among other things:

  1.
  reviewed certain publicly available business and financial information relating to Pacific, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2006;

  2.
  reviewed certain publicly available business and financial information relating to Plains, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2006 and (iii) its Current Report on Form 8-K dated May 3, 2006;

  3.
  analyzed certain historical and projected financial and operating data of Pacific and Plains prepared by the management and staff of Pacific and Plains, respectively;

  4.
  discussed the current and projected operations and prospects of Plains with the managements and staffs of Pacific and Plains, including information relating to certain strategic implications and operational benefits anticipated to result from the Transactions, and discussed the current and projected operations and prospects of Pacific with the management and staff of Pacific;

  5.
  reviewed the historical market prices and trading history of Pacific Common Units and the common units of Plains (the "Plains Common Units");

  6.
  compared recent stock market capitalization indicators for Pacific and Plains with recent stock market capitalization indicators for certain other publicly-traded energy companies that we deemed to be relevant;

  7.
  compared the financial terms of the Merger with the financial terms of other transactions that we deemed to be relevant;

  8.
  participated in discussions among the representatives of the Conflicts Committee of the Board of Directors of Pacific GP Holdco (the "Conflicts Committee"), Pacific, and Plains and their respective legal and financial advisors;

  9.
  reviewed a draft dated June 11, 2006 of the Merger Agreement and a draft dated June 11, 2006 of the Purchase Agreement;

  10.
  reviewed and considered the proceedings and sale process undertaken by LB Pacific that led to the Transactions;

  11.
  reviewed and considered the allocation of value of the aggregate financial consideration to be received from the Transactions between the holders of Pacific Common Units (other than LB Pacific and its affiliates), on the one hand, and LB Pacific, on the other hand; and

  12.
  reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

        In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to us by Pacific and Plains. We have further relied upon the assurances of representatives of the management of Pacific and Plains that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Pacific and Plains relating to the future financial and operational performance of each company and the strategic implications and operational benefits anticipated to result from the Transactions. We have not made an independent evaluation or appraisal of the assets or liabilities of Pacific or Plains, nor have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of Pacific or Plains. We have also assumed that the final forms of the Merger Agreement and the Purchase Agreement will be substantially similar to the drafts reviewed by us, and that the Merger and Purchase Transaction will be consummated in accordance with the terms of the respective agreements without waiver of any of the conditions precedent to the Merger or Purchase Transaction contained in such agreements.

        Our opinion relates solely to the fairness from a financial point of view of the Exchange Ratio to the holders of Pacific Common Units, other than LB Pacific and its affiliates. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee in connection with its consideration of the Transactions and our opinion does not constitute a recommendation to any holder of Pacific Common Units as to how such holder should vote on the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Pacific, nor does it address the underlying business decision of Pacific to engage in the Merger. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular holder of Pacific Common Units, or the prices at which the Pacific Common Units or Plains Common Units will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal or accounting advice and understand that Pacific is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger. In addition, we were not engaged to solicit third-party indications of interest in acquiring all or any part of Pacific. As you are aware, we are acting as financial advisor to the Conflicts Committee and we will receive a fee from Pacific for rendering our opinion. In addition, Pacific has agreed to indemnify us for certain liabilities arising out of our engagement. Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Pacific, as well as the debt or equity securities of Plains, for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is rendered on the basis of conditions in the securities markets and the energy markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of Pacific and Plains as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Pacific Common Units, other than LB Pacific and its affiliates.

Very truly yours,
PETRIE PARKMAN & CO., INC.
BY:	/s/ GEORGE C. MORRIS III

ANNEX D—SIMMONS & COMPANY INTERNATIONAL FAIRNESS OPINION
TO THE BOARD OF DIRECTORS OF PLAINS' GENERAL PARTNER

SIMMONS & COMPANY INTERNATIONAL
700 Louisiana, Suite 5000
Houston, Texas 77002

June 11, 2006

The Board of Directors
c/o Mr. Gregory L. Armstrong
Chairman and Chief Executive Officer
Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002

Dear Members of the Board:

        You have asked us to advise you with respect to the fairness to Plains All American Pipeline, L.P. ("Plains LP") and to the holders of Plains LP common units representing limited partner interests ("Plains Common Unitholders") (excluding the Plains Common Unitholders who hold a direct or indirect interest in Plains GP) from a financial point of view, of the Aggregate Consideration (as defined below) provided for in (i) the Purchase Agreement, dated as of June 11, 2006 ("LB Pacific Purchase Agreement"), between Plains LP and LB Pacific, LP (together with its affiliates, "LB Pacific") and (ii) the Agreement and Plan of Merger, dated as of June 11, 2006 ("Pacific Merger Agreement") among Plains LP, Plains AAP, L.P., the general partner of Plains LP ("Plains GP"), Plains All American GP LLC, the general partner of Plains GP ("Plains GP Holdco" and collectively with Plains LP, Plains GP and their affiliates, "Plains"), and Pacific Energy Partners, L.P. ("Pacific LP"), Pacific Energy GP, LP, the general partner of Pacific LP ("Pacific GP") and Pacific Energy Management LLC, the general partner of Pacific GP ("Pacific GP Holdco" and collectively with Pacific LP, Pacific GP and their affiliates, "Pacific"). The LB Pacific Purchase Agreement provides for, among other things, the purchase by Plains LP from LB Pacific of the sole membership interest in Pacific GP Holdco, the sole issued and outstanding limited partner interest in Pacific GP, the 7,848,750 subordinated units representing limited partner interests of Pacific LP ("Pacific LP Subordinated Units"), and 2,616,250 common units representing limited partner interests of Pacific LP ("Pacific LP Common Units") for $700,000,000 (the "LB Pacific Purchase"). The Pacific Merger Agreement provides for, among other things, the acquisition of all of the remaining Pacific LP Common Units not owned by LB Pacific by exchanging 0.77 newly issued common units representing limited partner interests in Plains LP ("Plains LP Common Units") for each outstanding Pacific LP Common Unit (the "Merger" and together with the LB Pacific Purchase, the "Transaction"). The total consideration to be paid by Plains as provided for in the LB Pacific Purchase Agreement and the Pacific Merger Agreement will be referred to herein as the "Aggregate Consideration."

        In arriving at our opinion, we have reviewed the LB Pacific Purchase Agreement and the Pacific Merger Agreement as well as certain publicly available business and financial information relating to Plains and Pacific. We have also reviewed certain other information, including financial forecasts, provided to us or discussed with us by the management of each of Plains and Pacific, and met with the management of each of Plains and Pacific to discuss the business and prospects of Plains LP and Pacific LP.

        We have also considered certain financial and stock market data of Plains LP and Pacific LP and we have compared that data with similar data for other publicly held companies in businesses similar to those of Plains LP and Pacific LP and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

        In connection with our review, we have not independently verified any of the foregoing information and have relied on such information being complete and accurate. With respect to Plains' financial forecasts for Plains LP, Pacific LP and the combined entity, we have been advised by the management of Plains, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Plains as to the forecasted financial performance of Plains LP, Pacific LP and the combined entity and the potential cost savings and other synergies anticipated to result from the Transaction and have assumed, with your consent, that the financial results reflected in such forecasts will be realized in the amounts and at the times projected in all respects material to our analyses. We have also assumed, with your consent, that no tax liability will be payable by Plains LP, Pacific LP and their respective affiliates as a result of the Transaction for federal income tax purposes. In rendering this letter, we have also assumed, with your consent, that the final executed forms of the LB Pacific Purchase Agreement and the Pacific Merger Agreement do not differ in any material respect from the drafts that we have examined, and that the parties to the LB Pacific Purchase Agreement and the Pacific Merger Agreement will comply with all the material terms of such agreements. In addition, we have not made an independent evaluation or appraisal of the assets of Plains LP or Pacific LP, nor have we been furnished with any such appraisals.

        We have not been asked to, nor do we, offer any opinion as to the terms of the LB Pacific Purchase Agreement or the Pacific Merger Agreement (other than the Aggregate Consideration) or the form of the Transaction. We express no opinion as to what the value of Plains LP Common Units will be when issued pursuant to the Merger or the prices at which the Plains LP Common Units will trade following the announcement of the Transaction or at any other time. We have assumed that the Merger will be consummated in accordance with the terms of the Pacific Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Plains, Pacific or the combined entity. Our opinion only addresses the fairness, from a financial point of view, to Plains LP and the Plains Common Unitholders (excluding the Plains Common Unitholders who hold a direct or indirect interest in Plains GP) of the Aggregate Consideration to be paid by Plains in the Transaction and does not address the allocation of the Aggregate Consideration or any other aspect or implication of the Transaction.

        In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Plains LP and Pacific LP; (ii) the business prospects of Plains LP and Pacific LP; (iii) a pro forma discounted cash flow analysis of Pacific LP; (iv) the historical and current market for the Pacific LP Common Units, for the Plains LP Common Units and for the equity securities of certain other companies believed to be comparable to Plains LP and Pacific LP; (v) the respective contributions in terms of various financial measures on an historical and pro forma basis of Plains LP and Pacific LP to the combined entity, including a comparison of each entity's EBITDA and distributable cash flow, and the relative pro forma ownership of Plains LP after the Transaction by the Plains Common Unitholders and the holders of the Pacific LP Common Units ("Pacific Common Unitholders"); (vi) an analysis of the pro forma financial consequences of the Transaction on the Plains Common Unitholders, including the impact of the Transaction on per unit distributable cash flow; (vii) an analysis of Pacific LP's pro forma total invested capital to EBITDA and unlevered distributable cash flow as compared to certain other companies that we believe to be comparable to Pacific LP; (viii) the reduction of the amounts that would otherwise be distributed to Plains GP pursuant to the incentive distribution rights of Plains LP by $65 million over a five-year period; and (ix) the nature and terms of certain other business combinations and acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities' valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. Our opinion does not constitute a recommendation to any unitholder as to how such unitholder should vote on the Merger nor does it constitute an opinion as to the merits of the Transaction.

        Simmons & Company International ("Simmons") is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

        We have acted as financial advisor to Plains in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion. In addition, Plains has agreed to indemnify us for certain liabilities that may arise out of our engagement. Moreover, we have in the past acted as financial advisor to Plains in connection with transactions other than the Transaction, and we anticipate that we may act as financial advisor to Plains with respect to future transactions.

        In the ordinary course of our business, we may actively trade the debt and equity securities of both Pacific LP and Plains LP for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is only for the information of the Board of Directors of Plains GP Holdco and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Simmons' prior written consent. Notwithstanding the foregoing, this letter may be reproduced only in its entirety in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Transaction and Plains LP's proxy statement for its special meeting of Plains Common Unitholders set forth therein.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by Plains LP as set forth in the Pacific Merger Agreement and the LB Pacific Purchase Agreement is fair to Plains LP and the Plains Common Unitholders (excluding the Plains Common Unitholders who hold a direct or indirect interest in Plains GP) from a financial point of view.

Very truly yours,
Simmons & Company International
By:	/s/ JOHN RUTHERFORD
Managing Director

Part II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Plains All American Pipeline provides that Plains All American Pipeline will indemnify the general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, and any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an "Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Plains All American Pipeline and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Plains All American Pipeline, and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Plains All American Pipeline to enable it to effectuate, such indemnification. Plains All American Pipeline is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Plains All American Pipeline's activities, regardless of whether Plains All American Pipeline would have the power to indemnify such person against such liabilities under the provisions described above.

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Plains All American GP LLC provides for the indemnification of (i) its members (ii) members of its Board of Directors, and (iii) its officers (each, a "Company Affiliate"), from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such person may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as a Company Affiliate, regardless of whether a Company Affiliate continues to be a Company Affiliate at the time any such liability or expense is paid or incurred, if such Company Affiliate acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Plains All American GP LLC and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful. Expenses incurred by a Company Affiliate in defending any such claim, demand, action, suit or proceeding will, from time to time, be advanced by the Plains All American GP LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Plains All American GP LLC of an undertaking by or on behalf of the Company Affiliate to repay such amounts if it is ultimately determined that the Company Affiliate is not entitled to be indemnified. Plains All American GP LLC is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Plains All American GP LLC.

Item 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

        Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

  (b)
  Financial Statement Schedule.

        Not applicable.

  (c)
  Opinions.

        The opinion of Lehman Brothers Inc., financial advisor to Pacific Energy Partners L.P., is attached as Annex B to the joint proxy statement/prospectus contained herein.

        The opinion of Petrie Parkman & Co., financial advisor to the conflicts committee of the general partner of Pacific Energy Partners L.P., is attached as Annex C to the joint proxy statement/prospectus contained herein.

        The opinion of Simmons & Company International, financial advisor to Plains All American Pipeline, L.P., is attached as Annex D to the joint proxy statement/prospectus contained herein.

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

(1)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3)
That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(5)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 18, 2006.

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	Plains AAP, L.P., its general partner
	By:	Plains All American GP LLC, its general partner
		By:	/s/ GREG L. ARMSTRONG
		Name:	Greg L. Armstrong
		Title:	Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

        PLAINS ALL AMERICAN GP LLC, for itself and as the general partner of PLAINS AAP, L.P., as the general partner of PLAINS ALL AMERICAN PIPELINE, L.P.

Signature	Title	Date

/s/ GREG L. ARMSTRONG Greg L. Armstrong	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2006
/s/ PHILLIP D. KRAMER Phillip D. Kramer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 18, 2006
/s/ TINA L. VAL Tina L. Val	Vice President—Accounting and Chief Accounting Officer (Principal Accounting Officer)	August 18, 2006
*
David N. Capobianco	Director	August 18, 2006
*
Everardo Goyanes	Director	August 18, 2006
*
Gary R. Petersen	Director	August 18, 2006

*
Robert V. Sinnott	Director	August 18, 2006
*
Arthur L. Smith	Director	August 18, 2006
*
J. Taft Symonds	Director	August 18, 2006
*By:	/s/ TIM MOORE Tim Moore Attorney-in-fact

INDEX TO EXHIBITS

Exhibit		Description
2.1		Agreement and Plan of Merger dated as of June 11, 2006 by and among Plains All American Pipeline, L.P., Plains AAP, L.P., Plains All American GP LLC, Pacific Energy Partners, L.P., Pacific Energy Management LLC and Pacific Energy GP, LP (incorporated by reference to Exhibit 2.2 to Plains' Current Report on Form 8-K filed June 12, 2006)
2.2		Purchase Agreement dated as of June 11, 2006 by and between Plains All American Pipeline, L.P. and LB Pacific, LP (incorporated by reference to Exhibit 2.1 to Plains' Current Report on Form 8-K filed June 12, 2006)
2.3		First Amendment to Agreement and Plan of Merger dated as of July 19, 2006 by and among Pacific Energy Partners, L.P., Pacific Energy GP, LP, Pacific Energy Management LLC, Plains All American Pipeline L.P., Plains AAP, L.P., and Plains All American GP LLC (incorporated by reference to Exhibit 2.1 to Plains' Current Report on Form 8-K filed July 20, 2006).
4.1		Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of June 27, 2001 (incorporated by reference to Exhibit 3.1 to Form 8-K filed August 27, 2001), as amended by Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of April 15, 2004 (incorporated by reference to Exhibit 3.1 to Plains' Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
4.2		Third Amended and Restated Agreement of Limited Partnership of Plains Marketing, L.P. dated as of April 1, 2004 (incorporated by reference to Exhibit 3.2 to Plains' Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
4.3		Third Amended and Restated Agreement of Limited Partnership of Plains Pipeline, L.P. dated as of April 1, 2004 (incorporated by reference to Exhibit 3.3 to Plains' Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
4.4		Second Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated September 12, 2005 (incorporated by reference to Exhibit 3.1 to Plains' Current Report on Form 8-K filed September 16, 2005)
4.5		Second Amended and Restated Limited Partnership Agreement of Plains AAP, L.P., dated September 12, 2005 (incorporated by reference to Exhibit 3.2 to Plains' Current Report on Form 8-K filed September 16, 2005)
5.1	*	Opinion of Vinson & Elkins L.L.P. regarding legality of securities being issued.
8.1	+	Opinion of Vinson & Elkins L.L.P. regarding tax matters.
8.2	+	Opinion of Baker Botts L.L.P. regarding tax matters.
8.3	+	Form of opinion of Vinson & Elkins L.L.P. regarding certain U.S. federal income tax consequences relating to the merger.
8.4	+	Form of opinion of Baker Botts L.L.P. regarding certain U.S. federal income tax consequences relating to the merger.
21.1	*	List of Subsidiaries of Plains All American Pipeline, L.P.
23.1	+	Consent of PricewaterhouseCoopers LLP
23.2	+	Consent of KPMG LLP
24.1	*	Power of Attorney
99.1	*	Consent of Lehman Brothers Inc.
99.2	*	Consent of Petrie Parkman & Co.
99.3	*	Consent of Simmons & Company International
99.4	+	Form of Proxy Card for Pacific common unitholders
99.5	+	Form of Proxy Card for Plains common unitholders

+
Filed herewith

*
Previously filed

QuickLinks

Notice of Special Meeting of Common Unitholders
Notice of Special Meeting of Unitholders
JOINT PROXY STATEMENT/PROSPECTUS TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION OF PLAINS
SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION OF PACIFIC
COMPARATIVE PER UNIT INFORMATION
MARKET PRICES AND DISTRIBUTION INFORMATION
RISK FACTORS
THE SPECIAL UNITHOLDER MEETINGS
THE MERGER
THE MERGER AGREEMENT
THE MERGER PARTIES' BUSINESSES
Plains' Business
Selected Combined Company Growth Projects
SELECTED FINANCIAL INFORMATION OF PLAINS AND PACIFIC
Selected Historical and Pro Forma Financial Information of Plains
Selected Historical Consolidated Financial Information of Pacific
DIRECTORS AND OFFICERS OF THE COMBINED COMPANY
COMPARISON OF THE RIGHTS OF PLAINS AND PACIFIC COMMON UNITHOLDERS
PURPOSE AND TERM OF EXISTENCE
DISTRIBUTIONS OF AVAILABLE CASH
OPERATING SURPLUS AND CAPITAL SURPLUS
SUBORDINATION PERIOD
INCENTIVE DISTRIBUTIONS
DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS
DISTRIBUTIONS OF AVAILABLE CASH FROM CAPITAL SURPLUS
ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS
DISTRIBUTIONS OF CASH UPON LIQUIDATION
MERGER/CONSOLIDATION
DISPOSAL OF ASSETS
TRANSFER OF GENERAL PARTNER INTEREST
WITHDRAWAL OF GENERAL PARTNER
REMOVAL OF GENERAL PARTNER
LIMITED CALL RIGHTS
LIMITED PREEMPTIVE RIGHTS
AMENDMENT OF PARTNERSHIP AGREEMENT
DISSOLUTION OF THE PARTNERSHIP
LIQUIDATION
MANAGEMENT
CHANGE OF MANAGEMENT PROVISIONS
MEETINGS, VOTING
TRANSFER OF UNITS; STATUS AS A LIMITED PARTNER OR ASSIGNEE
CONFLICTS OF INTEREST
DESCRIPTION OF PLAINS' COMMON UNITS
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
SUBMISSION OF UNITHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
PLAINS ALL AMERICAN PIPELINE, L.P. INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
PLAINS ALL AMERICAN PIPELINE, L.P. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET June 30, 2006 (in millions)
PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS For the Six Months Ended June 30, 2006 (in millions, except per unit data)
PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS For the Twelve Months Ended December 31, 2005 (in millions, except per unit data)
PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
PRO FORMA SENSITIVITY ANALYSIS
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
ANNEX B—LEHMAN BROTHERS INC. FAIRNESS OPINION TO THE BOARD OF DIRECTORS OF PACIFIC'S GENERAL PARTNER
ANNEX C—PETRIE PARKMAN & CO. FAIRNESS OPINION TO THE CONFLICTS COMMITTEE OF PACIFIC'S GENERAL PARTNER
ANNEX D—SIMMONS & COMPANY INTERNATIONAL FAIRNESS OPINION TO THE BOARD OF DIRECTORS OF PLAINS' GENERAL PARTNER
SIMMONS & COMPANY INTERNATIONAL 700 Louisiana, Suite 5000 Houston, Texas 77002
Part II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS